As filed with the Securities and Exchange Commission on August 13, 2007	Registration No. 333-142894

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
FORM S-4

China Energy Technology Limited	Chardan South China Acquisition Corporation
(Exact Name of Co-registrant as Specified in Its Charter)	(Exact Name Of Co-registrant as Specified in Its Charter)

British Virgin Islands	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

6770	6770
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not Applicable	20-2479743
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

625 Broadway, Suite 1111
San Diego, California 92101
(619) 795-4627
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kerry Propper, Chief Executive Officer
625 Broadway, Suite 1111
San Diego, California 92101
(619) 795-4627
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas J. Rein
JoAnn Koob
DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
Telephone: (858) 677-1400
Fax: (858) 677-1401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act., check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Chardan South China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, CA 92101

To the Stockholders of Chardan South China Acquisition Corporation:

You are cordially invited to attend a special meeting of the stockholders of Chardan South China Acquisition Corporation (“Chardan”), relating to its proposed purchase of all of the issued and outstanding stock of Head Dragon Holdings, Limited (“Head Dragon Holdings”), a Hong Kong company that owns a controlling interest in operating companies in the People’s Republic of China that are known collectively as Liaoning GaoKe Energy Group (“GaoKe”) and related matters. The meeting will be held at _____ a.m., Pacific Time, on ____________, 2007, at Chardan’s offices at 625 Broadway, Suite 1111, San Diego, California, 92101.

At this meeting, you will be asked to consider and vote upon the following proposals:

1. To consider and vote upon a proposal to approve an amendment to the geographic limitation in Chardan’s certificate of incorporation to permit Chardan to enter into a business combination with an operating business that has its principal operating facilities located anywhere within the People's Republic of China;

2. to approve a stock purchase agreement, dated as of April 14, 2007, between Chardan and the sole holder of the issued and outstanding common stock of Head Dragon Holdings (the “Head Dragon Stockholder”) and the transactions contemplated thereby. The Head Dragon Stockholder has already approved the stock purchase agreement;

3. to approve the merger of Chardan with and into a wholly owned subsidiary formed under the laws of the British Virgin Islands, with the name China Energy Technology Limited (“CETL”) for the purposes of redomestication of our company to the British Virgin Islands as part of the acquisition of Head Dragon Holdings;

4. to approve the increase in authorized capital of CETL to 50 million shares of common stock from the 21 million shares of common stock authorized under Chardan’s certificate of incorporation; and

5. to approve the Chardan 2007 Equity Plan.

In the redomestication merger CETL will issue its securities in exchange for the outstanding securities of Chardan. All of the shares covered by this registration statement will be issued either to existing security holders of Chardan South in the proposed merger, or to CETL preferred stockholders in the exchange offer. Chardan warrant holders will receive CETL warrants. CETL will issue its securities on the same terms as the equivalent securities had been issued by Chardan. All of the registered securities will be issued by CETL and Chardan is a co-registrant of this registration statement solely for the purpose of seeking security holder approval of the five proposals identified above.

Chardan’s shares of common stock, warrants and units currently are listed on the Over-the-Counter Bulletin Board under the symbols CSCA, CSCAW and CSCAU, respectively. CETL will apply for listing on the Nasdaq Stock Market. If the securities are not listed on Nasdaq, they will continue to trade on the OTCBB.

After careful consideration of the terms and conditions of the proposed geographic expansion, stock purchase agreement, the redomestication merger, the increase in authorized capital and the stock option plan, the board of directors of Chardan has determined that each of the proposals and the transactions contemplated thereby are fair to and in the best interests of Chardan and its stockholders. The board of directors of Chardan did not obtain a fairness opinion on which to base this assessment. The board of directors of Chardan unanimously recommends that you vote or give instruction to vote “FOR” the approval of the geographic expansion, stock purchase agreement, the redomestication merger, the increase in authorized capital and the stock option plan.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the proposals. Whether or not you plan to attend the special meeting, we urge you to read this material carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE ___. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Your vote is important. Whether you plan to attend the special meeting or not, please indicate your votes, sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting,

Jiangnan Huang, Chairman of the Board

Chardan South China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, CA 92101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ____________, 2007

TO ALL THE STOCKHOLDERS OF CHARDAN SOUTH CHINA ACQUISITION CORPORATION

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Chardan South China Acquisition Corporation (“Chardan”), a Delaware corporation, will be held 9:00 a.m. Pacific time, on ____________, 2007, at Chardan’s offices at 625 Broadway, Suite 1111, San Diego, California, 92101 for the following purposes:

•
To consider and vote upon a proposal to approve an amendment to the geographic limitation in Chardan’s certificate of incorporation to permit Chardan to enter into a business combination with an operating business that has its principal operating facilities located anywhere within the People's Republic of China.

•
To consider and vote upon a proposal to adopt the stock purchase agreement, dated as of April 14, 2007, among Chardan, and the holder of common stock of a holding company known as Head Dragon Holdings Limited (“Head Dragon Holdings”), a Hong Kong company that owns or controls operating companies in the People’s Republic of China collectively known as the Liaoning GaoKe Energy Group (“GaoKe”), and the transactions contemplated thereby;

•
To consider and vote upon the merger of Chardan into its wholly owned subsidiary China Energy Technology Limited (“CETL”), formed under the laws of the British Virgin Islands, for the purposes of reincorporation and redomestication of Chardan to the British Virgin Islands;

•	To consider and vote upon the increase in authorized capital from the 21 million shares authorized under Chardan’s certificate of incorporation to 50 million shares under CETL’s corporate charter; and

•	To consider and vote upon a proposal to adopt the Chardan 2007 Equity Plan.

The board of directors has fixed the close of business on ______________, 2007 as the record date for which Chardan stockholders are entitled to receive notice of, and to vote at, the Chardan special meeting and any adjournments thereof. Only the holders of record of Chardan common stock on that date are entitled to have their votes counted at the Chardan special meeting and any adjournments or postponements of that meeting.

Chardan will not transact any other business at the special meeting, except for business properly brought before the special meeting (or any adjournment or postponement of the meeting) by Chardan’s board of directors.

Your vote is important. Please indicate your votes on, sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Chardan common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the stock purchase agreement and the redomestication merger.

The board of directors of Chardan unanimously recommends that you vote “FOR” the approval of the stock purchase agreement, the redomestication merger and the stock option plan.

By Order of the Board of Directors,

Jiangnan Huang Chairman of the Board

_____________, 2007

[Alternate cover page for exchange offer to holders of preferred stock of Head Dragon Holdings]

THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. CETL MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND CETL IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Offer to Exchange
Each Outstanding Share of Preferred Stock
of
HEAD DRAGON HOLDINGS LIMITED
for One Share of Common Stock of

CHINA ENERGY TECHNOLOGY LIMITED

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON _____________________________, 2007, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

China Energy Technology Limited, which is referred to in this prospectus and offer to exchange as CETL is a wholly-owned subsidiary of Chardan South China Acquisition Corporation, which is referred to in this prospectus and offer to exchange as Chardan. CETL, is offering to exchange one share of its common stock for each outstanding share of preferred stock of Head Dragon Holdings Ltd., which is referred to in this prospectus and offer to exchange as Head Dragon Holdings. If holders of all shares of preferred stock of Head Dragon Holdings accept this offer to exchange, then CETL would issue a total of 650,00 shares of its common stock. This offer to exchange is on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

The purpose of the offer is for CETL to acquire control of the remaining equity interests of Head Dragon Holdings. This exchange offer is the final step in CETL’s plan to acquire all of the outstanding shares of Head Dragon Holdings. CETL has already agreed to acquire all of the common stock of Head Dragon Holdings, which constitutes 95.2% of the outstanding equity interests of Head Dragon Holdings.

CETL’s obligation to exchange shares of CETL common stock for Head Dragon Holdings preferred is subject to certain conditions that are more fully described in the section captioned “ The Exchange Offer—Conditions of the Offer.”

CETL will apply for listing on the Nasdaq Stock Market effective on the consummation of its acquisition of the common stock of Head Dragon Holdings and the concurrent redomenstication merger by which Chardan will be merged into CETL.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 32.

CETL has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CETL.

CETL IS NOT ASKING HOLDERS OF HEAD DRAGON HOLDINGS PREFERRED STOCK FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CETL A PROXY FOR ANY ANNUAL OR SPECIAL MEETING OF CHARDAN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus and offer to exchange is ________________, 2007.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
CHARDAN SOUTH CHINA ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 6,000,000 UNITS, 19,900,000 SHARES OF COMMON STOCK, AND
12,000,000 WARRANTS OF CETL AND ONE REPRESENTATIVE UNIT PURCHASE OPTION

________________________________________

The board of directors of Chardan South China Acquisition Corporation (“Chardan”) and its wholly-owned subsidiary, China Energy Technology Limited (“CETL”) have unanimously approved the acquisition of the shares of Head Dragon Holdings Limited, (“Head Dragon Holdings”) a holding company that owns or controls operating companies (known as “GaoKe”) in the People’s Republic of China, pursuant to a stock purchase agreement whereby Chardan will purchase all of the outstanding shares of common stock of Head Dragon Holdings held by its sole holder of outstanding shares of common stock (the “Head Dragon Stockholder”) and an exchange offer to acquire all of the outstanding shares of preferred stock of Head Dragon Holdings. The board of directors of Chardan also has unanimously approved the simultaneous reincorporation of Chardan from the State of Delaware to the British Virgin Islands, through a redomestication merger with CETL.

In the redomestication merger, CETL will issue its securities in exchange for the outstanding securities of Chardan. This prospectus covers an aggregate of 6,000,000 units, 19,900,000 shares of common stock, 12,000,000 warrants and one representative unit purchase option. The common stock and warrants issuable upon exercise of the aforementioned securities are included in the aggregate amounts stated above. CETL will issue its securities on the same terms as the equivalent securities had been issued by Chardan.

Chardan was organized to serve as a vehicle for the acquisition of an operating business that has its primary operating facilities based in the Peoples Republic of China in any city or province south of the Yangtze River, as prescribed in Chardan’s certificate of incorporation. Head Dragon Holdings, through its Chinese operating companies, is a leader in developing on-site distributed power generation and micro power grids, but has its principal operations north of the Yangtze River. At the special meeting, Chardan will seek stockholder approval to expand the geographic limitation so that Chardan could acquire a business with primary operations facilities located anyplace in the People’s Republic of China.

Chardan’s common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols CSCA, CSCAW and CSCAU, respectively. CETL will apply to have its securities listed on the Nasdaq Stock Market.

This proxy statement/prospectus provides you with detailed information about the acquisition of Head Dragon Holdings, the redomestication merger and the special meeting of stockholders. It also provides information about the exchange offer being made to the holders of preferred stock of Head Dragon Holdings. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS, WHICH BEGIN ON PAGE ___.

The acquisition of Head Dragon Holdings and the redomestication merger will be completed (assuming approval of the geographic expansion proposal) upon approval of at least a majority of the shares of common stock outstanding present in person or by proxy and entitled to vote at the special meeting on ____________, 2007.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED ____________, 2007, AND IS FIRST BEING MAILED TO CHARDAN STOCKHOLDERS ON OR ABOUT ____________, 2007.

ANNEXES

A—Stock Purchase Agreement
B—Form of CETL Memorandum of Association
C—Form of CETL Articles of Association
D—Chardan 2007 Equity Plan
E—CETL Audit Committee Charter
F—CETL Nominating Committee Charter
G—CETL Code of Ethics
H—Section 262 of the Delaware General Corporation Law

 This proxy statement/prospectus incorporates important business and financial information about Chardan, Head Dragon Holdings and GaoKe that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Dr. Richard Propper
c/o Chardan South China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, California 92101
(619) 795-4627

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is ____________, 2007.

The financial statements of Head Dragon Holdings are prepared using Renminbi, the currency of the Peoples Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of the proxy statement/prospectus into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.11 Renminbi to one United States dollar. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate 2% +/- 0.3% vs. the dollar. The current exchange rate is 7.57 Renminbi to one United States Dollar. Since the company’s business is presently primarily domestic within PRC, this change will have no effect on the company’s business, but may result in a concomitant increase in its after-tax earnings when stated in dollar terms if appreciation of the Renminbi relative to the United States Dollar continues, with the opposite effect if the dollar appreciates relative to the Renminbi. In the future, the company’s earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

Under the law of the British Virgin Islands, CETL is authorized to issue “ordinary shares” rather than “common stock” and the stockholders of CETL are referred to as “members” rather than stockholders. In this document, references that would otherwise be to ordinary shares and members are made instead to common stock and stockholders, which are terms more familiar to United States persons, whom Chardan believes are the majority of its stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is Chardan proposing the stock purchase?	A.
Chardan was organized to effect a business combination with an operating business that has its primary operating facilities located in the People’s Republic of China in any city or province south of the Yangtze River. The operating companies of CETL after the consummation of the stock purchase will be Liaoning GaoKe Energy Group Company Limited and its subsidiary, Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute (these companies are referred to collectively as “GaoKe”). Together they constitute one of the leading distributed power generation and micro power grid developers in China. GaoKe has demonstrated significant growth since commencing operations in 2003. Chardan believes that GaoKe is in a position to expand its business through the development of additional products and the expansion of its customer base, including in the international market. As a result, Chardan believes that a business combination with Head Dragon Holdings will provide Chardan stockholders with an opportunity to participate in a combined company with significant growth potential.

Liaoning GaoKe Energy Group Company Limited (“GaoKe”) is 100% owned by Head Dragon Holdings Limited. GaoKe generated approximately 99% of Head Dragon Holdings’ 2006 revenue. These revenues are generated by GaoKe’s acting as the general contractor for its power generation projects. They include amounts received not only for services, but also on the sale of materials and equipment that are obtained from third-party vendors and incorporated into projects. The remaining 1% of Head Dragon Holdings’ 2006 revenues was generated by operations of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute, GaoKe’s 51% owned subsidiary. These revenues are generated through subcontracts from GaoKe for design work on its power generation projects.

Q	Why is Chardan proposing to amend its Certificate of Incorporation?	A.
The current limitation in Chardan’s certificate of incorporation that specifies that the business combination be with an operating business with principal facilities in the People’s Republic of China in a city or province south of the Yangtze River was adopted to remove potential conflicts of interest between Chardan and Chardan North China Acquisition Corporation, which is a similar company managed by the same individuals who serve as Chardan’s directors and officers. Chardan North China has already entered into an agreement to acquire an operating company, so there is no longer any potential conflict with Chardan. Additionally, in evaluating potential candidates for a business combination, the Chardan Board of Directors believed that the companies it considered with principal facilities south of the Yangtze River did not represent as attractive an opportunity as Head Dragon Holdings. As a result, Chardan is seeking stockholder approval to amend its certificate of incorporation so that it could engage in a business combination with a company located any where in China (which would include Head Dragon Holdings).

Q.	Why is Chardan proposing the redomestication merger?	A.
In order to facilitate the purchase of GaoKe, Chardan is proposing the reincorporation of itself into a company formed under the laws of the British Virgin Islands. In addition, as all of the business operations of CETL will be conducted outside the United States, the reincorporation will minimize operating expenses including the tax burden of CETL and its stockholders. The redomestication merger is intended to permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of Head Dragon Holdings expands. This also will avoid double taxation of dividends declared at the Head Dragon Holdings level, should the company elect to do so. Chardan believes that CETL will only be taxed on profits earned by its operations in the jurisdiction in which they are located and undertaken and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.

Q.	Why is Chardan proposing to that CETL have authorized capital of 50 million shares?	A.
If the stock purchase is approved, CETL will need to have approximately 43 million shares authorized to meet all of its existing obligations to issue shares, including shares to be issued as a result of the redomestication merger, shares to be issued in the stock purchase, shares to be issued upon the exercise of outstanding warrants that will be assumed by CETL, shares to be issued to the Head Dragon Stockholder if the company achieves certain profit targets (the “Incentive Shares”) and shares to be issued under the stock option plan, if approved. The approval of the stock purchase will necessarily include authorization to increase the authorized stock to the level needed to meet all of those existing obligations. We are seeking to authorize additional shares in order to provide CETL with some flexibility with regard to future issuances, including issuances in connection with business acquisitions and the like, although there are no pending acquisitions or other issuances.

Q.	Why is Chardan proposing the stock option plan?	A.	Chardan is proposing the stock option plan to enable the company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.

Q.	What is being voted on?	A.
There are five proposals that you are being asked to vote on. The first proposal is to approve an amendment to the geographic limitation in Chardan’s certificate of incorporation to permit Chardan to enter into a business combination with an operating business that has its principal operating facilities located anywhere within the People's Republic of China. We refer to this proposal as the geographic expansion proposal.

The second proposal is to adopt the stock purchase agreement, dated April 14, 2007, and the transactions contemplated thereby (including the exchange offer). We refer to this proposal as the stock purchase proposal.

The third proposal is to approve the merger of Chardan with and into CETL for purposes of redomestication to the British Virgin Islands. We refer to this proposal as the redomestication merger proposal.

The fourth proposal is to authorize 50 million shares of common stock under the CETL corporate charter. We refer to this proposal as the increase in authorized capital proposal.

The fifth proposal is to adopt Chardan’s 2007 Equity Plan. We refer to this proposal as the stock option plan proposal.

Q.	What vote is required in order to adopt the geographic expansion proposal?	A.	The approval of the geographic expansion proposal will require the affirmative vote of a majority of the outstanding shares of Chardan's common stock.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.
The approval of the stock purchase will require the affirmative vote of a majority of the outstanding shares of Chardan’s common stock. However, even if a majority of Chardan’s outstanding shares of common stock are voted in favor of the purchase proposal, if the holders of 1,150,000 (20%) or more shares of common stock issued in Chardan’s initial public offering vote against the stock purchase and demand that Chardan convert their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. No vote of the holders of Chardan’s warrants is necessary to adopt the stock purchase proposal or other proposals, and Chardan is not asking the warrant holders to vote on the stock purchase proposal or the other proposals. Chardan will not consummate the transaction described in the stock purchase proposal unless the geographic expansion and the redomestication merger are also approved. Similarly, the redomestication merger will not be consummated if the geographic expansion and the stock purchase proposal are not approved. The approval of the stock option plan proposal is not a condition to the consummation of the stock purchase or redomestication merger proposals.

Q.	What vote is required in order to adopt the redomestication merger?
The affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock is required to approve the redomestication merger proposal, and the purchase proposal must be adopted.

Q.	What vote is required to set the authorized stock of CETL at 50 million shares?	A.	The affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock is required to approve the increase in authorized capital proposal.

Q.	What vote is required in order to adopt the stock option plan?	A.
The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.	How do the Chardan insiders intend to vote their shares?	A.
All of the insiders who purchased their shares prior to the initial public offering (including the officers and directors of Chardan) have agreed to vote the shares held by them on the geographic expansion, stock purchase and redomestication merger proposals in accordance with the vote of the majority of the shares of common stock issued in Chardan’s initial public offering. They have indicated that they also will vote in favor of the increase in authorized stock and the stock option plan proposals. The insiders own approximately 17.8 % of the stock entitled to vote at the meeting.

Q.	What will I receive in the redomestication merger?	A.
Chardan security holders will receive an equal number of shares of common stock of CETL in exchange for their Chardan common stock, and CETL will assume the outstanding Chardan warrants, the terms and conditions of which will not change, except that on exercise, they will receive CETL common stock. However, as a result of the issuance of CETL shares in the stock purchase, the ownership interests of Chardan stockholders will be diluted so that they will only own approximately 35% of CETL. If the outstanding warrants are exercised, the current Chardan stockholders will experience further dilution in their ownership of the company. We have also agreed to issue up to 9,000,000 additional shares to the Head Dragon Stockholder if GaoKe’s earnings for fiscal years 2007 through 2012 reach certain targets. If some or all of the incentive shares are issued, or if some or all of the warrants are exercised, then the percentage of CETL that Chardan’s current shareholders will own will be less than 35%.

Q.	How will the redomestication merger be accomplished?	A.
Chardan will merge into CETL, Chardan’s wholly owned subsidiary that is incorporated as a British Virgin Islands company. As a result of the redomestication merger, each currently issued outstanding share of common stock of Chardan will automatically convert into a share of common stock of CETL. This procedure will result in your becoming a stockholder in CETL instead of Chardan.

Q.	Will the Chardan stockholders be taxed as a result of the redomestication merger?	A.
As described below under the heading “Material U.S. Federal Income Tax Considerations of the Redomestication Merger.” for United States federal income tax purposes, stockholders who are United States persons will not recognize any gain or loss as a result of the redomestication merger. We urge you to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.

Q.	Will Chardan be taxed on the redomestication merger?	A.
Chardan will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis of any Chardan asset and such asset’s fair market value at the effective time of the redomestication merger. However, since virtually all of Chardan’s assets are in the form of cash or cash equivalents, there is no expectation that Chardan will incur a tax liability as a result of the redomestication merger.

Q.	How much of the surviving company will existing Chardan stockholders own?	A.
The Head Dragon Stockholder initially will receive 13,000,000 shares of common stock of CETL, which will be approximately 63% of the outstanding shares immediately after the acquisition. The holders of Head Dragon preferred stock will have the right to exchange their shares for shares of common stock of CETL which in total would represent approximately 3% of the outstanding shares of CETL. After the stock purchase, if no Chardan stockholders demand that their Chardan shares be converted into a pro rata portion of the trust account and no Chardan stockholder exercises its appraisal rights, then Chardan’s stockholders who own shares immediately prior to the stock purchase will own approximately 34% of the outstanding common stock of CETL. Existing Chardan stockholders could own less than approximately 34% if one or more Chardan stockholders vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account or if they exercise appraisal rights. Similarly, existing Chardan stockholders will own less than 34% of CETL if CETL issues (as additional purchase consideration) the additional shares to the Head Dragon Stockholder by reason of CETL’s achieving the after-tax profit targets specified in the stock purchase agreement for one or more of the six fiscal years beginning with fiscal 2007. If CETL issues the additional shares as additional consideration to the Head Dragon Stockholder, then the current stockholders of Head Dragon Holdings will own approximately 74% of the issued and outstanding common stock of CETL, and existing Chardan stockholders will own approximately 24% of the issued outstanding common stock of CETL. The foregoing discussion assumes that none of the outstanding warrants to acquire common stock of Chardan will be exercised and that all of the shares of Head Dragon Holdings preferred stock are exchanged for shares of common stock of CETL. If some or all of the warrants are exercised, then the current Chardan stockholders will be diluted further.

Q.	How much dilution will I experience?	A.
Currently there are 7,000,000 shares of common stock of Chardan outstanding. At least 13,000,000 additional shares will be issued for acquisition of Head Dragon Holdings. Assuming that the holders of Head Dragon Holdings preferred stock exchange those shares for CETL common stock, CETL will issue any additional 650,000 shares. Therefore, current shareholders will own approximately 34% of the company, which is a dilution of absolute ownership of 66%. To the extent shares representing additional consideration are issued to the Head Dragon Stockholder upon achieving one or more of the after-tax profit targets or outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company.

Q.	What will happen if all of the Head Dragon Holdings preferred stock is not exchanged in the exchange offer?	A.
Chardan will acquire control over Head Dragon Holdings upon closing of the stock purchase transaction. Any holders of preferred stock of Head Dragon Holdings who do not accept the exchange offer will remain as holders of Head Dragon preferred stock with limited rights to approve certain fundamental transactions affecting Head Dragon Holdings specified in the Head Dragon Holdings Memorandum and Articles of Association. In that case, CETL would not own all of Head Dragon Holdings' equity interests and would have to account for the minority interests held by the holders of preferred stock in its financial statements. Holders of Head Dragon Holdings preferred stock would have no right to vote on any matters requiring the approval of CETL stockholders.

Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be “China Energy Technology Limited.”

Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in Chardan’s initial public offering, then you have the right to vote against the geographic expansion and/or the stock purchase proposal and demand that Chardan convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Chardan’s initial public offering are held. We sometimes refer to these rights to vote against the geographic expansion and/or the stock purchase and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Holders of warrants issued by Chardan do not have any conversion rights.

Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must vote against the geographic expansion or the stock purchase proposal and at the same time demand that Chardan convert your shares into cash. If you do so and, notwithstanding your vote, geographic expansion is approved or the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to convert each share of common stock that you hold into a pro rata portion of the trust account (including interest earned since the IPO), which was approximately $5.55 (as of July 31, 2007). If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase and then tender your stock certificate. If you do not make a demand to exercise your conversion rights at the time you vote against the geographic expansion or the stock purchase proposal (or if you do not vote against the geographic expansion or the stock purchase proposal), you will lose your conversion rights, and that loss cannot be remedied. If the geographic expansion or the stock purchase is not completed, then your shares cannot be converted to cash until either you vote against a subsequently proposed combination and exercise your conversion rights or unless Chardan fails to achieve a business combination in a timely manner, at which time your shares will be automatically converted to cash upon Chardan’s liquidation.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.	Upon consummation of the stock purchase:

• the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account; and

• all of the remaining funds in the trust account will be retained by CETL to meet its existing obligations and for use as operating capital subsequent to the closing of the business combination.

Q.	Under the stock purchase agreement, what obligations will be owed to the Head Dragon Stockholder following the consummation of the stock purchase?	A.	CETL will be obligated to pay the Head Dragon Stockholder additional stock consideration based on the after-tax profits of CETL.

Q.	Who will manage the surviving company?	A.
The surviving company will be managed by the current management of GaoKe. Mr. Jinxiang Lu who is currently the chief executive officer of GaoKe, will become the chief executive officer and chairman of the board of CETL. Dr. Richard Propper, who is currently the chief financial officer, secretary, and a director of Chardan, will also become a director of CETL. The five additional director will be Dilip Limaye, Remo Richli and three additional directors to be appointed at the consummation of the stock purchase.

Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the Chardan stockholders have appraisal rights under Delaware corporate law.

Q.	How do I secure my dissenter or appraisal rights?	A.
To secure your dissenter or appraisal rights, you must vote against the redomestication merger and file a demand for appraisal rights with Chardan before the vote on the redomestication merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section “Chardan Redomestication Merger - Appraisal Rights.”

Q.	What happens if the stock purchase is not consummated?	A.
If the stock purchase is not consummated, Chardan will continue to search for an operating company to acquire. However, Chardan, under the current terms of its certificate of incorporation, will be liquidated if it does not consummate a business combination by August 10, 2007. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining net assets outside of the trust, will be distributed pro rata to Chardan’s common stockholders, excluding the Chardan initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	Pending receipt of the required stockholder approvals, it is currently anticipated that the stock purchase will be completed promptly following the Chardan special meeting on ____________, 2007.

Q.	If I am not going to attend the Chardan special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the Chardan special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the geographic expansion proposal and the stock purchase proposal, but will not have the effect of entitling you to convert your shares into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the redomestication merger, but will have no effect on the approval of the stock option plan.

Q.	What do I do if I want to change my vote?	A.
Either send a later-dated, signed proxy card to Chardan’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Chardan’s secretary at the address of Chardan’s corporate headquarters.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?	A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Do I need to turn in my old certificates?	A.
No. If you hold your securities in Chardan in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by CETL. Your current certificates will represent your rights in CETL. You may exchange them if you wish by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to Chardan.

Q.	Who can help answer my questions?	A.	If you have questions about the stock purchase, you may write or call Chardan South China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, CA 92101. The phone number is (619) 795-4627.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some of the questions that a holder of preferred stock of Head Dragon Holdings (“Head Dragon Preferred”) may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to the decision whether to tender shares of Head Dragon Preferred for exchange, and CETL urges you to carefully read the remainder of this prospectus and offer to exchange and the letter of transmittal.

Q.	What is CETL’s proposed transaction?	A.
CETL is offering to acquire all of the outstanding shares of Head Dragon Preferred in exchange for shares of CETL common stock. Pursuant to a stock purchase agreement, subject to receipt of approval by the Chardan stockholders and other conditions, CETL will acquire all of the outstanding common stock of Head Dragon Holdings (representing 95.2% of the outstanding equity interests of Head Dragon Holdings). The exchange offer is the final step in CETL’s plan to acquire all of the outstanding shares of Head Dragon.

Q.	What will I receive in exchange for my Head Dragon Preferred?	A.	In exchange for each share of Head Dragon Preferred, if you validly tender and do not properly withdraw your tender before the expiration date, you will receive of one share of CETL common stock.

Q.	Can CETL increase the consideration being offered in the offer for the Head Dragon Preferred?	A.
CETL, in its sole discretion, may choose to amend the offer to change the number of shares of CETL common stock to be exchanged by CETL for each share of Head Dragon Preferred. However, CETL is under no obligation to increase the amount of consideration it is offering for shares of Head Dragon Preferred and has no intention of doing so. In the event that CETL were to choose to increase the consideration, CETL would extend the offer, if and as required by applicable U.S. securities laws.

Q.	What are the conditions of the offer?	A.
CETL’s obligation to exchange shares of CETL common stock for shares of Head Dragon Preferred pursuant to the exchange offer is subject to several conditions referred to below under the section captioned “The Exchange Offer—Conditions of the Offer ,” including the following:

• The “stock purchase condition”—CETL must have acquired the outstanding shares of common stock of Head Dragon Holdings.

• The “stockholder approval”—The Chardan stockholders must have approved the stock purchase and the redomestication merger.

• The “registration statement condition”—the registration statement of which this prospectus is a part, shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CETL shall have received all necessary state securities law or “blue sky” authorizations.

The satisfaction of any of the conditions to the exchange offer, including those set forth above, will be determined by CETL in its good faith discretion. In its sole discretion, CETL may waive any and all conditions to the exchange offer, including those set forth above, to the extent legally permissible.

Q.	Will I be taxed on the CETL common stock and cash I receive?	A.
As described below under the heading “The Exchange Offer—Material U.S. Federal Income Tax Consequences,” for United States federal income tax purposes, a United States person who exchanges Head Dragon Preferred for CETL common stock pursuant to the exchange offer will not recognize any gain or loss.

BECAUSE TAX MATTERS ARE COMPLICATED, CETL URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Q.	What percentage of CETL’s common stock will former holders of Head Dragon Preferred own after the exchange offer?	A.
CETL estimates that if all shares of Head Dragon Preferred are exchanged pursuant to the exchange offer, former holders of Head Dragon Preferred would own, in the aggregate, approximately 3% of the total outstanding shares of CETL common stock (prior to any issuances of shares of CETL based on after-tax profit goals or upon exercise of any warrants).

Q.	How long do I have to decide whether to tender my shares in the exchange offer?	A.
Unless CETL extends the period of time during which the exchange offer is open, you have until 11:59, New York City time, on ____________________, 2007, to decide whether to tender your shares of Head Dragon Preferred in the exchange offer. When CETL makes reference to the “expiration date” or the “expiration of the exchange offer” anywhere in this prospectus and offer to exchange, this is the time to which CETL is referring, including, when applicable, any extension period that may apply.

Q.	Can the exchange offer be extended and under what circumstances?	A.
CETL may, in its sole discretion, extend the exchange offer at any time or from time to time. For instance, the exchange offer may be extended if any of the conditions specified in the section captioned “The Exchange Offer—Conditions of the Offer ” is not satisfied prior to the scheduled expiration date of the exchange offer.

Q.	How will I be notified if the exchange offer is extended?	A.
If CETL decides to extend the exchange offer, it will inform the holders of Head Dragon Preferred of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was otherwise scheduled to expire.

Q.	How do I tender my shares of Head Dragon Preferred?	A.
To tender shares of Head Dragon Preferred, you must deliver the certificates representing your shares of Head Dragon Preferred, together with a completed letter of transmittal and any other required documents, to CETL not later than the time the exchange offer expires. For a complete discussion on the procedures for tendering your shares of Head Dragon Preferred, see the section captioned “The Exchange Offer—Procedure for Tendering.”

Q.	Until what time can I withdraw tendered shares of Head Dragon Preferred?	A.
You can withdraw tendered shares of Head Dragon Preferred at any time until the expiration of the exchange offer and, if CETL, has not agreed to accept your shares of Head Dragon Preferred for exchange pursuant to the exchange offer, you can withdraw them at any time after ________________, 2007. Once CETL accepts shares of Head Dragon Preferred for exchange pursuant to the exchange offer all tenders not previously withdrawn become irrevocable. For a complete discussion on the procedures for withdrawing your shares of Head Dragon Preferred, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	How do I withdraw tendered shares of Head Dragon Preferred?	A.
To withdraw shares of Head Dragon Preferred, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to CETL, during the period of time that you have the right to withdraw the shares of Head Dragon Preferred. For a complete discussion on the procedures for withdrawing your shares of Head Dragon Preferred, see the section captioned “The Exchange Offer—Withdrawal Rights .”

Q.	When and how will I receive shares of CETL in exchange for my tendered shares of Head Dragon Preferred?	A.
CETL will exchange all validly tendered and not properly withdrawn shares of Head Dragon Preferred promptly after the expiration date of the exchange offer, subject to the terms of the exchange offer and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section captioned “The Exchange Offer—Conditions of the Offer.” CETL will pay for your validly tendered and not properly withdrawn shares of Head Dragon Preferred by promptly issuing shares of CETL after the expiration date. In all cases, issuance of shares of CETL in exchange for tendered shares of Head Dragon Preferred will be made only after timely receipt by CETL of certificates for such shares of Head Dragon Preferred and a properly completed and duly executed letter of transmittal and any other required documents.

Q.	If I decide not to tender, how will the offer affect my shares of Head Dragon Preferred?	A.
You will remain a holder of preferred stock of Head Dragon Holdings. If the stock purchase is consummated, Head Dragon Holdings will become a subsidiary of CETL and you would hold minority interests in that subsidiary, with no assurance of any future liquidity.

Q.	Are dissenters’ rights available in the exchange offer?	A.
Dissenters’ rights are the rights of shareholders, in certain cases, to receive “fair value” for their shares, as determined by a judicial appraisal process. Dissenters’ rights are not available in the exchange offer. See the section captioned “The Exchange Offer—Purpose of the Offer; Dissenters’ Rights .”

Q.	Where can I find more information on CETL and Chardan?	A.	You can find more information about CETL and Chardan from various sources described in the section captioned “Where You Can Find More Information .”

Q.	Who can I talk to if I have questions about the offer?	A.	If you are a holder of Head Dragon Preferred, you may call Lori Johnson at (619) 795-4627.

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Head Dragon Preferred should complete and sign the accompanying letter of transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the letter of transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Head Dragon Preferred, and any other required documents, to CETL.

Questions or requests for assistance may be directed to CETL at its address and telephone numbers as set forth below and on the back cover of this prospectus and offer to exchange. Requests for additional copies of this prospectus and offer to exchange, and the accompanying letter of transmittal may be directed to CETL, and copies will be furnished promptly at the expense of CETL.

THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.
Enforceability of Civil Liabilities Against Foreign Persons

Head Dragon Holdings is incorporated under the laws of Hong Kong, and its operating companies are incorporated under the laws of the PRC and operate only in the PRC. Substantially all of the assets of Head Dragon Holdings’ subsidiary GaoKe and its Chinese operating companies will be located in the PRC, and the majority of its officers and directors and the experts named in this joint proxy/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions originating in the United States.

It will be difficult for investors to enforce outside the United States a judgment against CETL or its Chinese operating companies or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this joint proxy/prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

The difficulty of enforcing a judgment of a United States court in the PRC where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the original action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions that result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the law of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

We have been advised that there is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of CETL, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and as to whether PRC courts would enforce, in original actions, judgments against CETL, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against CETL or its subsidiaries or its directors and officers and experts named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information.”

The Companies

Chardan

Chardan is a blank check company organized as a corporation under the laws of the State of Delaware on March 10, 2005. Chardan was formed to effect a business combination with an unidentified operating business that has its primary operating facilities located in the People’s Republic of China in any city or province South of Yangtze River. In August 2005, Chardan successfully consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $30.9 million. The prices of Chardan’s common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board under the symbols CSCA for the common stock, CSCAW for the warrants and CSCAU for the units. Approximately $29.8 million of the net proceeds of the initial public offering was placed in a trust account and will be released to Chardan upon consummation of the stock purchase, subject to the exercise of conversion rights by holders of less than 20% of the Chardan stock issued in the initial public offering. The balance of the net proceeds from the initial public offering of approximately $1.1 million has been used by Chardan to pay the expenses incurred in its pursuit of a business combination. Through December, 2006, Chardan had incurred a total of approximately $911,814 in expenses. The most significant expenses incurred to date include approximately $66,700 for consultants to Chardan who have assisted with due diligence reviews of business combination targets, approximately $422,229 in travel expenses, office expenses of $127,500 payable to Chardan Capital LLC, approximately $97,024 in professional fees and approximately $92,486 in premiums for general and officer and director insurance. Other than its initial public offering and the pursuit of a business combination, Chardan has not engaged in any business to date. Chardan’s original certificate of incorporation provided that if it did not consummate a business combination by August 10, 2007, then, its officers would take all actions necessary to dissolve and liquidate Chardan within 60 days. Chardan has obtained stockholder approval of an amendment to its certificate of incorporation and has amended its certificate of incorporation to extend the time for concluding a transaction until February 10, 2008. At the special meeting, Chardan will seek stockholder approval to expand the geographic limitation in its certificate of incorporation to permit it to enter into a transaction with any suitable China-based operating company, subject to stockholder approval of the transaction.

The mailing address of Chardan’s principal executive office is Chardan South China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, California 92101, and its telephone number is (619) 795-4627.

Head Dragon Holdings

Business Operations

Head Dragon Holdings was formed to act as a holding company to hold the equity interests in GaoKe held directly or indirectly by certain stockholders of GaoKe. GaoKe is one of the leading Chinese companies that designs, constructs, and installs distributed power generation and micro power grids. The two GaoKe Operating Companies are Liaoning GaoKe Energy Group Company Limited and its subsidiary, Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute The two GaoKe Operating Companies are organized and exist under the laws of the PRC and GaoKe is the only private company authorized to develop, construct, install and test distributed power generation and micro power grids in China. The businesses of the GaoKe Operating Companies began in 2003.

For the years ended December 31, 2005 and 2006, GaoKe generated, after deduction for minority interests, approximately $98.70 million and approximately $75.45 million in revenue, respectively, principally from its contracts related to developing, constructing, installing, and testing on-site (distributed) power generation and micro power grids for factories in the steel, construction materials, cement, chemical, ethanol and food industries.

The current management of GaoKe is led by Mr. Jinxiang Lu, who will become the chief executive officer of CETL and will continue to operate GaoKe. Mr. Lu is also the current chairman of GaoKe and will become the chairman of the seven-person board of directors of CETL. Dr. Richard Propper, a current director and officer of Chardan, will also be on the board of directors of CETL.

The mailing address of GaoKe’s principal executive offices is No. 64 Huanghai Road, Yuhong District, Shenyang China 110141, , and its telephone number is (86) 10-2431013399.

GaoKe Reorganization and Ownership

Head Dragon Holdings itself does not engage in any operations. Head Dragon Holdings was established under Hong Kong law on June 30, 2006. On August 1, 2006, the initial beneficial owners of Head Dragon Holdings entered into a reorganization agreement to exchange the equity interests which they held in Liaoning GaoKe Energy Group Company Limited for equity in Head Dragon Holdings Limited and a note for $7.7 million, effective August 7, 2006. As a result of a series of transactions among the original shareholders of Head Dragon Holdings during the course of 2006, Mr. Jinxiang Lu became the sole shareholder of the outstanding common stock of Head Dragon Holdings.

Head Dragon Holdings owns 100% of the issued and outstanding capital stock of Liaoning GaoKe Energy Group Company Limited which is the company that conducts GaoKe’s operations and was responsible for 99.5% of Head Dragon Holdings revenue during 2006. Liaoning GaoKe Energy Group Company Limited in turn owns 51% of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute. Of the remaining 49%, 36% is owned by Jinxiang Lu.

Liaoning GaoKe Energy Group Company Limited Stockholders

Stockholder	Percentage of ownership of Liaoning GaoKe Energy Group Company Limited
Head Dragon Holdings Limited	100%
Total	100%

Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute Stockholders

Stockholder	Percentage of ownership of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute
Liaoning GaoKe Energy Group	51%
Mr. Jinxiang Lu	36%
Mr. Haixue Yu	13%
Total	100%

Head Dragon Holdings has not sought and does not presently intend to seek control of these minority interests. As a result of the consummation of the stock purchase transaction under the stock purchase agreement between the Head Dragon Stockholder and Chardan, the exchange offer and the redomestication merger in which Chardan will merge with and into CETL, CETL will have acquired all of the beneficial ownership interests held by Head Dragon Holdings in GaoKe.

Effect of the Proposals

If the five proposals are approved:

•  we will amend our certificate of incorporation;

•   we will acquire an operating business in China;

•  we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means we will be governed by the laws of the British Virgin Islands;

•  we will change our corporate name to “China Energy Technology Limited” as a result of the redomestication merger;

•  the majority of our board of directors and officers following the closing of the stock purchase will initially be persons who were designated by the Head Dragon Stockholder;

•  the CETL Memorandum of Association and the Articles of Association will become the equivalent of our certificate of incorporation and by-laws, respectively, and our authorized capital will increase from 21 million shares under Chardan’s certificate of incorporation to 50 million shares;

•  each share of common stock of Chardan will automatically convert into one share of common stock of CETL; and

•  each outstanding warrant of Chardan will be assumed by CETL with the same terms, but exercisable for common stock of CETL.

The Business Combination

The stock purchase agreement provides for Chardan to form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name “China Energy Technology Limited” (“CETL”). At the time of closing of the stock purchase agreement, Chardan will merge with and into CETL for the purpose of changing its domicile from the United States in order to secure future tax benefits and greater corporate flexibility to structure the business of Head Dragon Holdings. Simultaneously with the redomestication merger, CETL will acquire all of the issued and outstanding common stock of Head Dragon Holdings, gaining control of GaoKe. Following consummation of the stock purchase, the exchange offer and the redomestication merger, Head Dragon Holdings will continue as a wholly-owned subsidiary of CETL and owner of the stated interests in GaoKe. Pursuant to the redomestication merger, all of the Chardan common stock held by Chardan’s stockholders will be converted into common stock in CETL on a one-to-one basis and the outstanding warrants issued by Chardan will be assumed by CETL.

Under the stock purchase agreement, the Head Dragon Stockholder will receive 13,000,000 shares of CETL common stock as payment for all the outstanding common stock of Head Dragon Holdings, which shares will not be registered. Following Chardan's acquisition of the Head Dragon Holdings common stock, the holders of 650,000 shares of Head Dragon Holdings preferred stock will have the opportunity to exchange their preferred stock for 650,000 shares of CETL common stock, which stock will be registered.

As additional consideration, the Head Dragon Stockholder will be issued up to an aggregate of 9,000,000 shares of CETL common stock (1,000,0000 per year for 2007 through 2009 and 2,000,000 for 2010 through 2012, on an all-or-none basis each year) for the six years beginning with fiscal 2007 if, on a consolidated basis, CETL generates after-tax profits (excluding after-tax operating profits from any subsequent acquisitions of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit

2007	$14,000,000
2008	$19,000,000
2009	$29,000,000
2010	$44,000,000
2011	$63,000,000
2012	$87,000,000

Chardan and the Head Dragon Stockholder plan to complete the stock purchase promptly after the Chardan special meeting, provided that:

•  Chardan’s stockholders have approved the stock purchase agreement and the redomestication merger proposals;

•  holders of fewer than 20% of the shares of common stock issued in Chardan’s initial public offering both vote against the stock purchase proposal and demand conversion of their shares into cash; and

•  the other conditions specified in the stock purchase agreement have been satisfied or waived.

The Stock Purchase Agreement

The stock purchase agreement, as amended, is included as an annex to this proxy statement/prospectus. It is discussed in more detail under the heading “The Stock Purchase Agreement.” We encourage you to read the stock purchase agreement. It is the legal document that governs the stock purchase and the other transactions contemplated by the stock purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Chardan Stock Option Plan

The stock option plan reserves 2,000,000 shares of Chardan common stock for issuance in accordance with the plan’s terms. Chardan does not intend to grant any options or other awards under this plan; instead, the plan will be available for use by the Board of Directors of CETL following the redomestication merger. The purpose of the stock option plan is to enable Chardan (or CETL following the redomestication merger) to offer its employees, officers, directors and consultants whose past, present and/or potential contributions have been, are or will be important to the success of the company, an opportunity to acquire a proprietary interest in Chardan (or CETL). The various types of awards that may be provided under the stock option plan will enable Chardan to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon the redomestication merger, CETL will assume the plan and it and will be administered by the board of directors of CETL using the common stock of CETL instead of Chardan common stock.

The stock option plan is included as an annex to this proxy statement/prospectus. We encourage you to read the stock option plan in its entirety.

Management

After the consummation of the stock purchase and of the redomestication merger, the board of directors of the surviving corporation will be Mr. Jinxiang Lu, Dr. Richard Propper, Mr. Dilip Limaye, Mr. Remo Richli and three additional directors to be appointed at the consummation of the stock purchase

Special Meeting of Chardan ’s Stockholders

The special meeting of the stockholders of Chardan will be held at 9:00 a.m., Pacific Time on ____________, 2007, at Chardan’s offices at 625 Broadway, Suite 1111, San Diego, California, 92101 to approve the stock purchase, the redomestication merger and the stock option plan proposals.

Approval of the Head Dragon Stockholder

The Head Dragon Stockholder has approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the stock purchase agreement.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Chardan common stock at the close of business on ____________, 2007, which is the record date for the special meeting. You will have one vote for each share of Chardan common stock you owned at the close of business on the record date. Chardan warrants do not have voting rights. On the record date, there were __________ outstanding shares of Chardan common stock.

Vote Required to Approve the Proposals

The approval of the stock purchase agreement proposal, the increase in authorized capital proposal and the geographic expansion proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock on the record date. The approval of the stock purchase agreement is subject to an additional condition, that fewer than 20% of the shares issued in Chardan’s initial public offering (the “Public Shares”) are both voted against the approval of the stock purchase agreement and are converted into their pro rata share of the trust fund, as described under “Conversion Rights” below.

The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock on the record date and the holders of a majority of the shares of Chardan common stock issued in its initial public offering in August 2005.

The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

The stock purchase will not be consummated unless the geographic expansion and the redomestication merger are both also approved. Similarly, the redomestication merger will not take place if the geographic expansion and the stock purchase agreement are not approved. The approval of the stock option plan is not a condition to consummation for the stock purchase agreement or the geographic expansion.

Conversion Rights

Chardan is offering stockholders who vote against the geographic expansion proposed the opportunity to convert their shares in the same fashion as if they had voted against the stock purchase. Pursuant to Chardan’s certificate of incorporation, a holder of Chardan’s Public Shares (either separate from or as part of the units that Chardan issued in its initial public offering) may vote against the stock purchase and may, but need not, demand that Chardan convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal or the geographic expansion proposed. If so demanded, Chardan will convert each share of common stock into a pro rata portion of the trust account (into which a substantial portion of the net proceeds of Chardan’s initial public offering was deposited) as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the amendment of the certificate of incorporation to effect the geographic expansion or stock purchase and then tender your stock certificate to the combined company. If the amendment to the certificate of incorporation is not adopted, or if the stock purchase is not completed, then these shares will not be converted into cash until Chardan liquidates.

The stock purchase will not be consummated if the holders of 20% or more of common stock issued in Chardan’s initial public offering (1,150,000 shares or more) properly exercise their conversion rights. Chardan’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 17.8% of the outstanding shares of Chardan common stock, have agreed to vote all of their shares on the stock purchase agreement and redomestication merger proposals in the same manner as the majority of the Public Shares are voted. Chardan’s initial stockholders do not have the right to redeem their stock.

Appraisal Rights

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of Chardan in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described more fully under the heading “Chardan Redomestication Merger - Appraisal Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy at or before the special meeting. The cost of soliciting proxies will be borne by Chardan. Chardan will solicit stockholders by mail through its regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Chardan registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Chardan may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Stock Ownership

On the record date, directors and executive officers of Chardan and their affiliates beneficially owned and were entitled to vote 1,250,000 shares of Chardan’s common stock, representing approximately 17% of the currently issued and outstanding shares of Chardan common stock. In connection with its initial public offering, Chardan and EarlyBird Capital, Inc. entered into agreements with each of the management shareholders, pursuant to which each management shareholder agreed to vote his shares of Chardan common stock (other than shares purchased in the open market) on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering. All 1,250,000 shares of Chardan common stock held by the management shareholders are subject to Stock Escrow Agreements restricting the stockholder's ability to transfer those shares until August 2, 2008. These shares will be automatically converted into shares of CETL upon consummation of the redomestication merger. The CETL shares issuable to the management shareholders as a result of the redomestication merger will be subject to the terms of the Stock Escrow Agreements to the same extent as the shares of Chardan common stock are subject to the escrow immediately prior to the redomestication merger.

Immediately after consummation of the stock purchase agreement, if no holder of Public Shares demands that Chardan convert that holder’s shares into a pro rata portion of the trust account (and assuming that all holders of Head Dragon Holdings preferred stock exchange those shares for shares of CETL), Chardan stockholders will own approximately 34% of CETL’s issued and outstanding shares of common stock. If one or more holders of the Public Shares vote against the stock purchase proposal and demand that Chardan convert their shares into a pro rata portion of the trust account, then Chardan’s stockholders will own less than approximately 35% of CETL’s issued and outstanding shares of common stock. If CETL achieves its after-tax profit targets for each of the fiscal years ending December 31, 2007 through 2012, an additional 9,000,000 shares will be issued to the Head Dragon Stockholder which assuming there are no other issuances of stock or exercise of outstanding warrants, would reduce the percentage of CETL held by Chardan's current stockholders to approximately 24%.

Chardan’s Board of Directors’ Recommendation

After careful consideration, Chardan’s board of directors has determined unanimously that the geographic expansion proposal, the stock purchase proposal, the redomestication merger proposal and the stock option proposal are fair to, and in the best interests of, Chardan and its stockholders. Chardan’s board has unanimously approved and declared advisable the geographic expansion proposal, the stock purchase proposal, the redomestication merger proposal and the stock option plan proposal, and unanimously recommends that you vote or instruct your vote to be cast “FOR” the adoption of the geographic expansion proposal, the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal. The board of directors did not obtain a fairness opinion.

Interests of Chardan Directors and Officers in the Stock Purchase

When you consider the recommendation of Chardan’s board of directors that you vote in favor of adoption of the geographic expansion proposal and the stock purchase proposal, you should keep in mind that a number of Chardan’s executives and members of Chardan’s board have interests in the stock purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•  if the geographic expansion proposal and the stock purchase is not approved and Chardan fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, Chardan will be required to liquidate. In such event, the shares of common stock held by Chardan’s officers and directors will be worthless because Chardan’s officers, directors and initial stockholders are not entitled to receive any liquidation proceeds. Additionally, any warrants held by such persons will expire worthless in the event of liquidation; and

•  after the completion of the stock purchase, Dr. Richard Propper will serve as a member of the board of directors of CETL.

Conditions to the Completion of the Stock Purchase

The obligation of Chardan and the Head Dragon Stockholder to effect the stock purchase is subject to the satisfaction or waiver of specified conditions, including the following:

Conditions to both Chardan’s and the Head Dragon Stockholder’s obligations

•  Approval by Chardan’s stockholders of the geographic expansion, stock purchase and redomestication merger proposals;

•  the absence of any order or injunction preventing consummation of the stock purchase;

•  the absence of any suit or proceeding by any governmental entity or any other person challenging the stock purchase or seeking to obtain from the Head Dragon Stockholder or Chardan any damages;

•  at Chardan’s stockholders’ meeting, demand is made for conversion of fewer than 1,150,000 of the Public Shares voted against the stock purchase proposal into a pro rata portion of the trust account; and

Conditions to Chardan’s obligations

•  the Head Dragon Stockholder’s representations and warranties that are qualified as to materiality must be true and correct in all respects, and those not qualified as to materiality must be true and correct in all material respects, as of the date of completion of the stock purchase, except representations and warranties that address matters as of another date, which must be true and correct as of that other date, and Chardan must have received a certificate from the Head Dragon Stockholder to that effect;

•  the Head Dragon Stockholder must have performed in all material respects all obligations required to be performed by them;

•  the Head Dragon Stockholder must have received all required and unconditional approvals or consents of governmental authorities, and Chardan must have received written confirmation that such approvals and consents have been received;

•  Chardan must have received a written opinion, dated as of the closing date, from Tianyin Law Firm, counsel to the Head Dragon Stockholder relating to, among other things, the validity and enforceability of the transactions contemplated by the stock purchase proposal;
•  there must not have occurred since the date of the stock purchase agreement any GaoKe Material Adverse Effect, as defined in the stock purchase agreement; and

•  the Proxy Statement/Prospectus Information, as defined in the stock purchase agreement, accurately describes Head Dragon Holdings, GaoKe and the business in which they are engaged, and the Proxy Statement/Prospectus Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement/Prospectus Information not misleading.

Conditions to the Head Dragon Stockholder’s obligation

•  Chardan’s representation and warranty regarding the compliance of the stock purchase agreement and the agreements contemplated by the stock purchase agreement with the applicable provisions in Chardan’s Certificate of Incorporation must be true and correct in all respects, as of the date of completion of the stock purchase;

•  Chardan must have performed in all material respects all obligations required to be performed by them under the stock purchase agreement; and

•  there must not have occurred since the date of the stock purchase agreement any Chardan Material Adverse Effect, as defined in the stock purchase agreement.

No Solicitation

The stock purchase agreement contains detailed provisions prohibiting each of Chardan and Head Dragon Holdings from seeking an alternative transaction. These covenants generally prohibit Chardan and Head Dragon Holdings, as well as their officers, directors, subsidiaries, employees, agents and representatives from taking any action to solicit an alternative acquisition proposal. The stock purchase agreement does not, however, prohibit Chardan from considering an unsolicited bona fide written superior proposal from a third party. The approval of the stock purchase agreement by the Head Dragon Stockholder has already been given, and no proposal from a third party will be effective to revoke or withdraw that approval.

Termination, Amendment and Waiver

The stock purchase agreement may be terminated at any time prior to the consummation of the stock purchase, whether before or after receipt of the Chardan stockholder approval, as follows:

•  by mutual written consent of Chardan and the Head Dragon Stockholder;

•  by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•  by either party if the closing has not occurred by August 10, 2007 (unless such terminating party is in breach of any of its material covenants, representations or warranties);

•  by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within ten business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•  by the Head Dragon Stockholder, if the board of directors of Chardan (or any committee thereof) shall have failed to recommend or withdraw or modify in a manner adverse to Head Dragon Holdings its approval or recommendation of the stock purchase agreement and any of the transactions contemplated thereby;

•  by Chardan if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•  by either party if, at the Chardan stockholder meeting, the stock purchase agreement and the redomestication merger shall fail to be approved and adopted by the affirmative vote of the holders of Chardan’s common stock, or 20% or more of the shares sold in Chardan’s initial public offering request conversion of their shares into the pro rata portion of the trust account in accordance with the Chardan Certificate of Incorporation.

The Head Dragon Stockholder has no right to damages from Chardan or CETL and he has no right to any amount held in the trust account. The Head Dragon Stockholder has agreed not to make any claim against Chardan and CETL that would adversely affect the business, operations or prospects of Chardan and CETL or the amount of the funds held in the trust account.

Quotation or Listing

Chardan’s outstanding common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board. CETL will apply to have the CETL common stock, warrants and units quoted on the Nasdaq Stock Market at the consummation of the stock purchase. Seeking the Nasdaq listing is an obligation of Chardan under the stock purchase agreement. If Nasdaq listing is not achieved, management anticipates that the common stock, warrants and units will continue to trade on the OTCBB. CETL will be a foreign private issuer after the redomestication merger, which will exempt CETL from certain requirements of the Securities and Exchange Commission, with the result that CETL stockholders will not be afforded all of the protections or information generally available to investors holding shares in public companies organized in the United States.

Indemnification by Head Dragon Stockholder

The Head Dragon Stockholder has agreed to indemnify Chardan for breaches of his representations, warranties and covenants, subject to a $250,000 threshold.

Comparison of Stockholders Rights

In connection with the consummation of the stock purchase agreement, Chardan has formed a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of China Energy Technology Limited (“CETL”). Chardan will, if the stock purchase proposal and redomestication merger proposal are approved, merge into CETL, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. Chardan’s common stock will be converted into common stock of CETL. The rights of Chardan stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included elsewhere in this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Stock Purchase

Chardan expects that the redomestication merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, no gain or loss should be recognized by Chardan stockholders as a result of their exchange of Chardan common stock for the common stock of CETL. Nevertheless, as a result of the redomestication merger, Chardan will be treated for United States federal income tax purposes as if it sold all of its assets to CETL. As a result, Chardan will recognize gain (but not loss) as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Chardan’s assets and such asset’s fair market value at the effective time of the redomestication merger. Chardan will not, however, recognize any gain or loss as a result of the purchase of Head Dragon Holdings stock, pursuant to the stock purchase agreement.

Accounting Treatment

The stock purchase transaction will be accounted for as a recapitalization of Head Dragon Holdings rather than as an acquisition. The financial statements of CETL will combine the historical statements of Head Dragon Holdings with the balance sheet of Chardan from the effective date of the stock purchase transaction.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in the United States or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands. Due to the fact that Head Dragon was organized and ownership of GaoKe was transferred to it prior to the September 8, 2006 effective date of the regulations governing merger and acquisition transactions between Chinese companies and foreign entities, those regulations do not apply to this transaction.

Board Solicitation

Your proxy is being solicited by the board of directors of Chardan on each of the four proposals being presented to the stockholders at the special meeting.

The Exchange Offer

CETL is offering to exchange one share of CETL common stock for each outstanding share of Head Dragon Preferred which is validly tendered and not properly withdrawn prior to the expiration date.

Reasons for the Exchange Offer

CETL is making the exchange offer to acquire control of the remaining equity interests of Head Dragon Holdings. Through the stock purchase agreement, CETL has already agreed to acquire all of the common stock of Head Dragon Holdings, which constitutes 100% of the outstanding equity interests of Head Dragon Holdings.

Conditions of the Offer

CETL's obligation to exchange shares of CETL common stock for Head Dragon Preferred pursuant to the exchange offer is subject to several conditions, including approval by the stockholders of Chardan and the consummation of the purchase of the common stock of Head Dragon Holdings. The offer is subject to certain additional conditions referred to below under the section captioned “The Exchange Offer—Conditions of The Offer.”

Extension, Termination and Amendment

To the extent legally permissible, CETL reserves the right, in its sole discretion, at any time or from time to time:

•  to extend, for any reason, the period of time during which the exchange offer is open;

•  to delay acceptance for exchange of, or exchange of, any Head Dragon Preferred pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Head Dragon Preferred not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•  to waive any condition or otherwise amend the exchange offer in any respect.

In addition, CETL may terminate the exchange offer and not exchange shares of Head Dragon Preferred that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Exchange of Head Dragon Preferred; Delivery of Shares of CETL Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CETL will accept for exchange, and will exchange for CETL common stock, all shares of Head Dragon Preferred validly tendered and not properly withdrawn as promptly as practicable after the expiration date. If CETL elects to provide a subsequent offering period following the expiration of the offer, shares of Head Dragon Preferred tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Withdrawal Rights

Holders of Head Dragon Preferred can withdraw tendered shares of Head Dragon Preferred at any time until the expiration date and, if CETL, has not agreed to accept the shares of Head Dragon Preferred for exchange by ____________, 2007, you can withdraw them at any time after such date until CETL accepts shares of Head Dragon Preferred for exchange. If CETL decides to provide a subsequent offering period, CETL will accept shares of Head Dragon Preferred tendered during that period immediately, and thus you will not be able to withdraw shares of Head Dragon Preferred tendered during any subsequent offering period.

Procedure for Tendering Head Dragon Preferred Shares

The procedure for tendering shares of Head Dragon Preferred requires execution of a letter of transmittal and delivery of that document and your shares of Head Dragon Preferred to CETL. We urge you to read the section captioned “The Exchange Offer—Procedure for Tendering ” as well as the transmittal materials for more information.

Risk Factors

Upon the consummation of the exchange offer, the combined company will be subject to several risks. In deciding whether to tender your shares of Head Dragon Preferred pursuant to the exchange offer, you should carefully read and consider the risk factors contained in the section captioned “ Risk Factors .”

Ownership of CETL After the Offer

CETL estimates that former holders of Head Dragon Preferred will own, in the aggregate, approximately 3% of the outstanding shares of CETL common stock, prior to any issuances upon exercise of warrants or achievement of the after-tax profit goals. See the section captioned “The Exchange Offer—Ownership of CETL after the Offer.”

SELECTED HISTORICAL FINANCIAL DATA

We are providing the following financial information to assist you in your analysis of the financial aspects of the stock purchase. We derived historical information for Head Dragon Holdings from the audited consolidated financial statements of Head Dragon Holdings as of and for each of the years ended December 31, 2004, 2005 and 2006. The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We derived the Chardan historical information from the audited financial statements for the year ended December 31, 2005, Chardan’s year of inception, and 2006. The selected financial data information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent the financial condition and operations of the companies that will be combined to form CETL, whose shares are being offered in this registration statement. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Head Dragon Holdings, Chardan or the combined company resulting from the business combination.

(1) Head Dragon and Chardan have no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

HEAD DRAGON HISTORICAL FINANCIAL INFORMATION

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005	For the Year Ended December 31, 2006	For the Three Months Ended March 31, 2006 (unaudited)	For the Three Months Ended March 31, 2007 (unaudited)
Revenue	$19,220,936	40,452,808	19,220,936	19,220,936	3,594,125	17,482,274

Net income (1)	$1,241,336	2,545,001	1,241,336	1,241,336	45,963	1,599,845
Net income per share (2)	$0.10	$0.20	$0.33	$0.58	$0.00	$0.12
Total assets	$8,526,317	22,314,562	8,526,317	8,526,317		40,014,450
Total liabilities	$3,464,836	11,020,939	3,464,836	3,464,836		26,488,686
Stockholders’ equity	$4,786,930	11,064,912	4,786,930	4,786,930		13,386,772
Dividends declared	$-	-	-	5,018,617	-	-
Cash dividends declared per share (2)	-	-	-	$0.39	-	-

CHARDAN HISTORICAL FINANCIAL INFORMATION

	For the Period From March 10, 2005 (Inception) to December 31, 2005	For the Year Ended December 31, 2006	For the Three Months Ended March 31, 2006 (unaudited)	For the Three Months Ended March 31, 2007 (unaudited)
Revenue	$-	-	-	-
Interest income on trust account	$347,913	832,680	248,585	203,961
Net income (loss) (1)	$68,769	49,430	53,345	(11,143)
Net income (loss) per share (1) - basic and diluted	$0.02	0.01	0.01	(0.00)
Dividends paid per share	$-	-	-	-
Total assets (including cash deposited in trust account in 2005)	$31,342,125	31,690,425	31,456,487	31,858,225
Common shares subject to possible conversion	$5,964,017	5,964,017	5,964,017	5,964,017
Stockholders’ equity	$25,072,904	25,122,334	25,126,249	25,111,191

Notes:
(1)
Head Dragon and Chardan have no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

(2)	Net income per share and cash dividends declared per share has been presented using the 13 million shares Head Dragon will receive in this transaction.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The stock purchase transaction will result in shareholders in Head Dragon Holdings obtaining a majority of the voting interests in Chardan Sub (subsequently named China Energy Technology Limited.). Generally accepted accounting principles require that the company whose shareholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Since Chardan does not have any assets with operating substance except cash, the transaction has been accounted for as reorganization and recapitalization of Head Dragon Holdings. The stock purchase transaction utilizes the capital structure of Chardan and the assets and liabilities of Head Dragon Holdings are recorded at historical cost. Although Head Dragon Holdings will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of Chardan Sub (subsequently named China Energy Technology Limited) as the surviving corporation will not change.

We have presented below selected unaudited pro forma combined financial information that reflects the result of the stock purchase transaction and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase.

The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The column headed “Assuming Maximum Approval,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that no Chardan stockholders exercise their conversion rights to receive a pro rata share of the trust fund assets in exchange for their stock. The column headed “Assuming Minimum Approval,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that 19.99% of Chardan’s Public Shares are converted into a pro rata share of the trust fund assets.

	Year ended December 31, 2006		Three months ended March 31, 2007
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval

Revenue	$98,704,984	$98,704,984	$17,482,274	$17,482,274
Net income	7,559,930	7,559,930	1,588,702	1,588,702
Net income per share - assuming no issuance of shares for preferred stock - diluted	0.33	0.34	0.07	0.07
Net income per share - assuming issuance of 650,000 common shares for preferred stock - diluted	0.32	0.33	0.07	0.07
Cash dividends declared per share - assuming no issuance of shares for preferred stock	0.25	0.27	-	-
Cash dividends declared per share - assuming issuance of 650,000 common shares for preferred stock	0.24	0.26	-	-

	March 31, 2007
Total assets	$71,872,682,	$65,561,626
Current liabilities	26,924,671	26,924,671
Minority Interest	138,992	138,992
Stockholders’ equity	44,809,019	38,497,963

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Head Dragon Holdings and Chardan and unaudited pro forma combined per share ownership information of Head Dragon Holdings and Chardan after giving effect to the stock purchase proposal of Head Dragon Holdings, which includes control of the Head Dragon Holdings Operating Companies and the merger between the Chardan and CETL, assuming a maximum level and a minimum level of approval of the stock purchase by Chardan stockholders who exercise their conversion and/or appraisal right. The stock purchase transaction will be accounted for as a recapitalization of Head Dragon Holdings.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Head Dragon Holdings and Chardan and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Head Dragon Holdings and Chardan pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus. The historical per share information of Head Dragon Holdings was derived from its audited financial statements as of and for the years ended December 31, 2005 and December 31, 2006.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of GaoKe and Chardan would have been had the companies been combined or to project the Head Dragon Holdings and Chardan results of operations that may be achieved after the stock purchase.

Number of shares of common stock assumed to be issued in stock purchase:	Head Dragon	Chardan (1)	Combined Company (1)

Assuming maximum approval	13,000,000	7,000,000	20,000,000
	65%	35%	100%
Assuming minimum approval	13,000,000	5,850,575	18,850,575
	69%	31%	100%
N Net income (loss) per share - historical
Year ended December 31, 2006:	$0.58	0.01
Three months ended March 31, 2007	0.12	(0.00)
Net income per share - pro forma - diluted
Year ended December 31, 2006:
Maximum approval assumption
Assuming no shares issued for preferred stock			$0.33
Assuming 650,000 shares issued for preferred stock			$0.32

Minimum approval assumption
Assuming no shares issued for preferred stock			$0.34
Assuming 650,000 shares issued for preferred stock			$0.33

Three months ended March 31, 2007:
Maximum approval assumption
Assuming no shares issued for preferred stock			$0.08
Assuming 650,000 shares issued for preferred stock			$0.07

Minimum approval assumption
Assuming no shares issued for preferred stock			$0.08
Assuming 650,000 shares issued for preferred stock			$0.07

Book value per share March 31, 2007
Historical	$1.03	$4.44
Pro forma - maximum approval assumption			$2.24
Pro forma assuming - minimum approval assumption			$2.04

Year ended December 31, 2006 - cash dividends
declared per share
Historical	$0.39
Maximum approval assumption
Assuming no shares issued for preferred stock			$0.25
Assuming 650,000 shares issued for preferred stock			$0.24

Minimum approval assumption
Assuming no shares issued for preferred stock			$0.27
Assuming 650,000 shares issued for preferred stock			$0.26

Notes:

(1) Historical per share amounts for Chardan were determined based upon the actual weighted average shares outstanding during the periods presented. Historical per share amounts for Head Dragon were compute based on the 13 million shares to be received in the merger. The combined pro forma per share amounts for Chardan and Head Dragon Holdings were determined based upon the assumed number of shares to be issued under the two different levels of approval.

MARKET PRICE INFORMATION

Chardan’s common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols CSCA, CSCAW, and CSCAU, respectively. Chardan’s units commenced public trading on August 5, 2005 and its common stock and warrants commenced public trading on August 31, 2005. The closing price for each share of common stock, warrant and unit of Chardan on April 13, 2007, the last trading day before announcement of the execution of the stock purchase agreement was $5.85, $1.54 and $8.82, respectively.

In connection with the stock purchase, CETL intends to apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market. Management anticipates that if Nasdaq approves this listing, it will be concurrent with the consummation of the redomestication merger. If the listing on Nasdaq is not approved, management expects that the common stock, warrants and units will continue to trade on the OTCBB. Currently there is no trading market for any securities of CETL, and there can be no assurance that a trading market will develop.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the Chardan common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Chardan Common Stock		Chardan Warrants		Chardan Units

	High	Low	High	Low	High	Low
2005 Third Quarter	$5.25	$5.15	$1.05	$0.70	$7.30	$5.98
2005 Fourth Quarter	$5.75	$5.15	$1.50	$0.95	$8.80	$7.11
2006 First Quarter	$9.05	$5.58	$4.50	$1.45	$18.00	$8.25
2006 Second Quarter	$8.75	$6.25	$3.95	$1.70	$17.20	$8.85
2006 Third Quarter	$6.55	$5.44	$1.75	$1.26	$10.00	$8.30
2006 Fourth Quarter	$6.41	$5.85	$1.65	$1.27	$9.50	$8.50
2007 First Quarter	$6.82	$5.60	$2.00	$1.00	$10.85	$8.00
2007 Second Quarter	$6.32	$5.78	$1.66	$1.44	$9.54	$8.82

Holders

As of July 31, 2007, there was one holder of record of the units, seven holders of record of the common stock and one holder of record of the warrants. Chardan believes that there are more than 400 beneficial holders of each of the units, common stock and warrants.

It is anticipated that the number of holders of CETL units, common stock and warrants after the redomestication merger will be approximately the same as the number of holders of Chardan common stock. Immediately thereafter the number of holders of common stock will be increased by up to seven persons by the issuance of shares in the acquisition of Head Dragon Holdings through the stock purchase and the exchange offer.

Dividends

Chardan has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

The payment of dividends by CETL in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Head Dragon Holdings subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal.

If we complete the acquisition of Head Dragon Holdings, CETL will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the stock purchase proposal. Following the closing of the stock purchase, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a holding company with substantial operations in China. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

If U.S. shareholders sought to sue GaoKe officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the PRC.

Because most of our officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by shareholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws. Furthermore, because substantially all of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, we have been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the redomestication merger we will be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, we will be exempt from certain provisions applicable to United States public companies including:

•  The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•  The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•  Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•  The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short swing" trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer's equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

GaoKe may encounter trade barriers in expanding to its targeted emerging markets and may be subject to tariffs and taxes that will result in significant additional costs for GaoKe’s business and products.

GaoKe may experience barriers to conducting business and trade in its planned expansion to its targeted emerging markets (initially India and Indonesia). These barriers may be in the form of delayed customs clearances, customs duties or tariffs. In addition, GaoKe may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets into which GaoKe may expand may impose onerous and unpredictable duties, tariffs and taxes on its business and products. These barriers or expenses could have an adverse effect on the operations and financial results of GaoKe.

Because Chinese law will govern a majority of GaoKe’s material agreements, we may not be able to enforce our legal rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern a majority of the material agreements of GaoKe. Our PRC subsidiaries may not be able to enforce their material agreements, and remedies may not be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the U.S. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

In the redomestication transaction, we will become a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the redomestication merger, our corporate affairs will be governed by our Memorandum and Articles of Association, the Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provide little protection for minority stockholders, so minority stockholders will have little or no recourse if the stockholders are dissatisfied with the conduct of the affairs of CETL.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and shareholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle , a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the U.S.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a privately held company in the PRC, GaoKe has not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. We may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the PRC does not continue its policy of economic reforms, it could result in an increase in tariffs and trade restrictions on products GaoKe produces or sells.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas.

However, in recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. GaoKe’s business has benefited greatly from that new outlook. Although we believe that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by government entities. Additionally, governments continue to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. Many observers believe that the PRC’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in international trade with China. However, the PRC has not yet fully complied with all of obligations that it must meet prior to being admitted as a full member of the WTO, including fully opening its markets to goods from other countries, currency exchange requirements and other measures designed to ease the current trade imbalance that China has with many of its trading partners. If the scheduled actions to rectify these problems are not completed, trade relations between China and some of its trading partners may be strained. While the majority of GaoKe’s business currently is conducted solely within China, this may have a negative impact on China’s economy generally, which would adversely affect its business. It could also reduce or eliminate any benefits that GaoKe hopes to achieve by expanding our business internationally.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held in GaoKe.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to GaoKe’s detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect GaoKe’s business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

A decrease in the rate of growth in Chinese industry and the Chinese economy in general may lead to a decrease in revenues for GaoKe because industrial companies in China are the principal current source of revenues for GaoKe.

Industrial companies operating in China are the principal current source of revenues for GaoKe. GaoKe’s business has benefited in the past from the rapid expansion of China’s industrial activity, which has created additional demand and led to the formation of numerous additional companies that have need for GaoKe’s products and services. China’s industrial expansion has been fueled in large measure by international demand for the low-cost goods that China is able to produce due to labor advantages and other comparative advantages, such as governmental subsidies to offset research and development expenses and taxes and reduced land use/facilities costs for targeted industries. The Chinese economy may not be able to sustain this rate of growth in the future, and any reduction in the rate of China’s industrial growth or a shrinking of China’s industrial base could adversely affect GaoKe’s revenues. The resulting increase in competition for customers might also cause erosion of profit margins that GaoKe has been able to achieve historically.

Increased PRC Government restrictions and regulations on companies that develop power grids and power generation systems in China may limit GaoKe’s opportunity and growth

Management believes GaoKe is the only private company approved by the PRC Government to design, construct, install, and test individual power generation systems and micro power grids in China. This approval is currently for power generation systems ranging up to 25MW. To design, construct, install and test power generation systems over 25MW, GaoKe cooperates with a third party with the necessary approvals to complete such projects. This arrangement may not be allowed to continue and GaoKe may not be able to maintain its permits to design, construct, install and test power generation systems in China. If GaoKe is restricted from such activity, its revenues and profits would decline substantially.

GaoKe’s revenue depend on gaining new customers and it does not have long-term purchase commitments from its customers.

GaoKe’s revenues result from performing individual contracts that, once completed, typically produce only a limited amount of ongoing revenues for maintenance and other services. Furthermore, customers may change or delay or terminate orders for products without notice for any number of reasons unrelated to GaoKe. As a result, in order to maintain and expand its business, GaoKe must be able to replenish the orders in its pipeline on a continuous basis. It is possible that some of its potential customers could choose the products of its competitors instead. Should they do so, GaoKe would suffer a decline in revenues and profitability.

The success of GaoKe’s business depends heavily on securing a steady stream of new customers.

GaoKe’s average contract is worth approximately US$29,000,000. In order for GaoKe’s business to continue to succeed and grow, it needs to secure contracts with new customers on a regular basis. GaoKe may not be successful in securing new contracts and therefore its revenues and profits may be reduced.

A lack of adequate engineering resources could harm the profitability of GaoKe’s business and damage its business prospects.

The plentiful supply of affordable engineering talent in China is a key element of GaoKe’s overall business strategy. However, if the available supply of engineers were to be absorbed by competing demands resulting from China’s continuing economic expansion, the cost of hiring, training and retaining capable engineers would likely increase. This could result in a reduction in GaoKe’s profitability and business prospects, or could even force a change in its business strategy, for example, subcontracting certain parts of its activities at higher cost than performing them internally.

Systems that GaoKe develops and installs may contain design or manufacturing defects, which could result in reduced demand for its services and customer claims and uninsured liabilities.

GaoKe designs, produces and oversees the construction of relatively large and complex electric generating, co-generation and micro grid power networks. At times these systems may contain design or manufacturing errors or defects, including defects in equipment that GaoKe purchases for use with its systems. Any defects in GaoKe's systems may result in claims for economic damage, delays in completion, or reduced or cancelled customer orders. If these types of problems occur, GaoKe may incur additional costs, and if they occur frequently, GaoKe may sustain additional costs, loss of business reputation and legal liability.

The liability of product suppliers in China is evolving. Until recently that liability has been difficult to impose for various reasons, including an underdeveloped civil justice system. As a result, the need for insurance has not been substantial, and the types of insurance products that western companies typically procure to protect against these risks may be difficult or even impossible to obtain at reasonable cost or any cost.

GaoKe expects to rely increasingly on its proprietary products and systems, and if GaoKe becomes involved in an intellectual property dispute, it may be forced to spend a significant amount of time and financial resources to resolve such intellectual property dispute, diverting time and resources away from GaoKe’s business and operations.

GaoKe’s business is based on a number of proprietary products and systems, which it protects as trade secrets. GaoKe expects that its reliance on these proprietary products and systems will grow, as the functionality of distributed power generation and micro power grids increases to meet customer demand and as it tries to open new markets for its products. If a third party should infringe on any of GaoKe’s intellectual property rights, it may need to devote significant time and financial resources to attempt to halt the infringement, and it may not be successful in such a dispute. Similarly, in the event of an infringement claim against GaoKe, it may be required to spend a significant amount of time and financial resources to resolve the claim. It may not be successful in defending its position or negotiating an alternative. Any litigation could result in substantial costs and diversion of its management resources and could materially and adversely affect its business and operating results.

GaoKe may develop new products that do not gain market acceptance, which would result in the failure to recover the significant costs for design and manufacturing services for new product solutions, thus adversely affecting operating results.

GaoKe operates in an industry that is developing rapidly. It faces competition from a variety of environmentally friendly energy generation sources, such as solar power. GaoKe’s position in this marketplace depends on the continued economic advantage of its systems relative to a large and growing number of competing alternatives. A technological breakthrough in any of those competing industries could cause a sudden unfavorable shift in GaoKe’s competitive position. While GaoKe is seeking to diversify its product and service offerings, at this point its principal activities remain in areas where only marginal improvements in efficiency are expected. As a result, it must expend funds and commit resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and enhancing its design and manufacturing processes and techniques. GaoKe could, therefore, incur significant costs for design and manufacturing services for new product solutions that do not generate a sufficient return on that investment, which would adversely affect its future operating results. GaoKe’s future operating results will depend significantly on its ability to provide timely design and development services for new products that compete favorably with design and development capabilities of third party suppliers in the overall power generation and distribution field.

GaoKe’s plans to enter the international distributed power generation and micro power grid market may not prove successful, and capital, resources and management’s time and attention would have been diverted to such plans for the international market instead of focusing on the domestic Chinese market.

To date GaoKe has conducted nearly all of its business within China. However, it has procured its first international contracts and intends to expand its international activities substantially. While the manner in which GaoKe plans to do so will likely not involve large amounts of capital and resources, it will require meaningful amounts of management time and attention. GaoKe’s products and its overall approach to the distributed power generation and micro grid business may not be accepted in other markets to the extent needed to make that effort profitable. In addition, the additional demands on its management from these activities may detract from their efforts in the domestic Chinese market, causing the operating results in its principal market to be adversely affected.

GaoKe may not be able to retain, recruit and train adequate management and engineering personnel, and increased competition for qualified personnel in China could result in an increase in wages that GaoKe may not be able to offer in order to stay competitive.

GaoKe's success is dependent, to a large extent, on its ability to retain the services of its executive management personnel, who have contributed to its growth and expansion. The executive directors play an important role in the operations of GaoKe and the development of its new products. Accordingly, the loss of their services, in particular those of Mr. Jinxiang Lu, without suitable replacement (which may be difficult to find), could have an adverse affect on its operations and future business prospects.

In addition, GaoKe’s continued operations are dependent upon its ability to identify and recruit adequate engineering personnel in China. It requires trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. With the current rate of economic growth in China, competition for qualified personnel will be substantial. The favorable employment climate may not continue and the wage rates GaoKe must offer to attract qualified personnel may not enable it to remain competitive internationally.

Because our operations will be international, we will be subject to significant worldwide political, economic, legal and other uncertainties.

Upon consummation of the proposed transaction, we will be incorporated in the BVI and will have our principal operations in China. Because GaoKe develops all of its products in China, substantially all of the net book value of our total consolidated fixed assets will be located there. While until now nearly all of GaoKe’s sales have been within China, it is expanding its efforts to sell them internationally as well. As a result, GaoKe expects to have receivables from and goods in transit outside of China in the near future. Protectionist trade legislation in the U.S. or other countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect GaoKe’s ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers.

GaoKe is also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. It is subject to laws and regulations governing its relationship with its employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. GaoKe is subject to significant government regulation with regard to property ownership and use in connection with its leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which impact its profits and operating results.

Because GaoKe plans to increase the amount of international business it conducts and may use currencies other than the Renminbi, GaoKe may experience a decrease in earnings because of the fluctuation of the Renminbi against other currencies.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. While the official exchange rate had remained stable over the past several years, the PRC recently adopted a floating rate with respect to the Renminbi, with permitted ranges of fluctuation. Since GaoKe is planning to increase the amount of business that it conducts internationally, and may use currencies other than the Renminbi, any fluctuation in the value of the Renminbi could have various adverse effects on its business.

Foreign exchange regulations in the PRC may affect GaoKe’s ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as GaoKe) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede GaoKe’s business activities.

As a result of merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that certain acquisitions will take longer and be subject to the scrutiny and approval of the PRC government authorities such that we may not be able to complete business combinations or acquisitions planned for our future growth.

The foreign ownership of GaoKe predates China’s merger and acquisition regulations (the “M&A Regulations”), recently adopted by the Ministry of Commerce and several other governmental agencies and which took effect on September 8, 2006. As a result, we do not believe that the M&A Regulations apply to this transaction, and counsel for GaoKe will deliver a legal opinion to that effect as a condition of closing the transaction. Nonetheless, the M&A Regulations contain a number of ambiguities and uncertainties that will be resolved only with the passage of time and their application to concrete situations. It is possible that the interpretations given to the M&A Regulations in the future will vary from those currently believed to be correct, and it may turn out to be the case that some aspect of the proposed transaction is found to be subject to the regulations. It is not possible to know the effect of such a determination, but it could conceivably include invalidating the transaction in its entirety. Were that to occur, it is possible that CETL would lose its ownership of GaoKe, perhaps without any compensation to be paid, and that could make the CETL stock worth little or nothing.

In addition, CETL intends to grow its operations through acquisitions and business combinations with other companies, including companies in China, and such acquisitions and business combinations may be subject to the M&A Regulations and governmental approvals described above. To the extent that the M&A Regulations apply, Chardan expects that transactions subject to compliance with the M&A Regulations will be more time consuming to complete than in the past, will be more costly for the Chinese parties (making them less attractive), and will permit the government much more extensive opportunities for evaluation and control over the terms of the transaction. Therefore, it may not be possible to complete certain desirable acquisitions in China because the terms of the transaction may not satisfy the criteria used in the approval process or, even if approved, if they are not consummated within the time permitted by the approvals granted.

GaoKe will be subject to various tax regimes, so any change in tax laws and regulations in any one of the relevant jurisdictions may result in reduced profitability and an increase in tax liabilities.

Upon consummation of the stock purchase transaction, we will have operations in the PRC and subsidiaries in Hong Kong and the PRC, and to the extent GaoKe expands to other emerging markets we would have operations in other jurisdictions as well. We will be subject to the tax regimes of the countries where we have operations or subsidiaries. Any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect our profitability and tax liabilities.

Following the share purchase, one stockholder will own approximately 63% of our common stock and may take or prevent certain types of corporate actions, to the detriment of other stockholders.

Immediately after the consummation of the share purchase transaction and the exchange offer, the former holder of Head Dragon Holdings common stock will own approximately 63% of our outstanding common stock. Accordingly, this stockholder may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration of ownership could increase if the incentive shares are issued. If all of the incentive shares are issued as additional consideration to the Head Dragon Stockholder (which would occur, if ever, from 2007 through 2012) and assuming there are no other issuances of shares, including exercise of our outstanding warrants, then the Head Dragon stockholder will own approximately 76% of the issued and outstanding common stock of CETL, and existing Chardan stockholders will own approximately 24% of the issued outstanding common stock of CETL. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

There may not be an active, liquid trading market for our common stock, and the trading price for our common stock may fluctuate significantly.

Our common stock is currently traded on the Over the Counter Bulletin Board. While we will file an application for listing on The Stock Market, our listing application may not be accepted. If we do not succeed in securing a listing on the Stock Market, it could limit the ability to trade our common stock and result in a reduction of the price that can be obtained for shares being sold.

Compliance with all of the applicable provisions of the Sarbanes-Oxley Act will likely be a further condition of continued listing or trading. There is no assurance that if we are granted a listing on the Nasdaq Stock Market we will always meet the Nasdaq Stock Market listing requirements, or that there will be an active, liquid trading market for our common stock in the future. Failure to meet the Nasdaq Stock Market listing requirements could result in the delisting of our common stock from the Nasdaq Stock Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them, or both.

Chardan's Board approved the transaction without obtaining a fairness opinion.

Based upon the directors' experience in performing due diligence of acquisition targets and in valuing companies, Chardan did not obtain a fairness opinion with respect to the stock purchase transaction. If the Chardan Board erred in concluding that the Stock Purchase Agreement is in the best interest of the Chardan stockholders, then the Chardan stockholders could suffer adverse consequences as a result of the consummation of the transaction. In the event of litigation over the Board's exercise of its fiduciary duties, Chardan may be required to indemnify its directors. At a minimum, any litigation would divert management's time and attention from completing the transactions described herein, and would likely also involve the expenditure of substantial amounts for legal fees.

We may not pay cash dividends, so the liquidity of a stockholder’s investment depends on his or her ability to sell the stock at an acceptable price, and the market price of the stock may fluctuate greatly.

We have never paid any cash dividends on our common stock, and we may not pay cash dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit your ability to realize any value from your investment, including recovering the initial purchase price.

The anti-takeover provisions of CETL’s Memorandum and Articles of Association may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

The anti-takeover provisions of CETL’s Memorandum and Articles of Association are designed to discourage any tender offer or other attempt to gain control of CETL in a transaction that is not approved by the board of directors. However, to the extent these provisions successfully discourage the acquisition of control of CETL or tender offers for all or part of CETL’s capital stock, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of CETL’s stock and may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. Thus, these provisions may decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•  discuss future expectations;

•  contain projections of future results of operations or financial condition; or

•  state other “forward-looking” information.

We believe it is important to communicate our expectations to the Chardan stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Chardan or Head Dragon Holdings in its forward-looking statements, including among other things:

•  the number and percentage of Chardan stockholders voting against the stock purchase proposal;

•  changing interpretations of generally accepted accounting principles;

•  outcomes of government reviews, inquiries, investigations and related litigation;

•  continued compliance with government regulations;

•  legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Head Dragon Holdings and GaoKe are engaged;

•  fluctuations in customer demand;

•  management of rapid growth;

•  timing of approval and market acceptance of new products;

•  general economic conditions; and

•  geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements included herein attributable to any of Chardan, GaoKe or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Chardan and GaoKe undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the stock purchase agreement you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on Chardan, Head Dragon Holdings, GaoKe or the combined company. The discussion in the “Risk Factors” section contains forward-looking statements.

THE CHARDAN SPECIAL MEETING

Chardan Special Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Chardan board of directors for use at the special meeting in connection with the proposed stock purchase, redomestication merger and stock option plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at ____ a.m., Pacific Time, on ____________, 2007 at 625 Broadway, Suite 1111, San Diego, California 92101, to vote on the proposals to approve the stock purchase agreement, the redomestication merger and stock option plan.

Purpose of the Special Meeting

At the special meeting, we are asking holders of Chardan common stock to:

•  approve the stock purchase proposal;

•  approve the redomestication merger proposal; and

•  approve the stock option proposal.

The Chardan board of directors:

•  has unanimously determined that the stock purchase proposal, the redomestication merger proposal and the stock option proposal are fair to and in the best interests of Chardan and its stockholders;

•  has unanimously approved the stock purchase proposal, the redomestication merger proposal and the stock option proposal;

•  unanimously recommends that Chardan common stockholders vote “FOR” the proposal to adopt the stock purchase agreement,

•  unanimously recommends that Chardan common stockholders vote “FOR” the proposal to redomesticate in the British Virgin Islands; and

•  unanimously recommends that Chardan common stockholders vote “FOR” the proposal to adopt the stock option plan.

Record Date; Who is Entitled to Vote

The “record date” for the special meeting is ____________, 2007. Record holders of Chardan common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 7,000,000 outstanding shares of Chardan common stock.

Each share of Chardan common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Chardan, any shares of Chardan common stock held by stockholders who purchased their shares of common stock prior to the initial public offering (except for shares those holders may have purchased in the public market) will be voted in accordance with the majority of the votes cast at the special meeting on the stock purchase and redomestication merger proposals.

Chardan’s outstanding warrants do not have any voting rights, and record holders of Chardan warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of Chardan common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Chardan common stock that you own.

There are three ways to vote your shares of Chardan common stock at the special meeting:

•  You can vote by signing and returning the enclosed proxy card . If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Chardan board “ FOR” the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

•  You can vote by telephone or on the internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

•  You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of Chardan Common Stock in any of the ways described above, it will have the same effect as a vote against the adoption of the stock purchase proposal and the redomestication merger proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Chardan’s initial public offering are held or a demand for appraisal rights under Delaware law.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Chardan common stock, you may call Dr. Richard D. Propper, a Director and Chief Financial Officer of Chardan, at (619) 795-4627.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the shareholders are not routine matters. As a result, brokers can only vote the Chardan shares if they have instructions to do so. Abstentions and broker non-votes will not be counted in determining whether the proposals to be considered at the meeting are approved.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the stock purchase proposal, the redomestication merger proposal and the stock option proposal. Under Chardan’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•  You may send another proxy card with a later date;

•  You may notify Dr. Propper, Chardan’s Director and Chief Financial Officer, in writing before the special meeting that you have revoked your proxy; and

•  You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Chardan but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker (“broker non-votes”). If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposals to approve the stock purchase, the redomestication merger or the stock option plan.

The approval of the stock purchase and redomestication merger proposals will require the affirmative vote of the holders of a majority of the Chardan common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal. Under Chardan’s Certificate of Incorporation, approval of the stock purchase also requires approval of a majority of the shares issued in Chardan’s initial public offering in August 2005. Since stockholders of Chardan prior to the initial public offering have agreed to vote their shares in accordance with the vote of a majority of the shares issued in the initial public offering, the required approval of a majority of shares outstanding will be achieved if, and only if, a majority of the shares issued in the initial public offering vote in favor of the proposals.

For consummation of the stock purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

The approval of the stock option plan will require the affirmative vote of a majority of the Chardan common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal, therefore, they have the same effect as a vote against the proposal. However, broker non-votes are not deemed entitled to vote on the proposal, so, they will have no effect on the vote on the proposal.

Conversion Rights

Any stockholder of Chardan holding shares of common stock issued in Chardan’s initial public offering who votes against the geographic expansion proposed on the stock purchase proposal may, at the same time, demand that Chardan convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the certificate of incorporation is amended or the stock purchase is consummated, Chardan will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. A stockholder who has not properly exercised conversion rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that Chardan convert his or her shares. After the special meeting, a Chardan stockholder may not exercise conversion rights or correct invalidly exercised rights.

To exercise conversion rights a Chardan stockholder must:

•  vote against the geographic expansion proposed on the stock purchase proposal (or both); and

•  contemporaneous with that vote against the stock purchase proposal, send a written demand to Chardan (Attn: Corporate Secretary) at 625 Broadway, Suite 1111, San Diego, CA 92101, which demand must state:

a) the name and address of the stockholder;

b) that the stockholder has voted against the geographic expansion proposed on the stock purchase transaction (or both);

c) that the stockholder demands conversion of the stockholder's shares into cash; and

d) the address for delivery of the check for the aggregate conversion payment to be received by the stockholder if the shares are converted to cash.

If geographic expansion proposal and the stock purchase are approved by the Chardan stockholders and are consummated, Chardan will promptly pay to any holder who both voted against the geographic expansion proposal and stock purchase proposal and properly and timely demanded conversion, the stockholder's pro rata portion of funds in the trust account. You will lose your conversion rights if you submit an incomplete or untimely demand for conversion.

The closing price of Chardan’s common stock on ____________, 2007 (the record date) was $_____ and the per-share, pro-rata cash held in the trust account on that date was approximately $_____. Prior to exercising conversion rights, Chardan stockholders should verify the market price of Chardan’s common stock, as they might be able to obtain a better price by selling their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,150,000 or more shares of common stock issued in Chardan’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, Chardan will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. Exercise of conversion rights will not affect any warrants held by that stockholder.

Appraisal Rights

Under Delaware corporate law, the redomestication merger of Chardan with CETL causes the stockholders of Chardan to have appraisal rights. This right is separate from the conversion rights of the holders of shares of Chardan common stock issued in the initial public offering. However, because the exercise of the appraisal rights and the conversion rights both require a tender of the holder’s shares to Chardan, only one right may be elected in respect of the shares. If the redomestication merger is consummated, Chardan stockholders who choose not to vote in favor of the redomestication merger will have the right to elect an appraisal of the fair market value of their shares of Chardan common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the redomestication merger and the merger agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike conversion rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See “The Chardan Redomestication Merger - Appraisal Rights” for more information about appraisal rights.

Solicitation Costs

Chardan is soliciting proxies on behalf of the Chardan board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Chardan and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the representatives and officers of GaoKe are soliciting proxies and may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for these solicitation activities.

Chardan has not hired a firm to assist in the proxy solicitation process, but may do so if it deems this assistance necessary. Chardan will pay all fees and expenses related to the retention of any proxy solicitation firm.

Chardan will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Chardan will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, Dr. Richard D. Propper, Kerry S. Propper, Jiangnan Huang, and Li Zhang, beneficially owned and were, collectively, entitled to vote approximately 1,250,000 shares of Chardan common stock, or approximately 17.9% of the then outstanding shares of Chardan common stock, which includes all of the shares held by the directors and executive officers of Chardan and their affiliates. Those persons, who were stockholders of Chardan prior to its initial public offering of securities, have agreed to vote their shares (except for any shares they may have acquired in the public market) on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in Chardan’s initial public offering.

Fairness Opinion

Chardan did not obtain a fairness opinion in respect of the acquisition of GaoKe or the redomestication merger.

CONSIDERATION OF THE GEOGRAPHIC
EXPANSION PROPOSAL

The Board of Directors is proposing that the Chardan certificate of incorporation be amended to permit a business combination with an operating business located anywhere in the People's Republic of China. Currently, the certificate of incorporation provides that a business combination must be with an operating business which has its primary operations located in the People's Republic of China in any city or province south of the Yangtze River. The Board of Directors is seeking stockholder approval to amend the definition of Target Business contained in Article SIXTH of the Certificate of Incorporation of Chardan to read as follows (as well as notification of the actions of Chardan’s management in pursuing a business combination with a company which has principal operations north of the Yangtze River):

"Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business which has its primary operations located in the People's Republic of China ~~in any city or province south of the Yangtze River, including but not limited to Shanghai, Zhejiang, Anhui and Shichuan~~ ("Target Business") (with the words that are struck through noting the proposed deletions).

 Background of the Proposal . Chardan and Chardan North China Acquisition Corporation ("Chardan North") completed their initial public offerings at the same time. Chardan and Chardan North have the same management team and Board of Directors. To remove any potential for a conflict of interest while Chardan and Chardan North were searching for suitable business combination candidates, the certificate of incorporation of Chardan North required that its business combination be with an operating business which has primary 3.operations located in the People's Republic of China north of the Yangtze River, while the Certificate of Incorporation of Chardan provided that its business combination be with a company with primary operations located in the People's Republic of China south of the Yangtze River.

Chardan North entered into an agreement on February 2, 2006, for a proposed business combination with Gifted Time Holdings for the acquisition of a business known as HollySys, and it has been working to conclude that transaction since then. If the stockholders of Chardan North do not approve that business combination, Chardan North will almost certainly be required to liquidate. As such, the Board of Directors of Chardan does not believe that there is any potential conflict remaining with Chardan North. Since the Board of Directors of Chardan determined that entering into a business combination for the acquisition of Head Dragon Holdings (and the resulting ownership of GaoKe) was superior to any potential combination it had identified with an operating business having its primary operations located south of the Yangtze River, the Board of Directors of Chardan concluded that it was in the best interests of Chardan and its stockholders to seek an amendment to the certificate of incorporation to expand the geographic limitation in the certificate of incorporation to include all of the People's Republic of China in order to allow the transaction with Head Dragon Holdings to proceed.

 Conversion Rights . While conversion rights are not required in the event of an amendment to the certificate of incorporation, the Board of Chardan believes that it would be fair to the Chardan stockholders to offer any stockholder who votes against the geographic expansion proposal the right to convert his or her shares into a pro rata portion of funds held in the trust account, including interest earned as of the record date. Since Chardan does not have any remaining operating funds other than the portion of the IPO proceeds and accumulated interest that are in the trust account, stockholders who oppose the geographic expansion will be able to obtain the same payment that they would receive if Chardan were to liquidate as a result of not finding a suitable business combination candidate located south of the Yangtze River. A detailed discussion of the conversion rights and applicable procedures for exercising those rights is contained above under the heading "The Chardan Special Meeting - Conversion Rights".

 Required Vote and Recommendation . Approval of this proposal requires the consent of a majority of the issued and outstanding shares of Chardan common stock. If this proposal is not approved, then Chardan would not have the time or funds to identify and enter into a proposed agreement with another business for a proposed business combination. As a result, if this proposal is not approved, Chardan intends to commence liquidation proceedings.

Since it believes the proposed acquisition of Head Dragon Holdings is in the best interests of the Chardan stockholders, the Board of Directors unanimously recommends the Chardan stockholders approve the geographic expansion proposal to amend the certificate of incorporation and to ratify the previous actions of Chardan management in pursuing a business combination with a company which has principal operations north of the Yangtze River.

CONSIDERATION OF THE STOCK PURCHASE TRANSACTION

The following discussion of the principal terms of the stock purchase agreement dated as of April 14, 2007, among Chardan and the Head Dragon Stockholder is subject to, and is qualified in its entirety by reference to, the stock purchase agreement. A copy of the stock purchase agreement, as amended and restated, is attached as an annex to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

General Description of the Stock Purchase

Pursuant to the stock purchase agreement, Chardan has established a wholly owned subsidiary, China Energy Technology Limited (“CETL”) under the laws of the British Virgin Islands, and Chardan will merge with and into CETL concurrently with the closing of the stock purchase. CETL will be the surviving entity, and the separate corporate existence of Chardan will cease at the effective time of the merger. Simultaneously with the merger, CETL will purchase all of the issued and outstanding common stock of Head Dragon Holdings, which in turn will directly own 100% of Liaoning GaoKe Energy Group Company Limited and indirectly own 51% of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute through the ownership of Liaoning GaoKe Energy Group Company Limited. We refer to China Energy Technology Limited, after giving effect to completion of the stock purchase, as “CETL” or “the combined company.” As a result of the stock purchase, the former owners of Head Dragon Holdings will own approximately 65% of the outstanding shares of the combined company’s common stock, assuming full participation in the exchange offer and no conversions or exercise of appraisal rights and before any issuance of shares pursuant to the earn out provisions of the stock purchase agreement. If CETL issues the additional earnout shares as additional consideration to the Head Dragon Stockholder, then the Head Dragon Stockholder will own approximately 76% of the issued and outstanding common stock of CETL, and existing Chardan stockholders will own approximately 24% of the issued outstanding common stock of CETL. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have.

Background of the Stock Purchase

The terms of the stock purchase agreement are the result of arm’s-length negotiations between representatives of Chardan and the Head Dragon Shareholders. The following is a brief discussion of the background of Chardan’s efforts to identify potential candidates for a business combination, the selection of GaoKe, and the negotiation of the stock purchase agreement and related transactions.

The Candidate Identification Process

Chardan was formed on March 10, 2005 to serve as a vehicle to accomplish a business combination with an unidentified operating business in the PRC that has its primary operating facilities located in any city or province south of the Yangtze River. Chardan completed an initial public offering on August 10, 2005, in which it raised net proceeds of approximately $30 million. Of these net proceeds, approximately $29.8 million were placed in a trust account immediately following the initial public offering and, in accordance with Chardan’s certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Chardan. Chardan’s original certificate of incorporation called for it to liquidate if it had not consummated a business combination by February 10, 2007, unless a letter of intent, agreement in principle or a definitive agreement to complete a business combination was executed prior to February 10, 2007. In that event its certificate of incorporation permitted it to continue efforts to consummate a business combination until August 10, 2007, and if it did not succeed in doing so by that date would then begin the process of liquidating. The execution of the Agreement in Principle with the Head Dragon Shareholder on January 31, 2007 has extended the required liquidation date to August 10, 2007.

Since, Chardan anticipated that it would take longer than until August 10, 2007 to consummate the proposed transaction, Chardan sought stockholder approval to amend its certificate of incorporation to allow it to pursue the proposed acquisition of Head Dragon Holdings beyond August 10, 2007. As described in the proxy materials filed in connection with the shareholder vote to extend the date for concluding the Head Dragon Holdings acquisition beyond August 10, 2007, Article Sixth of Chardan’s certificate of incorporation provided that it may not be amended. However, Chardan obtained an opinion from special Delaware counsel that Article Sixth does not prohibit a stockholder vote on the question of an extension, with the result that as a result of stockholder approval of an amendment to eliminate this restriction and approve of the extension itself, the time for Chardan to conclude the acquisition of Head Dragon Holdings has been extended to February 10, 2008.

Arguably, the entry into an agreement in principle to acquire a company having its principle operations north of the Yangtze River, as is the case with GaoKe, did not serve to extend the date by which Chardan was required to conclude a business combination. However, the board of directors made a determination that the interests of Chardan’s stockholders were best served by pursuing the acquisition of GaoKe rather than engaging in a transaction with any of the candidates that met the geographic limitation or by foregoing the GaoKe opportunity and commencing the liquidation process. In order to resolve any questions connected with this determination, the Chardan stockholders will also be asked to ratify all of the actions taken by the Company’s board of directors, its management and their agents and representatives as part of the vote to remove the geographic limitation set forth in the Company’s certificate of incorporation.

In addition to and following the vote on the geographic expansion proposal, if the amendment to its certificate of incorporation is approved, Chardan anticipates having a stockholder vote on the proposed business combination.

In mid-August 2005, promptly after completing Chardan’s public offering, the officers and directors of Chardan traveled to China to begin the initial interviewing and screening process to locate a company with which to effect a business combination, both with regard to Chardan and Chardan North, which has the same management team and board as Chardan. Chardan initially sought to identify acquisition candidates principally through the efforts of Jiangnan Huang and Li Zhang, officers and directors of Chardan. Both of these persons have extensive contacts throughout the business and legal community in the PRC.

Two groups with which Chardan's principals had worked on other transactions - Beijing Sinokosen Investments Co., Ltd. (which had introduced Chardan’s principals to the Chinese company acquired by Diguang International Development Co., Ltd.) (“Sinokosen”) and Chum Investment Corporation (which had introduced the principals of Chardan to Origin Agritech, Limited) (“Chum”) each became aware of Chardan’s public offering information from Chardan’s IPO registration statement, initially filed May 17, 2005. Both Chum and Sinokosen work with various private Chinese companies that are interested in becoming publicly traded, and both expressed an interest in introducing Chardan to potential acquisition targets. Chardan expressed a willingness to discuss candidates with both of them after its IPO was completed, and it eventually did so. However, none of the candidates introduced by Chum or Sinokosen was judged to be a sufficiently attractive candidate to proceed with the negotiation and drafting of a definitive agreement.

Within days after Chardan’s public offering closed on August 10, 2005, Chardan’s management team traveled to China to begin its search for companies. During that initial trip the team met with several potential candidates, some that were possibilities for Chardan and others that were, based on geography, appropriate for Chardan North. None of the companies to which Chardan was introduced on that initial trip progressed beyond the preliminary evaluation stage, although Chardan North was introduced to HollySys during that trip and is engaged in efforts to consummate a business transaction with its controlling shareholder, Gifted Time Holdings Limited.

Among the candidates that Chardan met on that first trip was a liquefied petroleum gas (“LPG”) retail distribution company, which appeared very promising and became a focus of our evaluation efforts. Discussions with that company continued from August 2005 until December 2006, at which time we determined that it was not a suitable candidate. The factors that led to that determination included the inability of the principal owners of that company to resolve a dispute among them and an extended delay in its providing reliable financial information to enable Chardan to complete its evaluation process. Other companies that Chardan met with following its public offering and prior to entering into an agreement in principle with Head Dragon Holdings included a medical equipment manufacturing company, a pharmaceutical company, a chemical company, a printing company and a consumer products company. However, none of them was judged to be an appropriate candidate for a business combination with Chardan. In most cases, they did not have a sufficient operating history to furnish a basis for reasonable judgments about their future potential, a critical factor in assessing candidates. The medical products company had undergone a recent reorganization and shift in its business model, the pharmaceutical company had not yet generated meaningful revenues, and the chemical company had not yet finalized it business model. The other candidates were engaged in market sectors that were subject to substantial competition, which created concerns regarding their ability to maintain their margins, and the valuations of companies in those sectors tended to be lower than Chardan hoped to achieve for its investors.

In each instance, the determination that a candidate was unsuitable was made at the management level. That is, the management team that was in charge of identifying, examining and evaluating candidates did not, in any instance prior to January 2007, reach a conclusion that the candidates under review were suitable to present to the board of Chardan for a determination of whether to proceed with a business combination.

In December 2006, after discussions with the LPG retail distribution company terminated, Chardan began discussions with an oil and gas distribution company. In January 2007, Chardan also engaged in discussions with a water treatment company. Neither of these additional discussions progressed beyond the preliminary stages.

Chardan had also met with representatives of GaoKe in January 2007. Those discussions came about as a result of an introduction of Jiangnan Huang, Chardan’s Chairman, to John Shen Lin, the President of CBC International Capital Corp. (“CBC”), which had begun representing GaoKe in late 2006. Mr. Lin was introduced to Mr. Huang by Wu Zili, a former colleague of Mr. Huang who was then employed by CBC. CBC is a US and China-based investment firm engaged in private equity investment and financial advisory services focused on assisting companies with fund raising and going public. CBC helps Chinese companies to acquire capital, and they help to facilitate transactions among companies. During their conversation, Mr. Lin mentioned GaoKe, which CBC had begun representing only toward the end of 2006, to Mr. Huang and described it generally. CBC was serving as GaoKe’s financial advisor at that time and indicated that GaoKe was interested in obtaining financing in order to support the expansion of its rapidly growing business and in becoming a publicly listed company in North America.

Chardan met with the management of GaoKe on January 19, 2007, in Shenyang. Those attending that meeting included the officers and directors of Chardan, the CEO of GaoKe, Mr. Jinxiang Lu, additional representatives of GaoKe, including James Wu and Janice Fan, representatives of CBC, including John Shen Lin and Wu Zili, and additional representatives of Chardan, including Mark Brewer and Nie Cao.

The focus of that meeting was on introducing the parties to each other. In that meeting the management of GaoKe demonstrated familiarity with the manner in which the HollySys transaction was being done by Chardan North and indicated receptivity to such a structure, after having previously considered and dismissed other opportunities to go public in markets other than in the United States. Chardan’s team was generally impressed with the performance of GaoKe's business since it had been founded in 2003 and with the professionalism and experience of its management, especially its CEO, Mr. Jinxiang Lu. A second meeting was held on January 20, 2007 to discuss further the SPAC structure and terms of a possible combination. Prior to departing Shenyang, the management of Chardan (Messrs. Huang, Zhang and Propper were all present, as well as Dr. Propper) conferred, and they agreed that among all of the candidates remaining under consideration, the most promising was GaoKe, and they decided to focus their acquisition efforts on GaoKe. In furtherance of that objective, a third meeting was held on January 22, 2007 at the offices of Chardan’s legal counsel, DLA Piper, in Beijing. In attendance at this meeting were principals of Chardan and GaoKe, as well as GaoKe’s Chinese legal counsel, Tianyin Law Firm, and Chardan’s legal counsel, DLA Piper, along with John Shen Lin and Wu Zili from CBC and Mark Brewer, Allan Wu and Nie Cao from Chardan. During this meeting Chardan suggested the general structure and terms of an acquisition of GaoKe by Chardan. In addition, the parties discussed preliminary issues of due diligence, exchange of information regarding GaoKe’s financial results for 2006 and pricing of a deal in terms of the consideration to be paid to the Head Dragon Shareholder in exchange for his ownership of Head Dragon Holdings. These discussions ultimately led to the entry into the agreement in principle between the parties on January 31, 2007.

The Role of Genius Advice Consulting Co.

To assist Chardan in evaluating companies in the PRC, Chardan had Jiangnan Huang, an officer and director of Chardan, contact Genius Advice International Co., Ltd. (“GAI”), a Chinese business acquisition consulting firm. On April 18, 2006, Chardan engaged GAI to conduct investigations, industry analysis and generate due diligence reports, among other things, on potential acquisition candidates. Chardan did not retain GAI to identify candidates for a business combination, and GAI did not propose any such candidates to Chardan. Under the terms of the agreement, GAI will be paid a total of $200,000, payable in two installments. The first installment of $66,700 was paid on June 6, 2006 as a milestone payment for a due diligence report on the first company that Chardan targeted as an acquisition candidate. The remaining $133,300 will be paid upon the successful consummation of a business transaction with an operating entity in the PRC.

Chardan engaged GAI to provide services including assisting in preparing and executing required confidentiality, market stand-off and similar agreements and compiling preliminary information about potential merger candidates. After a primary candidate was chosen, GAI performed financial due diligence and analysis; assessed the available information about the potential target and the market in which it operates and worked with accountants and legal staff to prepare for a business combination.

GAI initially prepared preliminary reports for three potential targets that included general information about the companies (e.g., the nature of their business, the markets in which they operated and basic financial information provided by management). However, in December 2006 Chardan decided that none of these three targeted companies was a suitable candidate for a business combination. Upon selecting GaoKe as the primary candidate with which to pursue an agreement, GAI was directed to compile a due diligence report on GaoKe. Chardan and GAI both received a business summary that GaoKe itself had commissioned.

The GAI due diligence report on GaoKe was delivered to Chardan on February 14, 2007. A discussion of the due diligence report is provided below under the heading “Board Consideration and Approval of the Transaction.”

History of Discussions between GaoKe and Chardan Capital

As discussed above, Chardan representatives first met with GaoKe’s President, Mr. Jinxiang Lu on January 19, 2007. The parties met again on January 20, 2007, during which meeting Chardan’s management expressed a strong interest in a business combination with GaoKe. During these meetings there were preliminary discussions regarding the economic terms of a business combination between GaoKe and Chardan. Thereafter, the parties remained in regular contact through occasional phone calls and email communications, both directly and through their respective representatives (i.e., with CBC as the representative of GaoKe).

The first meeting to discuss the specific terms of this transaction was held on January 22, 2007 at the DLA Piper office in Beijing, China. Those in attendance at this meeting included all of the principals of Chardan (except for Kerry Propper, Chardan’s Chief Executive Officer), Mr. Lu of GaoKe, as well as GaoKe’s Chinese legal counsel, Tianyin Law Firm, and Chardan’s legal counsel, DLA Piper, John Shen Lin and Zili Wu from CBC and additional representatives of Chardan including, Mark Brewer, Allan Wu, and Nie Cao. The discussions continued the exchange of information between the parties, and Chardan suggested the general structure and terms of an acquisition by Chardan. In addition, the parties discussed the due diligence, additional information and the pricing for the acquisition.

After the discussions on January 22, 2007, Chardan developed and transmitted to GaoKe a draft agreement in principle. The Parties continued the discussions regarding the agreement in principle via email and telephone until the agreement in principle was signed on January 31, 2007.

The agreement in principle addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•  the consideration to be paid for GaoKe, which is reflected in the stock purchase agreement;

•  the terms of the additional consideration to be paid over time based on performance criteria;

•  provisions relative to a stock option plan; and

•  the composition of management and the board of directors of the combined company.

In determining the consideration to be paid to the Head Dragon Stockholder as part of the transaction, Chardan management relied primarily on the earnings history and projections for GaoKe. In that regard, the price-to-earnings ratio of several publicly traded companies that are engaged in businesses similar to GaoKe, such as Fluor, Foster Wheeler, and Metretek Technologies, were examined. A more complete description of the valuation process that Chardan’s management conducted is provided below under the heading “Satisfaction of the 80% Test.” The terms regarding the potential additional consideration to be paid were designed to take into account the uncertainty of any valuation that relies on expectations of future performance. If GaoKe meets the earnings expectations of the Head Dragon Stockholder for the next several fiscal years, the value of the business would increase, and the consideration being paid to acquire GaoKe would increase as well. If the stated target is missed in any one or more years, the additional stock for those years will not be earned or paid. Chardan management believes this variable component of the consideration helps protect of the interests of its stockholders by reducing the prospects that it would have overpaid for the business by establishing a lower initial consideration for the acquisition and by setting the net profit targets at such levels (and paying that number of incentive shares for achieving the targets) that the overall valuation of the business should increase sufficiently to benefit all shareholders of the company

Promptly after the execution of the Agreement in Principle, Chardan’s United States counsel prepared a draft of the definitive acquisition agreement and sent it to counsel for GaoKe, the Tianyin Law Firm, and to others in the working group.

From January 31, 2007 through April 14, 2007, the parties continued negotiation of the stock purchase agreement, and due diligence continued throughout this time, with GAI delivering its initial draft of the business due diligence report on February 14, 2007. Each of the members of the Chardan management team met with representatives of GAI individually, either by phone or in person, during that period to answer any outstanding questions. Finding the results of the due diligence report to have confirmed Chardan’s management’s prior understandings regarding the business of GaoKe and its attractiveness as a candidate for a business combination the Chardan board of directors resolved to proceed with the acquisition process and continue to work towards execution of a definitive stock purchase agreement while GaoKe’s audit was being finalized.

In addition to the subjects discussed above, Dr. Propper reviewed with representatives of GaoKe the obligations of being a U.S. reporting company, including compliance with the reporting requirements of the federal securities laws, restrictions on insider trading, accounting procedures and Sarbanes-Oxley requirements, public disclosure requirements and timing, shareholder communications, website disclosure, financial public relations, NASDAQ compliance and transfer agent requirements.

The parties continued to exchange revisions to the stock purchase agreement, and on April 13, 2007 the board of directors of Chardan met to review the transaction. At that meeting the directors unanimously agreed to enter into an agreement with the Head Dragon Stockholder to acquire his entire interest in Head Dragon Holdings. Among other things, the board of directors reviewed the latest forms of stock purchase agreement, the disclosure schedules to the stock purchase agreement and reconsidered the valuation information that had been circulated previously (discussed in more detail below under the heading “Satisfaction of Meeting the 80% Test”) and the due diligence materials. The Board gave management the authority to enter into the stock purchase agreement, subject to final negotiation and legal review, and the board also unanimously recommended the approval of the stock purchase agreement, redomestication merger and related transactions and the stock option plan to the stockholders.

The stock purchase agreement was signed on April 14, 2007. Chardan included the information regarding the entry into the stock purchase agreement into its Form 10-KSB, filed on April 17, and it issued a press release on April 19, 2007 announcing the execution of the agreement and describing the terms of the stock purchase.

A copy of the stock purchase agreement is contained in Annex A.

Board Consideration and Approval of Transaction

The GAI Due Diligence Report

While no single factor controlled the decision to enter into the stock purchase agreement or the final agreed upon consideration in the stock purchase, Chardan’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of the board and by GAI in order to assess whether the stock purchase is fair to Chardan and in the best interests of Chardan’s stockholders.

As noted, GAI, a Chinese consulting firm hired by Chardan to assist in screening candidates for a business combination, conducted a due diligence review of GaoKe (that included an industry analysis, a description of GaoKe’s existing business model and business operations, and financial projections) in order to enable the board of directors to ascertain the reasonableness of the proposed consideration. Throughout the negotiation process, GAI continued to assemble and review relevant due diligence materials and, on February 7, 2007, delivered a due diligence package that included the information regarding GaoKe that GAI had compiled. During its negotiations with the Head Dragon Stockholder, Chardan did not receive services from any financial advisor other than GAI.

GAI subsequently reduced its due diligence presentation to a report, which it delivered to Chardan on February 14, 2007. That due diligence report covered the following topics relating to GaoKe and its business:

•  Corporate History and Development;
•  Industry and Market Analysis;
•  Business Model
•  Operations
•  Financial Performance
•  Business Forecasting
•  Intellectual Property
•  Significant Contracts and Commitments

The report of GAI confirmed and elaborated on the information previously provided by GaoKe's management to Chardan. The report included confirmation that GaoKe was actively engaged in developing distributed power generation and micro power grids as stand-alone facilities and for various customers in the steel, chemical, ethanol, cement, and food industries. The report also noted points of distinction between GaoKe and its competitors, such as that GaoKe is the only private company permitted to design, construct and install distributed power generation and micro power grids in China. It also noted that competition is limited since the state-owned entities that are permitted to provide this full range of services are major power companies that focus on developing large power plants to supply the national grid, not on producing distributed generation systems.

The report also noted that GaoKe’s distributed power generation and micro power grid systems increase the efficiency of energy usage by converting excess steam from a factory boiler into nearly “free” electricity and space heat for the factory hosting the generating facility. In addition, any excess power can be distributed to the surrounding area, or sold back to the national grid at an attractive price.

According to the GAI report, GaoKe has developed, or is in the process of developing, micro power grids ranging from 6MW to 300MW. Growth prospects for this industry were identified as being substantial due to increasing pressure on China’s national grid to supply power to its growing industrial base and recent central government promotion in China’s 11 th 5-Year Plan (2006-2011). The expansion of industrialization into the more rural western regions of the country should also serve to create demand from areas not currently served by the grid but in need of a power source.

The report also discussed the historical financial performance of GaoKe, which, while helpful, was considered secondary to the results of the GaoKe audits, which had not yet been delivered. That financial information showed a history of growth in the distributed power generation and micro power grid operations of GaoKe. To help confirm the reliability of the financial information, the report examined revenue recognition policies, the quality of the company’s accounts receivable and its inventory practices, which were considered to be adequate to render the financial information a reliable indicator of the financial condition of GaoKe. Subsequent delivery of the audited financial statements confirmed that the GaoKe unaudited results provided an accurate description of GaoKe’s performance, which has also increased Chardan’s confidence in GaoKe’s financial controls and accounting systems.

GaoKe had significant positive cash flows for 2005 and 2006, consistent with an expanding business with growing profits that does not require a high rate of capital spending to achieve its growth.

An important item in the report was the comparison from year to year of the value of contracts obtained in various sectors. The value of contracts is distinct from revenue, in that GaoKe’s projects often take place over two or more fiscal years. As a result, revenue from a contract entered into in one year may not be fully recognized in that year or even the next. However, growth in the dollar value of contracts obtained is an indicator that the business is expanding, and it provides information useful for projecting future revenues and profits. The dollar value of contracts obtained in 2006 compared with contracts obtained in 2005 increased more than 40%, indicating that GaoKe should experience continued of growth in revenues over the next few quarters.

One of the more important aspects of the GAI report and the financial projections that GAI provided as an attachment to the report was its assessment of GaoKe’s forecasts for future growth, as this is a significant basis for the valuation of GaoKe by Chardan’s management. The exercise of forecasting, and therefore the evaluation of forecasting practices, is inherently uncertain, and the ability of a company to do it well reflects a management with an understanding of its business and markets and its own ability to adopt and execute a realistic business plan effectively. GAI determined, as reflected in the financial projections attachment, that GaoKe was forecasting annual growth on a company-wide basis of more than 30% per year through fiscal 2012. It examined closely the reasonableness of those projections based on the anticipated growth in demand for distributed power generation and micro power grids in China and throughout Southeast Asia and the capabilities of GaoKe to compete in those markets. GAI’s view is that GaoKe’s forecasting had a reasonable basis, and they did not take into account the capabilities resulting from the availability of the additional capital available upon completion of the Chardan stock purchase transaction.

In addition to examining projections for the volume of GaoKe’s business, GAI looked at the projected pricing GaoKe achieved on its products and services. GAI concluded that it was reasonable to expect that GaoKe could preserve its current gross margins, even if prices increased only slowly. The principal factor contributing to this is the limited competition that GaoKe confronts in its principal markets, reducing the prospect for downward pricing pressure. In addition, Gaoke now possesses a valuable set of solutions to many of the most critical problems associated with the design of a distributed power system in various applications, giving it a competitive edge and improving its efficiency.

In sum, on the basis of the information contained in the GAI report, Chardan’s management concluded that the information it had received previously from GaoKe’s management about GaoKe was correct: that its capabilities were substantial, its prospects for growth significant and its ability to compete on price and quality terms was considerable. While these projections and assessments may not ultimately prove to be accurate, Chardan’s management believes that they, together with the variable portion of the consideration based on actual future financial performance, constitute a reasonable basis for the pricing of the transaction to acquire control of GaoKe that they approved.

Interest of Chardan Directors and Officers in the Stock Purchase

In considering the recommendation of the board of directors of Chardan to vote for the proposals to approve the stock purchase agreement, the redomestication merger and the stock option plan, you should be aware that certain members of the Chardan board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of Chardan stockholders generally. In particular:

•  if the stock purchase is not approved and Chardan fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, Chardan would be required to liquidate. In such event, the shares of common stock held by Chardan’s directors and officers would be worthless because Chardan’s directors and officers are not entitled to receive any of the liquidation proceeds, and the warrants they hold to acquire 220,000 shares of Chardan’s common stock at an exercise price of $5.00 per share will expire worthless. These warrants have a market value of $1.65 per warrant, based on the closing price on May 9, 2007.

•  Chardan’s executives and directors and certain of their affiliates own a total 1,250,000 shares of Chardan common stock that have a market value of $7,812,500 based on Chardan’s share price of $6.25 as of May 9, 2007. However, as Chardan’s directors and executives are contractually prohibited from selling their shares prior to August 2, 2008 (during which time the value of the shares may increase or decrease), it is impossible to determine what the financial impact of the stock purchase will be on Chardan’s directors and executives; and

•  the transactions contemplated by the stock purchase agreement provide that Dr. Richard Propper will be a director of CETL.

Chardan’s Reasons for the Stock Purchase and Recommendation of the Chardan Board

The Chardan board of directors concluded that the stock purchase agreement with the Head Dragon Stockholder is in the best interests of Chardan’s stockholders. The Chardan board of directors did not obtain a fairness opinion in making this determination.

Each member of Chardan’s board of directors has previous experience in performing and evaluating due diligence of acquisition targets and in valuing companies, including Chinese companies. Dr. Propper’s experience includes his work as a general partner of Montgomery Medical Ventures, which in the early 1990’s was among the largest medical venture funds in the U.S., and his other business activities since. Mr. Huang has extensive experience as a result of his work with Everbright Securities, and Mr. Zhang has worked for approximately two decades on transactions involving the evaluation of Chinese operating companies. One director, Mr. Kerry Propper, is the Chief Executive Officer of Chardan Capital Markets, a registered NASD broker dealer. In that role he is regularly involved in assessing the value of companies in the context of a wide variety of transactions, such as the private placement of securities and the underwriting of public offerings. Dr. Propper and Messrs. Zhang and Huang, are currently principals in Chardan Capital LLC, a strategic financial and management consulting company that focuses on identifying attractive Chinese companies and in structuring transactions involving those companies. The experience of these individuals in performing and evaluating due diligence of acquisition targets and valuing companies, including, specifically, Chinese companies seeking to go public in the U.S., enabled them to review the report and recommendations of GAI critically and thoroughly.

Recent relevant experience of Chardan’s management includes their successful conclusion of the acquisition of State Harvest Holdings, Ltd. by Chardan China Acquisition Corp. (now Origin Agritech, Ltd.) and a reverse acquisition between Diguang International Development Co., Ltd. (formerly Online Processing, Inc.) and Diguang International Holdings, Limited, a British Virgin Islands holding company whose Chinese operating subsidiary is engaged in the production of backlights for liquid crystal displays used in appliances and consumer electronics. With regard to the latter transaction, Dr. Propper and Messrs. Zhang and Huang participated as principals of Chardan Capital, LLC, and Mr. Propper participated by virtue of the fact that Chardan Capital Markets, LLC (which is not affiliated in any way with Chardan Capital, LLC) acted as a placement agent for a $12 million private placement that occurred in connection with that reverse acquisition. The principals of Chardan Capital, LLC have also established Chardan China Investments, LLC, which seeks to make private investments in Chinese companies that require additional capital to prepare them to trade publicly in U.S. equity markets.

The Chardan board of directors considered a wide variety of factors in connection with its evaluation of the stock purchase. Many of those factors, such as the international experience and power generation expertise of GaoKe management were not quantifiable. Those that could be quantified, such as the value of the company if certain net income levels were achieved based on assumed price/earnings ratios, were quantified, and some of the factors considered, such as historical growth rates, were inherently quantitative in nature. The Chardan board of directors did not consider it useful to assign relative weights to the specific factors it considered in reaching its decision. Rather, once it concluded that the pricing of the transaction would provide value to Chardan’s stockholders in excess of the redemption value of their stock if projections of future net income and earnings multiples were approached or met, it focused instead on the relative collective weight of the other positive factors (of which there were many) and the negative factors (of which there were very few) in making its decision.

In considering and deciding to enter into the stock purchase, the Chardan board of directors gave considerable weight to the positive factors discussed below, and they also considered the negative factors discussed below under the heading “Potential Disadvantages of the Business Combination with GaoKe.”

GaoKe’s record of growth and expansion and high potential for future growth in net income

From the outset of its search for a target, Chardan’s board of directors sought a company that had established business operations, that was generating current revenues and profits and that had a potential to experience significant growth in net income in the future. All of these are important factors in driving shareholder value. Based on its evaluation of GaoKe, the Chardan board considered the potential growth in net income to be one of the strongest factors favoring a business combination with GaoKe.

Chardan’s board of directors determined that GaoKe has in place the infrastructure for good business operations, a large and growing customer base, technological capabilities and brand name recognition. GaoKe also has substantial revenues. Subsequent to the Chardan Board’s consideration and decision regarding the proposed transaction, GaoKe reported revenues of approximately $98.70 million for fiscal 2006, an increase of 30.8%, compared to 2005, and significantly above the estimate of $85 million used by the board in deciding to go forward with the GaoKe transaction.

The increase in revenues produced an even larger increase in operating income, from $6.57 million in 2005 to $10.65 million in 2006, a 62.1% gain. That, too, exceeded the projections that Chardan’s board and management used in deciding to proceed with the transaction. GaoKe’s backlog, which is the total value of all open contracts less the revenue recognized from those contracts, also expanded significantly over the last year.. GaoKe’s backlog as of December 31, 2006 was $275.70 million, an increase of more than 500% from $45.20 million as of December 31, 2005.

Chardan’s board of directors believes that GaoKe has the ability to continue the growth that they have demonstrated over the past several years for a variety of reasons, including:

•	GaoKe has risen to a leadership position in the Chinese distributed power generation and micro power grid industry in the four-plus years that it has been in operation.

•
The prospect that China’s industrial expansion, which creates demand for GaoKe’s products, particularly as part of the westward movement of that expansion, will continue for the foreseeable future, creating the opportunity of increased growth even if GaoKe simply maintains its domestic market share, and providing even more rapid growth if GaoKe continues to gain market share;

•
“Green” energy technologies are becoming more widely promoted and adopted in China to serve growing power demands while reducing or harmful emissions associated with traditional power and heat generation. GaoKe’s distributed power generation system improves the efficiency of fossil fuel use in generating both heat and electricity, significantly reducing the pollutants emitted per unit of energy generated. It is capable of cutting emissions on that basis by more than 50%. GaoKe’s micro power grids can also incorporate renewable energy technologies such as wind, solar, biomass conversion and hydro power.

•
GaoKe’s emphasis on maintaining high levels of engineering staff and its rapid development of new products should enable it to continue to enhance its position relative to its international competitors;

•
GaoKe’s entry into the international markets, which will significantly increase the opportunity for sales of its products. Target markets include Asian countries that are becoming increasingly industrialized, such as India and Indonesia. Indonesia in particular has need for distributed power generation, which permits localized generation on its hundreds of islands that cannot be served on a cost-effective basis by a centralized generating and transmission/distribution grid system. Based on its successful experience in developing functional distributed power generation and micro power grids in China, its comparative cost advantages due to the low salary and wage structure in China, and limited competition in Southeast Asia, GaoKe should compete effectively in those markets, helping to sustain the expansion of its business.

•
In 2006, GaoKe established exclusive joint R&D relationships with Tsinghua University, one of the most distinguished scientific research universities in China, and with the China Sciences Academy in Guangzhou, one of the most renowned research centers in Asia, for developing new renewable energy technologies. With these relationships, GaoKe is working on continuously improving its existing distributed power generation systems and in developing other “green” energy technologies. These include wind, solar, ground-source heat pump, biomass gasification and hydro power technologies. GaoKe expects to begin commercializing these “green” energy technologies within the next few years.

Revenue growth is important, but the ability to preserve margins is equally so for the long-term profitability of a business enterprise. A variety of factors suggest that GaoKe will be able to preserve its margins for the foreseeable future.. Those factors include the fact that, due to its lower cost structure, GaoKe is already able to price its products and services substantially below those of its principal international competitors, so it feels little downward pressure on pricing from them. At the same time, the limited number of competitors for GaoKe’s domestic Chinese business suggests that GaoKe will not face significant downward pricing pressure on its business in the short term. In addition, there will be economies of scale and efficiencies derived from the expanding revenue base, such as the accumulation of effective solutions that can be pre-packaged, avoiding a lot of design and development costs, as well as spreading general and administrative costs that are not expected to grow as rapidly as revenues in the future.

In view of the substantial opportunities for GaoKe to increase revenues substantially, combined with the reasonable prospect that it will preserve its margins, GaoKe is poised for a high rate of growth in profits over the next several years. Future profitability is a key consideration in determining the value of a business. The board of directors concluded that, should the shareholders approve the business combination between GaoKe and Chardan, sustained increases in the share price of CETL stock was reasonably likely to occur, providing substantial benefit to the Chardan stockholders.

A Business Combination with Chardan Would Add to GaoKe’s Momentum.

GaoKe has achieved its position as a market leader in China as a growing, private company, and its future prospects were evaluated by GAI on that basis.. However, as a result of the proposed business combination between Chardan and Head Dragon, GaoKe would acquire the positive attributes of a public company. Those attributes are important to maintaining and building the momentum of GaoKe for further growth in a number of ways. For example, it provides GaoKe with access to additional capital (either from the exercise of the warrants, a public offering of its stock or use of its own stock as consideration) in the event it decides to drive additional organic growth or to augment organic growth through acquisitions.

GaoKe represents an opportunity to invest in a growing, dynamic industry

Another criterion important to Chardan’s board of directors in selecting an acquisition target was that the company be in an emerging or expanding industry with potential for growth. While the power generation industry has been in existence for many decades, the industry is undergoing a shift from central grid power supply back to on-site power generation that is cheaper, more reliable, more accessible and easier to maintain. China’s distributed power generation industry is entering a high-growth phase due to the many direct measurable, technical, economic, and environmental benefits it provides, including a reliable source of electricity that is not dependent on the national grid, lower cost electricity and heat, eliminating the loss of power that occurs with long-distance transmission, and increased efficiency that produces substantially less harmful emissions per unit of power/heat generated. Recognizing these benefits, China’s central government has given significant support to the development of distributed power generation. Also, China’s energy-starved industrial base, suffering from the effects of frequent blackouts caused by a lagging power infrastructure, provides a ready market for these alternative systems. Adding further to the demand is the lack of central grid infrastructure in China’s rural areas, many of which are now being developed in an effort by the central government to provide jobs and better living conditions to the indigent populations in those areas.

In addition to trends internal to the industry, the expansion of the industrial sector of the Chinese economy, which is the current principal market for GaoKe’s products, is expected to continue at a rapid rate. Even globalization has contributed to growth opportunities. Factories face increasing pressure to lower their electricity costs and other overhead expenses to compete with emerging markets such as Vietnam and Indonesia. In addition, blackouts continue to occur throughout China and various other parts of the world and are highly disruptive to factories dependent on the continuous supply of electricity. Both factors make GaoKe’s low-cost and continuous on-site power generation system a highly attractive power supply alternative.

The demand for distributed power generation and micro power grids is growing at a rapid pace, not just in China, but globally. Some of the factors promoting the industry in China come into play elsewhere. Other countries with rapidly growing economies and expanding industrialization cannot expand their power infrastructure quickly enough to keep pace with demand (such as India and much of Southeast Asia). Distributed systems are also highly advantageous for industrial users in areas with a high cost of electricity (such as Japan, India and Italy), and in critical government or healthcare-related buildings that need a continuous supply of power during emergency situations. Overall, GaoKe’s market is one that promises to continue rapid growth for the foreseeable future, and GaoKe has established a strong position in that market in China and has begun its expansion into India and beyond.

For more information on the Chinese and global distributed power generation markets, see “Information about GaoKe - Market Overview.”

The experience of GaoKe’s management

Another criterion important to Chardan’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. Chardan’s board of directors concluded that GaoKe’s management has demonstrated that ability, addressing critical issues such as the development of its proprietary distributed power generation and micro power grid product platform and its emphasis on rapid product development and deployment. By utilizing its growing revenues to expand its market share and develop additional products and energy technologies, GaoKe’s management has demonstrated a commitment to a strategy that has given it a significant presence in the distributed power generation industry in China in just four years. The success and experience of GaoKe’s chief executive, Jinxiang Lu, in the field of power generation, was also judged to be a major factor supporting the company’s future expansion and success. Mr. Lu has proven he can get the job done.

GaoKe’s ability to execute its business plan, even with the risk that a significant number of Chardan’s public stockholders would vote against the stock purchase and exercise their conversion rights

Chardan’s board of directors considered the risk that just under 20% of the current public stockholders of Chardan could vote against the stock purchase and demand to redeem their shares for cash. That would not prevent the transaction from closing, but it would reduce the amount of cash available to the combined companies following the stock purchase from approximately $31 million to roughly $25 million. In the course of its deliberations, Chardan’s board of directors deemed that this lesser amount of capital would be sufficient to allow GaoKe to achieve its objectives, should only that lesser amount be available.

Due Diligence Information Materials

In performing the analysis described above, Chardan’s board of directors also reviewed an information statement prepared by Chardan’s consultants, GAI, in connection with its search for a suitable target company.

The GAI material provided information on the history and growth of GaoKe, a detailed review of its products and markets and information regarding the company’s competitive position in the Chinese market.

The GAI due diligence report examined the distributed power generation and micro power grid industry in China and provided a market analysis. The report described the growth of the distributed power generation industry, particularly in the Chinese market, and it also provided an analysis of trends in these market segments, both generally and in the context of GaoKe’s history and technology.

The GAI due diligence report described GaoKe’s core technologies and know-how and how it planned to implement its corporate business strategy to maintain its leading position in the Chinese distributed power generation industry.

The report then examined GaoKe’s business operations, including employee compensation and benefits, customer industries, subcontractors, product research and development, pricing policy, advertising and marketing, material procurement control and supply, quality control and project management. The report provided additional information regarding GaoKe’s financial performance from 2004 to 2006 by analyzing the financial statements for those years. GAI also provided financial projections for the years 2007 through 2012 as an attachment to the report.

The information contained in the GAI due diligence investigation served to confirm the view of Chardan’s management that GaoKe had a strong market position and attractive future opportunities. Additional information regarding the GAI due diligence report is provided above under the heading “The Greatace Due Diligence Report.”

Valuation Information

Mr. Kerry Propper, a director and the Chief Executive Officer of Chardan, prepared for the board of directors an analysis of the post-transaction value of the GaoKe. He analyzed comparable companies in the distributed power generation and micro power networks, taking into account their relative market presences and maturity. He prepared a list of comparative price/earnings ratios of these companies and compared them to the price/earnings of GaoKe and their anticipated price/earnings. The valuation for the future of GaoKe was based on various assumptions, including projected sales, assumed margins, and projected net income.

We have prepared the following projections for GaoKe:

Fiscal Year Ending	12/31/07	12/31/08	12/31/09	12/31/10
Sales	235,297,000	263,533,000	289,886,000	313,077,000
Net Earnings	19,234,000	21,688,000	29,809,000	32,507,000
Net Margin	8.17%	8.23%	10.28%	10.38%

The Chardan Board of Directors recognized that projections are only estimates of future operating results, rather than guarantees of future performance. Because of the inherent uncertainties associated with these projections, the Chardan Board of Directors did not request that the projections provided by GaoKe be subject to any representations or warranties in the stock purchase agreement. The Chardan Board recognized that the future operating results of GaoKe will be affected by numerous factors, including those discussed in the "Risk Factors" section of this proxy statement prospectus, most of which are outside of the control of Chardan, GaoKe, Head Dragon and their respective Boards and executive officers. As such, the Chardan Board viewed the projections as a means to validate its conclusions about the prospects for continued growth of GaoKe’s business; the Board urges Chardan stockholders not to assume that future operating results will conform to these projections. In spite of the best efforts of CETL and GaoKe, actual operating results will differ from these projections. The actual operating results for the fiscal year ending December 31, 2006 were $98.70 million in sales, net earnings of $7.51 million and a net margin of 7.60%.

Capital resources were taken into account, based on the capital of the company after the acquisition and for income and reinvestment, and for the potential exercise of outstanding warrants of Chardan. Based on this analysis, Mr. Propper concluded that, comparatively speaking, the enterprise value of the GaoKe Operating Companies, immediately after the acquisition, was favorable relative to the price being paid, and thus is fair to Chardan’s stockholders, considering the price they had paid for Chardan’s stock in its public offering and the prospects for near-term and long-term increases in the share price. On the basis of the analysis, he concluded that the stock purchase transaction was fair from a financial point of view to Chardan stockholders and that the board of directors, from an economic point of view, should consider the acquisition of the Head Dragon Holdings.

A more detailed discussion of the analysis that Mr. Propper performed is presented below, under the heading “ Satisfaction of the 80% Test,” which, together with the information described above, sets forth the full analysis presented by Mr. Propper to the board of directors of Chardan.

Potential Disadvantages of the Business Combination with Gaoke

The Chardan board of directors also evaluated potential disadvantages of a business combination with GaoKe. They were not able to identify any meaningful factors associated specifically with GaoKe or its industry. The most significant potential drawback associated with GaoKe is the potential for unevenness in its revenues due to the fact that distributed power generation and micro power grid projects are relatively large and take approximately 1 to 2 years to complete. Both the variability in the occurrence of these projects and the potential for delays in them can pose difficulties for forecasting labor needs and scheduling work. A delay in several of these large contracts can cause shifts in revenues and earnings, which could lead to volatility in the company’s share price. The Board concluded that this aspect of GaoKe’s business was minor in comparison to the positive aspects of the transaction, especially since, as GaoKe grows, the tendency will be for its work flows and revenues to even out

In addition, the Chardan Board believed that there is a relatively easy means of compensating for that unevenness in revenues when analyzing the health of GaoKe’s business, which is to look not just at revenues and profits, but also at backlogs, the total of unrecognized revenue associated with executed contracts. To the extent that there has been a delay in performance of one or more contracts, revenues will not be as great, but the backlog will be larger as a result. By looking at the total of revenues for a given period and the backlog existing as of the end of that period, it is possible to determine the rate at which the business is expanding. This aspect of GaoKe’s business has been described below in Management’s Discussion and Analysis section relating to Head Dragon Holdings’ financial results. As a result of the ability to compensate fairly readily for this factor when assessing the performance of GaoKe, the Board believed that its effects should be minimal.

The board of directors also identified other factors that it considered to be potential negative aspects of this transaction. The heavy reliance of GaoKe on manufacturing and infrastructure projects leaves it vulnerable to a general downturn of activity in those areas both in China and worldwide. However, all candidates for a business combination present a similar vulnerability to industry-wide trends.

Another consideration was the ability of the Gaoke management, which will become the management of CETL, to manage its anticipated growth. The board of Chardan recognized this to be a realistic concern. However, it decided it was not possible to reconcile the competing considerations of providing Chardan stockholders with an opportunity for significant appreciation of the value of their investment, which implies a meaningful and sustained rate of growth in revenues and income, and the prospect that the existing management might not be able to continue to manage that growth effectively.

A lack of adequate engineering resources could cause GaoKe’s business to lose profitability and potential business prospects. GaoKe may not be able to retain, recruit and train adequate management and engineering personnel, and increased competition for qualified personnel in China could result in an increase in wages that GaoKe may not be able to offer in order to stay competitive. The business technology used may become obsolete and GaoKe may loose its competitive edge.

Similarly, the need for the management of CETL subsequent to the business combination to alter its perspective from that of managing a private company to that required for a company whose stock will be publicly traded in the US is a legitimate concern. However, that same concern would apply to any private company with which Chardan sought to combine. In the case of GaoKe, the management of Chardan has attempted to ensure that the management of CETL after the stock purchase will appreciate those obligations and will be committed to fulfilling them. In addition, the directors considered the successful power generation industry experience of Jinxiang Lu to be a major factor that favored GaoKe as a candidate relative to other prospects in this regard.

Satisfaction of 80% Test

It is a requirement that any business acquired by Chardan have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of Liaoning Gaoke used to approve the transaction, the Chardan board of directors determined that this requirement was met and exceeded.

To determine the value of Gaoke, the board compiled a list of nine comparable distributed power generation and micro power networks companies whose stock is traded in the public markets. These companies were broken into three tiers based on their market capitalization to delineate their relative market presence and cycle maturity. Tier one included companies with market capitalizations of over fifty billion dollars; tier two included companies with market capitalizations between two billion and fifty billion dollars; and tier three included companies with less than two billion of market capitalization. The board then examined the price earnings ratio of these companies. The overall average price earnings ratio for the 9 companies was 23.07. The average price earnings ratio was 26.35 for the tier two companies. The board used the 26.35 price earnings ratio of the tier two companies because it was the average and, therefore, the most representative.

The companies used for this analysis were:

The board made several assumptions in deriving statistics about GaoKe that were used solely for the purpose of management’s determining a value of GaoKe. The assumptions were for the projection of revenues and net income for 2007. The net income assumption for fiscal year 2007 was $19.23 million. The projected net income for 2007 was determined to be reasonable in light of the net income for 2004 of approximately $2.54 million, $4.38 million for 2005 and $7.51 million for 2006 and the level of existing contracts at the time the assessment was made. The level of contracts has increased significantly from 2006 to 2007. And many new contracts are in the pipeline for which letters of intent have been signed. Deductions were taken for the costs of the acquisition, increased business operations expense and additional general and administrative expenses, notably those associated with being a public company. GaoKe has no long-term debt and it is assumed that they will not leverage the business going forward and therefore have static debt of approximately $909,090.

The board used 20,000,000 as the number of shares outstanding immediately after the transaction, while the fully diluted calculations included the additional shares issuable by the exercise of outstanding warrants.

Analysis was done using both the methods of valuation, discounted cash flow as well as comparable company analysis. The company is valued at $342 million using the discounted cash flow method and $354 million using comparable company method.

Under the discounted cash flow method cost of equity was estimated to be 13.25% and debt was the cost of bank loan which was taken as only 10% of the capital structure. The weighted average cost of capital came to 12.60% using the betas of the second tier comparable companies.

Under the comparable company analysis the price earnings ratio of 26.35 was used in order to determine the value of the business. The price earnings ratio of 26.35 was discounted by 30% because GaoKe is a private company.

Based on the assumed 20,000,000 shares that will be outstanding upon completion of the stock purchase, the Board computed a per share price of $17.71, or approximately double the redemption value of Chardan’s common stock. Although the actual 2007 net income of Gaoke was not known at the time of the Chardan Board’s determination of value, those earnings were $19,234,000 (again, after deduction for the minority interest). Using the comparable price earnings ratio of 18.44 after discount yields a market capitalization of nearly $ 354,143,603 and a per share price of $17.71, which remains well in excess of the redemption value of Chardan’s common stock, and continues to support the Board’s determination of the benefits of the transaction. Stockholders should note that these evaluation computations are not predictions of the actual market price of CETL either upon consummation of the transaction or at any time after that.

The Chardan board of directors believes because of the financial skills and background of several of its members, it was qualified to make this analysis itself and conclude that the acquisition of the Gaoke Operating Companies met this requirement without recourse to an independent source.

By conducting this analysis internally (as opposed to obtaining a third party determination of the satisfaction of the 80% test and the fairness of the transaction to the Chardan stockholders), the Chardan board may have assumed additional potential liability in the event of a challenge to the board's actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person's professional or expert competence and who has been selected by reasonable care. Without that protection afforded by a third party determination, directors could have additional liability (and Chardan could be required to provide indemnification to the directors) if the decision to acquire Head Dragon Holdings was determined to be in violation of the board's fiduciary duties and not covered by the limitations on director liability contained in Chardan's certificate of incorporation.

Conclusion of the Board of Directors

After careful consideration, Chardan’s board of directors determined unanimously that each of the stock purchase proposal, the redomestication merger proposal and the stock option proposal is fair to and in the best interests of Chardan and its stockholders. Chardan’s board of directors has approved and declared advisable the stock purchase proposal, the redomestication merger proposal and the stock option proposal and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals to adopt the stock purchase proposal, the redomestication merger proposal, the stock option proposal and the election of directors.

The foregoing discussion of the information and factors considered by the Chardan board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Chardan board of directors.

Material U.S. Federal Income Tax Considerations of the Redomestication Merger

The following discussion summarizes the material United States federal income tax consequences of the redomestication merger to the Chardan stockholders who are “United States persons,” as defined for United States federal income tax purposes and who hold their Chardan common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For United States federal income tax purposes, a “United States person” is:

•  a citizen or resident of the United States;

•  a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

•  an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•  a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•  brokers or dealers in securities or foreign currencies;

•  stockholders who are subject to the alternative minimum tax provisions of the Code;

•  tax-exempt organizations;

•  stockholders who are “non-United States persons”;

•  expatriates;

•  stockholders that have a functional currency other than the United States dollar;

•  banks, mutual funds, financial institutions or insurance companies;

•  stockholders who acquired Chardan common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•  stockholders who hold Chardan common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the redomestication merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the redomestication merger under state, local and foreign laws or under United States federal tax law other than income tax law.

Subject to the limitations and qualifications referred to herein and assuming that the redomestication merger will be completed as described in the merger agreement and this Registration Statement, the redomestication merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the following United States federal income tax consequences will result:

•	Chardan stockholders will not recognize any gain or loss upon the receipt of CETL common stock in exchange for Chardan common stock in connection with the redomestication merger;

•
the aggregate tax basis of the CETL common stock received by a Chardan stockholder in connection with the redomestication merger will be the same as the aggregate tax basis of the Chardan common stock surrendered in exchange for CETL common stock;

•	the holding period of the CETL common stock received by a Chardan stockholder in connection with the redomestication merger; and

•
Chardan will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Chardan’s assets and such asset’s fair market value at the effective time of the redomestication merger.

The foregoing United States federal income tax consequences is not affected by the changes made to the Code by the American Jobs Creation Act of 2004 in the treatment of domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions, under Section 7874 of the Code, generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% of continuing share ownership in the successor foreign entity by the former U.S. corporation’s stockholders and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the Chardan redomestication merger and the stock purchase agreement, following the redomestication merger into CETL, more than 60% of stock of CETL (by vote and by value) will be held by persons who were not holders of Chardan common stock, and accordingly Section 7874 should not apply to CETL.

Following the redomestication merger, the former Chardan stockholders will hold common stock in CETL. Chardan stockholders who are United States persons will be subject to U.S. income tax on distributions made by CETL with respect to CETL common stock, including deemed dividends and certain distributions of stock or stock rights. Distributions made to U.S. persons holding CETL common stock will generally be includable in their gross income as foreign source dividend income to the extent that the distributions are paid out of CETL’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Under current law, for taxable years beginning before January 1, 2011, dividends paid to individual U.S. persons will generally be taxed at a maximum U.S. federal tax rate of 15% provided that (i) CETL is not a passive foreign investment company (PFIC) (as discussed below) for either the taxable year in which the dividend was paid or the preceding taxable year, and (ii) certain minimum holding requirements are met. To the extent, if any, that the amount of any such distribution exceeds CETL’s current and accumulated earnings and profits, it will first reduce the U.S. person’s tax basis in its shares of CETL common stock, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. U.S. persons generally will not be entitled to claim a dividend received deduction allowed to corporations with respect to distributions by CETL.

Subject to the PFIC rules discussed below, a U.S. person will recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of any shares of common stock of CETL in the same manner as on the sale or disposition of any other shares held as capital assets. Gain or loss, if any, will generally be U.S. source gain or loss. Capital gains of individuals derived with respect to shares held for more than one (1) year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

In general, CETL will be a PFIC for U.S. federal income tax purposes if 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company in which CETL is considered to own 25% or more of the shares by value, is passive income. Alternatively, CETL will be considered to be a PFIC if at least 50% of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including the pro-rata share of the assets of any company in which CETL is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. CETL will be treated for purposes of the PFIC tests as owning its proportionate share of the assets and income of any corporation in which it owns, directly or indirectly, at least 25% by value.

CETL does not believe that it will be a PFIC as defined above and does not expect to become a PFIC in the future for United States federal income tax purposes, although there can be no assurance in this regard. This conclusion is a factual determination made annually and thus is subject to change. In addition, it is based, in part, on interpretations of existing law that CETL believes are reasonable, but which have not been approved by any taxing authority.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, each stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the redomestication merger and the stock purchase to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Anticipated Accounting Treatment

The stock purchase transaction will result in the current shareholders of Head Dragon Holdings obtaining a majority of the voting interests in Chardan Sub (subsequently named China Energy Technologies Limited). Generally accepted accounting principles require that the company whose shareholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Since Chardan does not have any assets with operating substance except cash and short-term investments, the transaction has been accounted for as reorganization and recapitalization of Head Dragon Holdings. The stock purchase transaction utilizes the capital structure of Chardan and the assets and liabilities of Head Dragon Holdings are recorded at historical cost. Although Head Dragon Holdings will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of CETL as the surviving corporation will not change.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to the HSR Act or any federal or state regulatory requirement or approval in the United States, Hong Kong or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands. Counsel for the Head Dragon Holdings will provide Chardan with an opinion at closing that because the transfer of ownership of GaoKe to Head Dragon Holdings occurred prior to the September 8, 2006 effective date of Regulations on the Merger and Acquisition of PRC Enterprises by Foreign Investors, no approval for the proposed transaction is needed under those regulations.

THE STOCK PURCHASE AGREEMENT

The following summary of the material provisions of the stock purchase agreement is qualified by reference to the complete text of the stock purchase agreement, a copy of which is attached as an annex to this proxy statement/prospectus and is incorporated by reference. All stockholders are encouraged to read the stock purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

At the effective time of the stock purchase agreement, Chardan will be merged with and into CETL, and CETL will continue as the surviving company. All of the stock of Chardan will be converted into the right to receive stock in CETL on a one-for-one basis. CETL will purchase all the issued and outstanding common stock of Head Dragon Holdings for 13,000,000 shares of common stock, and, based on the financial performance of the combined company, the additional consideration described below. Through its acquisition of Head Dragon Holdings, CETL will obtain a controlling interest in GaoKe.

Closing and Effective Time of the Stock Purchase

The closing of the merger will take place promptly following the satisfaction of the conditions described below under “Conditions to the Completion of the Acquisition,” unless Chardan and the Head Dragon Stockholder agree in writing to another time.

Name; Headquarters; Exchange Listing

After completion of the stock purchase:

•  the name of the combined company will be China Energy Technologies Limited

•  the corporate headquarters and principal executive officers will be located at No. 64 Huanghai Road, Yuhong District, Shenyang, China 110141, which is currently the GaoKe corporate headquarters; and

•  In connection with the stock purchase, CETL will apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market.

Purchase Price

The Head Dragon Stockholder will receive an aggregate of 13,000,000 shares of CETL common stock for all the outstanding common stock of Head Dragon Holdings.

As additional consideration, the Head Dragon Stockholder will be issued an aggregate of up to 9,000,000 shares of common stock of CETL as a result of the net operating after-tax profits of CETL for the fiscal years 2007 through 2012 if CETL generates net operating profits (excluding any profit from an acquisition by CETL that involves the issuance of securities that has a dilutive effect on the holders of common stock of CETL). The target net operating profits for CETL and schedule of additional shares issuable to Head Dragon Stockholder upon achieving the net operating profit for such fiscal year are as follows:

Year ending December 31,	Net Operating Profit (after taxes)	Additional Shares Issuable

2007	$14,000,000	1,000,000
2008	$19,000,000	1,000,000
2009	$29,000,000	1,000,000
2010	$44,000,000	2,000,000
2011	$63,000,000	2,000,000
2012	$87,000,000	2,000,000

Representations and Warranties

The stock purchase agreement contains a number of generally reciprocal representations and warranties that the Head Dragon Stockholder and Chardan have made to each other. These representations and warranties relate, as applicable, to:

•  organization, standing, power;

•  capital structure;

•  authorization, execution, delivery, enforceability of the stock purchase agreement;

•  absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, and receipt of all required consents and approvals;

•  absence of certain changes or events since December 31, 2006;

•  litigation;

•  compliance with applicable laws;

•  absence of brokers;

•  absence of undisclosed liabilities;

•  completeness and truthfulness of the information and provisions in the stock purchase agreement; and

•  survival of representations and warranties.

The Head Dragon Stockholder also makes representations to Chardan relating to GaoKe regarding:

•  ownership of the subsidiary stock;

•  labor relations and employee plans;

•  environmental liability;

•  taxes, tax returns and audits;

•  title to and condition of assets;

•  licenses and permits;

•  the absence of illegal or improper transactions;

•  financial condition;

•  the collectibility of accounts receivable;

•  the nature and condition of inventory;

•  the contracts to which they are parties and any other obligations and commitments;

•  intellectual property rights;

•  real property;

•  certain personal property;

•  non-real estate leases;

•  insurance;

•  the accuracy and completeness of books and records; and

•  related party transactions.

The Head Dragon Stockholder also makes representations to Chardan regarding:

•  the acquisition of CETL common stock being solely for Head Dragon Stockholder’s own account;

•  Head Dragon Stockholder’s status as an accredited investor;

•  the adequacy of the information Head Dragon Stockholder received regarding Chardan;

•  the restricted nature of the securities that they will receive under the stock purchase agreement; and

•  the placement of legends on the certificates representing the securities issued to them under the stock purchase agreement.

Chardan also makes representations to the Head Dragon Stockholder regarding:

•  filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities; and

•  Valid issuance of CETL stock

•  accuracy of information contained in the financial statements;

•  filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities; and

•  the amount of funds contained in the trust account maintained for Chardan.

Materiality and Material Adverse Effect

Many of the representations and warranties made by the Head Dragon Stockholder are qualified by materiality or the use of the term “material adverse effect.” For the purposes of the stock purchase agreement, a “material adverse effect” means a material adverse effect on the business, assets, operations, financial condition, liquidity or prospects of either Head Dragon or GaoKe.

Several of the representations and warranties made by Chardan are qualified by materiality. However, only Chardan’s representation and warranty related to the absence of certain changes and the absence of litigation is qualified by the use of the term “material adverse effect.”

Interim Operations of Chardan and GaoKe

Interim Covenants relating to GaoKe and Head Dragon Holdings. Under the stock purchase agreement, the Head Dragon Stockholder has agreed to use his best efforts to cause GaoKe to conduct business in the usual, regular and ordinary course, in substantially the same manner as previously conducted. In addition to this agreement regarding the conduct of business generally, subject to specified exceptions, the Head Dragon Stockholder has agreed that, except as otherwise expressly permitted or required by the stock purchase agreement, he will, use his best efforts to cause GaoKe to:

•  not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock;

•  not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to any others in the GaoKe stock;

•  not pledge, sell, transfer, lease dispose of or otherwise encumber any property or assets of GaoKe other than in accordance with past practice or in the normal course of business;

•  not issue, deliver, sell or grant any shares of its capital stock, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of capital stock;

•  not make or agree to a general wage or salary increase or enter into any employment contract, increase the compensation payable or to become payable to any officer or employee of any GaoKe Operating Company or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable laws;

•  not amend the organization documents of GaoKe;

•  not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any other business operations;

•  not make any payments outside the ordinary course of business;

•  not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice;

•  provide Chardan with access to information regarding the business of GaoKe;

•  maintain in effect insurance of the types and in the amounts customarily acquired to protect the assets and business of GaoKe;

•  protect the confidential information of GaoKe that Chardan has received in the course of the negotiations;

•  refrain from competing with GaoKe;

•  refrain from any discussions or negotiations with any other party regarding the issuance of any capital stock or the sale or transfer of any portion of the business of any GaoKe Operating Company;

•  refrain from engaging in any transaction involving the securities of Chardan;

•  disclose certain material information that arises or comes to be known between the date of the stock purchase agreement and the date of the closing;

•  use their best efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the stock purchase agreement;

•  not acquire any rights to or use any of the intellectual property of GaoKe;

•  pay any taxes that become due as a result of the issuance to them of CETL common stock;

•  do all things necessary to effectuate the GaoKe stock purchase transaction contemplated under the stock purchase agreement;

•  complete the restructuring related to the formation and ownership of Head Dragon Holdings and have Head Dragon Holdings obtain any required stockholder approval for the stock purchase transaction contemplated under the stock purchase agreement;

•  provide to Chardan such information as is necessary regarding Head Dragon Holdings and GaoKe as is required under the rules of the SEC for the proxy statements;

•  provide to Chardan interim internal financial and management reports regarding the conduct of the business of GaoKe;

•  not take or agree to take any action that would cause a breach in the representations and warranties contained in the stock purchase agreement; and

•  not take or agree to take any action that would prevent the Head Dragon Stockholder or GaoKe from performing the covenants contained in the stock purchase agreement.

Interim Covenants relating to Chardan . Except as otherwise expressly permitted or required by the stock purchase agreement and the transactions contemplated thereby, the stock purchase agreement, among other things, requires Chardan to:

•  conduct its business in the ordinary course, not sell or issue any capital securities of Chardan, encumber any of the assets of Chardan or incur any debt out of the ordinary course, not declare or pay any dividend, or make any general wage increase;

•  not change its Certificate of Incorporation, by-laws, articles or other organizational documents, except as may be required to extend the geographic limitations on a business combination and extend the deadline by which a business combination must be consummated;

•  call the stockholders meeting to which this proxy relates;

•  incorporate CETL;

•  cause the board of CETL, after the closing, to initially consist of seven persons, of which two members will be designated by the Head Dragon Stockholder, one member will be designated by the board of Chardan and four members will satisfy the independence requirements of Nasdaq; and

•  apply to have the shares of CETL listed on the Nasdaq Global Market following the closing.

No Solicitation by the Head Dragon Stockholder

The Head Dragon Stockholder has agreed that he will not, and will use his best efforts to cause GaoKe to not:

•  solicit, initiate or encourage discussions regarding or the submission of any acquisition proposal;

•  enter into any agreement with respect to any acquisition proposal; or

•  participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

The Head Dragon Stockholder will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

Chardan Stockholders’ Meeting

Chardan has agreed to call and hold a meeting of its stockholders as soon as practicable after the date of this filing for the following purposes:

•  amend Chardan’s Certificate of Incorporation to remove the geographic limitations on a business combination and extend the deadline by which a business combination must be consummated; and

•  approve the merger of Chardan with and into CETL for the purpose of corporate reincorporation and redomestication in the British Virgin Islands;

•  approve the stock purchase agreement and the related transactions; and

•  approve the Chardan 2007 Equity Plan.

Chardan has also agreed that it will file all required proxy materials with the SEC and, through its board of directors, recommend to its stockholders that they approve and adopt the stock purchase proposal.

Access to Information; Confidentiality

Chardan and GaoKe will afford to the other party and its representatives prior to completion of the stock purchase reasonable access during normal business hours to all of their respective properties and records and will promptly provide to the other party a copy of each document filed pursuant to the requirements of the securities laws the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Efforts; Notification

Chardan and the Head Dragon Stockholder have agreed that they will use all reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the stock purchase and the transactions contemplated by the stock purchase agreement in the most expeditious manner practicable. This includes:

•  obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•  obtaining all necessary consents, approvals or waivers from third parties;

•  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the stock purchase agreement or any other agreement contemplated by the stock purchase agreement or the consummation of the stock purchase or other transactions contemplated by the stock purchase agreement including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•  executing and delivering any additional instruments necessary to consummate the stock purchase or other transactions contemplated by the stock purchase agreement and to fully carry out the purposes of the stock purchase agreement and the transaction agreements contemplated by the stock purchase agreement.

The Head Dragon Stockholder will give prompt notice to Chardan, and Chardan will give prompt notice to the Head Dragon Stockholder, of:

•  any representation or warranty made by it contained in the stock purchase agreement becoming inaccurate or misleading; or

•  the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the stock purchase agreement.

However, no notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the stock purchase agreement or the agreements contemplated thereby as originally made. Accordingly, such notification may permit a termination of the stock purchase agreement.

Indemnification

The Head Dragon Stockholder shall indemnify and hold harmless Chardan (or CETL after the closing) for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of the representations and warranties and agreements and covenants of the Head Dragon Stockholder. Chardan shall indemnify and hold harmless each Head Dragon Stockholder for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of representations and warranties and agreements and covenants of Chardan, which will be assumed by CETL upon the redomestication merger. Claims may be asserted once the damages exceed $250,000. Any indemnification payments shall be deemed to be an adjustment to the purchase price. Any party entitled to indemnification has the right to adjust any amount that it would otherwise pay (under the stock purchase agreement or any other agreement) to a party obligated to provide indemnification. As discussed under the heading “Enforceability of Civil Liabilities Against Foreign Persons,” CETL may have difficulty enforcing a judgment for indemnification against the Head Dragon Stockholder. However, CETL would be able to reduce the amount of any future payments to the Head Dragon Stockholder (including the deferred cash payment or any additional consideration based on after tax profits of CETL) in the event of indemnification claims.

The determination to assert a claim for indemnification against the Head Dragon Stockholder for the benefit of Chardan (or CETL after the closing) will be determined by an independent committee of the board of directors of Chardan. The independent committee of the board of directors will consist of at least two persons, as selected by the board of directors, none of whom is an officer or employee of Chardan (or CETL after the closing) and its subsidiaries or is the direct or beneficial owner of 5% or more of the voting capital stock of Chardan (or CETL after the closing).

Neither GaoKe nor the Head Dragon Stockholder have any right to any amount held in the trust account, and they have agreed not to make any claim against Chardan and CETL that would adversely affect the business, operations or prospects of Chardan and CETL or the amount of the funds held in the trust account.

Expenses

Except as provided in the stock purchase agreement, all fees and expenses incurred in connection with the stock purchase and the other transactions contemplated by the stock purchase agreement will be paid by the party incurring such expenses, whether or not the stock purchase is consummated. The Head Dragon Stockholder have agreed they have no right to claim or be paid any amount from the Chardan trust account, except on consummation of the stock purchase agreement.

Public Announcements

Chardan, on the one hand, and the Head Dragon Stockholder, on the other hand, have agreed:

•  to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the stock purchase and the other transactions contemplated by the stock purchase agreement; and

•  not to issue any press release or make any public statement prior to this consultation, except as may be required by applicable laws or court process.

Conditions to the Completion of the Acquisition

Consummation of the stock purchase is conditioned on the stockholders of Chardan, at a meeting called for these purposes, (i) approving the amendments to Chardan’s certificate of incorporation extending the date by which it must commence liquidation if no business combination is entered into from August 10, 2007 to __________ and allowing Chardan to enter into a business combination with Head Dragon Holdings, even though GaoKe’s operations are north of the Yangtze River (ii) approving the stock purchase agreement and related transactions, and (iii) approving the merger of Chardan into CETL for the purpose of corporate reincorporation and redomestication in the British Virgin Islands, which will include retention of the CETL name and an increase in the authorized capital of the current company. The stockholders will also be asked to adopt a stock plan, but the stock purchase and redomestication transactions are not dependent on the approval of this plan.

In addition, the stock purchase agreement is conditioned upon (i) no order, stay, judgment or decree issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated in the stock purchase agreement, (ii) execution and delivery to each party of each of the various transaction documents, (iii) delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the stock purchase agreement have been materially complied with by each party, and (iv) receipt of necessary consents and approvals by third parties and completing necessary proceedings.

The obligations of each Head Dragon Stockholder to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•  CETL will have delivered the CETL stock and the Head Dragon Stockholder will have received such other documents, certificates and instruments as may be reasonably requested by the Head Dragon Stockholder;

•  the Head Dragon Stockholder must have received a legal opinion, dated as of the closing, from DLA Piper US LLP, counsel to Chardan;

•  CETL will be an existing company under the laws of the British Virgin Islands;

•  Head Dragon Holdings shall have entered into, effective as of the closing, the employment agreements with Mr. Jinxiang Lu, its Chairman, the forms of which are exhibits to the stock purchase agreement;

•  Chardan must have performed all its obligations and all of Chardan’s representations and warranties must be true and correct;

•  at the closing, there will have been no material adverse change in the assets, liabilities or financial condition of Chardan and CETL from that shown in the Chardan balance sheet and related statements of income, and between the date of the stock purchase agreement and the closing date, there will have not occurred an event which, in the reasonable opinion of the Head Dragon Stockholder, would have had a material adverse effect on the operations, financial condition or prospects of Chardan and CETL;

•  effective as of the closing, the directors of Chardan who are not continuing as directors and officers of Chardan (or CETL, as the case may be) will have resigned and agreed that they have no claim for employment compensation in any form from Chardan; and

•  disbursement of funds held in the trust account maintained for Chardan.

The obligation of Chardan to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•  the Head Dragon Stockholder will have delivered the Head Dragon Holdings stock;

•  at the closing, there will have been no material adverse change in the assets, liabilities, financial condition or prospects of Head Dragon Holdings, GaoKe or its business from that shown or reflected in the financial statements of December 31, 2006 and as to be described in the Chardan proxy statement, and between the date of the stock purchase agreement and the closing date, there shall not have occurred an event which, in the reasonable opinion of Chardan would have a material adverse effect on Head Dragon Holdings or GaoKe;

•  the information about Head Dragon Holdings, GaoKe and their subsidiaries and management provided for inclusion in the Chardan proxy statement at the time of its distribution and at the closing, will accurately reflect the business, Head Dragon Holdings, GaoKe and the Head Dragon Stockholder, and not contain any untrue statement of a material fact or omission;

•  Chardan must have received a legal opinion, dated as of the closing, from Tianyin Law Firm, counsel to the Head Dragon Stockholder, Head Dragon Holdings and GaoKe;

•  Head Dragon Holdings, GaoKe and the Head Dragon Stockholder must have performed all their obligations and all of their representations and warranties must be true and correct; and

Termination

The stock purchase agreement may be terminated at any time, but not later than the closing as follows:

•  by mutual written consent of Chardan and the Head Dragon Stockholder;

•  by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•  by either party if the closing has not occurred by August 10, 2007 or such later date as is provided for completing the transaction by amendment to the Chardan Certificate of Incorporation (unless such terminating party is in breach of any of its material covenants, representations or warranties);

•  by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 10 business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•  by Chardan if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•  by either party if, at the Chardan stockholder meeting, the stock purchase agreement and redomestication merger and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Chardan’s common stock, or 20% or more of the shares sold in the initial public offering are presented for conversion into the pro rata portion of the trust account in accordance with the Chardan certificate of incorporation.

Effect of Termination

In the event of proper termination by either Chardan or the Head Dragon Stockholder, the stock purchase agreement will become void and have no effect, without any liability or obligation on the part of Chardan or the Head Dragon Stockholder, except in connection with the confidentiality obligations set forth in the stock purchase agreement.

Amendment

The stock purchase agreement may be amended at any time before or after receipt of the approval from Chardan’s stockholders. However, after receipt of the approval from Chardan’s stockholders, the parties may not, without further stockholders’ approval, amend the stock purchase agreement, in a manner that by law requires further approval by the stockholders of Chardan. In addition, no amendment will be binding on any of the parties unless such amendment is made in writing by all of them.

Extension; Waiver

At any time prior to the consummation of the stock purchase, Chardan and the Head Dragon Stockholder may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties or waive compliance with any of the conditions.

Officers of the Combined Company

After the consummation of the stock purchase, the board of directors of CETL will appoint Mr. Jinxiang Lu to be the chairman and chief executive officer of CETL.

CHARDAN REDOMESTICATION MERGER

General

Chardan is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and establishing a new board of directors. The redomestication merger is an obligation under the stock purchase agreement with the Head Dragon Stockholder.

We believe that the reincorporation in the British Virgin Islands (BVI) will give the continuing company more flexibility and simplicity in various corporate transactions. We also believe that being reincorporated in the BVI will facilitate and reduce the costs of any further reorganization of GaoKe and permit the creation and acquisition of additional companies in China as the business of GaoKe expands. We believe that the reincorporation will reduce taxes and other costs of doing business by CETL in the future because its operations will be in China after the acquisition. The BVI has adopted a BVI Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI business companies are wholly exempt from BVI tax on their income. As part of the reincorporation, Chardan’s corporate name will be that of the surviving company, “China Energy Technology Limited.”

Reincorporation in the BVI will entail some risks for Chardan stockholders. Upon completion of the stock purchase transaction, holders of Chardan stock will represent a minority of the outstanding shares of CETL. There is little statutory law for the protection of minority shareholders under the laws of the British Virgin Islands. Similarly, the fiduciary obligations of the CETL directors under British Virgin Islands law are not as clearly established as they would be under the statutes or judicial precedent in some jurisdictions in the United States, and British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. These risks are discussed in greater detail in the “Risk Factors” section under the heading “Risks Related to the Ownership of Our Stock.”

The full texts of the Plan of Merger and the Memorandum and Articles of Association of CETL are set forth in annexes to this proxy statement/prospectus. A discussion of these documents and the comparison of rights is set forth below.

Adoption of the Redomestication Merger

The board of directors has approved the reincorporation plan and redomestication merger and recommends that the stockholders of Chardan approve it.

The affirmative vote of the holders of a majority of the shares outstanding of Chardan is required for approval of the reincorporation plan and redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The reincorporation plan will not be implemented if the geographic expansion proposal and the stock purchase agreement are not approved or the stock purchase is not consummated. The stock purchase will not be consummated if Chardan does not reincorporate in the BVI.

The board of directors unanimously recommends a vote “FOR” the approval of the reincorporation plan and redomestication merger.

Plan of Reincorporation and Redomestication Merger

The reincorporation will be achieved by the merger of Chardan, a Delaware company, with and into CETL, a BVI corporation, which is wholly owned by Chardan at this time, with CETL being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of CETL, written in compliance with BVI law. The effectiveness of the reincorporation and the merger is conditioned upon the filing by both Chardan and CETL of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, Chardan will cease its corporate existence in the State of Delaware.

At the time of the redomestication merger, one new share of CETL will be issued for each outstanding share of common stock of Chardan held by our stockholders on the effective date for the reincorporation. Each share of CETL that is owned by Chardan will be canceled and resume the status of authorized and unissued CETL common stock. The Chardan shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of CETL will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of Nasdaq if that is where the shares will trade upon consummation of the stock purchase.

Your percentage ownership of Chardan will not be affected by the reincorporation. As part of the stock purchase transaction, however, there will be the issuance of additional shares of common stock as partial consideration for the GaoKe Companies. As part of the reincorporation, CETL will assume the outstanding warrants of Chardan on the same terms as currently issued. In addition, CETL will assume all other outstanding obligations of Chardan and succeed to those benefits enjoyed by Chardan. The business of Chardan, upon the reincorporation and the acquisition of Head Dragon Holdings will become that of Head Dragon Holdings.

You do not need to replace the current stock certificate of Chardan after the redomestication merger. Do not destroy your current stock certificates issued by Chardan . The issued and outstanding stock certificates of Chardan will represent the rights that our stockholders will have in CETL. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issue. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of CETL

The directors of CETL will be seven persons. These will be Jinxiang Lu, Richard Propper, Dilip Limaye, Remo Richli, and three additional directors to be appointed at the consummation of the stock purchase. Mr. Jinxiang Lu will be the chairman and chief executive officer. See “Directors and Management of the Combined Company following the Stock Purchase.”

Conversion Rights

Any stockholder of Chardan holding shares of common stock issued in Chardan’s initial public offering who votes against the redomestication merger may, at the same time, demand that Chardan convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the redomestication merger is consummated, Chardan will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. Alternatively, Chardan stockholders who vote against the redomestication merger may elect to exercise their appraisal rights under Delaware law as discussed in the section below. Because the exercise of the conversion rights and the appraisal rights both require a tender of the holder’s shares to Chardan, only one right may be elected in respect of the shares.

The closing price of Chardan’s common stock on ____________, 2007 (the record date) was $_____ and the per-share, pro-rata cash held in the trust account on that date was approximately $_____. Prior to exercising conversion rights, Chardan stockholders should verify the market price of Chardan’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,150,000 or more shares of common stock issued in Chardan’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, Chardan will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company.

Appraisal Rights

Under Delaware corporate law, holders of Chardan common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraised value of their shares in connection with the redomestication merger. (Appraisal rights are different than the conversion rights, which are discussed under the heading “The Chardan Special Meeting - Conversion Rights.”)

Delaware law entitles the holders of record of shares of Chardan common stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” (as determined by the court) of such shares as of the effective time of the redomestication merger, instead of the consideration that the holder would otherwise receive in the redomestication merger. In order to exercise appraisal rights, a stockholder must demand and perfect those rights in accordance with Section 262 of the Delaware corporate law. The following is a summary of Section 262 of the Delaware corporate law. Acopy of Section 262 of the Delaware corporate law is attached hereto as Annex H. Chardan stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal.

If a holder of Chardan common stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such stockholder must:

• file with Chardan at its main office in San Diego, California, a written demand for appraisal of the shares of Chardan common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the redomestication merger at the special meeting; and

• continuously hold such shares through the effective time of the redomestication merger.

All written demands for appraisal should:

• be addressed to Kerry Propper, Chief Executive Officer, Chardan South China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, CA 92101,

• be sent to ensure receipt before the vote is taken on the redomestication merger at the special meeting,

• be executed by, or on behalf of, the holder of record, and

• reasonably inform Chardan of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares.

Within 10 days after the effective time of the redomestication merger, CETL (the surviving company of the redomestication merger) will give written notice of the effective time to each holder of Chardan common stock who has satisfied the requirements of Section 262 of the Delaware corporate law by timely filing a proper demand for appraisal. Within 120 days after the effective time, either CETL or any stockholder demanding appraisal rights may file a petition with the court demanding a determination of the fair value of the shares of Chardan common stock of all dissenting stockholders. Any stockholder demanding appraisal rights who desires the court to make the determination of fair value should file the petition on a timely basis, unless the stockholder receives notice that such a petition has been filed by CETL or another stockholder.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Chardan common stock held by those stockholders. The court's valuation will exclude any element of value arising from the accomplishment or expectation of the redomestication merger (and the concurrent acquisition of Head Dragon Holdings), but may include a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that a stockholder would otherwise be entitled to receive either in the redomestication merger or pursuant to the conversion rights (which entitle the holder to a pro rata portion of the funds in the Chardan trust account). If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The court will determine the costs of the appraisal proceeding and the court will assess those costs against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts) to be charged pro rata against the value of all shares entitled to appraisal. Because the reimbursement of these costs is discretionary and because the appraised value of the shares may be low (given that the court is entitled to exclude any elements of value arising from the accomplishment or expectation of the redomestication merger and the concurrent acquisition of Head Dragon Holdings), stockholders demanding appraisal rights may not receive amounts for their shares that would be sufficient to cover their costs of the appraisal process.

After the effective time of the redomestication merger, no stockholder who has exercised appraisal rights shall have any rights of a Chardan stockholder with respect to such holder’s shares for any purpose, except to receive payment to which Chardan stockholders of record as of a date prior to the effective time are entitled, if any. If a stockholder entitled to appraisal rights delivers to CETL a written withdrawal of the demand for an appraisal within 60 days after the effective time of the redomestication merger (or thereafter with the written approval of CETL) or if no petition for appraisal is filed within 120 days after the effective time, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive only the shares of common stock of CETL as provided in the redomestication merger.

Differences in Stockholder Rights

Upon the completion of the reincorporation, the memorandum and articles of association of CETL will become the governing documents of the surviving corporation. The corporate statutes of Delaware and the British Virgin Islands are similar, and flexibility available under British Virgin Islands law has enabled us to adopt an amended and restated Memorandum of Association and Articles of Association that will provide stockholders with rights that do not vary in any material respect from those they enjoyed under Chardan’s certificate.

The one material change in the Memorandum of Association and Articles of Association compared with Chardan’s certificate of incorporation is an increase in the authorized stock. Chardan had 21 million shares of authorized common stock, which was sufficient to cover all of its anticipated needs prior to the stock purchase. However, in order to meet the total obligations to issue stock that will come to exist if the stock purchase is approved, we have proposed that CETL have 50 million shares of common stock authorized. That will exceed by about 6 million shares the number of shares of common stock that will be needed to meet all of CETL’s obligations to issue stock under existing agreements. This additional stock will be authorized only if the increase in authorized stock proposal is approved. If it is not, but the stock purchase is approved, CETL will have 43.5 million shares authorized, or just slightly more than needed to fulfill all of its existing and potential obligations to issue stock if the stock purchase occurs.

To the extent that there are any other differences, the CETL provisions are either more protective of stockholder rights or they are matters of form, only. Such differences were not deemed material.

Indemnification of Officers and Directors

A director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of CETL do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the Business Companies Act of the British Virgin Islands permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The stock purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. CETL is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, CETL and Chardan have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of CETL’s Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified by reference to the full texts of CETL’s Memorandum and Articles of Association.

In general, the anti-takeover provisions of CETL’s Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by CETL’s board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of CETL or a tender offer for all of CETL’s capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of CETL in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of CETL in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of CETL or tender offers for all or part of CETL’s capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of CETL’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of CETL’s stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings . British Virgin Island law provides that stockholder meetings shall be convened by the board of directors at any time or upon the written request of stockholders holding more than 30% of the votes of the outstanding voting shares of the company. CETL’s Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors . British Virgin Island law requires that the board of directors of a company consist of one or more members and that the number of directors shall be set by the corporation’s Articles of Association, with a minimum of one director. CETL’s Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the stockholders. Directors may be removed by the members only for cause or without cause on a vote of the members representing 66-2/3 of the shares entitled to vote.

Election of Directors . Under British Virgin Island law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of CETL who are up for election, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent . The CETL Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of CETL at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by CETL’s board of directors or by stockholders comprising 30% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and shareholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle , a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of CETL. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Federal Income Tax Consequences of the Reincorporation

As described above under the heading “Material U.S. Federal Income Tax Considerations of the Redomestication Merger,” the redomestication merger has been structured to qualify as a reorganization under section 368(a) of the Code for federal income tax purposes. For United States federal income tax purposes, no gain or loss will be recognized by the stockholders of Chardan who receive CETL common stock for their Chardan common stock in connection with the redomestication merger. The aggregate tax basis of the CETL common stock received by a Chardan stockholder in connection with the redomestication merger will be the same as the aggregate tax basis of the Chardan common stock surrendered in exchange for CETL common stock. A stockholder who holds Chardan common stock will include in his holding period for the CETL common stock that he receives his holding period for the Chardan common stock. Chardan, however, will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis of any Chardan asset and such asset’s fair market value at the effective time of the redomestication merger. There is no reciprocal tax treaty between the British Virgin Islands and the United States regarding withholding.

State, local or foreign income tax consequences to stockholders may vary from the federal income tax consequences described above, and stockholders are urged to consult their own tax advisor as to the consequences to them of the reincorporation under all applicable tax laws .

Transfer of CETL Securities Upon Death of Holder

Because CETL is a BVI company, the transfer of the securities of CETL, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of CETL seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. CETL has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

CONSIDERATION OF THE INCREASE IN
AUTHORIZED CAPITAL PROPOSAL

Chardan is proposing that CETL’s Memorandum and Articles of Association authorize CETL to issue up to 50 million shares. Under Chardan’s Certificate of Incorporation, 21 million shares of common stock are authorized. If the stock purchase is consummated, the number of shares that CETL will be obligated to issue to meet existing actual and potential obligations, such as the consideration in the stock purchase itself, shares issuable upon the exercise of the warrants, shares issuable upon CETL;s achieving certain profit targets following the business combination, etc., is approximately 43 million shares.

Purpose and Effect of the Amendment

     The principal purpose of the proposal to increase the number of shares of common stock authorized under CETL’s Memorandum and Articles of Association to 50 million is to meet the total obligations to issue stock that will exist if the stock purchase is approved. The 50 million authorized shares will exceed, by about 6 million shares, the number of shares that will be needed to meet all of CETL’s existing and potential obligations to issue stock. This additional stock will be authorized only if the increase in authorized capital proposal is approved. If it is not, but the stock purchase is approved, CETL will have 43.5 million shares authorized, or just slightly more than needed to fulfill all of its existing and potential obligations to issue stock if the stock purchase occurs. The purpose of authorizing the additional shares is to have shares available in the event CETL’s Board of Directors determines that it is necessary or appropriate to permit future stock dividends, to raise additional capital through the sale of equity securities, to acquire another company or its assets using stock as consideration, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of common stock is particularly important in the event that CETL’s Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking shareholder approval in connection with the contemplated issuance of common stock. If the amendment is approved by the shareholders, CETL’s Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of its authorized common stock, except as may be required by applicable law.

      The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders except as otherwise described in the proxy statement/prospectus. However, CETL’s Board of Directors will have the authority to issue authorized common stock without requiring future shareholder approval of such issuance, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The holders of common stock have no rights to participate in any such future offering, and the Board of Directors has no plans to grant such rights with respect to any such shares.

      The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of CETL without further action by the shareholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of CETL more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of CETL. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

Required Vote and Recommendation

      The affirmative vote of the majority of the issued and outstanding shares of common stock of Chardan is required for approval of this proposal.

      The Board of Directors believes that the proposed amendment of the Memorandum and Articles of Association is in the best interest of the shareholders and Chardan for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of this proposal to allow for an amendment of CETL’s Memorandum and Articles of Association to increase the number of authorized shares of common stock to 50 million shares.

THE EXCHANGE OFFER

Overview

CETL is offering to exchange one share of CETL common stock for each outstanding share of Head Dragon Preferred, subject to the procedures described in this prospectus and offer to exchange and the related letter of transmittal.

The term “expiration date” means 12:00 midnight, New York City time, on ___________, 2007, unless CETL extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

If you are a registered shareholder and tender your shares of Head Dragon Preferred directly to CETL, you will not be obligated to pay any charges or expenses of CETL or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, any transfer taxes on the exchange of shares of Head Dragon Preferred pursuant to the offer will be paid by CETL.

CETL is making the exchange offer in order to acquire control of the remaining equity interests of Head Dragon Holdings. Pursuant to a stock purchase agreement with the holders of all issued and outstanding shares of common stock of Head Dragon Holdings, if the stockholders of Chardan (the parent of CETL) approve the transaction, then CETL will acquire all such shares of common stock (representing 100% of the equity interests of Head Dragon Holdings) for consideration consisting of CETL common stock and cash. The exchange offer is the final step in this transaction by which CETL is acquiring shares of Head Dragon Holdings.

CETL’s obligation to exchange shares of its common stock for shares of Head Dragon Preferred pursuant to the exchange offer is subject to several conditions referred to below under “The Exchange Offer—Conditions of the Offer,” including the stockholder approval condition and the stock purchase condition, as well as the other conditions that are discussed below.

Timing of the Exchange Offer

The exchange offer is scheduled to expire at 12:00 midnight, New York City time on ___________, 2007. For more information, you should read the discussion below under the section captioned “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

CETL expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and CETL can do so by giving oral or written notice of such extension to the holders of Head Dragon Preferred. If CETL decides to extend the exchange offer, CETL will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. You should not assume that CETL will exercise its right to extend the offer, although it currently intends to do so, until all conditions have been satisfied or waived. During any such extension, all shares of Head Dragon Preferred stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of Head Dragon Preferred stock. You should read the discussion under the section captioned “The Exchange Offer—Withdrawal Rights” for more details.

To the extent legally permissible, CETL also reserves the right, in its sole discretion, at any time or from time to time:

•  to extend, for any reason, the period of time during which the exchange offer is open;

•  to delay acceptance for exchange of, or exchange of, any Head Dragon Preferred pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Head Dragon Preferred not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•  to waive any condition or otherwise amend the exchange offer in any respect.

In addition, CETL may terminate the exchange offer and not exchange shares of Head Dragon Preferred that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

CETL will effect any extension, termination, amendment or delay by giving oral or written notice to the holders of shares of Head Dragon Preferred and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which CETL may choose to make any public announcement, CETL does not assume any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If CETL makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, CETL will extend the exchange offer to the extent required under applicable laws. If, prior to the expiration date, CETL changes the percentage of shares of Head Dragon Preferred being sought or the consideration offered, that change will apply to all holders whose shares of Head Dragon Preferred are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to holders of Head Dragon Preferred, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, CETL will extend the exchange offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Exchange of Shares of Head Dragon Preferred; Delivery of CETL Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CETL will exchange shares of Head Dragon Preferred validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, CETL expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of Head Dragon Preferred in order to comply with any applicable law. CETL does not expect to delay acceptance of shares of Head Dragon Preferred except in order to comply with any applicable laws or in the event of an extension of the exchange offer. In all cases, exchange of shares of Head Dragon Preferred tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by CETL of certificates for those shares of Head Dragon Preferred, a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the exchange offer, CETL will be deemed to have accepted for exchange shares of Head Dragon Preferred validly tendered and not withdrawn as, if and when it notifies holders of Head Dragon Preferred of its acceptance of the tenders of those shares of Head Dragon Preferred pursuant to the exchange offer. CETL will deliver CETL common stock in exchange for shares of Head Dragon Preferred pursuant to the exchange offer promptly after such notification.

If CETL does not accept any tendered shares of Head Dragon Preferred for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of Head Dragon Preferred than are tendered, CETL will return certificates for such unexchanged shares of Head Dragon Preferred without expense to the tendering holder.

Withdrawal Rights

You can withdraw tendered shares of Head Dragon Preferred at any time until the exchange offer has expired. For your withdrawal to be effective, CETL must receive from you a written notice of withdrawal at its address set forth on the back cover of this prospectus, or by facsimile at (619) 795-9636 (you may confirm receipt of your facsimile by phoning (619) 795-4627. Your notice must include your name, address, the certificate number(s) and the number of shares of Head Dragon Preferred to be withdrawn.

A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, referred to as an “eligible institution.”

CETL will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion. Holders of Head Dragon Preferred may challenge CETL's determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions. None of CETL or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will they incur any liability for failure to give any such notification. Any shares of Head Dragon Preferred properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of Head Dragon Preferred by following the procedures discussed under the sections captioned “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of Head Dragon Preferred pursuant to the exchange offer, you must submit a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, to CETL at its address set forth on the letter of transmittal, and certificates for tendered shares of Head Dragon Preferred.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Head Dragon Preferred are tendered by the registered holder of shares of Head Dragon Preferred who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal.

If the certificates for shares of Head Dragon Preferred are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of Head Dragon Preferred are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner CETL has described above.

The method of delivery of Head Dragon Preferred certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by CETL. If delivery is by mail, CETL recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

To prevent backup federal income tax withholding you must provide CETL with your correct Taxpayer Identification Number and certify whether you are subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Some shareholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN, signed under penalties of perjury, attesting to that individual’s exempt status.

In all cases, CETL will exchange shares of Head Dragon Preferred tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by CETL of certificates for shares of Head Dragon Preferred, properly completed and duly executed letter(s) of transmittal and any other required documents.

The tender of shares of Head Dragon Preferred pursuant to any of the procedures described above will constitute a binding agreement between CETL and the holder of Head Dragon Preferred upon the terms and subject to the conditions of the exchange offer.

Matters Concerning Validity and Eligibility

CETL will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Head Dragon Preferred, in its sole discretion. CETL reserves the absolute right to reject any and all tenders of shares of Head Dragon Preferred that it determines are not in proper form. CETL also reserves the rights to reject any and all tenders of shares of Head Dragon Preferred where the acceptance of, or exchange for, those shares may, in the opinion of its counsel, be unlawful. CETL also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Head Dragon Preferred. No tender of shares of Head Dragon Preferred will be deemed to have been validly made until all defects and irregularities in tenders of shares of Head Dragon Preferred have been cured or waived. None of CETL nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Head Dragon Preferred nor will they incur any liability for failure to give any such notification. Holders of Head Dragon Preferred may challenge CETL's determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF HEAD DRAGON PREFERRED, PLEASE CONTACT CETL AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH BELOW:

China Energy Technology Limited c/o Chardan South China Acquisition Corporation
625 Broadway, Suite 1111 San Diego, California 92101 Telephone: (619) 795-4627

Announcement of Results of the Exchange Offer

CETL will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether CETL will accept the tendered shares of Head Dragon Preferred for exchange, no later than four business days after the expiration date. The announcement will be made by a press release in accordance with applicable requirements.

Ownership of CETL after the Exchange Offer

Assuming that:

•  no warrants to purchase shares of CETL common stock, of which there were 12,000,000 outstanding as of April 30, 2007, are exercised prior to the expiration of the offer;

•  no holders of Chardan common stock elect to redeem such shares or exercise dissenter’s rights in connection with the approval of the stock purchase agreement and the redomestication merger; and

•  CETL exchanges all of the shares of Head Dragon Preferred pursuant to the exchange offer;

former holders of Head Dragon Preferred would own, in the aggregate, approximately 4% of the outstanding shares of CETL common stock after consummation of the exchange offer, redomestication merger and the stock purchase.

Material U.S. Federal Income Tax Considerations of the Exchange Offer

The following discussion summarizes the material United States federal income tax consequences of the exchange offer to the holders of Head Dragon Preferred who are “United States persons,” as defined for United States federal income tax purposes and who hold their Head Dragon Preferred as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For United States federal income tax purposes, a “United States person” is:

•  a citizen or resident of the United States;

•  a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

•  an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•  a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular holder of Head Dragon Preferred in light of his or her individual circumstances or to shareholders subject to special treatment under the federal income tax laws, including, without limitation:

•  brokers or dealers in securities or foreign currencies;

•  shareholders who are subject to the alternative minimum tax provisions of the Code;

•  tax-exempt organizations;

•  shareholders who are “non-United States persons”;

•  expatriates;

•  shareholders that have a functional currency other than the United States dollar;

•  banks, mutual funds, financial institutions or insurance companies;

•  shareholders who acquired Head Dragon Preferred in connection with stock option or stock purchase plans or in other compensatory transactions; or

•  shareholders who hold Head Dragon Preferred as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the exchange offer, and the following discussion is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the exchange offer under state, local and foreign laws or under United States federal tax law other than income tax law.

A United States person who exchanges Head Dragon Preferred for CETL common stock pursuant to the exchange offer will not recognize any gain or loss. The aggregate adjusted tax basis of the CETL common stock received in the exchange will be equal to the aggregate adjusted tax basis of the Head Dragon Preferred exchanged for the CETL common stock and the holding period of the CETL common stock will include the holding period of the Head Dragon Preferred surrendered in the exchange, provided the Head Dragon Preferred stock is held as a capital asset. If the holder of Head Dragon Preferred owns (or is deemed to own under applicable attribution rules) 5% or more (by vote or by value) of CETL common stock after the exchange, such holder would be required to enter into a “gain recognition agreement” as provided in Treasury Regulation 1.367(a)-8 in order to be eligible for non-recognition treatment. Certain U.S. persons may be subject to information reporting with respect to the consideration received in exchange for shares of Head Dragon Preferred.

 Tax matters regarding the exchange are very complicated, and the tax consequences of the exchange to holders of Head Dragon Preferred will depend on their particular situation. Holders of Head Dragon Preferred should consult their own tax advisers regarding the specific tax consequences of the exchange, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. The foregoing discussion is not intended to be a complete analysis or description of all potential tax consequences of the exchange.

Dissenters’ Rights

Dissenters’ rights are not available in the exchange offer.

Conditions of the Exchange Offer

CETL’s obligation to exchange shares of CETL common stock for shares of Head Dragon Preferred pursuant to the exchange offer is subject to the following conditions:

•  the “stockholder approval” condition - the holders of Chardan stock must have approved the stock purchase and the redomestication merger;

•  the “stock purchase” condition - CETL must have acquired the outstanding shares of Head Dragon common stock; and

•  the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CETL shall have received all necessary state securities law or “blue sky” authorizations.

Notwithstanding any other provision of the offer, CETL shall not be required to accept for exchange or exchange any shares of Head Dragon Preferred, may postpone the acceptance for exchange of, or exchange of, tendered shares of Head Dragon Preferred, and may, in its sole discretion, terminate or amend the exchange offer as to any shares of Head Dragon Preferred not then exchanged if at the expiration date, any of the conditions discussed above have not been satisfied.

The satisfaction or existence of any of the conditions to the exchange offer will be determined by CETL in its good faith discretion. Satisfaction of the stockholder approval condition will be based on the results of the special meeting of Chardan stockholders. Satisfaction of the stock purchase condition will be based on the closing of the stock purchase transaction. Satisfaction of the registration statement condition will be based on the advice of legal counsel. These conditions are for the sole benefit of CETL and may be asserted by CETL regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by CETL in whole or in part at any time and from time to time in its sole discretion. If CETL decides to waive a material condition, it would extend the exchange offer for a period of at least 10 business days. The failure by CETL at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the exchange offer other than those involving the receipt of governmental approvals, must be satisfied or waived before the expiration of the exchange offer.

Dividends and Distributions

If on or after the date of this prospectus, Head Dragon:

(a) splits, combines or otherwise changes its shares of preferred stock or its capitalization,

(b) acquires shares of its preferred stock or otherwise causes a reduction in the number of outstanding shares,

(c) issues or sells any additional shares of its preferred stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or

(d) discloses that it has taken such action,

then, without prejudice to the rights of CETL under the section captioned “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Offer ,” CETL may, in its sole discretion, make such adjustments in the purchase price and other terms of the exchange offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

CETL is not aware of any governmental license or regulatory permit that appears to be material to Head Dragon’s business that might be adversely affected by CETL’s acquisition of shares of Head Dragon Preferred pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency that would be required for CETL’s acquisition or ownership of shares of Head Dragon Preferred pursuant to the exchange offer. Should any of these approvals or other actions be required, CETL currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to business or certain parts of CETL’s or Head Dragon’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause CETL to elect to terminate the exchange offer without the purchase of shares of Head Dragon Preferred under the exchange offer.

Relationships With Head Dragon

As of the date of the exchange offer, CETL (through Chardan) is the beneficiary of the stock purchase agreement to acquire all outstanding shares of Head Dragon common stock. With the exception of the foregoing, CETL has not effected any transaction in securities of Head Dragon in the past 60 days.

Fees and Expenses

CETL will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. CETL will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Stock Exchange Listing

CETL will apply to list the shares of CETL common stock on the Nasdaq Global Market.

CHARDAN 2007 EQUITY PLAN

Background

The Chardan board of directors has approved the “2007 Stock Plan,” subject to stockholder approval. The plan reserves 2,000,000 shares of Chardan common stock for issuance in accordance with the plan’s terms. The purpose of the stock option plan is to enable Chardan to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to Chardan have been, are or will be important to the success of Chardan, an opportunity to acquire a proprietary interest in Chardan. The various types of incentive awards that may be provided under the stock option plan will enable Chardan to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The stock option plan will be assumed by CETL as part of the redomestication merger. It will be used by CETL to provide equity incentives. Neither Chardan nor CETL intends to use the stock option plan prior to the acquisition by Head Dragon.

Under the plan of merger between Chardan and CETL, the 2007 Stock Plan will survive the redomestication merger and be administered by CETL.

There are approximately 200 persons who will be eligible to be granted awards, including directors, officers and employees of GaoKe, Head Dragon Holdings and CETL. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

A summary of the principal features of the stock option plan is provided below. In addition, the full text of the plan is attached to this proxy statement/prospectus as an annex.

Shares Available

The stock plan reserves 2,000,000 shares of common stock for awards. If Chardan’s stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock plan will be subject to the adjustments described below.

Administration

The stock plan is administered by our compensation committee. Under the stock plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

•  stock options;

•  stock appreciation rights;

•  restricted stock;

•  restricted stock units;

•  performance units and shares

•  deferred compensation awards; and

•  other stock-based awards.

Subject to the provisions of the stock plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 2,000,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options . Under the plan, our compensation committee may award to participants stock options that:

•  are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code; or

•  are not intended to be so qualified.

Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may first become exercisable by a participant in any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. The committee may also approve the use of any other legal consideration to exercise a stock option. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

Stock appreciation rights . Under the plan, our compensation committee may grant stock appreciation rights to participants in tandem with or separate from stock options. A tandem stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a tandem stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a tandem stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A tandem stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a tandem stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

Restricted Stock Awards . The committee may grant restricted stock awards under the stock plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units . The committee may grant restricted stock units under the stock plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards . The committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the committee. The committee, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stock holder return, free cash flow, or other measures as determined by the committee. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the committee. In its discretion, the committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the stock plan provides that, unless otherwise determined by the committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards . The stock plan authorizes the committee to establish a deferred compensation award program. If and when implemented, participants designated by the committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other stock-based awards . Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock or dividends on our common stock. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

Awards may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the 2006 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

 •  expressly provided in the plan,

 •  expressly provided in the grant of an award, or

 •  discussed above with respect to the transferability of stock options in certain limited exceptions, all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetency, the participant’s guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a nonstatutory stock option:

by gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant’s immediate family; or

to an entity in which the participant or members of the participant’s immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant’s consent.

Federal income tax consequences

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock . A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards . A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards . A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Potential Limitation on Company Deductions. Code Section 162(m) denies us a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation a covered employee receives from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i)the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii)the per-employee limitation is approved by the stockholders, (iii)the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv)the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the plan provides for an annual per employee limitation as required under Section 162(m). Accordingly, options or stock appreciation rights granted by the compensation committee should be able to qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the material federal income tax aspects of awards granted under the stock plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the stock plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

British Virgin Islands Income Tax Consequences

There are no income tax consequences associated with the 2007 Stock Plan under British Virgin Islands law.

INFORMATION ABOUT GAOKE

Background

Head Dragon Holdings (through its Chinese operating companies, which are collectively referred to as “GaoKe”) is an engineering services company established in Shenyang, China in March 2003 by Jinxiang Lu, an industry expert in power station development. GaoKe does not manufacture the equipment and materials that are used in the construction of power plants and grids. Rather, GaoKe incorporates standard power generating equipment into a fully integrated system that includes highly refined control systems to balance power generation with demand. GaoKe’s systems also utilize waste heat, such as from an industrial boiler, to produce additional power or to heat space or water, thus maximizing the return on capital and energy efficiency associated with each of its projects. On average, and according to Company management, GaoKe’s projects pay for themselves in terms of reduced energy costs in less than three years of operation when compared to buying power from China’s national grid and either creating heat in an on-site furnace or buying from nearby suppliers.

GaoKe has approximately 200 employees, a majority of whom are engineers engaged in the design, construction, installation and testing of its “distributed” power generation systems and associated micro power grids. Unlike centralized power generation, which uses relatively few, large generating stations to supply a power grid that covers a large area, distributed generating systems are small and supply power locally for one or a few factories or a small town. GaoKe is also planning to pursue other alternative energy sources, such as wind and other new renewable energy technologies. Its new product development capabilities are enhanced by its operation of a design institute in collaboration with Tsinghua University in Beijing and its cooperation with the China Sciences Academy in Guangzhou.

Mr. Lu, GaoKe’s Founder and President, has been involved in developing power generation systems and power grids in China for over 30 years. In the 1980s, while in charge of various major power plant projects, Mr. Lu recognized the inherent limitations and drawbacks of a central power system and began developing proprietary distributed power generation and micro power grid designs, processes and functionality. His distributed power generation and micro grid system has been refined over the past 20 years by Mr. Lu and his team of engineers and now can efficiently and automatically produce both electricity and heat in a single facility.

According to GaoKe’s management, its distributed power generation and micro power grid systems typically take 12 to 24 months to design, construct, install and test. GaoKe has completed 9 projects since 2003 and is currently working on another 11 projects with capacities ranging from 6 MW to 300MW.

Currently, GaoKe conducts its operations principally through two companies, Liaoning GaoKe Energy Group Company Limited (“GaoKe Energy”), which is wholly-owned by Head Dragon Holdings Limited, and Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute (“GaoKe Design”), which is 51% owned by GaoKe. GaoKe Energy was founded in 2003 and has headquarters in Shenyang. GaoKe Design was founded in May 2003 and is also based in Shenyang.

GaoKe Energy is the principal operating entity of GaoKe. It obtains the contracts for the design, construction and installation of distributed power generating stations and micro power networks and performs or oversees the bulk of the work associated with those projects in its capacity as general contractor, including site preparation, construction, equipment installation and system startup and testing. GaoKe Energy subcontracts the design services connected with those projects to GaoKe Design. The percentage of revenues for an overall project that are attributable to the sub-contracted design services has historically been about 1%.

GaoKe has the ability to design and construct integrated distributed power generation and micro power grid systems that are tailored to meet the needs of each customer. Management considers the Company to have a strong position in the market of developing distributed power generation stations of less than 300MW, due to the fact that it is the only private company holding all of the permits needed to design, construct, install and test power generation systems and micro power grids in China. Most of the state-owned companies that are licensed to develop power generation systems and grids typically focus their efforts on large power plants over 1 GigaWatt (“GW”) that supply the national grid.

Market Overview

GaoKe competes in the distributed power segment of the power generation industry. GaoKe’s management believes that the long-term outlook for growth in the power industry is highly favorable, both generally and particularly in countries with rapidly developing economies, such as China and India, where power is needed both to support expanding industrialization and the increasing consumption of power by their increasingly affluent citizens. According to the International Energy Outlook 2007, published by the U.S. Energy Information Administration, a projected 57 percent increase in global electricity consumption is expected to occur from 2004 to 2030, and based on this strong growth, GaoKe’s management expects the Company will reap substantial benefits, even if only a small portion is in the form of distributed power generation.

Concerns about negative environmental impacts of traditional electricity production, such as global warming, will cause a disproportionate amount of demand to be supplied by “green” energy sources that reduce emissions of carbon and other pollutants through improved efficiencies or use of alternatives to traditional fossil fuels.

GaoKe’s management believes that this combination of increasing global demand for electricity and a shift to “green” energy sources encourages the use of distributed power generation and micro power grids, which serve as an alternative to traditional large, inefficient power plants. In countries such as China, where the energy infrastructure is not keeping pace with the rapid economic expansion, the central grid is often unreliable, yet another reason why GaoKe’s management feels many countries that are experiencing rapid economic development, including India and other Southeast Asia nations, will seek to meet a meaningful portion of their energy needs through a distributed generation system.

According to the Chinese Academy of Sciences, Institute of Engineering Thermophysics, this shift to distributed power generation is not a new phenomenon, but a return to the original power industry model. It has been in use in one form or another for over 100 years. During the first half of the 20th century, more than half of the electricity used in the U.S. was generated on-site. Improvements in power generation and transmission technologies led to a shift toward large power plants that were integrated into a national electricity transmission infrastructure that operated under heavy regulation, with rates fixed without regard to market forces. At a time when fuel sources were inexpensive and generating capacity was adequate, these centralized power generation and transmission systems offered power at rates that made onsite generation less attractive.

The Chinese Academy of Sciences further explained how rising fuel costs are now pushing energy prices upward, placing energy efficiency at a premium. The prevailing utility model in most developed countries has power being sold on exchanges at real-time market-influenced prices. This has caused a great deal of price volatility and made availability of adequate supplies less certain. Recent massive power outages, rolling blackouts and brownouts during periods of peak demand, and the damage to the centralized power production infrastructure in some areas as a result of natural disasters have further highlighted the benefits of distributed power generation, which is well-insulated from these forces. Distributed generation provides an electricity supply at higher efficiency and lower cost. Other than having a higher initial capital cost, distributed power generating systems are generally superior to relying on the grid in virtually every respect.

According to GaoKe’s management, instead of viewing onsite power generation as competition to the grid and resisting its development, many utilities throughout the world are now encouraging distributed power generation for the reason that it reduces large and risky investments in centralized power plants and transmission lines while helping to stabilize voltage on local distribution grids. In addition, distributed power generation and micro power grids add to the overall efficiency that centralized producers can achieve by reducing the energy losses resulting from the transmission of power over long distances.

The following chart, created by Power Standards, Inc. from U.S. Department of Energy data, shows the average cost of electricity from the traditional “central” grids on a per country basis in 2005. Japan and Italy have the highest average electricity cost per KWh in the developed world. China’s current electricity rate is approximately $0.075 per kWh, slightly below the average cost in the U.S. (~$0.089 per kWh in 2006). According to management, as the demand for energy rises, the cost of central station power generation and transmission will continue to increase to meet increasingly stringent environmental regulations. In addition, and according to GaoKe’s management, as more expensive renewable energy (such as wind, solar, and biomass) becomes more widely adopted by power generation companies and governments worldwide, the global price of power is expected to increase, especially in areas of rapid economic expansion, such as China and India.

According to GaoKe’s management, China accounts for approximately 20% of the world’s population, but it currently consumes just 10% of the world’s energy (approximately 40 quadrillion BTU's of energy per year ). Even though China uses a large amount of power to support its ever-expanding industrial sector, its citizens still consume a relatively low level of electricity. However, as China’s economy continues to grow, consumers are expected to increase their energy usage at a rapid rate.

Management believes that if the electricity needed to meet China’s growing demand, as well as that of other rapidly developing economies, were to come from fossil fuel sources, the increase in carbon emissions would be dramatic and the effect on climate potentially severe. According to the Worldwatch Institute, a Washington D.C. based non-profit environmental consulting company; China already is home to 16 of the 20 most polluted cities in the world and cannot afford to continue degrading its environment. In order to meet its energy needs with a reduced environmental impact, China’s government is promoting the use “green” energy technologies to enable continued growth while limiting or even reversing environmental degradation.

According to GaoKe’s management, distributed power generation systems provide direct and measurable economic and environmental benefits compared to traditional centralized power generation, including:

▪ Lower cost electricity and heat

o Distributed power generation systems deliver both heat and power by converting excess steam from an industrial boiler that would otherwise be waste into electricity, then capturing waste heat from the electricity generation for use in heating space and water

o This “salvaged” energy produces electricity at a cost that is 1/5 to 1/3 the price charged by China’s state-owned power companies, after taking the capital cost of the system into account, because the fuel is virtually “free”

▪ The cost of electricity from China’s central grid is expected to continue to increase further as state-owned utility companies pass on the higher cost of power produced by alternative, renewable energy sources, such as wind and solar, to its customers

▪ The up-trend in electricity prices from China’s national grid is already occurring - recent increases of 0.008 RMB per KWh in January 2004, 0.022 RMB per KWh in June 2004, and 0.0252 RMB per KWh in May 2005

▪ Sale of excess electricity from a distributed generating plant back to the grid creates additional economic benefits and incentives for generators

o Eliminates the potentially high cost and time associated with connecting to the central grid, especially in isolated areas that require extended transmission and distribution lines

▪ Expands service areas without further burden on the already over-stressed central power grid infrastructure

▪ Efficient “Green” Technology

o Cogeneration maximizes energy efficiency -- up to 90% versus 30-40% for power delivered via the grid

o Reduces greenhouse gas emissions per unit of useful energy produced

▪ Quick Recovery of Initial Investment -- Ranges from 2 t0 5 years, depending on the cost of the input fuel, savings from prior heat and electricity supply and, if heat or electricity is sold to nearby users or electricity is sold to the central grid, the cost of connecting to the grid and the price paid by these customers.

▪ Increased Reliability - Local control insulates the micro power grid, protecting it from the effects of major blackouts and brownouts

Rolling Blackouts in China (2002 - August 2005)

▪	A reduction in energy losses during transmission - these can be as high as 20% in some areas

▪	Convenient and simplified repair - no remote locations to reach

o	___ Increased reliability— Disasters, attacks or incidents that affect widespread areas have no impact on these “self-contained” units.

Distributed power generation systems generally involve cogeneration, that is, they are combined heat and power (CHP) systems. Instead of using energy from the combustion of a fuel (most commonly diesel, natural gas, or coal) to generate electricity directly, distributed generation uses the heat from burning fuel in industrial processes to generate electricity. They are especially useful in industries such as steel and cement, which consumes large amounts of energy, as relatively little additional fuel is needed to produce electricity as well. The residual heat from these processes can also be used for space and water heating. As a result, and according to GaoKe’s management, these distributed power generation systems can reach overall efficiencies of up to 90%, meaning that the percentage of the energy value of the fuel used that is converted into useful power and heat is 90%. GaoKe’s management commented that large-scale coal-fueled power plants that only generate electricity typically have efficiencies as low as 30 to 40%.

According to GaoKe’s management, China’s distributed power generation industry is entering a high-growth phase because of high efficiency and lowered environmental impact both contribute directly to two of China’s key objectives -- ensuring a continuing supply of power needed for economic growth and reducing the environmental degradation associated with conventional power generation. China’s energy-starved industrial base, suffering from the effects of frequent blackouts on the over-burdened grid, provides a ready market for these systems. Adding further to the demand is the lack of central grid infrastructures in China’s rural areas, many of which are now being developed in an effort by the central government to provide jobs and better living conditions to the indigent residents there.

Currently, the fuel most often used in distributed power generation systems in China is coal, which is already used in the production processes of many factories. This includes, but is not limited to, the steel, cement, chemical, ethanol and food processing industries, all of which are experiencing double-digit annual growth in China. Gas is another fuel that can be used in distributed generation systems, but a shortage of natural gas in China makes it less attractive at present, but if future supplies increase, it will become a realistic alternative to coal.

Heating

According to GaoKe’s management, many factories in China that buy power from the national grid also burn coal to generate heat, or they purchase heat from nearby coal-burning facilities. The purchased heat is transferred by means of steam or water to the factory, and the cost of acquiring it becomes an added and ongoing cost of doing business. In addition, the fossil fuels used to generate the heat separately from electricity cause emission of air pollutants

GaoKe’s management believes that distributed power generation systems with cogeneration offer a substantial improvement over this “dual-source” approach. Cogeneration systems use the heat from the combustion of fuel both to generate electricity and to supply industrial processes. Waste heat is also captured from the electricity production process. The residual heat from those activities is then available for space and water heating, effectively providing the factory with “free” heat and leads to an overall reduction in emissions.

PRC Government Promotion and Support

China’s government is encouraging adoption of “green” energy alternatives for several reasons. Its reliance to date on fossil fuels, principally coal, has fouled its environment and added substantially to global warming concerns. While China is not subject to carbon emission limits under the Kyoto Protocol, it knows that its status as the soon-to-be largest carbon emitter in the world, surpassing the United States, means that it will come under increasing scrutiny. Equally important is that while China has made great strides in developing its economy and improving the living standard of much of its population, more than half the country continues to live under very difficult circumstances. Energy is necessary to improve their lot, and so China needs to find ways of creating more energy with less pollution so that it can bring some degree of wealth to its people without compromising their health and well-being. As an acknowledgment of its need to do so, the government recently began enforcing new environmental regulations designed to reduce the severe pollution problems that plague the country.

In its current 5-Year Plan (covering 2006-2011) and in the National Science Mid to Long-Term Development Plan (2006-2020), the Chinese government identified distributed power generation as a viable “green” energy technology that will reduce emissions while increasing the energy supply. The central government’s official recognition of the value of distributed power generation has created substantial interest in the market, helping to quell the efforts of the state-owned power companies to limit the spread of this technology. The expected result is a surge in projects of this type.

China’s government is also encouraging economic development in many new rural locations to provide jobs and improve the living standards of the residents. Distributed power generation is an effective solution for the power needs of these rural locations, which are often distant from the central grid, making the installation of transmission lines for a relatively small demand cost prohibitive.

Distributed Power Generation and Micro Power Grids in Rural Locations in China

According to GaoKe’s management, supplying power from the central grid to China’s rural areas is very costly due to the capital required to install transmission lines covering long distances to serve relatively few customers and the difficulty and high cost of maintaining those lines in what are often desolate areas. Further costs result from the energy losses that occur during long distance transmission. The economics clearly favor distributed generation. Cost of power from China’s central grid is, on average, 0.5 to 0.6 RMB per kWh, substantially higher than the 0.1 to 0.2 RMB per kWh cost of distributed power generation.

PRC Regulation of the Power Plant Design and Construction Industry

Power generation in China is highly regulated. Companies must obtain licenses from the central government to engage in the design, development, construction and installation of power generation systems and grids in China. Both Class A and Class B licenses are issued. Class A license holders can work on any size power plant in China, and Class B license holders can only work on power generation systems up to 25 MW. Class A licenses are available for design only, construction only or design, construction and general contracting; and Class B licensees are for design only or for general contracting or for both.

There are approximately 60 Class A construction company licensees and 40 Class A design licensees with some companies holding both. All of the Class A licensed companies are currently state-owned and focus on developing large-scale (300MW+) power plants to supply power to China’s central grid. These companies are frequently overburdened by the amount of work required to keep pace with the growing demand for central grid electricity.

There are approximately 240 design-only Class B licensees, most of which are either state-owned or small private companies that perform only a few projects each year. These generally lack the expertise and scale to compete effectively with GaoKe, which is the only private company that holds a Class B license for both design and general contracting.

The Global Distributed Power Generation Industry

According to GaoKe’s management, the demand for distributed power generation is growing at a rapid pace not only in China, but globally. In addition to the factors promoting the industry in China (avoiding generating and transmission infrastructure investment and delivering improved efficiency and lower cost), additional factors come into play elsewhere. In particular, these systems are highly advantageous for industrial users in areas with a high cost of electricity (such as Japan, India and Italy) and in critical government or healthcare-related buildings that need a backup source of power during power outages.

DG Energy and Transport European Commission predict that distributed power generation and micro power grids will become the main development direction for the power industry in the next century. This view was also expressed by Arthur Andersen in a 1998 study, which stated that establishing small and clean power generation near the load center will eventually supplant large, centralized generating stations. Andersen determined that the adoption of “localized” generating capacity would reduce the amount of expensive long-distance transmission lines needed, improve efficiency, and reduce the environmental and aesthetic impacts that result from reliance on large, inefficient power plants and long-distance transmission. The U.S. Department of Energy estimates that distributed power generation systems will account for 20% or more of all new generating capacity built in the United States over the next 15 years.

Strategy

GaoKe’s goal is to maintain its status as one of the leading developers of distributed power generation and micro power grid systems in China’s growing market. It also intends to become one of the leading distributed power generation developers in Asia by building on the strengths that have made GaoKe successful in China to take its systems to neighboring countries. GaoKe intends to accomplish these objectives by implementing a strategy based on the following elements.

Maintaining a leadership position in China’s Distributed Power Generation Market . GaoKe will seek to maintain and strengthen its position as one of China’s leading providers of distributed power generation and micro grid systems for industrial customers. As a result, it stands to benefit greatly from China’s ongoing industrialization, especially as the westward expansion into areas poorly served by the national grid accelerates. The demand for distributed power generation technology is already significant in China and growing rapidly. The increasing price and unreliability of electricity from the state-owned power grid have driven the industry to date, and both are likely to get worse, rather than better, as time passes. GaoKe plans to expand its business aggressively to take full advantage of the anticipated growth in demand for distributed power generation and micro grid systems. GaoKe’s combination of proprietary, industry-specific know-how and its comprehensive understanding of the Chinese market position it well to capitalize on these growth opportunities.

Expansion of GaoKe’s Distributed Power Generation and Micro Grid Business to other Asian Countries. GaoKe recently obtained three contracts to design and construct systems in India, and it is in discussions to furnish distributed power generation and micro grid systems in Indonesia as well. These two countries are especially attractive markets for distributed power generation and micro grids for many of the same reasons they are desirable in China. These countries have central power grids that are not fully developed and commonly do not reach areas outside of major cities. Their grids are also outdated, highly unreliable and expensive to repair and expand. War or terrorism, that can easily disrupt the central power grid, is another factor favoring distributed generation in these places.

Enhancing the leadership position in process technology and know-how . GaoKe pioneered the development of distributed power generation and micro power grid technology processes and applications in China. It is continuously seeking to improve its existing systems, but it is also committed to developing new products and services. In order to maintain its leadership position in alternative energy technology in Asia, GaoKe has devoted significant resources to developing new technologies. . GaoKe plans to concentrate on further developing its core proprietary processes and know-how related to distributed power generation and micro power grids as well as on the development of new, renewable energy technologies.

Successful commercialization of new “green” energy technologies in China. In 2005, GaoKe developed strategic joint ventures with Tsinghua University and China Sciences Academy in Guangzhou to develop and commercialize new ground-source heat pump, wind, solar, biomass gasification, and hydro power technologies. GaoKe expects to begin commercializing technologies developed from these relationships. It expects to begin installation of a new, proprietary, shallow well groundwater-source heatpump technology in 2007. Other technologies under development include a combination of wind and solar power generation, biomass gasification and hydro power generation, some or all of which could be commercialized during 2008.

Products and Services

GaoKe designs, constructs and tests distributed power generation systems to meet the power and heat needs of factories and users in remote areas. All of GaoKe’s systems are cogeneration systems - they produce both heat and power. In China, nearly all cogeneration systems have the same basic components: a coal-fired boiler that produces sufficient heat to drive industrial processes and a steam turbine and generator to generate electricity.

GaoKe has refined this basic concept by applying design concepts that carefully balance the industrial and power generation demands of the system, thus avoiding both excess capital cost and wasteful energy consumption. Sophisticated control systems further enhance the efficiency of the system. GaoKe also adds the capability to scavenge residual heat from the principal system functions to provide space and water heating. GaoKe designs the system, and oversees the physical construction and installation functions, which it subcontracts to approved suppliers. It then tests the system to ensure that it operates as specified before turning it over to the customer.

The main components of GaoKe’s distributed power generation system include a boiler that provides the steam, a turbine to drive the generator that produces electricity, a heat collection or recovery system that captures and cleans the residual heat exiting the turbine to use for space heating, a system to distribute the heat, an air emissions control device to control air pollution and the control system itself. To ensure a continuous supply of power, GaoKe’s systems typically include two generators. They are sized to complement each other in meeting peak demand for the system, but they also serve to back up each other for routine maintenance and to avoid a blackout in the event that one of them fails.

The system’s generating capacity can be sized to meet a range of needs, from those for the host factory to supplying a micro grid that provides power to an entire town. Several factors promote including excess generating capacity in a system. These include the fact that under current Chinese law, an independent generator cannot acquire power from the grid, as well as the desire to sell power back to the grid at a profit and to allow for future increases in demand.

Cogeneration (generating heat and power from the same fuel source) is inherently more efficient than power generation alone. GaoKe’s systems take this efficiency improvement a step further by capturing the residual (exhaust) heat from the industrial power generating processes to heat space and water. In climates that make it cost effective, the exhaust heat can be used to operate an absorption chiller to supply cooling or air conditioning. This careful balancing of the system to provide the required heat and power, while furnishing space and water heating or cooling produces energy efficiencies that are more than twice that of centralized power generation. That means less than half of the coal (or other fuel) must be converted to useable energy. That, in turn, means that fuel costs and emissions are cut in half.

Automatic Control System

Maximizing efficiency of the system requires matching system output to overall demand for heat and electricity. GaoKe uses a proprietary monitoring and control system. Among other things, the control system regulates the amount of steam enters the turbine so that the power generated matches the factory and micro grid demand. The control system also automatically monitors the performance of all equipment in the system, including the boiler (for steam output, temperature, air, water/coal input), turbine, generator, grid supply, demand and distribution, as well as space and water heating functions. The programming needed for a system to function efficiently is customer-specific, and a key advantage of GaoKe is the know-how to create a system that operates effectively in real-time.

The control system can be monitored by the customer on site or remotely by GaoKe via the Internet. This monitoring function gives GaoKe’s engineers the ability to evaluate and solve problems that occur in the system on a real-time basis from their central engineering or design offices, allowing them to avert more serious problems by applying a quick fix to a problem before it becomes more serious.

Design Operations

The Company relies on a highly-skilled engineering team to customize distributed power generation and micro power grid solutions to meet the specific needs of each customer. GaoKe’s experience in the industry allows it to standardize a significant portion of its engineering solutions. In designing distributed power generation and micro power grids in industries where they have experience, about 80% of the solution is standardized, and the remaining 20% is customized to meet the needs of a specific customer. The design for projects in new industries is typically comprised of a 60% standardized solution, with the remaining 40% of the design solution customized to the specific requirements of each customer. As GaoKe gains experience in developing systems for different industries, its efficiencies increase, along with its margins and profitability.

Each project begins with a team of engineers that evaluates the specific needs of a given customer to establish the design parameters, equipment needs and installation costs. GaoKe uses a series of complex formulae to determine the peak demand, which is highly dependent upon allocating resources within the system to balance the competing loads effectively and efficiently. A pricing proposal is typically generated within one month of receiving a customer inquiry. To date, 90% of all customer inquiries have been converted into orders.

Once the pricing is accepted, the Company appoints a leader to manage the project while deploying 8 to 10 engineers to the site to furnish hands-on information. Another 20 to 30 engineers in Shenyang support the field team’s activities.

Equipment Procurement

GaoKe’s design team specifies the type and size of equipment that is needed for each project, and its purchasing department works closely with approved suppliers throughout China to purchase market-tested equipment that is then integrated into the distributed power generation and micro grid system. To date, GaoKe has purchased 70% of the equipment from 4 trusted suppliers. The four equipment suppliers that account for 70% of GaoKe’s equipment purchasing have been supplying GaoKe since 2003, and GaoKe considers their combination of quality, service and price to be superior to the available alternatives. If needed, the necessary equipment can be obtained from other suppliers, and since GaoKe does not have any long-term supply agreements, it has the flexibility to order from other suppliers when circumstances warrant.

Typically, the cost of the equipment accounts for 40-45% of the total project cost.

Construction and Installation

The Company’s on-site team of engineers oversees all of the construction and installation activities to ensure that these tasks are completed on time and to the specifications detailed by GaoKe. The labor is typically outsourced to trusted local contractors experienced in power plant and grid construction.

The construction and installation functions typically involve 2 to 4 subcontractors. Of the projects either completed or currently underway, the Company has worked with a select number of highly qualified subcontractors, each of whom has worked with GaoKe for at least two years.

Testing and Completion

After construction and installation are completed, GaoKe performs rigorous tests on the system to simulate operating conditions, evaluating system functionality and performance. During testing, on-site engineers provide continuous feedback to the design team and the project leader, ensuring that the system will operate as designed when put in operation.

During the testing phase the Company’s engineers also train engineers from the factory on how to monitor the control system and identify and address any potential problems. Under the standard warranty, GaoKe addresses any system operational problems without charge during the first year of operation.

Research and Development

As a high-technology engineering services company, GaoKe’s business and long-term development rely heavily on its research and development capabilities to improve its existing distributed power generation and micro power grid systems and to develop and commercialize new “green” energy technologies. In 2005 and 2006 respectively, GaoKe expensed 1.4 million and 2 million RMB on research and development.

To accelerate its in-house research and development activity, in September 2005 GaoKe developed an R&D center operated by Tsinghua University in Beijing to assist with the design of and improvements to distributed power generation systems and the development of other “green” energy technologies. In June 2005, the Company also entered into an exclusive relationship with the China Science Academy in Guangzhou to develop new ground-source heat pump, wind, solar, biomass gasification and hydro power technologies.

The R&D Center at Tsinghua University in Beijing

Tsinghua University, established in 1911, is viewed by many as the most distinguished scientific research university in China. The joint R&D center with Tsinghua University is 51% owned by GaoKe, which has the exclusive right to use innovations developed at the center. This R&D center focuses on developing new technologies and processes for distributed power generation, micro power grids and wind turbines. This center is also a resource available to GaoKe for troubleshooting problems with its new and existing distributed power generation and micro power grid installations.

In addition, the joint R&D center recently began cooperating with Tsinghua University to offer a graduate degree program focused on distributed power generation and micro power grids. Graduates of this program will be candidates for positions at GaoKe or could work at the joint R&D center itself.

Cooperation with China Science Academy in Guangzhou

The China Science Academy in Guangzhou is one of the most renowned research centers in all of Asia for new energy technology. GaoKe formalized a strategic relationship with the China Science Academy in June 2005 to develop and commercialize new renewable energy technology. Any new technology developed under this arrangement will be owned 70% by GaoKe and 30% by the China Science Academy.

Intellectual Property Rights

GaoKe utilizes unpatented proprietary know-how and trade secrets. GaoKe is one of a few companies in the world having the know-how and experience to successfully develop distributed power generation and micro power grid systems. Although in existence for just four years, by relying on the nearly three decades of experience of its CEO, Jinxiang Lu, in the power generating and distribution industry, GaoKe has already devised solutions to many major design and functional issues including:

▪ The need to monitor the power sources continuously to ensure efficient operation and prevent equipment failure

▪ Designing a suitable automated control system that matches power output to energy demand on a real-time basis

▪ Maintaining grid stability (elimination of surges and other fluctuations in voltage and current, which can be more frequent and severe on micro grids) using proprietary software developed by the GaoKe.

Marketing, Sales and Customer Support

GaoKe’s management has many long-standing relationships with target customers in various industries, including steel, chemical, cement, food processing, ethanol, etc. It also maintains relationships with municipal governments, which sponsor new development zones that can utilize GaoKe’s systems, as well as with the state-owned Chinese power companies. GaoKe has also begun to establish a team of select agents to promote its business throughout Asia. In addition, GaoKe has a direct sales and customer support staff of 30 that continuously follows up on all new leads.

After a potential customer expresses interest in installing a distributed power generation and micro grid system, GaoKe’s sales department works closely with its engineering staff during the pricing phase and presents and negotiates the final pricing with the customer. After an agreement is reached, GaoKe’s sales department continuously follows up to make sure that progress is being made according to the expectations of the customer.

System Installation

After a system design is completed, GaoKe purchases all of the equipment that will be used in the system and delivers it to the site. Actual construction of the system and installation of the equipment is done by third parties under subcontracts, subject to the direction and supervision of GaoKe’s engineering staff. GaoKe strictly follows ISO 9001 standards, purchasing components only from certified vendors and observing ISO requirements during the construction and testing of the system.

Competition

GaoKe has strategically positioned itself in a market with limited competition. It is focused on developing distributed power generation systems ranging from 3MW to 150MW and micro power grids ranging from 6MW to 300MW. This market is highly underserved. That is not likely to change as a result of the rapid growth that is expected in this market over the next decade throughout Southeast Asia. Various factors give GaoKe an advantage over the limited existing competition for procuring a substantial portion of that growth.

The industry in which GaoKe competes is regulated, in that parties engaged in the design, construction and testing of power generating stations must be licensed by the state government. Competition occurs in the form of competing bids by interested companies on the projects in question, although a formal bidding process is not always required. GaoKe currently holds a Class B license to develop power generation systems in China. It is the only private company permitted to provide design services and act as the general contractor for power generation systems. Its unique ability to provide a total solution distinguishes it from all of its private competitors. GaoKe's Class B license permits it to work independently on power generation systems up to 25 MW, although it can partner with Class A licensees for larger projects. It is currently doing a joint development of a 300 MW system in Inner Mongolia this way with Liaoning Electric Power Investigation and Design Research Institution, a state-owned company holding a Class A license that typically focuses on designing and constructing power generation systems over 1 GW to supply the national grid. Other than these contractual arrangements, GaoKe has no affiliation with this party. The material terms of the agreement call for GaoKe to pay approximately 20% of the income related to the design portion in exchange for reviewing and signing off on the drawings developed by GoaKe Design. This design portion generally represents only a small fraction of the overall project revenues.

The principal potential competition for GaoKe’s projects is from the many state-owned Class A and B licensees that can also provide a fully integrated, turnkey distributed power generation system. Many of these companies have substantially greater manpower, capital and other resources that would make them formidable competitors in the distributed power generation business. However, according to GaoKe’s management, these companies have focused on the much larger central grid projects, such as generating stations of 1 GW or more. It is certainly possible that these companies could shift resources to distributed power generation systems, which could adversely affect GaoKe’s business and prospects for growth. However, the relatively small size of the projects in which GaoKe’s business and prospects for growth. However, the relatively small size of the projects in which GaoKe specializes makes them unattractive to the large power companies, which are struggling to keep up with the demands of extending and upgrading China’s central grid system, which continues to lag behind the growing demand for power. Due to their lack of experience in the field, these companies also lack the expertise necessary to successfully create functional distributed power generation and micro power grid systems. They are also reluctant to be seen as taking customers away from their national grid power company clients by enabling businesses to generate their own power through distributed generation and micro grid projects.

According to GaoKe’s management, other private companies in China’s power industry have Class B licenses for design work only. These are primarily small operations that only complete a few design projects each year. These companies lack the expertise and scale to compete effectively with GaoKe. GaoKe’s capability to control the entire project helps to provide an increase in reliability. In addition, time to completion and overall cost are often 30% lower than a project done by separate design and construction firms.

GaoKe plans to apply for a Class A license upon completion of its Inner Mongolia project, mentioned above. Discussions with the state government are ongoing, and GaoKe expects to obtain this license before the end of 2008.

GaoKe also has the advantage of experienced management. Mr. Jinxiang Lu, the Company’s CEO and founder, has been involved in China’s electric power industry for more than 30 years. He is an expert in constructing power plants in China and has been responsible for developing over 30 power generation sites. Mr. Lu has also recruited a highly respected management team with a substantial amount of power plant and grid design, construction, installation and operations experience gained through involvement in various large and small projects throughout China. One of the benefits that this experience provides is a knowledge base that accelerates the design process. GaoKe has identified a core of factors that generally do not vary from project to project. These core components form the foundation that is then tailored to meet the needs of the specific industry and customer. GaoKe has found that this results in a system that is superior to one that is designed from scratch, and it costs less and gets finished more quickly. Although GaoKe delivers tailored solutions, its systems are based on basic modules of distributed power generation

Employees

GaoKe has approximately 200 employees, of which over 100 are engineers. As GaoKe continues to experience substantial growth, management understands it is critical to hire and retain top engineering talent. Management is convinced it has the ability to attract and retain some of the best engineering talent in China for the following reasons:

▪	Its salaries are, on average, 10 to 30% higher than other engineering companies in China
▪	It has implemented an annual bonus system tied to performance, a benefit that is rarely provided in China
▪	It has a training program for entry-level engineers that allows them to work closely with an experienced mentor to gain valuable hands-on experience
▪	It stresses continuous improvement and holds frequent seminars where experienced engineers give lectures on specific engineering topics and new methods that can be applied to various projects
▪	Additional benefits to employees include marriage, funeral and maternity leave with pay; life insurance; and free bus service to and from work

In addition, the Company is highly selective in its hiring. Each engineer who joins the Company is put on probation for the first 3 to 6 months and is critically evaluated. At the end of this probationary period, the new recruit must pass a written test prior to becoming a full time employee. Only about half of the original engineering entrants are permitted to remain with the company at the end of the probationary period.

Properties

GaoKe owns the following properties, each of which contains administrative offices, sales and marketing offices, research and development facilities, and design offices:

Location	Approximate Sq. Meters	Ownership

Shenyang	3,423	Owned
Shenyang	1,600	Leased
Shenyang	300	Leased
Shenyang	273	Leased

Legal Proceedings

GaoKe is not involved in any legal proceedings which are expected to have a significant effect on its business, financial position, results of operations or liquidity, nor is Chardan aware of any proceedings that are pending or threatened which may have a significant effect on GaoKe’s business, financial position and results of operations or liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Head Dragon Holdings Limited (the “Company” or “Head Dragon”) is a Hong Kong based holding company formed in June 2006 that acquired 100% of the equity interest in Liaoning GaoKe Energy Group Company Limited (“GaoKe”) in August 2006. In addition, the Company indirectly owns another 51% of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute (“GaoKe Design”) by virtue of the fact that GaoKe owns 51% of GaoKe Design.

Head Dragon Holdings, through the operations conducted by GaoKe, is an engineering services company established in Shenyang, China in March 2003 by Jinxiang Lu, an industry expert in power station development and a pioneer in China’s distributed power generation and micro power grid industry. Distributed power generally describes a means of producing power in small generating systems, usually 150 MW or less) for distribution within a factory or via micro power grids over short distances, such as within a town. This contrasts with the regional and national grids that are the norm in industrialized countries, which generate power at large, central power plants and distribute that power over hundreds of square miles via regional or even national power grids, using the familiar high tension lines to transmit the power to substations for more localized distribution.

GaoKe does not manufacture the equipment and materials that are used in the construction of power plants and grids. Rather, GaoKe incorporates standard power generating equipment into a fully integrated system that includes control systems of its design. These control systems closely balance power generation with demand, increasing the efficiency of the energy generation process. GaoKe’s systems also utilize excess heat from sources such as industrial boilers and generators that would otherwise be wasted to produce additional power or to heat space or water. The result is a further enhancement in the efficiency of energy usage and power production, thus maximizing the return on capital from GaoKe’s systems. On average, GaoKe’s projects pay for themselves through reduced energy costs in less than three years of operation.

Although the Company does not make the materials or equipment incorporated into the projects, its reported revenues are based on the entire contract price paid, which includes the cost of those items. Since these are, for the most part, commercially available equipment and commodities, the Company does not have the ability to mark them up meaningfully. As a result, the Company’s margins are lower than would be the case if the materials and equipment were segregated from the services component of its contracts, which are responsible for the majority of the profits that the Company earns.

GaoKe has approximately 200 employees, a majority of whom are engineers engaged in the design, construction, installation and testing of its distributed power generation systems and associated micro power grids. The Company is also planning to pursue other alternative energy sources, such as wind and other new renewable energy technologies. Its new product development capabilities are enhanced by its operation of a design institute in collaboration with Tsinghua University in Beijing, and it also cooperates with China Sciences Academy in Guangzhou on product design and development.

The consolidated financial statements reflect the 49% minority interest held by others in GaoKe Design, with 36% of that minority interest being held by Mr. Jinxiang Lu, the Company’s Chairman and CEO, while the remaining 13% is owned by Mr. Yu Haixue.

The operating lives of GaoKe and GaoKe Design, as set forth in their respective operating licenses, are set forth in the table below.

Company Names	Operating period	Operating life
GaoKe Energy	February 8, 2007 - February 8, 2037*	30 years
Gaoke Design	May 26, 2003 - May 26, 2008	5 years
* Note, GaoKe Energy became a foreign invested company in February 2007 and renewed its incorporation, which originally occurred in March 2003.

These operating licenses can be renewed to extend the operating life beyond the dates stated.

GaoKe primarily receives two types of contracts. One type is a design-only contract where GaoKe only performs the initial design function of a distributed power generation and micro power grid system. The other type involves both the design and general contracting services, where GaoKe provides an end-to-end solution to develop distributed power generation and micro power grid systems, generally referred to as integrated contracts. The potential exists for a design-only contract to lead to GaoKe’s acting as the general contractor for any such projects.

All contracts to design and develop distributed power generation and micro power grid systems to date have been awarded through a proposal process. Once a potential customer expresses serious interest in installing a distributed power generation system, GaoKe sends a team of engineers to better understand the customer’s circumstances and requirements. GaoKe’s engineers then develop a pricing proposal that, on average, takes a month to complete. To date, over 90% of the pricing proposals submitted by GaoKe to potential customers have resulted in contracts. All of those which have not resulted in contracts have been due to the customer’s lack of capital to fund the project.

Over 99% of GaoKe’s total consolidated revenue is generated by its performance of integrated contracts. The remainder comes from design-only contracts and the sale of spare parts and components following the completion of the contract.

With its integrated contracts, GaoKe performs the design, construction, installation and testing processes, all of which are customized to meet the customer’s particular needs and technical specifications, under a single contract. Although each of these functions can be performed by a different contractor under a separate agreement, the involvement of multiple contractors typically results in total project costs that are over 30% greater, take longer to complete and results in systems that are less efficient.

The major terms of an integrated contract relate to solution planning and design, system construction and installation, customer acceptance, payment milestones and warranty. The process of fulfilling an integrated contract consists of the following four stages:

1) Solution planning and design. GaoKe provides customers with a customized plan for achieving the required solution, produced by a project group established for each contract. The project group, which includes system engineers, bases its plan for the design and implementation of the system based on its collective experience and discussions with the customers’ technical staff.

2) System construction and installation. Based on the design and implementation plan, and in accordance with the project schedule, GaoKe serves as the general contractor for the construction and installation of equipment by third parties. Oversight is provided by a group of 8 to 10 GaoKe engineers, who are based at the project site until completion.

3) Customer acceptance. The procedures for customer inspection and acceptance are typically contained in the contracts. The initial inspection usually occurs when the hardware is delivered to the customer’s site for the purpose of detecting any obvious physical damage during shipping and to confirm that the entire order was delivered. A final acceptance is received upon successful testing of the system.

4) Warranty period. The integrated solution contract typically provides GaoKe’s customers with a one-year warranty, which runs from the date of final customer acceptance. Addressing all issues that arise during the warranty period represents fulfillment of all of GaoKe’s obligations under the contract.

Because of the nature of customized integrated contracts, the customers do not have the right to return the products GaoKe delivers, provided they conform and perform to the customer’s specification. After installing the system components at a customer’s site, any problems are typically resolved during the trial runs while GaoKe’s staff is still based at the site. Once the testing requirements have been satisfied, customers sign and date a customer acceptance document, which begins the warranty period.

The revenue associated with a project is affected by the generating capacity requirements of the customer and the complexity of the solution needed to meet its needs. GaoKe recognizes revenue based on a percentage completion basis. Because integrated contracts begun in one fiscal year are often completed in the following fiscal year, the revenue recognized in a particular year is not, by itself, the best indicator of whether GaoKe’s business is expanding. The size of GaoKe’s backlog should also be considered.

Backlog represents the amount of unrealized revenue to be earned by the Company from the contracts it has already received. By considering both revenue realized during a fiscal year (or other reporting period) and the backlog in existence as of the end of that period, the rate of growth in GaoKe’s business can be better understood, since backlog represents contractual amounts that will be converted to realized revenue once the contract is fully performed.

The following table sets forth information regarding the value of contracts that GaoKe entered into from 2004 through Q1 2007, along with the backlog as of the end of the stated period:

	2004	2005	2006	Q1 2006	Q1 2007
Number of new design and general contracting contracts awarded during the period	3	3	4	1	2
Total value of new design and general contracting contracts awarded during period (MM)	$53.4	$75.3	$308.3	$31.6	$71.1
Average value per design and general contracting project (MM)	$17.8	$25.1	$77.1	$31.6	$35.5

Number of new design-only contracts awarded during the period	0	0	3	0	2
Total value of new design-only contracts awarded during period (MM)	--	--	$0.2	--	$0.09
Average value per design-only contract (MM)	--	--	$0.07	--	$0.045

	2004	2005	2006	Q1 2006	Q1 2007
Backlog as of the end of the period from contracts awarded during the period (MM)	$39.8	$61.0	$259.4	$30.7	$71.1
Value of unfinished work as of the end of the period on contracts awarded in the prior period (MM)	$25.3	$0.2	$9.6	$56.2	$251.4
Total amount of backlog (MM)	$65.2	$61.2	$269.0	$86.9	$322.5
Operating revenues realized during the period (MM)	$40.45	$75.45	$98.70	$3.59	$17.48
Total of revenues realized during and backlog existing as of the end of the period (MM)	$105.65	$136.65	$367.7	$90.49	$339.98

The steady increase in the aggregate value of contracts awarded has resulted in increasing revenues over the past three years. However, when revenues for the period are added to the backlog existing at the end of the period, a clearer understanding of the Company’s growth is presented.

Historically, the Company performed its integrated contracts in the period of about a year, with the resulting backlog that existed at the end of any given fiscal year being generally converted completely into revenue in the next. As an example, virtually all of the Company’s backlog of $65.2 million in 2004 was converted to revenue during 2004 and 2005, with the result that only $200,000 of that backlog remained outstanding at the end of 2005. Similarly, only $9.6 million of the Company’s total backlog of $61.2 million as of the end of 2005 was not realized as revenue by the end of 2006.

However, the Company expects that the amount of its backlog that gets carried forward beyond the fiscal year in which the contract is received will increase for contracts entered into in 2006, as beginning in that year the Company was awarded a large integrated contract that will not be completed in 2007.

If the trend toward larger integrated contracts with longer completion times continues, as management expects, an increasing percentage of the backlog resulting from contracts entered into in any one year will be converted to revenue in the second year following the awarding of the contract, rather than in the year immediately following entry into the contract. By continuing to show “Value of unfinished work as of the end of the period on contracts awarded in the prior period,” as in the table above, the Company will make that information known.

RESULTS OF OPERATIONS

Comparison of Three Months Ended March 31, 2007 and 2006.

Operating revenues

For the three months ended March 31, 2007, total revenues amounted to $17.48 million, an increase of $13.89 million or 386%, from $3.59 million for the three months ended March 31, 2006. The increase was primarily due to both an increase in the number of integrated contracts the Company performed during the first three months of 2007 and a larger average size of those contracts. Both the greater number of contracts and the increased average size of those contracts were the result of increased traction of GaoKe’s business in the marketplace. This increased traction is a direct result of the success of the Company’s earlier projects in delivering energy savings, which enhanced the Company’s reputation among potential customers.

Revenues for the first quarter of 2007 would likely have been higher still. However, due to the cold and stormy weather conditions over that period in Northern China, where a majority of the Company’s projects are located, delays occurred in the construction and installation of many of the Company’s distributed power generation systems, which slowed the realization of revenues connected with those projects. The revenues that went unrealized as a result are reflected instead in a backlog that was higher at the end of the quarter than it would otherwise have been.

Revenue Backlog

As discussed in the Overview, measuring the rate of growth of the Company’s business requires looking at the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts in addition to revenue growth. The backlog as of March 31, 2007 amounted to $322.5 million, representing an increase of 271%compared to the Company’s backlog of $86.9 million as of March 31, 2006. This increase in revenue backlog was largely the result of 2 new integrated contracts that were entered into in the first three months of 2007 having a total value of approximately $71.1million and 3 additional integrated contracts that were entered into from Q2-Q4 2006 with a total value of $276.7. In addition, the increase in backlog was due to construction delays resulting from cold and stormy weather conditions that occurred during the first three months of 2007 in Northern China, which slowed the recognition of revenue associated with contracts being performed or started. This includes a $165.7 million integrated contract in Inner Mongolia that was signed in December 2006, although due to harsh weather conditions in the region, did not generate revenue for the Company in Q1 2007.

By considering the total amount of revenues generated in and backlog existing as of the end of a period, these types of variations in the timing of revenue recognition, which have little significance for understanding the Company’s financial performance, become less important. For the quarter ending March 31, 2007, the total of revenues and backlog was $339.98 million. That compares with a total of revenues and backlog for the same period in 2006 of $90.49 million, or an increase of 275.7%, confirming that the Company’s business expanded significantly during the first quarter of 2007.

Cost of revenues

The total cost of revenues for the quarter ended March 31, 2007 amounted to $15.05 million, an increase by $11.83 million over $3.22 million in the same quarter the prior year. This increase in cost of revenues was due to an increase in direct expenses to facilitate the increased business activity reflected in the Company’s increased revenues. This increase of 367% in cost of revenues is generally consistent with the 386% increase in revenues themselves, with the slight difference being attributed to the higher average size of the integrated contracts being performed, which generally have higher margins than smaller contracts.

Gross margin

As a percentage of total revenues, the overall gross margin was 13.9% for the quarter ended March 31, 2007 compared to 10.3% for the quarter ended March 31, 2006. This improvement in gross margins is attributed to the larger size of the integrated contracts with higher margins contributing to revenues in the first quarter of 2007 versus 2006.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and employee welfare benefits, traveling and other expenses of administrative departments, such as the planning and financial, information systems and human resources.

General and administrative expenses amounted to approximately $0.526 million for the quarter ended March 31, 2007, an increase of approximately $0.175 million, or 50.0% compared to approximately $0.350 million in the quarter ended March 31, 2006. However, as a percentage of revenues these expenses declined from 9.7% for the period ending March 31, 2006 to 3% for the quarter ended March 31, 2007, indicating that general and administrative expenses increased at a much slower rate than the growth in the Company’s revenues.

Income from operations

Income from operations increased by approximately $1.88 million, from $20,183 for the three months ended March 31, 2006 to $1.90 million for the three months ended March 31, 2007. This was the net result of increases of $13.89 million in total revenues, $11.83 million in cost of revenues and of $0.175 million in general and administrative expenses. Therefore, as a percentage of total revenue, the operating income for the three months ended March 31, 2007 was 10.9% compared to 0.6% for the three months ended March 31, 2006. The increase in operating income as a percentage of total revenues was due mainly to an increase in gross profit resulting from higher margin integrated contracts and the dramatic expansion of the business without a concomitant increase in overhead.

Finance costs

Finance costs increased by $128,870, to $134,323 for the three months ended March 31, 2007 from $5,453 for the three months ended March 31, 2006. This increase was due to the interest payable on the note to the former shareholders of GaoKe connected with the sale of GaoKe to Head Dragon in August 2006.

Interest income

Interest income was $24,431 for the three months ended March 31, 2007 compared to no interest income for the three months ended March 31, 2006. The interest income for the three months ended March 31, 2007 was generated from the interest on Head Dragon and GaoKe’s cash held by its commercial bank, the result of a positive cash flow for the Company during the year since March 31, 2006.

Other expenses

Other expenses consist of miscellaneous expenses from non-operating activities, such as deposits and retainers associated with consulting and financial services agreements. For the three months ended March 31, 2007, other expenses totaled $225,346, compared to no other expenses for the three months ended March 31, 2006.

Income tax provision

There was no provision for income tax for the three months ended March 31, 2007. Due to its becoming a Foreign Invested Enterprise in August 2006, the Company qualifies for a full income tax exemption for two years starting with the year ending December 31, 2007 and a 50% exemption from PRC income taxes for three years starting with the year ending December 31, 2009.

Minority interest

The minority interest of the Company includes the share of profit or loss allocated to other parties interests in GaoKe Design. The minority ownership interest of GaoKe Design were 49% for the three months ended both March 31, 2007 and March 31, 2006 resulting in an entry of approximately $31,018 down slightly from $31,233 for the three months ended March 31, 2006. This decrease was attributed to a slight increase in income at the subsidiary level, which decreased the loss of GaoKe Design absorbed by the Company.

Net income

For the three months ended March 31, 2007, the Company’s net income amounted to $1.60 million, an increase by $1.55 million compared to $45,963 for the three months ended March 31, 2006. This increase was attributable primarily to the significant growth in revenue and operating income without a concomitant increase in overhead, as well as an increase in the average size of integrated contracts being performed, which tend to carry higher margins.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations as well as short term borrowings from banks.

As of March 31, 2007, the Company had total assets of $40.01 million, of which cash amounted to $9.27 million, accounts receivable amounted to $9.63 million and prepayments, deposits and other receivables amounted to $18.93 million. While working capital was approximately $11.5 million, equity amounted to $13.39 million. The current ratio was approximately 1.43:1.

Comparison of Three Months Ended March 31, 2007 and 2006.

Net cash provided by operating activities totaled $1.0 million for the three months ended March 31, 2007, a decrease in positive cash flow by $3.19 million compared to $4.19 million for the three months ended March 31, 2006. This decrease resulted primarily from the following changes in the operating assets and liabilities:

•	$4.10 million increase in accounts receivable
•	$2.34 million decrease in prepayments, deposits and other receivables
•	$21,977 increase in inventory
•	$3.10 million increase in accounts payable and accrued liabilities
•	$4.31 million decrease in customer deposits
•	$57,870 decrease in amount due from related parties
•	$0.98 million increase in tax payable

The increase in accounts receivable was due to the substantial increase in number and value of integrated contracts that were being performed by GaoKe during the first three months of 2007. The decrease in prepayments, deposits and other receivables was the result of $2.5 million less prepayments made to equipment suppliers during the first quarter of 2007, which was offset by a slight increases in prepayments made to contractors and consultants. The slight increase in inventory was due to an increase in inventory stock to facilitate the performance of an increased number of contracts. The increase in accounts payable and accrued liabilities was due to an increased amount owed by GaoKe to its suppliers as a result of increases in the number and size of integrated contracts being performed during the first three months of 2007. The decrease in customer deposits was due to larger contract deposits that were received during the first three months of 2006 compared to a lesser amount of contract deposits received during the first three months of 2007. Up-front deposits typically equal 30% of the total contract value and are received prior to beginning the work on a contract, which may not occur until a few months after a contract is signed. The decrease in the amount due from related parties is the net result of an increase in due from related parties of $53,963 and a repayment of $3,907 to High-Tech Furnace Insulation and Anti-Corrosion Engineering Ltd.  The increase in tax payable relates to a business tax on revenue and was due to the increase in revenue for the three months ended March 31, 2007.

Net cash from investing activities was $7,233 and $3.75 million for the three months ended March 31, 2007 and 2006, respectively. All of the cash from investing activities during the three months ended March 31, 2007 and 2006 consisted of proceeds from sale of property, plant and equipment.

Cash flows provided by financing activities amounted to ($210,382) and ($6.64) million for the three months ended March 31, 2007 and 2006, respectively. For the three months ended March 31, 2007 cash flow from financing activities consisted only of a payment of $210,382 for a related party note payable. For the three months ended March 31, 2006, the Company paid $2.92 million in repayments of notes payable, $0.51 million in repayments of bank loans and $5.15 million in dividends. In addition, for the three months ended March 31, 2006, the Company received $1.94 million in proceeds from a related party note payable. As a result of these changes, the financing activities for the three months ended March 31, 2007 increased by $6.43 million compared to the financing activities for the three months ended March 31, 2006.

Comparison of Years Ended December 31, 2006 and 2005

Operating revenues

For the year ended December 31, 2006, total revenues amounted to $98.70 million, an increase of $23.25 million or 30.8% from $75.45 million for fiscal 2005. The increase was primarily due to a greater absolute number of contracts and a greater number of larger integrated contracts with higher margins in the year ended December 31, 2006. There were six contracts being implemented during 2006 compared to five in the prior year, representing a 20% increase.

Both the greater number of contracts and greater number of larger integrated contracts with higher margins won by the company were the result of increased traction and an expanding reputation as a result of the successful completion and operation of distributed power generation and micro power grid projects installed by GaoKe in China since 2003 and the growing “word-of-mouth” associated with this success.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts the Company has won. Any deferral of revenue recognition or newly won contracts are reflected as an increase in backlog as of the period end. The backlog as of December 31, 2006 amounted to $269.0 million, representing an increase of 340% compared to $61.2 million as of December 31, 2005. As with the increase in revenue, this substantial increase in revenue backlog was a direct result of obtaining an increasing number of contracts following the successful completion of distributed power generation and micro power grid projects by GaoKe in China since 2003 and the growing “word-of-mouth” associated with this success.

Of the total backlog of $269.0 million at December 31, 2006, the amount attributable to contracts awarded in 2006 was $259.4 million, while $9.6 million was from contracts awarded prior to 2006. Of the total backlog of $61.2million as of December 31, 2005, $61.0 million was attributed to contracts awarded in 2005, and $0.2 million was attributable to integrated contracts awarded prior to 2005. The increase in both revenues and backlog indicated that the Company’s business continued to expand in 2006.

Cost of revenues

The total cost of revenues for the year ended December 31, 2006 amounted to $85.91 million, an increase by $18.96 million compared to $66.95 million in the prior year. This increase in cost of revenues was due to an increase in direct expenses needed to facilitate the increased business activity. On a percentage basis, the increase in cost of revenues from 2005 to 2006 was 28.32%, 2.49% less than the 30.81% increase in revenue between 2005 and 2006. This resulted in a higher gross margin.

Gross margin

As a percentage of total revenues, the overall gross margin was 12.96% for the year ended December 31, 2006 compared to 11.27% in the prior year. This increase in gross margin was primarily due to revenue contributions from new, larger integrated contracts in 2006, most of which had higher gross margins than projects that contributed to revenue in 2005.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial, information systems and human resources.

General and administrative expenses amounted to approximately $1.90 million for the year ended December 31, 2006, a slight decrease of approximately $0.02 million compared to approximately $1.92 million in the prior year. This slight decrease was the result of management’s ability to leverage a similar amount of administrative resources over 6 contracts in 2006 as it did over 5 contracts in 2005.

Finance costs

Finance costs increased by $219,034 to $237,110 for the year ending December 31, 2006 from $18,076 in the prior year. This increase was due to the interest from the note payable to the former shareholders of GaoKe who sold their shares to Head Dragon in August 2006.

Income from operations

Income from operations increased significantly by approximately $4.31 million, or 65.50%, from $6.58 million for the year ended December 31, 2005 to $10.89 million for the year ended December 31, 2006. This was the result of increases of $23.25 million in total revenues, $18.96 million in cost of revenues and $0.22 million in finance costs, and a decrease of $0.02 million in general and administrative expenses. Therefore, as a percentage of total revenue, the operating income for the year ended December 31, 2006 was 11.03% compared to 8.73% the prior year. The increase in operating income as a percentage of total revenues was due mainly to an increase in gross profit resulting from higher margin integrated contracts and the dramatic expansion of the business without a concomitant increase in overhead.

Other income

Other income consists of miscellaneous income from non-operating activities. For the year ended December 31, 2006, other income increased by $22,319 to $71,872, or 45%, from $49,553 for the prior year. The increase was mainly due to an increased amount of design consulting work performed for third parties.

Income tax provision

For the year ended December 31, 2006, the Company’s income tax provision was $3.22 million for financial reporting purposes, whereas there was an income tax provision of $2.24 million for the prior year. This was a direct result of the income before provision for income taxes and minority interest increasing 62.12% to $10.72 million in 2006 from $6.62 million in the prior year.

Minority interest

The minority interest of the Company includes other parties’ interests in GaoKe Design. The ownership interests of minorities in this subsidiary of GaoKe were 49% for the year ended December 31, 2006, resulting in an entry of approximately $(3,605), up from $(6,749) in the prior year. The increase was attributable to a decrease in losses at the subsidiary.

Net income

For the year ended December 31, 2006, the Company’s net income amounted to $7.51 million after deducting the portion attributed to the minority interest, an increase by $3.13 million compared to $4.38 million for the prior year, or 71.55%. This increase was attributable primarily to the significant growth in revenue and operating income and an increased number of larger integrated contracts with higher margins.

Comparison of Years Ended December 31, 2005 and 2004

Operating revenues

For the year ended December 31, 2005, total revenues amounted to $75.45 million, an increase of $35.0 million compared to $40.45 million for the year ended December 31, 2004, representing a 86.52% increase. The increase was primarily due to an increase in average contract size during the year ended December 31, 2005. The increase in the average contract size more than offset the decrease in contracts being implemented, which dropped from six in 2004 to five in 2005.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts the Company has won. Any deferral of revenue recognition or newly won contracts are reflected as an increase in backlog as of the period end. The Company’s revenue backlog in 2005 was lower than the preceding year. The backlog as of December 31, 2005 amounted to $61.2 million, representing a decrease of $4.0 million compared to $65.2million as of December 31, 2004.

Of the total backlog of $61.2 million at December 31, 2005, the amount attributable to integrated contracts awarded in 2005 was $61.0million, while $0.2 million was from integrated contracts awarded prior to 2005. Of the total backlog of $65.2 million at December 31, 2004, the amount attributable to integrated contracts awarded in 2004 was $39.8 million, while $25.3 million was from integrated contracts awarded prior to 2004. The increase in revenues and decrease in backlog indicated that the company was implementing its contracts on schedule.

Cost of revenues

The total cost of revenues for the year ended December 31, 2005 was $66.95 million, an increase of $30.92 million compared to $36.03 million in the prior year, an 85.79% increase. This increase was primarily due to a 86.52% increase in revenue between 2004 and 2005.

Gross margin

As a percentage of total revenues, the overall gross margin was 11.27% for the year ended December 31, 2005 compared to 10.93% in the prior year. This increase in gross margin was primarily due to larger integrated contracts obtained in 2005 with higher margins.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial department, information systems department and human resources department.

General and administrative expenses amounted to approximately $1.92 million for the year ended December 31, 2005, an increase of approximately $1.12 million compared to approximately $0.8 million in the prior year. This increase in general and administrative expenses was primarily the result of an increase in employee insurance costs in 2005.

Finance costs

Finance costs increased by $16,993 to $18,076 for the year ended December 31, 2005 from $1,083 in the prior year. This increase was due to an increase in interest payments related to three short-term bank loans totaling $867,564 that were received in 2005.

Income from operations

Income from operations increased significantly by approximately $2.97 million, or 82.27%, from $3.61 million for the year ended December 31, 2004 to $6.58 million for the year ended December 31, 2005, as a result of the following: increases of $35.0 million in total revenues, $30.92 million in cost of revenues, $1.12 million in general and administrative expenses and an increase of $16,993 in finance costs. Therefore, as a percentage of total revenue, the operating income for the year ended December 31, 2005 was 8.73% compared to 8.93% in the prior year. The slight decrease as a percentage of total revenues was due mainly to an increase in G&A expenses and finances costs to support the growth of the business.

Other income

Other income consists of miscellaneous income from non-operating activities. For the year ended December 31, 2005, other income increased by $25,464 to $49,553, or 105.71%, from $24,089 for the prior year. The increase was mainly due to an increased amount of design consulting work performed for third parties.

Income tax provision

For the year ended December 31, 2005, the Company’s income tax provision was $2.24 million for financial reporting purposes, whereas there was an income tax provision of $1.06 million for the prior year. This was a direct result of the income before provision for income taxes and minority interest increasing 81.87% to $6.62 million in 2005 from $3.64 million in the prior year.

Minority interest

The minority interest of the Company includes other parties’ interests in GaoKe Design. The ownership interests of minorities in this subsidiary of GaoKe was 49% resulting in a minority interest for the year ended December 31, 2005 of approximately $(6,749),up from $(29,737) in the prior year. The increase was attributable to a decrease in losses at the subsidiary.

Net income

For the year ended December 31, 2005, the Company’s net income amounted to $4.38 million after deducting the portion attributed to the minority interest, an increase by $1.83 million compared to $2.55 million for the prior year, or 72.03%. This increase was attributable primarily to the significant growth in revenue and operating income.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations as well as short term borrowings from banks.

As of December 31, 2006, the Company had total assets of $37.96 million, of which cash amounted to $8.52 million, accounts receivable amounted to $5.45 million and prepayments, deposits and other receivables amounted to $21.05 million. While working capital was approximately $9.97 million, equity amounted to $11.8 million. The current ratio was approximately 1.38:1.

Comparison of year ended December 31, 2006 and 2005

Net cash provided by operating activities totaled $9.62 million for the year ended December 31, 2006, an increase in positive cash flow by $11.93 million compared to ($2.31) million in the prior year. This increase resulted primarily from the following factors: 1) the increase in net income of $3.13 million; 2) the increase of the changes in non-cash items included in the statement of income, including $405,355 in amortization, a recovery of $133,248 in future income tax expenses and ($3,605) in minority interest. and 3) the following changes in the operating assets and liabilities:

•	$3.35 million decrease in accounts receivable $30,169 increase in accrued receivables
•	$13.24 million increase in prepayments, deposits and other receivables
•	$3.88 million decrease in inventory
•	$1.49 million increase in accounts payable and accrued liabilities
•	$4.33 million increase in customer deposits
•	$118,050 increase in amount due from related parties
•	$1.95 million increase in tax payable

The decrease in accounts receivable was due to the Company’s enhanced ability of receivable collections. The increase in accrued receivables was due to an adjustment in the percentage of projects completed compared to revenue invoiced. The increase in prepayments, deposits and other receivables was due to an increased number of large contracts that were signed during the second half of 2006 and required up-front deposits of 30% of the total contract value. The decrease in inventory was due to a change in GaoKe’s business strategy, so that subcontractors who perform the construction and installation functions for GaoKe were now required to purchase a majority of the equipment and components needed to develop the distributed power generation systems. The increase in accounts payable and accrued liabilities was due to an increased amount owed by GaoKe to its suppliers as a result of increases in the number and size of contracts. The increase in customer deposits was due to the increase in customer contracts that allowed for additional deposits prior to performing the work. The increase in amount due to related parties was due to a payable to Liaoning High-Tech Furnace Insulation and Anti-Corrosion Engineering Ltd. for services performed in 2006. The increase in tax payable was due to the increase in revenue and net income in 2006.

Net cash from investing activities was ($3.56) million and $0.87 million for the year ended December 31, 2006 and 2005, respectively. The cash from investing activities in 2006 consisted mainly of proceeds from sale of property, plant and equipment. Purchases of fixed assets was ($25,608) for the year ended December 31, 2006 compared to ($579,338) for the prior year. The fixed assets purchased in both, 2005 and 2006, mainly included vehicles to transport employees between projects and to transport management to meetings and customer locations. In addition, there was an increase of $2.13 million in proceeds from the sale of property, plant and equipment, from $1.45 million for the year ended December 31, 2005 to $3.58 million for the year ended December 31, 2006. This was due to an increase in the amount of equipment sold to subcontractors resulting from a shift in GaoKe’s policy that made the subcontractors responsible for supplying a majority of the equipment for the projects. There was also a dividend payment of $5.02 million in 2006. There were no dividends paid in 2005.

Cash flows provided by financing activities amounted to ($5.42 million) and $1.30 million for the years ended December 31, 2006 and 2005, respectively. Cash flows generated by financing activities consisted of guarantee deposits on notes payable, proceeds from bank loans, proceeds from notes payable, repayments of notes payable and payment of dividends. For the year ended December 31, 2006, the Company obtained net proceeds of $2.37 million from guarantee deposits on notes payable compared to ($1.44) million in the prior year. It received $29,236 in proceeds from bank loans in 2006 compared to $867,564 the prior year. In addition, it received no proceeds from notes payable and made $2.81 million in repayments of notes payable in 2006 and in 2005, received $1.88 million in proceeds from notes payable and made no repayments on notes payable and paid $5.02 million in divideds in 2006. As a result of these changes, the financing activities for year ended December 31, 2006 decreased by $1.71 million compared to the financing activities for the prior year.

Comparison of year ended December 31, 2005 and 2004

Net cash used for operating activities totaled ($2.31) million for the year ended December 31, 2005, a decrease in operating cash flow of $2.14 million compared to ($178,410) in the prior year. This decrease resulted primarily from the following factors in 2005: 1) an increase in net income of $1.83 million; 2) a change in non-cash items included in the statement of income, including $542,858 in amortization, a recovery of $579,715 in future income tax expense and ($6,749) in minority interest; and 3) the following changes in the operating assets and liabilities:

•	$3.15 million increase in accounts receivable
•	$179,575 increase in accrued receivables
•	$2.91 million increase in prepayments, deposits and other receivables
•	$828,754 increase in inventory
•	$1.42 million increase in accounts payable and accrued liabilities
•	$906,731 decrease in customer deposits
•	$160,142 decrease in amount due from related parties
•	$75,291 increase in tax payable

The increase in accounts receivable prepayments, deposits and other receivables, inventories amounts payable and accrued liabilities were all due to the growth of GaoKe's revenues and increase in integrated contract size. The increase in accrued receivables was due to a change in the percentage projects completed compared to revenue invoiced. The decrease in customer deposits occurred because many of the ongoing projects were nearing completion and had already recognized a majority of the project revenue. The decrease in amount due to related parties was due to a payment of money owed to Liaoning High-Tech Energy Group Electrical Supplies Ltd. The increase in tax payable was due to the increase in revenue and net income in 2005.

Net cash from investing activities was $875,154 and ($117,806) for the year ended December 31, 2005 and 2004, respectively. The cash used by investing activities in 2005 consisted of ($579,338) for property, plant and equipment, compared to ($184,639) used to purchase property, plant and equipment in the prior year. The cash received from investing activities consisted of $1.45 million in proceeds from the sale of property, plant and equipment, up from $66,833 in the prior year.

Cash flows from financing activities amounted to $1.30 million and $12,170 for the years ended December 31, 2005 and 2004, respectively. Cash flows generated by financing activities consist of guarantee deposits on notes payable, proceeds from bank loans and proceeds from notes payable. For the year ended December 31, 2005, the Company spent $1.44 million on guarantee deposits on notes payable compared to spending $933,121 in the prior year. It received $867,564 in proceeds from bank loans in 2005 compared to having no proceeds from bank loans in the prior year. In addition, it received proceeds from notes payable of $1.88 million in 2005 and $945,291 in the prior year. As a result of these changes, the financing activities for year ended December 31, 2005 created an increase of $1.29 million compared to the financing activities for the prior year.

Working Capital

The Company’s working capital decreased slightly from $10.35 million as of December 31, 2005 to $9.97 as of December 31, 2006.

Total current assets at December 31, 2006 amounted to $35.91 million, an increase by approximately $11.74 million compared to $24.17 million at December 31, 2005. The increase was attributable mainly to an increase in the amount of customer deposits received by GaoKe and an increase in cash resulting from higher income and retained earnings.

Current liabilities amounted to $25.94 million at December 31, 2006, in comparison to $13.82 million at December 31, 2005. This increase has been attributed to following factors: First, an increase of $1.49 million in accounts payable and accrued liabilities. Accounts payable and accrued liabilities mainly consisted of the accounts payable for purchasing equipment, subcontractor fees and audit fees. Second, an increase of $4.33 million in customer deposits. Customer deposits resulted from the excess of the billed amounts over revenues recognized on the contracts and the billings rendered. Therefore, customer deposits were in the form of advances from customers; Third, an increase of $1.95 million in income tax payable which includes business tax and additional income tax payable; Fourth, a related party note payable of $7.30 million. This related party note payable is the amount that is owed to the former shareholders of GaoKe by the Company as part of the transaction by the Company in August 2006 when it acquired a 100% ownership interest in GaoKe

The current ratio decreased from 1.75 at December 31, 2005 to 1.38 at December 31, 2006. The change in the Company’s current ratio was primarily due to the growth of 2006 current liabilities increasing at a faster rate than the growth of current assets. This change in its current ratio had an immaterial impact to the operating liquidity of the Company. In order to finance operating activities, the Company had maintained a good standing of current ratio due primarily to enhancing accounts receivable collection.

Capital Resources

The Company has obtained working capital through several ways. First, it obtained short-term bank loans. Second, its suppliers were willing to provide it with extended payment terms which would not force it to increase bank borrowings unless it planned to increase its operating scale significantly. Third, through the improved biding mechanism, it asked its customers to increase their payments in the early stage of contract performance process to diminish its working capital demands for daily operations. Fourth, it has maintained good relationships with commercial banks which provided it with the necessary bank financing. Finally, it may issue corporate bonds to the public in the future. The Company believes that it will be able to obtain adequate cash flow for its operating activities and will continue to improve its cash collection to satisfy the cash demands from its daily operations.

COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s commitments and contingencies:

(1) Operating Lease Commitment

At December 31, 2006, the Company was committed to operating lease payments payable semi-annually for a rental property expiring in June 2008 in the following amounts:

2007	$58,933
2008	$29,466
$88,399

(2) Purchase Commitment

The Company is committed to purchase approximately $19.1 million (RMB 149.4 million) of raw materials from its suppliers during 2007. Included in prepayments, deposits and other receivables are payments of $18.7 million (RMB 145.6 million) to be applied against these commitments.

(3) Contracts

The Company entered into various construction contracts which typically range from 12 to 18 months. The total commitment remaining as of December 31, 2006 was approximately $57.6 million (RMB 449.3 million). Included in prepayments, deposits and other receivables are payments of $691,663 (RMB 5.4 million) to be applied against these commitments.

(4) Legal

Subsequent to year end, the Company was involved in a claim filed against them by one of their suppliers in the amount of $78,224 (RMB 595,000). The Company was unsuccessful in their defense but is planning to appeal the case. The full balance of the amount claimed was accrued at December 31, 2006. A second claim against the Company was subsequently dropped as a result of the outcome of the case.

ECONOMIC DEPENDENCE

During 2006, six customers individually comprised 24%, 23%, 15% 14%, 12% and 11% of revenue, respectively; one contractor individually accounted for 15% of total costs of sales; and three suppliers individually accounted for 56%, 19% and 16% of total purchases, respectively. At December 31, 2006, five customers individually represented 31%, 25%, 15%, 15% and 12% of total accounts receivable.

During 2005, four customers individually comprised 32%, 28%, 18% and 18% of revenue, respectively; two contractors accounted for 15% and 12% of total cost of sales, respectively; and two suppliers individually accounted for 56% and 35% of total purchases, respectively. At December 31, 2005, five customers individually represented 37%, 22%, 17%, 16% and 12% of total accounts receivable.

During 2004, five customers individually comprised 22%, 19%, 18%, 18% and 13% of revenue, respectively; one contractor accounted for 25% of total cost of sales; and two suppliers individually accounted for 60% and 27% of total purchases, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties as of December 31, 2006. It has have not entered into any foreign currency forward contract. It does not have any other off-balance sheet arrangements except for the contractual obligations and commitments mentioned above as of December 31, 2006. The Company believes that there are no off-balance sheet arrangements that have or are reasonably likely to have a material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

EMPLOYEES AND THEIR BENEFITS

At December 31, 2006, GaoKe had a total of approximately 200 employees. The remuneration package of the employees includes salary, bonuses and allowances. Employees also receive welfare benefits including workers’ insurance, medical care, housing subsidies, child care and education, and other miscellaneous items.

The Company believes that its success in attracting and retaining highly skilled technical employees and sales and marketing personnel is largely a product of its commitment to providing a motivating and interactive work environment that features continuous and extensive professional development opportunities, as well as frequent and open communications at all levels of the organization.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not currently maintain a pension or other post retirement plan, and therefore, does not expect this standard to have any impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. Effective December 31, 2006, the Company adopted SAB No. 108 which did not have a material effect on its consolidated financial statements.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Company will adopt FIN No. 48 January 1, 2007 and is currently evaluating the impact, if any, that FIN No. 48 will have on its financial statements.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Credit Risk

Under PRC business custom, the Company is required to pay deposits on most of its purchases and demands deposits on most of its sales. Consequently, exposure to credit risk is limited accordingly.

Currency Risk

The Company is exposed to currency risk as the Company’s business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses United States dollars as its reporting currency. Unfavorable changes in the exchange rate between RMB and United States dollars may result in a material effect on the cumulative translation adjustment recorded as a charge in shareholder’s equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk. In addition, the RMB is not a freely convertible currency. The Company’s subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

Industrial environment and national industrial development policies

The Company is highly sensitive to industry environment changes and state industrial development policies. China’s State industrial development policies have established clear targets for market capacities of power generation in the short and long run. These policies are crucial to the development of the Company.. At present, state policies are favorable to the Company’s development. If the government ceases supporting the distributed power generation market, however, it would bring about a negative impact on operating results in the next few years.

The Company relies on market research and technology development to ensure that it delivers attractive, high-quality products and services to its customers as a way to protect against risks connected with a change in the competitive environment.

FUTURE DEVELOPMENT AND BUSINESS STRATEGIES

The Company’s goal is to maintain its market position as one of China’s leading providers of distributed power generaion and micro power grids and become one of the leading providers of these technologies throughout Southeast Asia. It plans to also commercialize additional “green” energy technologies that will help developing countries, such as China, meet its large energy demand without the negative environmental impact of traditional coal power generation. The Company’s principal business strategies are:

•  To maintain a leadership position in China’s growing distributed power generation and micro power grid market;

•  To develop distributed power generation and micro power grids throughout Southeast Asia;

To commercialize new clean energy generation technology in China

•  To leverage the experience acquired to offer total solutions that are better, less costly and take less time to deliver; and

•  To focus on high-value tailored technology services.

INFORMATION ABOUT CHARDAN

Business of Chardan

General

Chardan was formed on March 10, 2005, to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has its primary operating facilities located in the PRC in any city or province South of the Yangtze River. Prior to executing the stock purchase agreement with the Head Dragon Stockholder, Chardan’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

As noted, GaoKe’s principal business location is north of the Yangtze River, and Chardan intends to seek stockholder approval both to permit it to engage in a business combination with GaoKe and to extend the time for doing so beyond August 10, 2007.

Offering Proceeds Held in Trust

Chardan consummated its initial public offering in August 2005. The net proceeds of the offering, after payment of underwriting discounts and expenses, were approximately $30.9 million. Of that amount, approximately $29.8 million was placed in the trust account and invested in government securities. The remaining proceeds have been or are being used by Chardan in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Chardan. The trust account contained approximately $31.3 million as of March 31, 2007. If the stock purchase with the Head Dragon Stockholder is consummated, the trust account will be released to Chardan, less amounts paid to stockholders of Chardan who do not approve the stock purchase and elect to convert their shares of common stock into their pro-rata share of the trust account or exercise their dissenter’s rights under Delaware law.

Fair Market Value of Target Business

Pursuant to Chardan’s certificate of incorporation, the initial target business that Chardan acquires must have a fair market value equal to at least 80% of Chardan’s net assets at the time of such acquisition. Chardan’s board of directors determined that this test was clearly met in connection with its acquisition of GaoKe.

Stockholder Approval of Business Combination

Chardan will proceed with the acquisition of GaoKe only if a majority of all of the outstanding shares of Chardan is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority of shares issued in the initial public offering. If the holders of 20% or more of Chardan’s common stock vote against the stock purchase proposal and demand that Chardan convert their shares into their pro rata share of the trust account, then Chardan will not consummate the stock purchase, even if a majority of shares votes to do so.

Liquidation if no business combination

If Chardan does not complete the business combination with GaoKe by February 10, 2008 its certificate of incorporation requires its officers to take all actions that are necessary to dissolve and liquidate Chardan as soon as reasonably practicable. In the event of that dissolution and liquidation, Chardan will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Chardan’s stockholders who purchased shares prior to the initial public offering have no rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the initial public offering. There will be no distribution from the trust account with respect to Chardan’s warrants.

As Chardan believes the GaoKe transaction to be in the best interests of its stockholders, and because Chardan recognized that it would not be able to conclude the transaction with GaoKe by the original liquidation date of August 10, 2007, Chardan obtained stockholder approval to extend the time for closing the GaoKe transaction to February 10, 2008.

Since Chardan has expended all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of June 30, 2007 would be about $5.55, or $0.45 less than the per-unit offering price of $6.00 in Chardan’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Chardan’s creditors, and there is no assurance that the actual per-share liquidation price will not be less than $5.55 due to those claims.

The stockholders holding shares of Chardan common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of Chardan’s liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Delaware corporate law, holders of a majority of Chardan’s outstanding stock must approve its dissolution. If Chardan were required to dissolve, following the approval by Chardan’s stockholders of a plan of dissolution and distribution, Chardan would liquidate the trust account to the holders of shares purchased in Chardan's initial public offering (subject to any provision for unpaid claims against Chardan which it is advised must or should be withheld).

Under Delaware corporate law, Chardan stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by those stockholders in a dissolution. Delaware corporate law provides for limitations on the potential liability of stockholders if Chardan were to wind up its affairs in compliance with either Section 280 or Section 281(b) of the Delaware corporate law. If Chardan complies with either procedure, Delaware corporate law (i) limits the potential liability of each stockholder for claims against Chardan to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against Chardan to the amount distributed to the stockholder in dissolution. If Chardan were to comply with Section 280 instead of Section 281(b), Delaware corporate law also would operate to extinguish the potential liability of its stockholders for any claims against Chardan unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of Delaware corporate law would provide additional protections to both Chardan’s directors and stockholders from potential liability for third party claims against Chardan, it is Chardan’s current intention that it would make liquidating distributions to its stockholders as soon as reasonably possible following any dissolution and, therefore, it does not expect that its Board of Directors would elect to comply with the more complex procedures in Section 280. Because Chardan would most likely not be complying with Section 280, it would seek stockholder approval to comply with Section 281(b) of Delaware corporate law, requiring it to adopt a plan of dissolution that will provide for payment, based on facts known to Chardan at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Chardan within the subsequent 10 years. As such, Chardan’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Chardan’s stockholders would likely extend beyond the third anniversary of such dissolution. However, because Chardan is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as accountants, lawyers, investment bankers and consultants) or Head Dragon Holdings, as a potential target business. Chardan would attempt to enter into arrangements with most, if not all significant creditors whereby they agree to waive any interest or claim of any kind in or to any monies held in the trust account. As a result of this, Chardan believes that the claims that could be made against Chardan would be significantly limited. However, Chardan cannot guarantee that its creditors will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the trust account.

Chardan expects that all costs associated with the implementation and completion of its plan of dissolution and liquidation, which it currently estimates to be less than $100,000, will be funded by any funds not held in the trust account. There currently are not, and may not at that time, be sufficient funds for such purpose, in which event Chardan would have to seek funding or other accommodation to complete the dissolution and liquidation.

Chardan currently believes that any plan of dissolution and distribution would proceed in the following manner:

•  its board of directors would, consistent with its obligations to liquidate and dissolve (as contained in its charter), adopt (and recommend to its stockholders) a specific plan of dissolution and distribution and the board would also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and distribution and the board’s recommendation of such plan;

•  Chardan would file the preliminary proxy statement with the SEC;

•  following any SEC review of the preliminary proxy statement and resolution of any staff comments, Chardan would mail the proxy statement to its stockholders, and approximately 30 days later would convene a meeting of its stockholders for them to either approve or reject the plan of dissolution and distribution.

In the event Chardan seeks stockholder approval for a plan of dissolution and distribution and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Following Board adoption of a plan of dissolution and distribution, Chardan's powers will be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the trust account may not be distributed except upon Chardan’s dissolution (subject to third party claims as discussed above) and, unless and until such approval is obtained from its stockholders, the funds held in its trust account will not be released (subject to such claims). Consequently, holders of a majority of Chardan’s outstanding stock would have to approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to creditors' claims).

Facilities

Chardan maintains executive offices at 625 Broadway, Suite 1111, San Diego, California 92101. The cost for this space is included in a $7,500 per-month fee that Chardan Capital, LLC, the lessee of that space and an affiliate of Dr. Richard D. Propper, Jiangnan Huang and Li Zhang, charges Chardan for general and administrative services. Chardan believes, based on rents and fees for similar services in the San Diego area, that the fees charged by Chardan Capital, LLC are at least as favorable as Chardan could have obtained from an unaffiliated person. Chardan considers its current office space adequate for current operations.

Employees

Chardan has four directors, three of whom also serve as officers. These individuals are not obligated to contribute any specific number of hours to Chardan’s business per week, and they intend to devote only as much time as they deem necessary to Chardan’s affairs. Chardan has no paid employees.

Periodic Reporting and Audited Financial Statements

Chardan has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Chardan’s annual reports will contain financial statements audited and reported on by Chardan’s independent accountants. Chardan has filed with the Securities and Exchange Commission a Form 10-QSB covering the fiscal quarter ended September 30, 2006.

Legal Proceedings

There are no legal proceedings pending against Chardan.

Plan of Operations

The following discussion should be read in conjunction with Chardan’s Financial Statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Chardan was formed on March 10, 2005 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified business that has its primary operating facilities located in the PRC in any city or province south of the Yangtze River. Chardan closed its initial public offering on August 10, 2005. All activity from March 10, 2005 through August 10, 2005 related to its formation and initial public offering.

Chardan had net income of $49,430 for the year ended December 31, 2006. Chardan’s total costs and expenses, all of which were related to its efforts to find and evaluate target businesses, were $678,259, consisting principally of the following: travel and entertainment expenses, consulting fees, directors and officers liability insurance, amounts paid to a related party under a monthly administrative services agreement, professional fees, state franchise taxes and miscellaneous expenses. Those expenses were offset by interest income of $832,680 on the trust fund investments and funds outside the trust fund, excluding deferred interest.

Consulting expenses of $66,700 were paid pursuant to an agreement Chardan entered into with a China-based consulting firm, during the quarter ended September 30, 2005, to assist in Chardan with performing due diligence on prospective target businesses In the event that Chardan consummates the transaction with Head Dragon Holdings, Chardan is obligated to pay the consultant an additional $133,300.

Approximately $29.8 million of the net proceeds of the initial public offering were placed in trust, with the remaining net proceeds of approximately $1.1 million available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Chardan has used all of the net proceeds of its initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. Chardan intends to utilize its cash, including the funds held in the trust fund, capital stock, debt or a combination of the foregoing to effect a business combination. Under the stock purchase agreement with Head Dragon, the proceeds held in the trust fund will be used to satisfy the existing obligations of the companies and to finance the operations of the target business following the closing. These uses will include, among other things, to support internal expansion of CETL’s operations, including increased hiring, expansion of existing facilities or the acquisition or construction of new facilities, expenditures to increase the geographic markets in which CETL operates and expansion of the production and distribution networks needed to accomplish that geographic market extension and an increase in research and development to enable CETL to expand its product offering to other alternative energy sources, such as wind, solar and biomass.

Chardan became obligated, commencing August 2, 2005 to pay to Chardan Capital, LLC, an affiliate of Dr. Richard D. Propper, a director and chief financial officer, Jiangnan Huang, the chairman of the board and Li Zhang, a director and executive vice president, a monthly fee of $7,500 for general and administrative services.

In connection with its initial public offering, Chardan issued an option for $100 to the representative of the underwriters to purchase 250,000 units at an exercise price of $7.50 per unit. Chardan has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. Chardan estimates that the fair value of this option is approximately $550,000 ($2.20 per unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of five years. The option may be exercised for cash or on a “cashless” basis at the holder’s option such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. In addition, the warrants underlying such Units are exercisable at $6.65 per share.

Off-Balance Sheet Arrangements

Warrants and representative’s unit purchase option issued in conjunction with our initial public offering are equity linked derivatives and accordingly represent off balance sheet arrangements. In addition, the conversion feature of the representative’s unit purchase option constitutes an embedded derivative. The warrants, unit purchase option and conversion feature meet the scope exception

PRO FORMA

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the Stock Purchase Agreement dated April 14, 2007 (the “Transaction”) based on the assumptions and adjustments set forth in the accompanying notes, which management believes is reasonable.

The following unaudited pro forma financial statements and accompanying notes should be read in conjunction with the audited historical financial statements and related notes of Chardan South China Acquisition Corporation (“CSCAC”) and Head Dragon Holdings Limited at December 31, 2006 and for the year then ended, and the unaudited historical financial statements and related notes of CSCAS and Head Dragon Holdings Limited at March 31, 2007 and for the three-month period then ended, all of which are included in this document.

The Transaction will result in the shareholders of Head Dragon Holdings Limited obtaining a majority of the voting interest in the combined business. Under generally accepted accounting principles, the company whose shareholders retain the majority voting interest in a combined business is generally treated as the acquirer for accounting purposes. Because CSCAC does not have any assets with operating substance except cash, the Transaction has been accounted for as a reorganization and recapitalization of Head Dragon Holdings Limited.

If holders of 20% or more of Chardan South’s common stock vote against the stock purchase proposal and demand that Chardan convert their shares into their pro rata share of the trust account, then Chardan will not consummate the stock purchase, even if a majority of shares vote to do so. The following unaudited pro forma balance sheet combines the financial position of Head Dragon Holdings Limited and CSCAC as of March 31, 2007 as if the Transaction occurred on March 31, 2007. The following unaudited pro forma combined income statements give effect to the reorganization and recapitalization transaction of Head Dragon Holdings Limited assuming that the reorganization and recapitalization transaction took place on January 1, 2006.

Therefore, the following unaudited pro forma combined financial statements have been prepared using two different levels of approval of the Transaction by the CSCAC stockholders, as follows:

•	Assuming Maximum Approval: This presentation assumes that 100% of CSCAC stockholders approve the Transaction; and

•
Assuming Minimal Approval: This presentation assumes that holders of 19.99% of CSCAC Public Shares both vote against the Transaction and exercise their conversion rights, leaving only 80.01% of CSCAC’s currently issued stock outstanding. 19.99% is the maximum number of “Public” shares that can be converted for the Transaction to be approved, leaving 80.01% as the minimum number of shares that can be outstanding after approval.

We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of Head Dragon Holdings Limited and CSCAC and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information is not necessarily indicative of the operation results that would have actually achieved if the Stock Purchase Transaction had consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS PRO FORMA ADJUSTMENTS

(a)	to record release of funds held in trust by CSCAC
(b)
to record the issuance of 13,000,000 common shares of CSCAC’s merger subsidiary, China Energy Technology, Limited (“CETL”) with a par value of $.001 per share for the entire stock of Head Dragon Holdings, Limited and to reflect the change in par value of CSAC stock upon its merger into CETL

(c)	assuming maximum approval, to reclassify common stock held in trust to permanent equity and to record related deferred interest as income
(d)	assuming minimum approval, to record refund of funds to dissenting shareholders
(e)	to eliminate retained earning of CSCAC as CETL will be the continuing entity for accounting purposes
(f)	pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:
	Three months ended March 31, 2007		Year ended December 31, 2006
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)
Shares issued in the Transaction	13,000,000	13,000,000	13,000,000	13,000,000
CSCAC weighted average shares	7,000,000	5,850,575	7,000,000	5,850,575
Basic shares	20,000,000	18,850,575	20,000,000	18,850,575
CSCAC incremental shares relating to warrants	1,837,182	1,837,182	3,076,904	3,076,904
CSCAC incremental shares relating to underwriters purchase option	33,245	33,245	91,782	91,782
Diluted Shares	21,870,427	20,721,002	23,168,686	22,019,261

If the holders of 650,000 shares of Head Dragon Holdings preferred stock exchange their preferred shares for 650,000 shares of CETL common stock, the weighted average shares will be as follows:

	Three months ended March 31, 2007		Year ended December 31, 2006
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)
Basic shares	20,650,000	19,500,575	20,650,000	19,500,575
Diluted Shares	22,520,427	21,371,001	23,818,686	22,669,261

Chardan South China Acquisition Corporation
Pro Forma Combined Balance Sheet (Maximum Assumption)
March 31, 2007

	Head Dragon Holdings Limited	Chardan South China Acquisition Corporation	Pro Forma Adjustments		Pro forma Combined
					(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,268,745	$73,074	$31,549,825	(a)	$40,891,644

Investments held in trust	-	31,549,825	(31,549,825)	(a)	-

Accounts receivable	9,630,504	-	-		9,630,504
Accrued receivable	-	-	-		-
Prepayments, deposits and other receivables	18,926,583	-	-		18,926,583
Inventories	38,189	-	-		38,189
Due from related parties	120,784	-	-		120,784
Total current assets	37,984,805	31,622,899	-		69,607,704

Deferred tax asset	-	235,333	-		235,333
Property, plant and equipment, net	2,029,645	-	-		2,029,645

Total assets	$40,014,450	$31,858,232	$-		$71,872,682

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank loans	$906,500	-	-		$906,500
Accounts payable and accrued liabilities	8,574,786	208,861	-		8,783,647
Customer deposits	5,021,377	-	-		5,021,377
Due to related party	4,934	-	-		4,934
Income taxes payable	4,102,085	227,124	-		4,329,209
Related party note payable	7,287,837	-	-		7,287,837
Excess billings on uncompleted contracts	591,167				591,167
Deferred interest	-	347,039	(347,039)	(c)	-
Total Current Liabilities	26,488,686	783,024	(347,039)		26,924,671

Common stock subject to conversion upon the consummation of a Business Combination	-	5,964,017	(5,964,017)	(c)	-

Minority Interest	138,992	-	-		138,992

Stockholders' equity
Common stock	25,713	700	(25,713)	(b)	20,000
			13,000	(b)
			6,300	(b)

Additional paid-in capital	640,564	25,003,435	25,713	(b)	32,028,733
			414,304	(e)
			5,964,017	(c)
			(13,000)	(b)
			(6,300)	(b)
Accumulated and other comprehensive income	464,331	-	-		464,331
Retained earnings	12,256,164	107,056	347,039	(c)	12,295,955
			(414,304)	(e)
					-
Total shareholders' equity	13,386,772	25,111,191	6,311,056		44,809,019

Total liabilities and shareholders' equity	$40,014,450	$31,858,232	$-		$71,872,682

Chardan South China Acquisition Corporation
Pro Forma Combined Balance Sheet (Minimum Assumption)
March 31, 2007

	Head Dragon Holdings Limited	Chardan South China Acquisition Corporation	Pro Forma Adjustments		Pro forma Combined
					(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,268,745	$73,074	$31,549,825	(a)	$34,580,588
			(6,311,056)	(d)

Investments held in trust	-	31,549,825	(31,549,825)	(a)	-

Accounts receivable	9,630,504	-	-		9,630,504
Accrued receivable	-	-	-		-
Prepayments, deposits and other receivables	18,926,583	-	-		18,926,583
Inventories	38,189	-	-		38,189
Due from related parties	120,784	-	-		120,784
Total current assets	37,984,805	31,622,899	(6,311,056)		63,296,648

Deferred tax asset	-	235,333	-		235,333
Property, plant and equipment, net	2,029,645	-	-		2,029,645

Total assets	$40,014,450	$31,858,232	$(6,311,056)		$65,561,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank loans	$906,500	-	-		$906,500
Accounts payable and accrued liabilities	8,574,786	208,861	-		8,783,647
Customer deposits	5,021,377	-	-		5,021,377
Due to related party	4,934	-	-		4,934
Income taxes payable	4,102,085	227,124	-		4,329,209
Related party note payable	7,287,837	-	-		7,287,837
Excess billings on uncompleted contracts	591,167				591,167
Deferred interest	-	347,039	(347,039)	(d)	-
Total Current Liabilities	26,488,686	783,024	(347,039)		26,924,671

Common stock subject to conversion upon the consummation of a Business Combination	-	5,964,017	(5,964,017)	(d)	-

Minority Interest	138,992	-	-		138,992

Stockholders' equity
Common stock	25,713	700	(25,713)	(b)	20,000
			13,000	(b)
			6,300	(b)

Additional paid-in capital	640,564	25,003,435	25,713	(b)	25,757,468
			107,056	(e)
			(13,000)	(b)
			(6,300)	(b)

Accumulated and other comprehensive income	464,331	-			464,331
Retained earnings	12,256,164	107,056	(107,056)	(e)	12,256,164

					-
Total shareholders' equity	13,386,772	25,111,191	-		38,497,963

Total liabilities and shareholders' equity	$40,014,450	$31,858,232	$(6,311,056)		$65,561,626

Chardan South China Acquisition Corporation
Pro Forma Combined Statement of Income (Maximum Assumption)
Period Ended March 31, 2007
(Unaudited)

	Head Dragon	Chardan South China	Pro Forma		Pro forma
	Holdings Limited	Acquisition Corporation	Adjustments		Combined

Total revenue	$17,482,274	-			$17,482,274

Costs of sales	15,052,446	-			15,052,446

Gross Profit	2,429,828	-			2,429,828

Operating expenses
General and administrative expenses	525,763	192,056			717,819

Total operating expenses	525,763	192,056			717,819

Income (loss) from operations	1,904,065	(192,056)			1,712,009

Finance costs	(134,323)	(837)			(135,160)
Other income (expense)	(225,346)	-			(225,346)
Investment income	24,431	203,961			228,392

Income (loss) before income taxes and minority interest	1,568,827	11,068	-		1,579,895

Income taxes	-	22,211			22,211

Income (loss) before minority interests	1,568,827	(11,143)	-		1,557,684

Minority interests	31,018	-			31,018

Net income (loss)	$1,599,845	$(11,143)	$-		$1,588,702

Assuming no common shares exchanged for Head Dragon preferred stock:

Net income (loss) per share - basic	$0.12	$(0.00)		(f)	$0.08
Net income (loss) per share - diluted	$0.12	$(0.00)		(f)	$0.07

Assuming exchange of common shares for all shares of Head Dragon preferred stock:

Net income (loss) per share - basic	$0.12	$(0.00)		(f)	$0.08
Net income (loss) per share - diluted	$0.12	$(0.00)		(f)	$0.07

Chardan South China Acquisition Corporation
Pro Forma Combined Statement of Income (Minimum Assumption)
Period Ended March 31, 2007
(Unaudited)

	Head Dragon	Chardan South China	Pro Forma		Pro forma
	Holdings Limited	Acquisition Corporation	Adjustments		Combined

Total revenue	$17,482,274	-			$17,482,274

Costs of sales	15,052,446	-			15,052,446

Gross Profit	2,429,828	-			2,429,828

Operating expenses
General and administrative expenses	525,763	192,056			717,819

Total operating expenses	525,763	192,056			717,819

Income (loss) from operations	1,904,065	(192,056)			1,712,009

Finance costs	(134,323)	(837)			(135,160)
Other income (expense)	(225,346)	-			(225,346)
Investment income	24,431	203,961			228,392

Income (loss) before income taxes and minority interest	1,568,827	11,068	-		1,579,895

Income taxes	-	22,211			22,211

Income (loss) before minority interests	1,568,827	(11,143)	-		1,557,684

Minority interests	31,018	-			31,018

Net income (loss)	$1,599,845	$(11,143)	$-		$1,588,702

Assuming no common shares exchanged for Head Dragon preferred stock:

Net income (loss) per share - basic	$0.12	$(0.00)		(f)	$0.08
Net income (loss) per share - diluted	$0.12	$(0.00)		(f)	$0.07

Assuming exchange of common shares for all shares of Head Dragon preferred stock:

Net income (loss) per share - basic	$0.12	$(0.00)		(f)	$0.08
Net income (loss) per share - diluted	$0.12	$(0.00)		(f)	$0.07

Chardan South China Acquisition Corporation
Pro Forma Combined Statement of Income (Maximum Assumption)
Year Ended December 31, 2006

	Head Dragon	Chardan South China	Pro Forma		Pro forma
	Holdings Limited	Acquisition Corp.	Adjustments		Combined
					(Unaudited)

Total revenue	$98,704,984	-			$98,704,984

Costs of sales	85,914,503	-			85,914,503

Gross Profit	12,790,481	-			12,790,481

Operating expenses
General and administrative expenses	1,900,271	678,259			2,578,530

Total operating expenses	1,900,271	678,259			2,578,530

Income (loss) from operations	10,890,210	(678,259)			10,211,951

Finance costs	(237,110)	-			(237,110)
Other income	71,872	-			71,872
Investment income	-	832,680			832,680

Income (loss) before income taxes and minority interest	10,724,972	154,421	-		10,879,393

Income taxes	3,218,077	104,991			3,323,068

Income (loss) before minority interests	7,506,895	49,430	-		7,556,325

Minority interests	3,605	-			3,605

Net income (loss)	$7,510,500	$49,430	$-		$7,559,930

Assuming no common shares exchanged for Head Dragon preferred stock:

Net income per share - basic	$0.58	$0.01		(f)	$0.38
Net income per share - diluted	$0.58	$0.01		(f)	$0.33
Cash dividends declared per share					$0.25

Assuming exchange of common shares for all shares of Head Dragon preferred stock:

Net income per share - basic	$0.58	$0.01		(f)	$0.37
Net income per share - diluted	$0.58	$0.01		(f)	$0.32
Cash dividends declared per share					$0.24

Chardan South China Acquisition Corporation
Pro Forma Combined Statement of Income (Minimum Assumption)
Year Ended December 31, 2006

	Head Dragon	Chardan South China	Pro Forma		Pro forma
	Holdings Limited	Acquisition Corporation	Adjustments		Combined
					(Unaudited)

Total revenue	$98,704,984	-			$98,704,984

Costs of sales	85,914,503	-			85,914,503

Gross Profit	12,790,481	-			12,790,481

Operating expenses
General and administrative expenses	1,900,271	678,259			2,578,530

Total operating expenses	1,900,271	678,259			2,578,530

Income (loss) from operations	10,890,210	(678,259)			10,211,951

Finance costs	(237,110)	-			(237,110)
Other income	71,872	-			71,872
Investment income	-	832,680			832,680

Income (loss) before income taxes and minority interest	10,724,972	154,421			10,879,393

Income taxes	3,218,077	104,991			3,323,068

Income (loss) before minority interests	7,506,895	49,430			7,556,325

Minority interests	3,605	-			3,605

Net income (loss)	$7,510,500	$49,430			$7,559,930

Assuming no common shares exchanged for Head Dragon preferred stock:

Net income per share - basic	$0.58	$0.01		(f)	$0.40
Net income per share - diluted	$0.58	$0.01		(f)	$0.34
Cash dividends declared per share					$0.27

Assuming exchange of common shares for all shares of Head Dragon preferred stock:

Net income per share - basic	$0.58	$0.01		(f)	$0.39
Net income per share - diluted	$0.58	$0.01		(f)	$0.33
Cash dividends declared per share					$0.26

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

At the effective time of the stock purchase, the board of directors of CETL will consist of seven persons. The board of directors, executive officers and key employees of CETL will be as follows:

Name	Age	Position

Jinxiang Lu	55	Director and Chief Executive Officer
Richard D. Propper	59	Director
Dilip Limaye	63	Director
Remo Richli	44	Director
Zhen Yu Fan	45	Director
John S. Lin	46	Director
Jianmin Wu	44	Director
Edward Meng	40	Chief Financial Officer

Other than the Chief Executive Officer and the Chief Financial Officer, there are no other executive officers.

The directors will serve for a term of one year. All of these persons except for Dr. Propper and Dilip Limaye (who are residents of the United States) and Remo Richli (who is a resident of Switzerland) are residents of the PRC.

Jinxiang Lu, Chairman of the Board, has been involved with developing power generation systems and power grids in China for over 30 years. In the 1980s and 1990s, while in charge of various major power plant projects in Huanren, Benxi, Tiefa and Chao, he recognized the inherent limitations and drawbacks of a central power system and began developing proprietary distributed power generation and micro power grid designs, processes and functionality. His distributed power generation and micro grid system has been refined over the past 20 years by Mr. Lu and his team of engineers and now can efficiently and automatically produce both electricity and heat in a single facility. Based on this technology, Mr. Lu founded Liaoning GaoKe Energy Group in 2003. Mr. Lu holds a Masters degree from Harbin Science and Technology University where he studied power plants and grid network design.

Richard D. Propper, MD, Director, has been our chief financial officer and a member of our board of directors since our inception. In August 2003, he formed Chardan Capital, LLC, a venture capital management and financial strategic consulting firm based in Southern California, and has been one of its managers since its formation. During this time, Dr. Propper has been focused principally on building business relationships between Chinese and U.S. companies. From June 2002 to July 2003, Dr. Propper was chief executive officer and chairman of the board of Mera Pharmaceuticals, Inc., a public company that produces products from aquatic microorganisms. In 1984, he founded Montgomery Medical Ventures Funds, an early stage venture capital firm, and was the managing general partner until July 1993. He then pursued private investment activities from July 1993 until he formed Chardan Capital in August 2003. Dr. Propper received a B.S. from McGill University and an M.D. from Stanford University. He also spent ten years on the faculty of Harvard medical school as a practicing Pediatric Hematologist/oncologist.

Dilip Limaye, Independent Director, is an internationally recognized expert in the field of cogeneration, distributed power generation and renewable energy technologies. He is currently a senior advisor with the World Bank and the International Institute for Energy Conservation and serves as a consultant to the Japan Research Institute and USAID. For these institutions, Mr. Limaye is currently developing and implementing energy conservation strategies and solutions (primarily through cogeneration/distributed generation and other “green” technologies) for Vietnam, India, the Philippines, Japan, and Central and Eastern Europe. This includes developing micronetworks based on green energy technologies for the island of Negros, Philippines and for the city of Yokohama, Japan. Mr. Limaye has held over 30 seminars in the U.S. and developing countries on cogeneration and distributed generation and has published two books on these topics.

Mr. Limaye was the principal consultant and technical advisor for the U.S. Electric Power Research Institute’s major 10-year project to assess cogeneration and distributed generation and to develop sustainable models of collaborative efforts among U.S. utilities, customers, equipment suppliers, and energy service providers to implement cogeneration projects. He was also a founding member of the International Cogeneration Society and assisted in the development of the Certified Cogeneration Professional (CCP) program for the Cogeneration Institute of the Association of Energy Engineers. In addition, Mr. Limaye was the Founder and President of the International Energy Services Company, the first multi-national energy services company (ESCO), and is currently the President of SRC Global, Inc., a position he has held since 1999.

Remo Richli, Independent Director, has been an Associate Partner of Bridgelink, a private international Mergers and Acquisitions firm headquartered in Switzerland since 2005. His responsibilities include the acquisition and divestiture of companies as well as raising funds, including private equity deals and venture capital funds. Previously, since 1999, he worked in the US as a financial expert at RP Associates in San Diego, a venture capital firm focusing on corporate finance and financial structures. His work included evaluations of investment opportunities, financial modeling of investments, and fundraising, as well as building teams on operational and strategic levels. During his time with RP Associates, Mr. Richli also served as Chief Financial Officer of one of its portfolio companies. From 1993 to 1999, Mr. Richli owned a consulting firm engaged in corporate finance consultancy for mid-sized companies and acted as the Chief Executive Officer of client companies on a consulting basis. From 1991 to 1993, Mr. Richli was a director at the Department of Finance at the city government level in Switzerland. He studied in Switzerland and in the US and holds several degrees in Business and Economics from the University of Basel, Switzerland and the University of Applied Science in Luzern, Switzerland.

Zhen Yu Fan, Independent Director, is an expert in power plant design and development. He possesses long-standing relationships with many of the large utilities, energy companies and governments in countries throughout Southeast Asia. With these strategic relationships, Mr. Fan has been instrumental in obtaining and managing projects for Chinese power companies in India, Indonesia and Vietnam to develop power plants ranging in size from a few megawatts to over 1 gigawatt. Mr. Fan has worked as a manager at China National Machinery & Equipment Import & Export Corp. for the past five years (since 2002).

John S. Lin, Director, currently serves as the President and CEO of CBC International Capital Corp. and CBC Investment Consulting (Shanghai) Co., Ltd., a position he has held since 2001. CBC advises Chinese companies in a variety of financial matters, including capital formation. He is experienced in raising capital in China and the U.S., structuring transactions and reorganizations of Chinese companies and public offerings of Chinese companies in exchanges worldwide. Mr. Lin also serves as director and general manager of Chiway Investment (Anhui) Co., Ltd., which has been commissioned to manage 50 million dollars for Hefei city, China, to attract high technology businesses to the area. Mr. Lin is bilingual in English and Chinese and received a degree from Shanghai Traditional Medicine University and an Executive MBA from California State University Los Angeles.

Jianmin Wu, Independent Director, is experienced in investment banking and finance and serves as the chief representative of Huatai Securities Co., Ltd. for investment banking activity in China, a position he has held since 2001. He also currently serves as an independent board member of three Chinese companies, Shenzhen Heguang, Sichuan Fangxiang Guangdian and Fushun Special Steel (listed on the Shanghai Stock Exchange). From 2005 to June 2006, he was the VP of Finance for Migao Corporation (Toronto Exchange: MGO), and played a major role in their IPO process. (We are missing his experience from 2001 to 2005, unless it is in his current position). Mr. Wu also previously worked as the investment banking manager at Shenyin Wanguo Securities Ltd. from 1996 to 2001 and has a degree in Applied Computer Science from Shanghai Machinery University and a masters degree in electrical engineering from Dalian University of Technology.

Edward Meng, Chief Financial Officer, is experienced in both Chinese and U.S. GAAP accounting and brings a wealth of financial management experience to the Company.  Mr. Meng joined GaoKe in July 2007 and previously served as a financial consultant to Shell (China) Limited from 2006 to 2007, the CFO of Koch Materials (China) Co from 2003 to 2006, the Director of Finance at Intelsat, Inc. from 1997 to 2003 and the Senior Manager of Business Development and Finance at Schenker International AG (China) from 1992 to 1995.  Mr. Meng received his MBA from Georgetown University and a bachelors degree in English from Sichuan International Studies University in China.  He is fluent in both Mandarin and English.

Meetings and Committees of the Board of Directors of Chardan

During the fiscal year ended December 31, 2006, Chardan’s board of directors did not hold any meetings. Although Chardan does not have any formal policy regarding director attendance at annual stockholder meetings, Chardan attempts to schedule its annual meetings so that all of its directors can attend. In addition, Chardan expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq Stock Market, CETL will elect to follow the rules of Nasdaq in determining whether a director is independent. The board of directors of CETL also will consult with the Company’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of CETL will include four independent directors. The four independent directors are Dilip Limaye, Remo Richli, Zhen Yu Fan, and Jianmin Wu. The other directors are not independent.

Chardan currently does not have an independent board of directors and is not required to have one.

Audit Committee

In anticipation of being listed on the Nasdaq Stock Market, CETL will establish an audit committee to be effective at the consummation of the stock purchase. As required by Nasdaq listing standards, the audit committee will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Each audit committee member will have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert

The board of directors will identify a director of CETL who will qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Current Chardan Board of Directors

Because Chardan does not have any “independent” directors, the entire Board of Directors of Chardan has acted as the Audit Committee.

Independent Auditors ’ Fees

Goldstein Golub Kessler LLP (“GGK”) acts as Chardan’s principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid to GGK, TBS and RSM.

Audit Fees

Chardan paid, or expects to pay, Chardan’s principal accountant $39,000 for the fiscal year ended December 31, 2006 and $29,000 for the fiscal year ended December 31, 2005 for the services they performed in connection with the audit of Chardan’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by GGK in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

During 2006, and 2005, Chardan’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees

During 2006, Chardan paid $3,637 to RSM for professional services rendered for tax preparation services. No professional services were rendered for tax return preparation in 2005.

All Other Fees

During 2006, and 2005 there were no fees billed for products and services provided by the principal accountant to Chardan other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Code of Ethics

In anticipation of the stock purchase, the board of directors of CETL will adopt a Code of Ethics that applies to CETL’s directors, officers and employees as well as those of its subsidiaries. A copy of the form of CETL’s Code of Ethics has been filed as an annex to this proxy statement. Requests for copies of CETL’s code of ethics should be sent in writing to Chardan South China Acquisition Corporation, 625 Broadway, Suite 111, San Diego, California 92101, Attention: Secretary.

Chardan has not yet adopted a formal code of ethics statement because the board of directors evaluated the business of the company and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition and the only persons acting for Chardan are the five directors who are also the officers, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Stock Option Committee Information

Upon consummation of the stock purchase, the board of directors of CETL will establish a compensation committee. The purpose of the compensation committee will be to administer the company’s equity plans, including authority to make and modify awards under such plans. Initially, the plan will be the Chardan 2007 Equity Plan, as assumed by CETL. Since the plan has not yet been approved, the compensation committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

In anticipation of being listed on the Nasdaq Stock Market, CETL will form a nominating committee in connection with the consummation of the stock purchase. The members each will be an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on CETL’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. A copy of the form of nominating committee charter is attached as an annex to this proxy statement.

Chardan does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the stock purchase agreement, Chardan has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the members of the board of directors are “independent.” Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and directors of Chardan are the same persons, the board of directors has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the boards’ attention by virtue of the co-extensive employment.

Director Compensation

CETL intends to pay its non-employee directors for each board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years. The options will be issued under the stock option plan approved by the board of directors and stockholders pursuant to this proxy statement and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation and numbers of shares subject to options have not been determined.

Chardan’s directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

GaoKe’s Executive Officers

The following sets forth summary information concerning the compensation paid by GaoKe to Mr. Jinxiang Lu during the last three fiscal years.

Annual Compensation

Name	Year	Salary ($)		Bonus ($)
Jinxiang Lu	2006 2005 2004	$ $ $	5,119 4,982 4,933	None None None

* Jinxiang Lu’s salary was RMB 40,800 each year for 2004, 2005 and 2006 and the change in salary in the table above reflects changes in the exchange rate between the RMB and US dollar. The average exchange rate for one US dollar was RMB 8.27, 8.19 and 7.97 for 2004, 2005 and 2006, respectively.

Since its formation, neither Head Dragon Holdings nor any of the GaoKe operating companies has granted any stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation.

Chardan Executive Officers

No executive officer of Chardan has received any cash or non-cash compensation for services rendered to Chardan. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Executive Compensation Determination

It is the intention of CETL to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a committee. At this time, CETL does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements and the stock purchase agreement provides for equity-based incentive compensation, all of which agreements were negotiated by the Chardan board of directors in arms-length negotiations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Chardan

In March 2005, we issued 1,000,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of $0.025 per share, as follows:

Name	Number of Shares	Relationship to Us
Li Zhang	120,810	Executive Vice President and Director
Kerry Propper	177,600	Chief Executive Officer and Director
Jiangnan Huang	120,810	Chairman of the Board
Chardan Capital Partners	508,380	Stockholder
SUJG, Inc.	72,400	Stockholder

Effective July 22, 2005, Chardan’s board of directors authorized a stock dividend of 0.25 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.02 per share. These shares will be held in escrow until August 2008.

The holders of the majority of these shares will be entitled to make up to two demands that Chardan register these shares pursuant to a registration rights agreement. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Chardan will bear the expenses incurred in connection with the filing of any such registration statements.

Chardan’s directors and several individuals affiliated with companies they are associated with have entered into letter agreements with the representative of the underwriters pursuant to which they agreed to purchase up to 1,000,000 warrants at prices not to exceed $0.75 per warrant during the 40-trading day period following separate trading of the warrants. A total of 220,000 warrants were purchased pursuant to these agreements. Chardan has agreed that these warrants shall not be redeemable as long as such warrants continue to be held by such individuals or their affiliates. Because these individuals may be insiders, or affiliates of insiders, at the time of the redemption call, their ability to sell securities in the open market will be significantly limited. At such time, Chardan expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Accordingly, unlike public stockholders who could, if Chardan called the warrants for redemption, either sell their warrants or exercise such warrants and sell the shares of common stock received upon such exercise freely in the open market, the insiders would be significantly restricted from selling such securities. Additionally, even if the insiders could sell their securities, any sale by an insider would require him to file a Form 4 disclosing his sale and that would have a depressive effect on the price of Chardan’s stock during the redemption period. As a result, Chardan believes this non-call feature is appropriate.

Chardan Capital, LLC, an affiliate of Dr. Richard D. Propper, Li Zhang and Jiangnan Huang, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to Chardan a small amount of office space and certain office and secretarial services, as Chardan may require from time to time. Chardan has agreed to pay Chardan Capital, LLC $7,500 per month for these services. Dr. Propper is president, a manager and owner of approximately 24% of Chardan Capital, LLC (the exact percentage ownership of Class A Members of Chardan Capital is subject to adjustment as a result of efforts expended and results achieved with regard to any particular transaction in which Chardan Capital is involved, and therefore Dr. Propper’s ownership may be either more or less than 24% for a given period). Each of Li Zhang and Jiangnan Huang is a manager and 19% owner of Chardan Capital, LLC. As a result, they will benefit from the transactions to the extent of their interest in Chardan Capital, LLC. However, these arrangements are solely for the benefit of Chardan and are not intended to provide Dr. Propper and Messrs. Zhang and Huang compensation in lieu of a salary. Chardan believes, based on rents and fees for similar services in the San Diego metropolitan area, that the fee charged by Chardan Capital, LLC is at least as favorable as Chardan could have obtained from an unaffiliated person. However, as Chardan’s directors may not be deemed “independent,” Chardan did not have the benefit of disinterested directors approving this transaction.

Chardan Capital, LLC, an affiliate of Dr. Richard D. Propper, Li Zhang and Jiangnan Huang, has advanced to Chardan a total of $60,250 and Kerry Propper has advanced to Chardan $15,000 to cover various expenses related to Chardan’s activities focused on consummating the Head Dragon Holdings transaction. These advances bear interest at the rate of eight percent per annum and are due on the earlier of the first anniversary of the date of the advance (the earliest such anniversary being August 18, 2007) or three business days following the consummation of the business combination with Head Dragon Holdings. Chardan expects to repay these loans from the proceeds of Chardan’s initial public offering that have been placed in trust and that will be released upon consummation of the transaction with Head Dragon.

In 2005, Kerry Propper advanced to Chardan $20,000 and Chardan Capital Partners advanced to Chardan $60,000 to cover expenses related to Chardan’s initial public offering. The loans were repaid without interest.

Chardan reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Chardan’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Chardan, which will be reviewed only by Chardan’s board or a court of competent jurisdiction if such reimbursement is challenged. As of June 30, 2007, the total amount of business expenses incurred by Chardan's officers and directors was approximately $355,000, and the amount of reimbursement requests outstanding was approximately $8,290.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to Chardan’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of Chardan’s existing stockholders, officers or directors who owned Chardan’s common stock prior to its initial public offering, or to any of their respective affiliates, for services rendered to Chardan prior to or with respect to the business combination.

After completion of the stock purchase, Chardan Capital, LLC, an affiliate of Dr. Propper, Mr. Zhang and Mr. Huang, and Chardan Capital Markets LLC may provide a variety of ongoing services to CETL on a month-to-month basis, terminable by CETL without penalty. There is currently no agreement in place to govern the delivery of these services, and no fees have been agreed upon. The services will be on a non-exclusive basis and will include advice and help in meeting US public company reporting requirements and accounting standards, Sarbanes-Oxley compliance, corporate structuring and development, stockholder relations, corporate finance and operational capitalization, transfer agent matters and such other similar services as requested and agreed to by Chardan Capital, LLC. Kerry S. Propper, our Chief Executive Officer, is a principal of Chardan Capital Markets, LLC.

Dr. Richard Propper is the father of Mr. Kerry Propper.

There is no relationship of any kind, including any overlapping ownership or management, between Chardan Capital, LLC and Chardan Capital Markets, LLC, although both companies have participated in at least one transaction together. That transaction involved, Chardan Capital, LLC, which acted as a consultant to Online Processing, Inc. to assist it in finding a suitable candidate for a business combination and Chardan Capital Markets, LLC, which acted as a placement agent for a private placement that occurred in connection with that business combination.

Chardan Capital Partners is a general partnership. Its partners consist of some, but not all, of the members of Chardan Capital, LLC, and some of its partners are not members of Chardan Capital, LLC. This entity was formed for the sole purpose of acquiring founder’s stock in Chardan and Chardan North China Acquisition Corporation, together with associated activities, such as loaning funds associated with the organization of those two entities. Dr. Richard Propper is a partner of Chardan Capital Partners.

All ongoing and future transactions between Chardan and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will require prior approval in each instance by a majority of Chardan’s uninterested “independent” directors (to the extent it has any) or the members of its board who do not have an interest in the transaction. These directors, if they determine it to be necessary or appropriate, will have access, at Chardan’s expense, to Chardan’s attorneys or independent legal counsel. Chardan will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to Chardan than those that would be available to it with respect to such a transaction, from unaffiliated third parties.

Pursuant to an escrow agreement between Chardan, the management shareholders and Continental Stock Transfer & Trust Company, all of the management shareholder shares were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

•  August 10, 2008

•  Chardan’s liquidation; or

•  the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Chardan’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Chardan consummating a business combination with a target business.

During the escrow period, these shares cannot be sold, but the management shareholders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Chardan is unable to effect a business combination and liquidate, none of Chardan’s management shareholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to Chardan’s initial public offering.

Chardan also entered into a registration rights agreement with the management shareholders pursuant to which the holders of the majority of the management shareholders shares will be entitled to make up to two demands that Chardan register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Chardan will bear the expenses incurred in connection with the filing of any such registration statements.

Each of Chardan’s management shareholders also entered into a letter agreement with Chardan and EarlyBird Capital pursuant to which, among other things:

•   each agreed to vote all management shareholder shares owned by him in accordance with the majority of the IPO Shares if Chardan solicits approval of Chardan’s stockholders for a business combination;

•   if Chardan fails to consummate a business combination by August 10, 2007 (which has been extended), each agreed to take all reasonable actions within his power to cause Chardan to liquidate as soon as reasonably practicable;

•   each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his management shareholder shares;

•   each agreed to present for Chardan’s consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of Chardan’s consummation of a business combination, Chardan’s liquidation or until such time as he ceases to be an officer or director of ours, subject to any pre-existing fiduciary obligations he might have;

•   each agreed that Chardan could not consummate any business combination which involves a company which is affiliated with any of the management shareholders unless Chardan obtains an opinion from an independent investment banking firm reasonably acceptable to EarlyBirdCapital that the business combination is fair to Chardan’s stockholders from a financial perspective;

•   each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to Chardan prior to the consummation of Chardan’s business combination; and

•   each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

As Chardan believes the GaoKe transaction to be in the best interests of its stockholders, and because there is a possibility that Chardan will not be able to conclude the transaction with GaoKe by August 10, 2007, Chardan intends to seek stockholder approval to extend the time for closing the GaoKe transaction beyond August 10, 2007.

 Prior and Current SPAC Involvement . All of Chardan’s directors and executive officers have been previously involved with, and are currently involved with, other "special purpose acquisition companies" ("SPAC's"). Chardan’s directors and executive officers were the directors and executive officers of Chardan China Acquisition Corp. (now Origin Agritech Limited), a company which completed its initial public offering in March 2004 and combined with State Harvest Holdings, Ltd. in November 2005. Kerry Propper remains a director of Origin Agritech. Each of Chardan’s directors and executive officers also serves as a director or executive officer of Chardan North China Acquisition Corporation, a SPAC formed at the same time as Chardan with the purpose of effecting a business combination with an operating business that has its primary operating facilities located in the People's Republic of China in any city or province north of the Yangtze River. Chardan North China Acquisition Corporation has already entered into an agreement with a candidate for a business combination.

As a public company, CETL, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, Chardan and CETL have adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Owners of More Than 5% of Chardan Common Stock

Based upon filings made with the Securities and Exchange Commission under Section 13(d) or Section 16(a) of the Exchange Act on or before March 31, 2007, Chardan is aware of the following beneficial owners of more than 5% of any class of its voting securities who are listed in the table below.

Name and Address of Beneficial Owner	Shares of Chardan Common Stock	Approximate Percentage of Outstanding Common Stock(1)
Richard D. Propper, M.D. (2)	635,474	9%
Jeffrey L. Feinberg (3)	660,050	9.43%
Jack Silver (4)	900,000	12.86%
Steven M Oliveira (5)	370,000	5.28%
Paul Packer (6)	520,920	7.4%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. These amounts exclude shares issuable upon exercise of warrants that are not exercisable and are not expected to be exercisable within 60 days of March 31, 2007.

(2)
The business address of Dr. Propper is 625 Broadway, Suite 111, San Diego, California 92101. The securities reported as held by Dr. Propper represent shares of common stock held by Chardan Capital Partners. These amounts do not include 122,100 shares of common stock issuable upon exercise of warrants, which are not currently exercisable and are not expected to be exercisable within 60 days of March 31, 2007.

(3)
The securities reported as held by Mr. Feinberg represent shares of common stock held by Mr. Feinberg in his personal account and JLF Partners I, L.P., JLF Partners II, L.P. and JLF Off Shore Fund, Ltd. to which JLF Asset Management LLC serves as the management company and/or investment manager. Mr. Feinberg is the managing member of JLF Asset Management, LLC. The business address of Mr. Feinberg and these entities is 2775 Via de la Valle, Suite 204, Del Mar, California 92014. This information is derived from a Schedule 13G/A filed by the above persons with the SEC on February 13, 2007.

(4)
The business address of Mr. Silver is SIAR Capital LLC, 660 Madison Avenue, New York, New York 10021. These shares include (i) 540,000 shares held by Sherleigh Associates, Inc. Profit Sharing Plan (“Sherleigh Profit”), a trust of which Mr. Silver is the trustee, and 360,000 shares held by Sherleigh Associates, Inc., a Defined Benefit Pension Plan (“Sherleigh Defined”), a trust of which Mr. Silver is the trustee, but exclude (x)670,000 shares issuable upon exercise of warrants held by Sherleigh Profit which provide that they may not be exercised until the consummation of a business combination and (y)400,000 shares issuable upon exercise of warrants held by Sherleigh Defined which provide that they may not be exercised until the consummation of a business combination. Mr. Silver has the sole voting and dispositive power with respect to all 900,000 shares of Common Stock beneficially owned by him. The foregoing information is derived from a Form 4 filed with the SEC on April 10, 2007.

(5)
The shares reported as beneficially owned by Mr. Oliveira represent shares of common stock held by the Steven M. Oliveira 1998 Charitable Remainder Unitrust, of which Mr. Oliveira is the trustee. As trustee, Mr. Oliviera may direct the vote and disposition of the trust’s shares. The business address of both Mr. Oliviera and the trust is 18 Fieldstone Court, New City, New York 10956. The foregoing information is derived from a Schedule 13G filed with the SEC on April 19, 2007.

(6)
The shares reported as beneficially owned by Mr. Packer represent: (i) 425,120 shares of common stock held by Globis Capital Advisors, L.L.C., for itself and as the general partner of Globis Capital Partners, L.P.; and (ii) 95,800 shares of common stock held by Globis Capital, L.L.C., for itself and as the general partner of Globis Capital Management, L.P., the Investment Manager of Globis Capital Partners, L.P. and Globis Overseas Fund, Ltd. As the managing member of Globis Capital Partners, L.P. and Globis Capital, L.L.C., Mr. Packer has shared voting power and shared dispositive power over all 520,920 shares. The business address of Mr. Packer and all of these entities is 60 Broad Street, 38th Floor, New York, NY 10004. The foregoing information is derived from a Schedule 13G filed with the SEC on April 26, 2007.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

Security Ownership of Officers and Directors of Chardan

The following table sets forth information with respect to the beneficial ownership of Chardan common shares, as of March 31, 2007 by:

• each director and executive officer; and

• all directors and officers as a group.
Name (1)	Shares of Chardan Common Stock	Approximate Percentage of Outstanding Common Stock (2)
Richard D. Propper, M.D. (3)	635,474	9%
Kerry Propper (4)	312,500	4.5%
Li Zhang (5)	151,013	2.2%
Jiangnan Huang	151,013	2.2%
Directors and officers as a group (four persons)	1,250,000	18%

____________________________________

(1)    Unless otherwise indicated, the business address of each of the individuals is c/o Chardan, 625 Broadway, Suite 1111, San Diego, CA 92101.

(2)   Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. These amounts exclude shares issuable upon exercise of warrants that are not exercisable and are not expected to be exercisable within 60 days of March 31, 2007.

(3)   The business address of Dr. Propper is 625 Broadway, Suite 111, San Diego, California 92101. The securities reported as held by Dr. Propper represent shares of Common Stock held by Chardan Capital Partners. These amounts do not include 122,100 shares of Common Stock issuable upon exercise of warrants, which are not currently exercisable and are not expected to be exercisable within 60 days of March 31, 2007.

(4)   Includes 90,500 shares of common stock held by SUJG, Inc., of which Mr. Propper is a director and as such controls the voting and disposition of such shares. These amounts do not include 84,600 shares of Common Stock issuable upon exercise of warrants, which are not currently exercisable and are not expected to be exercisable within 60 days of March 31, 2007.

(5)   These amounts do not include 37,500 shares of Common Stock issuable upon exercise of warrants, which are not currently exercisable and are not expected to be exercisable within 60 days of March 31, 2007.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

All of the shares of our outstanding common stock owned by the management shareholders prior to our initial public offering have been placed in escrow with Continental Stock Transfer Trust Company, as escrow agent, pursuant to the escrow agreements described above.

Dr. Richard D. Propper, Kerry Propper, Jiangnan Huang and Li Zhang may be deemed to be our “parents” and “promoters,” as these terms are defined under the United States federal securities laws.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Chardan

The shares of Chardan common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols “CSCA,” “CSCAW” and “CSCAU,” respectively. The closing price for each share of common stock, warrant and unit of Chardan on April 13, 2007, was $5.85, $1.54 and $8.82, respectively. Chardan units, which consist of one share of common stock and two warrants, commenced public trading on August 3, 2005. The common stock and warrants commenced public trading on August 31, 2005. Although separate trading was permitted and has represented grater volumes of trading activity, it remains possible to trade Chardan’s units as a whole as well. As an example, 200 units were traded on June 14, 2007 at a price of $15.31 per unit.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the Chardan common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board

	Chardan Common Stock		Chardan Warrants		Chardan Units

	High	Low	High	Low	High	Low
2005 Third Quarter	$5.25	$5.15	$1.05	$0.70	$7.30	$5.98
2005 Fourth Quarter	$5.75	$5.15	$1.50	$0.95	$8.80	$7.11
2006 First Quarter	$9.05	$5.58	$4.50	$1.45	$18.00	$8.25
2006 Second Quarter	$8.75	$6.25	$3.95	$1.70	$17.20	$8.85
2006 Third Quarter	$6.55	$5.44	$1.75	$1.26	$10.00	$8.30
2006 Fourth Quarter	$6.41	$5.85	$1.65	$1.27	$9.50	$8.50
2007 First Quarter	$6.82	$5.60	$2.00	$1.00	$10.85	$8.00
2007 Second Quarter	$8.70	$5.78	$3.48	$1.44	$15.99	$8.82

Holders of Chardan common stock, warrants and units should obtain current market quotations for their securities. The market price of Chardan common stock, warrants and units could vary at any time before the stock purchase.

In connection with the stock purchase, CETL will apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market. If the securities are not listed on the Nasdaq, they will continue to be traded on the over-the-counter bulletin board. Currently there is no trading market for any of the securities of CETL, and there can be no assurance that a trading market will develop.

Holders

As of June 30, 2007, there was one holder of record of the units, seven holders of record of the common stock and one holder of record of the warrants. Chardan believes the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each. Immediately after the acquisition of Head Dragon Holdings, there will be up to an additional seven record shareholders who acquired shares in the stock purchase and the exchange offer. It is anticipated that the number of holders of CETL common stock after the redomestication merger will be the same as the number of holders of Chardan common stock.

Dividends

On July 22, 2005, the Chardan board of directors declared a stock dividend of 0.25 shares of common stock for each outstanding share of common stock.

Chardan has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination.

The payment of dividends by CETL in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition if GaoKe subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

After the redomestication merger and consummation of the acquisition of Head Dragon Holdings, there will be 20,650,000 shares of common stock outstanding (assuming that all of the holders of Head Dragon Holdings preferred stock accept the exchange offer). Of that amount, 7,650,000 shares will be registered and freely tradable (with 1,250,000 of those shares being held in escrow until August 2008). The 13,000,000 shares of common stock being issued in connection with the acquisition of the common stock of Head Dragon Holdings (as well as any shares that are issued under the stock purchase agreement if CETL achieves the after-tax profits targets) will be “restricted stock” and do not have any registration rights. In addition, there are outstanding the 11,500,000 warrants issued in the Chardan initial public offering, each to purchase one share of common stock that will be freely tradable after the redomestication merger. The common stock issuable upon exercise of the warrants, will be tradable, provided that there is a registration statement in effect at the time of their exercise. In addition, in connection with the initial public offering, Chardan issued a unit purchase option to the representative of the underwriters which is exercisable for 250,000 units, comprised of 250,000 shares of common stock and 500,000 warrants, each warrant to purchase one share of common stock. Such securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. As discussed previously, up to 9,000,000 Incentive Shares may be issued to the sole common shareholder of Head Dragon Holdings in the event that CETL achieves certain profit targets for fiscal years 2007 through 2012, and 2,000,000 shares will be reserved for issuance under the 2007 Stock Plan. Therefore, there are an aggregate of 23,250,000 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options and the issuance of the Incentive Shares.

In general, under Rule 144, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average preceding four weekly trading volume or 1% of the total number of outstanding shares of common stock. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

The staff of the Securities and Exchange Commission has stated that in its view promoters or affiliates of blank check companies (such as Chardan) and their transferees, both before and after a business combination, act as “underwriters” under the Securities Act when reselling securities of the blank check company. Accordingly, the staff of the Securities and Exchange Commission believes that Rule 144 would not be available for those promoters or affiliates and their transferees, so that shares they hold could only be resold through a registered offering. As of July 31, 2007, affiliates of Chardan (including its executive officers and directors) hold a total of 1,250,000 shares of common stock of Chardan and warrants to purchase an additional 264,200 shares of common stock. The Securities and Exchange Commission has recently proposed revisions to Rule 144 to codify this staff position with some modifications. As proposed, the revised Rule 144 would permit reliance on Rule 144 for resales at least 90 days after filing of specified information by the issuer of the securities and subject to compliance with stated reporting requirements.

Before the redomestication merger there was no market for the securities of CETL, and no prediction can be made about the effect that market sales of the common stock of CETL or the availability for sale of the common stock of CETL will have on the market price of the common stock. It is anticipated that the market should be similar to that of Chardan because the redomestication merger will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

Additionally, CETL anticipates filing a registration statement for the shares issuable under the 2007 Stock Plan within two months after the closing of the stock purchase transaction, provided the stockholders of Chardan approve the 2007 Stock Plan.

DESCRIPTION OF THE COMBINED COMPANY’S
SECURITIES FOLLOWING THE STOCK PURCHASE

The following description of the material terms of the capital stock and warrants of CETL following the stock purchase includes a summary of specified provisions of the Memorandum of Association and Articles of Association of CETL that will be in effect upon completion of the stock purchase and the merger. This description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to CETL’s Memorandum of Association and Articles of Association , copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

CETL has no authorized share capital, but it will be authorized to issue 50,000,000 shares of all classes of capital stock, all of which will be ordinary shares, $0.001 par value. The capital of CETL will be stated in United States dollars.

Units

CETL will exchange units in the redomestication merger for any units of Chardan. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock on terms described below under the heading “Warrants.” The common stock and warrants have traded separately since September 2005, so Chardan cannot determine how many units remain outstanding.

Ordinary Shares

The holders of the combined company’s ordinary shares are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference stock, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities. Upon the completion of the business combination with Head Dragon Holdings, we will have a total of 20,000,000 ordinary shares issued and outstanding. In addition, if all of the holders of the preference stock participate fully in the Exchange Offer, we will have an additional 650,000 ordinary shares outstanding. In addition to those shares, another 11,500,000 ordinary shares are issuable upon the exercise of the warrants and another 9,000,000 shares are issuable to the Head Dragon Shareholder in the event that specified profit targets are achieved for the years 2007 through 2012.

Preference Stock

The Memorandum of Association does not authorize any preference stock. However, it does allow the board of directors to amend the Memorandum to authorize up to 1 million shares of preference stock having such rights, privileges, restrictions and conditions as the board shall specify. The issuance of shares of preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the combined company’s shares of common stock.

As of the date of this proxy statement/prospectus, there are no outstanding shares of CETL preference stock of any series.

If the exchange offer for the preference stock of Head Dragon Holdings is not fully accepted, then there will remain some issued and outstanding shares of that stock at the Head Dragon level. This stock will represent a minority interest in that subsidiary, and the allocation of profits and losses to the holders of that minority interest will be reflected on the Consolidated Statement of Operations of CETL in that event. The rights, privileges, restrictions and conditions associated with that stock will not affect the operations of either CETL or GaoKe.

Anti-takeover Effect of Unissued Shares of Capital Stock

Common Stock. After the stock purchase and re-domestication merger, CETL will have outstanding approximately 20,650,000 shares of common stock, assuming that none of the public stockholders elects to exercise the conversion rights and there is full participation in the Exchange Offer. Another 23,250,000 shares have been reserved for issuance for the following purposes: 11,500,000 shares are issuable upon the exercise of the warrants; 750,000 shares are issuable upon the exercise of the underwriter’s unit purchase option and the warrants that make up those units; up to 9,000,000 are issuable to the Head Dragon Stockholder upon achievement of certain profit targets for 2007 through 2012, and another 2,000,000 will be reserved for issuance under the 2007 Stock Plan, if it is approved. As a result, a total of 43,9000,000 shares will be issued or issuable by CETL upon the completion of the stock purchase and re-domestication merger. The total amount of ordinary shares that CETL is authorized to issue is 50,000,000, which means that approximately 6,100,000 shares will be authorized but unissued. These remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company’s board of directors in opposing a hostile takeover bid.

Preference Stock . The memorandum and articles will grant the board of directors the authority, without any further vote or action by the combined company’s stockholders, to issue preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preference stock could reduce the combined company’s attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Warrants

As of December 31, 2006, there were warrants outstanding to purchase 11,500,000 shares of Common Stock, which warrants will remain outstanding upon the consummation of the stock purchase and redomestication merger. Of these warrants, 220,000 are held by insiders and are not redeemable due to restrictions on the ability of these insiders to trade securities of Chardan.

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•  the completion of the stock purchase; or

•  August 2, 2006.

The warrants will expire at 5:00 p.m., New York City time on August 2, 2009. Chardan may call the warrants for redemption.

•  in whole and not in part;

•  at a price of $.01 per warrant at any time after the warrants become exercisable;

•  upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•  if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Chardan.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been qualified (or is exempt from qualification) in the jurisdictions in which the holders of the warrants reside. Under the terms of the warrant agreement, Chardan has agreed to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that Chardan will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified (or exempt from qualification) in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, Chardan will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

There will be 12,000,000 warrants outstanding as of the completion of all of the transactions contemplated in this proxy statement/prospectus.

Purchase Option

Chardan has issued to the representative of the underwriters of its initial public offering an option to purchase up to a total of 250,000 units at a per-unit price of $7.50, commencing on the later of the consummation of the stock purchase or August 2, 2006. The option expires on August 2, 2010. The units issuable upon exercise of this option are the same as the publicly traded units, consisting of one share of common stock and two warrants, except that the warrants are exercisable at $6.65. The option contains demand and piggy-back registration rights for period of five and seven years, respectively, and the combined company will bear the expenses of the registration of the securities for the holders of the option. The exercise price and number of units are subject to adjustment in certain circumstances, including a stock dividend, recapitalization reorganization, merger or consolidation.

Registration Rights Agreement

Chardan has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering and the shares included in the purchase option. The warrants, to be exercisable, must also continue to have the common stock underlying the warrants registered on an effective registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Chardan common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the stock purchase is not consummated and Chardan still exists, the next Chardan annual meeting of stockholders will be held on or about February 1, 2008 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than September 1, 2007. You should direct any proposals to our secretary at Chardan’s principal office in San Diego, CA. If you want to present a matter of business to be considered at the annual meeting, under Chardan by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given by no less than 60 days and no more than 90 days prior to the meeting (which, for a meeting held on February 1, 2008, would be between November 2, 2007 and December 2, 2007).

LEGAL MATTERS

Maples & Calder, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this joint proxy statement/prospectus.

DLA Piper US LLP, San Diego, California, has passed upon the tax matters relating to the redomestication merger as set forth in this joint proxy/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part.

EXPERTS

The financial statements of Head Dragon Holdings for the years ended December 31, 2004, 2005 and 2006 included in this joint proxy statement/prospectus and in the registration statement of which this joint proxy/prospectus forms a part, have been audited by Moore Stephens Cooper Molyneux, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this joint proxy statement/prospectus forms a part, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Chardan at December 31, 2006 and for the period from March 10, 2005 (inception) to December 31, 2006, and the year ended December 31, 2006 included in this joint proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and in the registration statement and are included herein in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CETL and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of CETL’s annual report to stockholders and CETL’s proxy statement. Upon written or oral request, CETL will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that CETL deliver single copies of such documents in the future. Stockholders may notify CETL of their requests by calling or writing Lori Johnson at its principal executive offices at CETL c/o Chardan South China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, California 92101. In addition, CETL will make available free of change through an Internet website its annual report, quarterly reports, 8-K reports and other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

Chardan files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Chardan with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549. You may also access information on Chardan at the Securities and Exchange Commission web site at: http://www.sec.gov.

After the stock purchase, if the securities of CETL are listed on the Nasdaq Stock Market, unless you notify CETL of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

Lori Johnson c/o Chardan South China Acquisition Corporation
625 Broadway, Suite 1111 San Diego, CA 92101

CHARDAN SOUTH CHINA ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chardan South China Acquisition Corporation

We have audited the accompanying balance sheets of Chardan South China Acquisition Corporation (a development stage corporation) (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, the period from March 10, 2005 (inception) to December 31, 2005, and the cumulative period from March 10, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chardan South China Acquisition Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, the period from March 10, 2005 (inception) to December 31, 2005, and the cumulative period from March 10, 2005 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

These financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Notes 2 and 5 to the financial statements, the Company faced mandatory liquidation by August 10, 2007 if a business combination was not consummated. This raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that may have resulted from the outcome of this uncertainty.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 2, 2007, except for Note 2 and the first paragraph of Note 5, as to which  the date is July 23, 2007

Chardan South China Acquisition Corporation
(A Development Stage Company)
Balance Sheet

	December 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$147,063	$912,964
Investments held in trust	31,294,931	30,260,861
Prepaid expenses and other	13,098	48,333
Total current assets	31,455,092	31,222,158

Long term deferred tax asset	235,333	119,967

Total Assets	$31,690,425	$31,342,125

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$103,056	$53,253
Taxes payable	204,913	165,556
Deferred interest	296,105	86,395
Total current liabilities	604,074	305,204

Commitments

Common stock subject to possible conversion upon the consummation of a business combination 1,149,425 shares at conversion value	5,964,017	5,964,017

Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000	-	-
shares authorized, none issued
Common stock, $.0001 par value: 20,000,000	700	700
shares authorized, 7,000,000 shares issued and outstanding
(includes 1,149,425 shares subject to possible conversion)
Additional paid-in capital	25,003,435	25,003,435
Accumulated earnings	118,199	68,769
Total stockholders' equity	25,122,334	25,072,904

Total Liabilities and Stockholders' Equity	$31,690,425	$31,342,125

The accompanying notes should be read in conjunction with the financial statements.

Chardan South China Acquisition Corporation
(A Development Stage Company)
Statements of Operations

		From	From
		March 10, 2005	March 10, 2005
		(Inception)	(Inception)
	Year Ended	Through	Through
	December 31, 2006	December 31, 2005	December 31, 2006

Costs and Expenses
Admin and office support	90,000	37,500	127,500
Consulting	66,700	-	66,700
Insurance	63,319	29,167	92,486
Professional fees	62,549	34,475	97,024
State franchise tax	24,612	23,500	48,112
Travel	344,385	77,844	422,229
Other operating costs	26,694	31,069	57,763

Total costs and expenses	678,259	233,555	911,814

Operating loss	(678,259)	(233,555)	(911,814)

Other income:
Interest income	832,680	347,913	1,180,593

Total other income	832,680	347,913	1,180,593

Net income before income tax provision	154,421	114,358	268,779

Provision for income taxes	104,991	45,589	150,580

Net income	$49,430	$68,769	$118,199

Income per share - basic and diluted	0.01	0.02	0.02
Weighted average shares outstanding - basic and diluted	7,000,000	3,978,049	5,747,352

The accompanying notes should be read in conjunction with the financial statements.

Chardan South China Acquisition Corporation
(A Development Stage Company)
Statements of Changes in Stockholders' Equity

	Common
	Shares	Amount	Additional Paid-In Capital	Accumulated Earnings	Stockholders' Equity(Deficit)

Balance at March 10, 2005 (Inception)	-	$-	$-	$-	$-

Issuance of common shares to initial shareholders at $0.02 per share	1,250,000	125	24,875		25,000
Sale of 5,750,000 units, net of underwriters' discount and offering expenses (includes 1,149,425 shares subject to possible conversion)	5,750,000	575	30,942,477		30,943,052
					-
Proceeds subject to possible conversion of 1,149,425 shares			(5,964,017)		(5,964,017)
Proceeds from issuance of an underwriter's option			100		100
Income for the year ended December 31, 2005				68,769	68,769

Balance at December 31, 2005	7,000,000	$700	$25,003,435	$68,769	$25,072,904

Income for the year ended December 31, 2006				49,430	49,430

Balance at December 31, 2006	7,000,000	700	25,003,435	$118,199	$25,122,334

The accompanying notes should be read in conjunction with the financial statements.

Chardan South China Acquisition Corporation
(A Development Stage Company)
Statements of Cash Flows

		From	From
		March 10, 2005	March 10, 2005
		(Inception)	(Inception)
	Year Ended	Through	Through
	December 31, 2006	December 31, 2005	December 31, 2006
Cash Flows from Operating Activities:
Net income	$49,430	$68,769	$118,199
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of discounts and interest earned on securities held in trust	(1,034,069)	(425,861)	(1,459,930)
Changes in operating Assets and Liabilities:
Prepaid expenses and other current assets	35,235	(48,333)	(13,098)
Deferred tax asset	(115,366)	(129,328)	(244,694)
Accounts payable and accrued liabilities	49,802	53,253	103,055
Taxes payable	39,357	174,917	214,274
Deferred interest	209,710	86,395	296,105
Net cash used in operating activities	(765,901)	(220,188)	(986,089)

Cash Flows from Investing Activities:
Purchases of investments held in trust	-	(29,835,000)	(29,835,000)
Net cash used in investing activities	-	(29,835,000)	(29,835,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	34,525,000	34,525,000
Proceeds from issuance of option	-	100	100
Payment of costs associated with public offering	-	(3,556,948)	(3,556,948)

Net cash provided by financing activities	-	30,968,152	30,968,152

Net increase in cash and cash equivalents	(765,901)	912,964	147,063
Cash and cash equivalents, beginning of the period	912,964	-	-
Cash and cash equivalents, end of the period	$147,063	$912,964	$147,063

Cash paid for taxes	$181,800	$-	$181,800
Cash paid for interest	$-	$-	$-

The accompanying notes should be read in conjunction with the financial statements.

CHARDAN SOUTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

1.  SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Business and Organization - Chardan South China Acquisition Corp. (“Chardan South” or the “Company”) was incorporated in Delaware on March 10, 2005 as a blank check company whose objective is to acquire an operating business that has its primary operating facilities in the People Republic of China in any city or province south of the Yangtze River.

Effective July 14, 2005, the Company's Board of Directors and Initial Stockholders authorized an amendment to the Company's Certificate of Incorporation to change the Company's name from Chardan China Acquisition Corp. III to Chardan South China Acquisition Corporation.

In August 2005, Chardan South commenced its efforts to locate a company with which to effect a business combination. After signing a definitive agreement for the acquisition of a target business, such transaction will be submitted for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Initial Public Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable. With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination.

Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying balance sheet and 19.99% of the related interest earned on the investments held in the Trust Fund has been recorded as deferred interest.

Cash and Cash Equivalents -- The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, investments held in trust, accounts payable and accrued liabilities approximate fair market value because of the short maturity of those instruments.

Credit Risk - It is the Company’s practice to place its cash equivalents in high quality money market securities or certificate of deposit accounts with one major banking institution. Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

Investments Held in Trust - Investments held in trust are invested in United States government securities with a maturity of 180 days or less which are accounted for as a trading security and recorded at market value which approximates amortized cost. The excess of market value over cost, exclusive of deferred interest, is included in interest income in the accompanying Statement of Operations.

Deferred Interest - Deferred interest consists of 19.99% of the interest earned on the investments held in trust, which is the maximum amount of interest the Company would be obligated to pay to stockholders who elected to redeem their stock without resulting in a rejection of the Business Combination.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Statutory taxes not based on income are included in general and administrative expenses.

CHARDAN SOUTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

Accounting estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income (Loss) Per Common Share - The Company computed basic and diluted loss per share amounts for December 31, 2005 pursuant to SFAS No. 128, “Earnings per Share.” Basic earnings per share (“EPS”) are computed by dividing the net income (loss) by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 11,500,000 outstanding warrants, issued in connection with the initial public offering described in Note 5 has not been considered in the diluted EPS since the warrants are contingently exercisable. The effect of the 250,000 units included in the underwriters purchase option, as described in Note 5, along with the warrants underlying such units, has not been considered in the diluted EPS calculation since the effect would be antidilutive.

Reclassifications - For comparability, certain 2005 amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2006.

Recent Authoritative Pronouncements

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s fiscal year 2007. The Company has not yet evaluated the potential impact of adopting FIN 48 on its consolidated financial statements.

The Company does not believe that any other recently issued but not yet effective accounting standards will have a material effect on the Company’s financial position or results of operations.

2.  GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company faced mandatory liquidation on August 10, 2007 if it had not consummated a business combination. This raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that may have resulted from the outcome of this uncertainty. In July 2007, the Articles of Incorporation were amended to extend the mandatory liquidation date to February 10, 2008.

3.  RELATED PARTY TRANSACTIONS

Commencing on August 2, 2005 and ending upon the acquisition of a target business, the Company incurs an administrative fee of $7,500 per month from Chardan Capital, LLC, a company managed and partially owned by the Company's Chairman of the Board. The fee includes the provision of office space and certain office and secretarial services. The statement of operations for the periods ended December 31, 2006 and 2005 includes $90,000 and $37,500, respectively, of such fees.

In April 2005, two of the Company's stockholders advanced an aggregate of $80,000 to the Company, on a non-interest bearing basis, for payment of offering expenses on the Company's behalf. These loans were repaid following the initial public offering from the proceeds of the Offering.

CHARDAN SOUTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

4. INCOME TAXES

Components of income taxes are as follows:

	Year ended December 31, 2006	Period ended December 31, 2005

Current
Federal	$129,627	$128,816
State	90,730	36,740
Total Current	220,357	165,556

Less deferred income taxes	(115,366)	(119,967)

Total income taxes	$104,991	$45,589

The Deferred tax asset consists of the following:

	December 31, 2006	December 31, 2005

Deferred interest income	78,347	36,328
Deferred operating costs	335,817	86,639
Deferred transaction fees	3,984	-
	418,148	119,967
Valuation allowance	(182,815)	-
	$235,333	$119,967

The effective tax rate differs from the statutory rate due to the following:

	Year ended December 31, 2006	Period ended December 31, 2005

Federal statutory rate	34.0%	34.0%
Valuation allowance	118.4%	-
Tax free interest, net of deferred interest	-112.6%	-
State rate, net of federal benefit	20.7%	5.90%
Permanent book/tax differences	2.3%	-
Other	5.2%	-

Effective income tax rate	68.0%	39.9%

5.  COMMON STOCK, COMMON STOCK PURCHASE WARRANTS AND OPTIONS

On August 10, 2005, the Company sold 5,000,000 units ("Units") in the initial public offering (“Offering”). )n August 17, 2005, the Company consummated the closing of an additional 750,000 units that were subject to the over-allotment option. Gross proceeds from the initial public offering were $34,500,000. The Company paid a total of $3,035,000 in underwriting discounts and commissions, and approximately $521,948 was paid for costs and expenses related to the offering. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to the Company from the offering was approximately $30,943,000, of which $29,835,000 was deposited into in an interest bearing trust account until the earlier of the consummation of a business combination or the liquidation of the Company. The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination prior to February 10, 2008. In the event of a liquidation, a majority of the Company’s stockholders must approve the plan of dissolution and distribution. The Company expects that all costs associated with the implementation and completion of its plan of dissolution and liquidation will be funded by any funds not held in the trust account. If there are not sufficient funds for such purpose at that time, the Company would have to seek funding or other accommodation to complete the dissolution and liquidation. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold.

Each Unit consisted of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, at the Company's option, at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

In connection with this Offering, the Company issued an option, for $100, to the representative of the underwriters to purchase 250,000 Units at an exercise price of $7.50 per Unit. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders' equity. The Company estimated that the fair value of this option is approximately $550,000 ($2.20 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of 5 years. The option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. In addition, the warrants underlying such Units are exercisable at $6.65 per share.

6. STOCK DIVIDEND

Effective July 22, 2005, the Company's Board of Directors authorized a stock dividend of 0.25 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

CHARDAN SOUTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

7. SUBSEQUENT EVENTS (unaudited)

On April 14, 2007, the Company entered into a stock purchase agreement to acquire all of the issued and outstanding ordinary shares of Head Dragon Holdings, Limited, which owns a controlling interest in Liaoning GaoKe Energy Group (“GaoKe”). GaoKe is a provider of distributed power generation and micro power grids in China. There remain several conditions to the closing of the transaction to acquire GaoKe, as well as the customary conditions regarding the accuracy of representations and warranties and deliveries to be made. Other conditions include the approval of the Company’s stockholders of an amendment to its certificate of incorporation allowing it to enter into a business combination with a company with principal operations north of the Yangtze River and approval by the Company’s stockholders of the transaction itself.

Under the agreement with Mr. Lu Jin Xiang, the sole shareholder of Head Dragon Holdings, Limited, the Company will acquire all of his stock in exchange for 13,000,000 of the common shares of the Company’s merger subsidiary, China Energy Technology, Limited (“CETL”), a British Virgin Islands company formed for the purpose of changing the Company’s domicile from Delaware to the British Virgin Islands.

As additional purchase price, the holders of the Head Dragon ordinary shares will be issued, on an all or none basis each year, an aggregate of 9,000,000 ordinary shares of CETL, as set forth below, if on a consolidated basis CETL has net operating profits on a U.S. GAAP basis of the following amounts for the indicated fiscal years ending December 31:

Fiscal Year	After-Tax Profit	Number of Shares
2007	$14,000,000	1,000,000
2008	$19,000,000	1,000,000
2009	$29,000,000	1,000,000
2010	$44,000,000	2,000,000
2011	$63,000,000	2,000,000
2012	$87,000,000	2,000,000

In addition to its outstanding common stock, Head Dragon Holdings has or will have 650,000 shares of preferred stock outstanding. It is expected that CETL will offer to exchange one share of its common stock for each outstanding share of Head Dragon preferred stock.

PART I. FINANCIAL INFORMATION

ITEM 1 FINANCIAL STATEMENTS (UNAUDITED)

Chardan South China Acquisition Corporation
(A Development Stage Company)
Balance Sheet

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,074	$147,063
Investments held in trust	31,549,825	31,294,931
Prepaid expenses and other	-	13,098
Total current assets	31,622,899	31,455,092

Long term deferred tax asset	235,333	235,333

Total Assets	$31,858,232	$31,690,425

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$208,861	$103,056
Taxes payable	227,124	204,913
Deferred interest	347,039	296,105
Total current liabilities	783,024	604,074

Commitments

Common stock subject to possible conversion upon the consummation of a Business Combination 1,149,425 shares at conversion value	5,964,017	5,964,017

Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000	-	-
shares authorized, none issued
Common stock, $.0001 par value: 20,000,000	700	700
shares authorized, 7,000,000 shares issued and outstanding
(includes 1,149,425 shares subject to possible conversion)
Additional paid-in capital	25,003,435	25,003,435
Accumulated earnings	107,056	118,199
Total stockholders' equity	25,111,191	25,122,334

Total Liabilities and Stockholders' Equity	$31,858,232	$31,690,425

See the accompanying notes to condensed financial statements

Chardan South China Acquisition Corporation
(A Development Stage Company)
Condensed Statements of Operations

			From
	Three	Three	March 10, 2005
	Months	Months	(Inception)
	Ended	Ended	Through
	March 31, 2007	March 31, 2006	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)

Costs and Expenses
Admin and office support	22,500	22,500	150,000
Insurance	22,487	17,500	114,973
Professional fees	30,759	4,900	127,783
State franchise tax	3,637	5,938	51,749
Travel	106,765	76,224	528,994
Other operating costs	5,908	5,793	130,371

Total costs and expenses	192,056	132,855	1,103,870

Operating loss	(192,056)	(132,855)	(1,103,870)

Other income (expense):
Interest income	203,961	248,585	1,384,554
Interest expense	(837)	-	(837)

Total other income	203,124	248,585	1,383,717

Net income (loss) before income tax provision	11,068	115,730	279,847

Income tax provision	(22,211)	(62,385)	(172,791)

Net income (loss)	$(11,143)	$53,345	$107,056

Loss per share - basic and diluted	(0.002)	0.008	0.018
Weighted average shares outstanding - basic and diluted	7,000,000	7,000,000	5,897,470

See the accompanying notes to condensed financial statements

Chardan South China Acquisition Corporation
(A Development Stage Company)
Statements of Changes in Stockholders' Equity

			Additional		Stockholders'
	Common		Paid - In	Accumulated	Equity
	Shares	Amount	Capital	Earnings	(Deficit)

Balance at March 10, 2005 (Inception)	-	$-	$-	$-	$-

Issuance of common shares to initial shareholders at $0.02 per share	1,250,000	125	24,875		25,000
Sale of 5,750,000 units, net of underwriters' discount and offering expenses	5,750,000	575	30,942,477		30,943,052
(includes 1,149,425 shares subject to possible conversion)					-
Proceeds subject to possible conversion of 1,149,425 shares			(5,964,017)		(5,964,017)
Proceeds from issuance of an underwriter's option			100		100
Income for the year ended December 31, 2005				68,769	68,769

Balance at December 31, 2005	7,000,000	$700	$25,003,435	$68,769	$25,072,904

Income for the year ended December 31, 2006				49,430	49,430

Balance at December 31, 2006	7,000,000	700	$25,003,435	$118,199	$25,122,334

Unaudited
Loss for the quarter ended March 31, 2007				(11,143)	(11,143)

Balance at March 31, 2007	7,000,000	700	$25,003,435	$107,056	$25,111,191

See the accompanying notes to condensed financial statements

Chardan South China Acquisition Corporation
(A Development Stage Company)
Condensed Statements of Cash Flows

			From
	Three	Three	March 10, 2005
	Months	Months	(Inception)
	Ended	Ended	Through
	March 31, 2007	March 31, 2006	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$(11,143)	$53,345	$107,056
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of discounts and interest earned on securities held in trust	(254,894)	(302,814)	(1,714,825)
Changes in operating Assets and Liabilities:
Prepaid expenses and other current assets	13,099	25,000	-
Deferred tax asset	-	(72,893)	(235,333)
Accounts payable and accrued expenses	105,805	46,206	208,861
Income taxes payable	22,211	(45,722)	227,124
Deferred interest	50,933	60,533	347,039
Net cash used by operating activities	(73,989)	(236,345)	(1,060,078)

Cash Flows from Investing Activities:
Purchases of investments held in trust	-	-	(29,835,000)
Net cash used by investing activities	-	-	(29,835,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	-	34,525,000
Proceeds from issuance of option	-	-	100
Payment of costs associated with public offering	-	-	(3,556,948)
Net cash provided by financing activities	-	-	30,968,152

Net increase (decrease) in cash and cash equivalents	(73,989)	(236,345)	73,074
Cash and cash equivalents, beginning of the period	147,063	912,964	-
Cash and cash equivalents, end of the period	$73,074	$676,619	$73,074

Cash paid for taxes	$-	$181,000	$181,800
Cash paid for interest	$-	$-	$-

See the accompanying notes to condensed financial statements

CHARDAN SOUTH CHINA ACQUISITION CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

1.   SUMMARY OF ORGANIZATION AND BASIS OF PRESENTATION

Business and Organization - Chardan South China Acquisitions Corp. (Chardan South) was incorporated in Delaware on March 10, 2005 as a blank check company whose objective is to acquire an operating business that has its primary operating facilities in the Peoples Republic of China in any city or province south of the Yangtze River.

Effective July 14, 2005, the Company's Board of Directors and Initial Stockholders authorized an amendment to the Company's Certificate of Incorporation to change the Company's name from Chardan China Acquisition Corp. III to Chardan South China Acquisition Corporation.

In August 2005, Chardan South commenced its efforts to locate a company with which to effect a business combination. After signing a definitive agreement for the acquisition of a target business, such transaction will be submitted for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Initial Public Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable. With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination.

Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying balance sheet and 19.99% of the related interest earned on the investments held in the Trust Fund has been recorded as deferred interest.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Item 310(b) of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2006, included in Form 10-KSB filed with the Securities and Exchange Commission. The condensed balance sheet at December 31, 2006 has been derived from the audited financial statements.

Reclassifications - Certain reclassifications have been made in the prior period financial statements for presentation purposes to conform to the current presentation.

Accounting Pronouncements:

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS No. 109. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. Upon the adoption of FIN 48, the Company had no unrecognized tax benefits. During the first quarter of 2007, the Company recognized no adjustments for uncertain tax benefits.

The Company recognizes interest and penalties, if any, related to uncertain tax positions in selling, general and administrative expenses. No interest and penalties related to uncertain tax positions were accrued at March 31, 2007.

The tax years 2005 and 2006 remain open to examination by the major taxing jurisdictions in which the Company operates. The Company expects no material changes to unrecognized tax positions within the next twelve months.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.   GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Certificate of Incorporation, as last amended on July 23, 2007, provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination prior to February 10, 2008. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

3.   RELATED PARTY TRANSACTIONS

Commencing on August 2, 2005 and ending upon the acquisition of a target business, the Company incurs an administrative fee of $7,500 per month from Chardan Capital, LLC, a company managed and partially owned by the Company's Chairman of the Board. The fee includes the provision of office space and certain office and secretarial services. The statements of operations for the three month period ended March 31, 2007 includes $22,500 of such fees.

4.   SUBSEQUENT EVENTS

On April 14, 2007 the Company entered into a stock purchase agreement to acquire all of the issued and outstanding ordinary shares of Head Dragon Holdings Limited, which owns a controlling interest in Liaoning GaoKe Energy Group (“GaoKe”). GaoKe is a provider of distributed power generation and micro power grids in China. There remain several conditions to the closing of the transaction to acquire GaoKe, including the customary conditions regarding the accuracy of representations and warranties and deliveries to be made. Other conditions include the approval of the Company’s stockholders of an amendment to the Company’s certificate of incorporation allowing the Company to enter into a business combination with a company with principal operations north of the Yangtze River and approval by the Company’s stockholders of the transaction itself. If the proposed acquisition of Head Dragon is not approved by the Company’s stockholders, the Company will not have the time or funds to identify and enter into a proposed agreement with another business and would therefore commence liquidation.

Under the agreement with Mr. Lu Jin Xiang, the holder of all of the outstanding ordinary shares of Head Dragon Holdings, the Company will acquire all of his stock in exchange for 13,000,000 of the common shares of the Company’s merger subsidiary, China Energy Technology, Limited (“CETL”), a British Virgin Islands company formed for the purpose of changing the Company’s domicile from Delaware to the British Virgin Islands.

As additional purchase price, the holders of the Head Dragon ordinary shares will be issued, on an all or none basis each year, an aggregate of 9,000,000 ordinary shares of CETL, as set forth below, if on a consolidated basis CETL has net operating profits on a U.S. GAAP basis of the following amounts for the indicated fiscal years ending December 31:

Fiscal Year	After-Tax Profit	Number of Shares
2007	$14,000,000	1,000,000
2008	$19,000,000	1,000,000
2009	$29,000,000	1,000,000
2010	$44,000,000	2,000,000
2011	$63,000,000	2,000,000
2012	$87,000,000	2,000,000

In addition to its outstanding common stock, Head Dragon Holdings has or will have 650,000 shares of preferred stock outstanding. It is expected that CETL will offer to exchange one share of its common stock for each outstanding share of Head Dragon preferred stock.

HEAD DRAGON HOLDINGS LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	FII-2
Consolidated Balance Sheets	FII-3
Consolidated Statements of Income	FII-4
Consolidated Statements of Stockholders’ Equity	FII-5
Consolidated Statements of Cash Flows	FII-6
Notes to Consolidated Financial Statements	FII-8
Consolidated Balance Sheets	FII-21
Consolidated Statements of Operations, March 31, 2007 (Unaudited)	FII-22
Consolidated Statements of Stockholder’s Equity, March 31, 2007 (Unaudited)	FII-23
Consolidated Statements of Cash Flows, March 31, 2007 (Unaudited)	FII-24
Notes to Consolidate Financial Statements (Unaudited)	FII-26

MOORE STEPHENS COOPER MOLYNEUX LLP
CHARTERED ACCOUNTANTS

8th Floor, 701 Evans Avenue Toronto, Ontario Canada M9C 1A3	Telephone: (416) 626-6000 Facsimile: (416) 626-8650 Web Site: www.mscm.ca

Independent Auditors' Report

To the Shareholder of
Head Dragon Holdings Limited

We have audited the accompanying consolidated (see Basis of Presentation - Note 1) balance sheets of Head Dragon Holdings Limited (the "Company") as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2006 and 2005 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Signed: “Moore Stephens Cooper Molyneux LLP”

Chartered Accountants
Licensed Public Accountants

Toronto, Canada
March 2, 2007 (except as to Note 10 and Note 16
which are as of June 27, 2007)

FII-2

Head Dragon Holdings Limited
Consolidated Balance Sheets
(in United States dollars)

	December
	2006	2005
Assets
Current assets
Cash and cash equivalents	$8,517,082	$299,966
Accounts receivable, net of allowance for doubtful accounts of $Nil (2005 - $Nil)	5,451,566	8,799,694
Costs and estimated earnings in excess of billings on uncompleted contracts	812,623	782,454
Guarantee deposits on notes payable (note 7)	-	2,374,645
Prepayments, deposits and other receivables (note 3)	21,045,429	7,806,518
Inventory	15,956	3,891,428
Due from related parties (note 4)	65,904	215,262

	35,908,560	24,169,967
Property, plant and equipment, net (note 5)	2,048,387	5,674,127

Total assets	$37,956,947	$29,844,094

Liabilities and Stockholder's Equity
Current liabilities
Bank loans (note 6)	$896,800	$867,564
Accounts payable and accrued liabilities	5,404,744	3,916,950
Customer deposits	9,245,625	4,913,717
Due to related party (note 4)	8,761	40,069
Income taxes payable	3,086,950	1,140,091
Notes payable (note 7)	-	2,808,427
Related party note payable (note 4)	7,300,520	-
Future income taxes (note 11)	-	131,625

	25,943,400	13,818,443

Minority interest	217,049	229,102

Commitments and contingencies (note 10 and 12)
Stockholder's equity
Common stock, unlimited common shares authorized without
par value, 200,000 (2005 - Nil (note 9)) shares issued and outstanding	25,713	-
Paid-in capital (note 9)	-	7,248,462
Contributed surplus	640,564	71,615
Accumulated other comprehensive income	473,902	312,035
Retained earnings (note 10)	10,656,319	8,164,437

	11,796,498	15,796,549

Total liabilities and stockholder's equity	$37,956,947	$29,844,094

The accompanying notes are an integral part of these consolidated financial statements.

FII-3

Head Dragon Holdings Limited
Consolidated Statements of Operations
(in United States dollar)

	Years ended December 31,
	2006	2005	2004
Revenue	$98,704,984	$75,451,909	$40,452,808
Cost of sales and business taxes (note 5)	85,914,503	66,946,158	36,033,193

Gross profit	12,790,481	8,505,751	4,419,615

Expenses
General and administrative expenses (note 5)	1,900,271	1,921,871	804,995

	1,900,271	1,921,871	804,995

Income from operations	10,890,210	6,583,880	3,614,620
Other income (expense)
Finance costs (note 4)	(237,110)	(18,076)	(1,083)
Interest income	71,872	49,553	24,089

Income before provision for income taxes and minority interest	10,724,972	6,615,357	3,637,626
Provision for income taxes (note 11)	3,218,077	2,244,006	1,062,888

Income before minority interest	7,506,895	4,371,351	2,574,738
Minority interest	(3,605)	(6,749)	29,737

Net income	$7,510,500	$4,378,100	$2,545,001

The accompanying notes are an integral part of these consolidated financial statements.

FII-4

Head Dragon Holdings Limited
Consolidated Statement of Stockholder's Equity
(in United States dollar)
	Common Stock		Contributed	Paid-in	Accumulated Other Comprehensive	Retained
	Shares	Value	Surplus	Capital	Income (Loss)	Earnings	Total
Balance, December 31, 2003	-	$-	$38,658	$3,624,231	$(117,295)	$1,241,336	$4,786,930
Injection of capital	-	-	32,957	-	-	-	32,957
Additional increase in registered share capital	-	-	-	3,624,231	-	-	3,624,231
Foreign currency translation adjustment	-	-	-	-	75,793	-	75,793
Net income	-	-	-	-	-	2,545,001	2,545,001
Balance, December 31, 2004	-	-	71,615	7,248,462	(41,502)	3,786,337	11,064,912
Foreign currency translation adjustment	-	-	-	-	353,537	-	353,537
Net income	-	-	-	-	-	4,378,100	4,378,100
Balance, December 31, 2005	-	-	71,615	7,248,462	312,035	8,164,437	15,796,549
Common stock issued for in exchange of paid in capital	200,000	25,713	-	(7,248,462)	-	-	(7,222,749)
Fair value adjustment on related party note payable (note 4)	-	-	568,949	-	-	-	568,949
Foreign currency translation adjustment	-	-	-	-	161,867	-	161,867
Net income	-	-	-	-	-	7,510,500	7,510,500
Dividends paid	-	-	-	-	-	(5,018,618)	(5,018,618)
Balance, December 31, 2006	200,000	$25,713	$640,564	$-	$473,902	$10,656,319	$11,796,498

The accompanying notes are an integral part of these consolidated financial statements.

FII-5

Head Dragon Holdings Limited
Consolidated Statements of Cash Flows
(in United States dollars)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities
Net income	$7,510,500	$4,378,100	$2,545,001
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Amortization	200,754	542,858	370,069
Amortization of discount on promissory note	204,601	-	-
Future income tax expense (recovery)	(133,248)	(579,715)	471,384
Minority interest	(3,605)	(6,749)	29,738
Changes in operating assets and liabilities
Accounts receivable	3,348,128	(3,151,817)	(4,169,606)
Accrued receivables	(30,169)	(179,575)	(602,879)
Prepayments, deposits and other receivables	(13,238,911)	(2,913,052)	(3,168,293)
Inventory	3,875,472	(828,754)	(1,465,347)
Accounts payable and accrued liabilities	1,487,794	1,416,477	1,488,375
Customer deposits	4,331,908	(906,731)	4,140,847
Due to (from) related parties	118,050	(160,142)	(15,051)
Income taxes payable	1,946,859	75,291	197,352

Net cash provided by (used in) operating activities	9,618,133	(2,313,809)	(178,410)

Cash flows from investing activities
Purchase of property, plant and equipment	(25,608)	(579,338)	(184,639)
Proceeds from sale of property, plant and equipment	3,580,523	1,454,492	66,833

Net cash provided by (used in) investing activities	3,554,915	875,154	(117,806)

Cash flows from financing activities
Guarantee deposits on note payable	2,374,645	(1,441,433)	(933,121)
Proceeds from bank loans	29,236	867,564	-
Proceeds from notes payable	-	1,875,215	945,291
Repayments of notes payable	(2,808,427)	-	-
Payment of dividends	(5,018,617)	-	-

Net cash flows provided by (used in) financing activities	(5,423,163)	1,301,346	12,170

Effect of exchange rate changes	467,231	211,608	359,356

Net increase in cash and cash equivalents	8,217,116	74,299	75,310
Cash and cash equivalents, beginning	299,966	225,667	150,357

Cash and cash equivalents, ending	$8,517,082	$299,966	$225,667

The accompanying notes are an integral part of these consolidated financial statements.

FII-6

Head Dragon Holdings Limited
Consolidated Statements of Cash Flows - Continued
(in United States dollars)

	Years Ended December 31,
	2006	2005	2004
Supplemental disclosure of cash flow information
Cash paid for:
Interest	$28,189	$18,077	$1,083
Income taxes	$1,404,601	$2,748,430	$394,152
Non-cash investing and financing activities:
Promissory note in exchange for paid in capital	$7,091,599	$-	$-
Share capital in exchange for paid in capital	$25,713	$-	$-
Paid in capital in exchange for promissory note	$(7,248,462)	$-	$-
Paid in capital in exchange for fixed assets	$-	$-	$3,657,188

The accompanying notes are an integral part of these consolidated financial statements.

FII-7

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

1.	Nature of Operations and Basis of Presentation

Head Dragon Holdings Limited (the "Company" or "Head Dragon") was incorporated in June 2006 in Hong Kong to hold 100% of Liaoning Gaoke Energy Group Company Limited ("Gaoke"), which holds 51% of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute ("Design") (collectively, the "Subsidiaries"). Prior to the incorporation of the Company, Gaoke was controlled by the sole shareholder of the Company. The sole shareholder of the Company also holds a 36% interest in Design (note 4).

The Subsidiaries, which were incorporated in the Peoples' Republic of China ("PRC") as Foreign Investment Enterprises, are engaged in the design and construction of new energy or renewable energy power-stations and Micro-Power Networks.

2.	Significant Accounting Policies

Principle of consolidation

These consolidated financial statements include the accounts of the Company its wholly-owned subsidiary, Gaoke, and 51% owned subsidiary, Design. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash is comprised of cash on hand. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Accounts receivable

Trade accounts receivable are stated at original invoice amount less allowance made for doubtful receivables based on a review of all outstanding amounts at the period end. An allowance for doubtful receivables is made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified.

Inventory

Inventory consists solely of raw materials which are stated at lower of acquisition cost or net realizable value. Obsolete and slow-moving items are written down to values which reflect their realizable values.

Land use rights

Land use rights are recorded at cost and are amortized over 35 years using the straight-line method, which is approximately the remaining term of the land use right set by the Chinese government.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets with a residual value of between 0% to 10%. The estimated useful lives are as follows:

FII-8

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

2.	Significant Accounting Policies - continued

Property, plant and equipment - continued

Building and land use rights	-	35 years
Machinery and equipment	-	6 - 14 years
Vehicles	-	6 years
Office equipment	-	8 years
Computer software	-	10 years

Maintenance and repair expenditures, which do not improve or extend an assets' productive life, are expensed when incurred.

Impairment of long-lived assets

Long-lived assets held for use are reviewed for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. When the carrying value is not recoverable from future cash flows on an undiscounted basis and the carrying value exceeds the assets' fair value, an impairment loss is recorded for the excess of carrying value over fair value.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on income tax assets and liabilities is reflected in operations in the period in which the change occurs. Valuation allowances are established when necessary to reduce future tax assets to the amount expected to be realised.

Foreign currency translation

On July 21, 2005, the People's Bank of China announced an upward adjustment in the Renminbi ("RMB") exchange rate against the U.S. dollar of 2%. The exchange rate of the RMB will be valued against a number of currencies, rather than just exclusively to the United States dollar.

The functional currency of the Company is the Chinese Renminbi, however, the Company reports in U.S. dollars. The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". All asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred. Statements of Operations amounts have been translated using the average exchange rate for the year. At December 31, 2006, the revenues and expenses of the Company maintained in Renminbi translated to U.S. dollars at US$1.00 = RMB 7.97 and the assets and liabilities of the Company maintained in Renminbi translated to U.S. dollars at US$1.00 = RMB 7.81. The foreign currency translation adjustment of $473,902 has been reported as comprehensive income in the consolidated statement of stockholder's equity and comprehensive income

FII-9

2.	Significant Accounting Policies - continued

Foreign currency translation - continued

Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into U.S. dollars at that rate or any other rate.

Substantially all our revenue and expenses are denominated in RMB. Our RMB cash inflows are sufficient to service our RMB expenditures. For financial reporting purposes, we use U.S. dollars. The value of the RMB against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. Any significant revaluation of RMB may materially affect our financial condition in terms of U.S. dollar reporting.

Revenue recognition

The Company derives its revenue primarily from contracts for the design and manufacture of new energy or renewable energy power-stations and Micro-Power Networks which may require several months to complete. Revenue on these contracts is recognized using the percentage of completion method of accounting, provided that sufficient progress has been made on the contracts such that costs to complete the contracts can be reasonably estimated.

The percentage of completion is measured by the percentage of costs incurred to date to the estimated total direct costs. Direct costs include, among other things, direct labor, equipment rent, subcontracting, direct materials and direct overhead incurred only after the receipt of a contract. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. When it is probable that total contract costs will exceed total contract revenue, the resultant loss is recognized in full immediately, without reference to the percentage of completion. Revisions to contract revenue, contract costs and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

Claims for additional contract revenue are recognized only to the extent that contract costs relating to the claim have been incurred and evidence provides a legal basis for the claim. Total claim amounts reported by the Company are approximate and are subject to revision as final documentation, resolution of issues, settlements progress and/or payments are received.

A common and customary practice in construction contracts is the owner's withholding of a portion of the contract in the form of retention. Retention practices vary from contract to contract, but in general retention at a rate of 5% is withheld from each progress payment by the owner and then paid upon satisfactory completion of the contract. Contract proceeds comprising retention are included in the Company's balance sheet in accounts receivable.

The Company believes that all retention amounts currently being held by the owners on the contracts will be paid in full in accordance with the contract terms. Therefore, no allowance has been made to reduce the receivables due from the retention on the disputed contracts.

FII-10

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

2.	Significant Accounting Policies - continued

Revenue recognition - continued

The Company typically provides its customers with a limited warranty of approximately one year on the facilities it manufactures. Based on its experience, the warranty claims are in turn satisfied by the Company's subcontractors with no material expenditures required on behalf of the Company. No allowance has been provided for claims under the Company's warranty provisions.

Advertising and marketing

Advertising and marketing costs are expensed in the period incurred. Advertising and marketing costs expensed for the year ended December 31, 2006 amounted to $NIL (2005 - $76,045 and 2004 - $NIL) and were included in general and administrative expenses.

Research and development costs

Research and development costs are expensed as incurred. Research and development costs expensed for the year ended December 31, 2006 amounted to $23,993 (2005 - $2,225 and 2004 - $NIL) and were included in general and administrative expenses.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   New accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not currently maintain a pension or other postretirement plan, and therefore, does not expect this standard to have any impact on its financial position and results of operations.

FII-11

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

2.	Significant Accounting Policies - continued

New accounting pronouncements - continued

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. Effective December 31, 2006, the Company adopted SAB108 which did not have a material effect on its consolidated financial statements.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Company will adopt FIN No. 48 January 1, 2007 and is currently evaluating the impact, if any, that FIN 48 will have on its financial statements.

3.	Prepayments, Deposits and Other Receivables

	2006	2005
Prepayment for raw materials and construction	$19,345,746	$4,706,244
Advances to projects and employees for raw materials	1,198,427	1,575,420
Receivables equipment sold	-	899,105
Advances to third parties	149,894	378,010
Other deposits and prepayments	351,362	247,739
	$21,045,429	$7,806,518

FII-12

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

3.	Prepayments, Deposits and Other Receivables - continued

The Company is required to pay substantial advances to major suppliers and similarly receives substantial deposits from its customers in accordance with common business practices in the PRC. In addition, a significant number of transactions are conducted in cash. Consequently, it is necessary to provide substantial cash sums to employees on job sites, warehouses, and elsewhere to transact business in the local custom.

4.	Related Party Balances and Transactions

At the end of the years, the Company had related party balances as follows:
	2006	2005
Amount due from:
Shareholder of the Company	$39,099	$-
Former shareholders of Gaoke	-	170,412
Shareholders of Design	-	30,205
Liaoning High-Tech Energy Group Electrical Supplies Ltd. ("Electrical")	26,805	14,645
	$65,904	$215,262
Amount due to:
Liaoning High-Tech Furnace Insulation and Anti-Corrosion Engineering Ltd. ("Furnace")	$8,761	$40,069
Related party note payable	$7,300,520	$-

Furnace and Electrical are related to the Company by common ownership. All amounts are non-interest bearing with no fixed terms of repayment.

During the year, the Company incurred $Nil (2005 - $96,135 and 2004 - $Nil) of construction costs from Furnace. The transactions with the related party are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

During 2006, Head Dragon issued 200,000 common shares valued at $25,713 and issued a note payable with a principal value of $7,660,548 to the owner of Gaoke in exchange for the paid in capital of Gaoke. The related party note payable is unsecured, non-interest bearing with no fixed terms of repayment. The Company discounted the related party note payable by using the discounted present value method at a rate of 6.7% and an expected term of repayment of 1.2 years. The related party note payable was present valued at $7,091,599 and the discount to include in contributed surplus was calculated as $568,949. For the year ended December 31, 2006, accretion of the discount of $204,601 (2005 - $NIL and 2004 - $NIL) was included in finance costs.

During 2006, the sole shareholder of the Company acquired a 36% interest in Design. As a result, a portion of the minority interest is attributable to the shareholder.

FII-13

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

5.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31,

	2006	2005
Building and land use rights	$1,412,084	$1,366,048
Machinery and equipment	303,408	4,505,393
Vehicles	465,900	450,712
Office equipment	158,836	136,469
Computer software	26,494	-
	2,366,722	6,458,622
Less: Accumulated depreciation	318,335	784,495
	$2,048,387	$5,674,127

Depreciation expense for the years ended December 31, 2006 was $200,754 (2005 - $542,858 and 2004 - $370,069) of which $60,341 (2005 - $454,278 and 2004 - $333,855) was included in cost of sales and $140,413 (2005 - $88,580 and 2004 - $36,214) in general and administrative expenses.

Private ownership of land is not allowed in Mainland China. Rather, entities acquire the right to use land for a designated term. As of December 31, 2006, the land use right acquired upon acquisition of the building had a remaining life of 35 years expiring on January 1, 2043.

6.	Bank Loans

At December 31, 2006, the Company had one short-term bank loan outstanding totaling $896,800 (RMB 7 million) for working capital purposes. The loan bears interest at a fixed rate of 6.732% per annum, is secured by the Company's building and land use rights and matures on December 13, 2007.

At December 31, 2005, the Company had three short-term bank loans outstanding totaling $867,564 (RMB 7 million) for working capital purposes. The loans bore interest at a fixed rate of 6.696% per annum, were secured by a third party (customer) guarantee and matured between March 23, 2006 and April 16, 2006. These loans were settled on or before their maturity dates in 2006.

7.	Notes Payable

As at December 31, 2005, the Company had notes payable outstanding of $2,808,427 (RMB 22.7 million). These notes did not bear any interest and had maturity dates ranging from three to six months. They were secured by deposits made by the Company to the bank of $2,374,645 (RMB 19.1 million).

FII-14

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

8.	Common Stock

Authorized
Unlimited	Common shares, without par value
Issued
		2006	2005
200,000	Common shares	$25,713	$-

9.	Paid-in Capital

The paid-in capital represents amounts invested into the subsidiaries by the shareholders prior to the incorporation of the Company. During the year, 100% of the ownership of the subsidiaries was transferred to the Company, in exchange for a related party note payable (note 4) and 200,000 common shares of the Company (note 8).

10.	Retained Earnings

Under the laws of PRC, all wholly-owned foreign investment entities have to set aside a portion of their net income each year as a general reserve fund until the fund has reached 50% of the entity's paid in capital. The Company is also required to set aside a portion of net income as an expansion fund. These funds are allowed to be distributed to shareholders at the time of winding up. The fund accumulated by the Company as at December 31, 2006 was $1,463,427 (2005 - $715,182 and 2004 - $252,580).

11.	Income Taxes

The subsidiaries are governed by the Income Tax Laws of the PRC concerning Foreign Investment Enterprises and various local income tax laws. Pursuant to the relevant laws and regulations in the PRC, Gaoke and Design are subject to income tax at an effective rate of 33% and 27%, respectively, on income as reported in their statutory financial statements.

Each subsidiary maintains a December 31 year end for tax purposes. Gaoke became a Foreign Investment Enterprise in August 2006 and may be entitled to a full exemption from PRC income tax for two years starting from the year ended December 31, 2007 and a 50% exemption from PRC income tax for three years starting the year ending December 31, 2009. The Company's status for tax purposes is to be confirmed by Chinese tax authorities.

FII-15

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

11.	Income Taxes - continued

Reconciliations of consolidated corporate income taxes at statutory rates and the Company's effective income tax expense for the years ended December 31 are as follows:

	2006	2005	2004
Income before provision for income taxes	$10,724,972	$6,615,357	$3,637,626
Income taxes at statutory rate	$3,539,241	$2,183,068	$1,200,417
Temporary differences and other	(187,916)	640,653	(608,913)
Provision for income taxes - current	$3,351,325	$2,823,721	$591,504

The significant components of future tax liabilities at December 31 are as follows:

	2006	2005
Creation of temporary differences with respect to revenue recognition and the timing of the deductibility of certain expenses	$465,408	$131,625
Effect of tax exemption for periods during which temporary differences will reverse	(465,408)	-
Future tax liability	$-	$131,625

12.	Commitments and Contingencies

i)	At December 31, 2006, the Company was committed to operating lease payments payable semi-annually for a rental property expiring in June 2008 in the following amounts:

2007	$58,933
2008	29,466
$88,399

ii)
The Company is committed to purchase approximately $19.1 million (RMB 149.4 million) of raw materials from its suppliers during 2007. Included in prepayments, deposits and other receivables are payments of $18.7M (RMB 145.6 million) to be applied against these commitments.

iii)
The Company entered into various construction contracts which typically range from 12 to 18 months. The total commitment remaining as at December 31, 2006 was approximately $57.6 million (RMB 449.3 million). Included in prepayments, deposits and other receivables are payments of $691,663 (RMB 5.4 million) to be applied against these commitments.

iv)
Subsequent to year end, the Company was involved in a claim filed against them by one of their suppliers in the amount of $78,224 (RMB 595,000). The Company was unsuccessful in their defense but is planning to appeal the case. The full balance of the amount claimed was accrued at December 31, 2006. A second claim against the Company was subsequently dropped as a result of the outcome of the case.

FII-16

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

13.	Financial Instruments

Fair value

The carrying amount of accounts receivable, prepayments, deposits, other receivables, accounts payable and accrued liabilities, customer deposits and income taxes payable approximates their fair value because of the short-term maturities of these items. The fair value of the related party note payable approximates fair value as the note has been discounted at a rate approximating the Company's borrowing rate. The carrying amounts of other related party assets and liabilities approximate their fair value because of the short maturities of those instruments.

Credit risk

Under PRC business custom, the Company is required to pay deposits on most of their purchases and demands deposits on most of their sales. Consequently, exposure to credit risk is limited accordingly.

Currency risk

The Company is exposed to currency risk as the Company's business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses United States dollars as its reporting currency. Unfavorable changes in the exchange rate between RMB and United States dollars may result in a material effect on the cumulative translation adjustment recorded as a charge in shareholder's equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

FII-17

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

13.	Financial Instruments - continued

Currency risk - continued

In addition, the RMB is not a freely convertible currency. The Company's subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

14.	Economic Dependence

During 2006, six customers individually comprised 24%, 23%, 15%, 14%, 12% and 11% of revenue, respectively; one contractor individually accounted for 15% of total cost of sales, respectively; and three suppliers individually accounted for 56%, 19% and 16% of total purchases, respectively. At December 31, 2006, five customers individually represented 31%, 25%, 15%, 15% and 12% of total accounts receivable.

During 2005, four customers individually comprised 32%, 28%, 18% and 18% of revenue, respectively; two contractors accounted for 15% and 12% of total cost of sales, respectively, and two suppliers individually accounted for 56% and 35% of total purchases, respectively. At December 31, 2005, five customers individually represented 37%, 22%, 17%, 16% and 12% of total accounts receivable.

During 2004, five customers individually comprised 22%, 19%, 18%, 18% and 13% of revenue, respectively; one contractor accounted for 25% of total cost of sales; and two suppliers individually accounted for 60% and 27% of total purchases, respectively.

FII-18

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

15.	Segmented Information

The Company has two operating segments, Construction and Design. The Construction segment is responsible for the construction of new energy or renewable power-stations and Micro-Power Networks. The Design segment provides design services for electric plants. All of Company's assets and operations are located in PRC.

Segmented information (in thousands):

	Construction	Design	Total
December 31, 2006
Revenue	$98,613	$92	$98,705
Interest expense, net	$237	$-	$237
Depreciation	$176	$25	$201
Net income (loss)	$7,518	$(7)	$7,511
Total assets	$37,718	$239	$37,957
Property, plant and equipment	$1,862	$186	$2,048
Total capital expenditures	$21	$5	$26
December 31, 2005
Revenue	$75,435	$17	$75,452
Interest expense, net	$18	$-	$18
Depreciation	$518	$25	$543
Net income (loss)	$4,392	$(14)	$4,378
Total assets	$29,518	$326	$29,844
Property, plant and equipment	$5,492	$182	$5,674
Total capital expenditures	$553	$26	$579
December 31, 2004
Revenue	$40,453	$-	$40,453
Interest expense, net	$1	$-	$1
Depreciation	$350	$20	$370
Net income (loss)	$2,514	$31	$2,545
Total assets	$21,973	$342	$22,315
Property, plant and equipment	$6,760	$174	$6,934
Total capital expenditures	$3,792	$17	$3,809

FII-19

Head Dragon Holdings Limited

Notes to Consolidated Financial Statements
December 31, 2006
(in United States dollars)

16.	Subsequent Events

On April 14, 2007, Chardan South China Acquisition Corp ("Chardan") entered into a stock purchase agreement to acquire all of the issued and outstanding ordinary shares of the Company and its subsidiaries. However, there remain several conditions to the closing of the transaction to acquire the Company, which require approval by Chardan's stockholders. The transaction is expected to be consummated in the third quarter of 2007.
In May 2007 the sole shareholder of the Company acquired an additional 12,800,000 Common shares of the Company in exchange for $2,300,000.

In May 2007 the Company engaged in a debt and equity financing in which it received gross proceeds of $15,600,000 from 17 private investors in exchange for issuing promissory notes totaling $15,000,000 and 650,000 shares of Series A Convertible Preferred Stock. The notes bear interest at the rate of 10% per annum, payable annually or upon repayment, and they are payable in full no later than August 8, 2008. The debt evidenced by the notes is secured by a pledge of 6,313,000 shares of the Company's common stock by the owner of all of the Company's issued and outstanding common stock. Each share of the Series A Convertible Preferred Stock is convertible into 1 share of the Company's common stock.

Deposits of $51,650 (RMB 400,360) were made to a promoter for consulting services related to having the Company listed on a Canadian stock exchange. However, the Company never achieved the listing and the agreement between the Company and the promoter expired. The amount of the prepayments were expensed in 2007. It is anticipated that further compensation will be paid to the promoter for consulting services performed to the expiration of the agreement including a cash settlement and future share purchase options. The Company has accrued $200,000 Canadian funds as an estimate of the cash settlement. The number and terms of the share purchase options has not been determined and therefore no value can be provided for the option.

FII-20

Head Dragon Holdings Limited and Subsidiaries
Unaudited Interim Consolidated Balance Sheets
(in United States dollars)

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)

Assets
Current assets
Cash and cash equivalents	$9,268,745	$8,517,082
Accounts receivable, net of allowance for doubtful accounts
of $Nil (2006 - $Nil)	9,630,504	5,451,566
Costs and estimated earnings in excess of billings on uncompleted contracts	-	812,623
Prepayments, deposits and other receivables (note 3)	18,926,583	21,045,429
Inventory	38,189	15,956
Due from related parties (note 4)	120,784	65,904

	37,984,805	35,908,560
Property, plant and equipment, net (note 5)	2,029,645	2,048,387

Total assets	$40,014,450	$37,956,947

Liabilities and Stockholder's Equity
Current liabilities
Bank loans (note 6)	$906,500	$896,800
Accounts payable and accrued liabilities	8,574,786	5,404,744
Customer deposits	5,021,377	9,245,625
Due to related party (note 4)	4,934	8,761
Income and business taxes payable	4,102,085	3,086,950
Billings in excess of costs and estimated earnings on
uncompleted contracts	591,167	-
Related party note payable (note 4)	7,287,837	7,300,520

	26,488,686	25,943,400

Minority interest	138,992	217,049

Commitments and contingencies (note 8 and 10)
Stockholder's equity
Common stock, unlimited common shares authorized without
par value, 200,000	25,713	25,713
Contributed surplus	640,564	640,564
Accumulated other comprehensive income	464,331	473,902
Retained earnings (note 8)	12,256,164	10,656,319

	13,386,772	11,796,498

Total liabilities and stockholder's equity	$40,014,450	$37,956,947

The accompanying notes are an integral part of these consolidated financial statements.

FII-21

Head Dragon Holdings Limited and Subsidiaries
Unaudited Interim Consolidated Statements of Operations
for the three month periods ended March 31, 2007 and 2006
(in United States dollar)

	2007	2006

Revenue	$17,482,274	$3,594,125
Cost of sales and business taxes (note 5)	15,052,446	3,223,538

Gross profit	2,429,828	370,587

Expenses
General and administrative expenses (note5)	525,763	350,404

	525,763	350,404

Income from operations	1,904,065	20,183
Other income (expense)
Finance costs (note 4)	(134,323)	(5,453)
Interest income	24,431	-
Other expense (note 10)	225,346	-

Income before provision for income taxes and
minority interest	1,568,827	14,730
Provision for income taxes (note 9)	-	-

Income before minority interest	1,568,827	14,730
Minority interest in subsidiary loss	31,018	31,233

Net income	$1,599,845	$45,963

The accompanying notes are an integral part of these consolidated financial statements.

FII-22

Head Dragon Holdings Limited and Subsidiaries
Unaudited Interim Consolidated Statement of Stockholder's Equity
(in United States dollar)

	Common Stock		Contributed	Paid-in	Accumulated Other Comprehensive	Retained
	Shares	Value	Surplus	Capital	Income (Loss)	Earnings	Total
Balance, December 31, 2005	$-	$-	$71,615	$7,248,462	$312,035	$8,164,437	$15,796,549
Common stock issued for in
exchange of paid in capital	200,000	25,713	-	(7,248,462)	-	-	(7,222,749)
Fair value adjustment on related
party note payable (note 4)	-	-	568,949	-	-	-	568,949
Foreign currency translation
adjustment	-	-	-	-	161,867	-	161,867
Net income	-	-	-	-	-	7,510,500	7,510,500
Dividends paid	-	-	-	-	-	(5,018,618)	(5,018,618)
Balance, December 31, 2006	200,000	25,713	640,564	-	473,902	10,656,319	11,796,498
Foreign currency translation
adjustment	-	-	-	-	(9,571)	-	(9,571)
Net income	-	-	-	-	-	1,599,845	1,599,845
Balance, March 31, 2007	200,000	$25,713	$640,564	$-	$464,331	$12,256,164	$13,386,772

The accompanying notes are an integral part of these consolidated financial statements.

FII-23

Head Dragon Holdings Limited and Subsidiaries
Unaudited Interim Consolidated Statements of Cash Flows
for the three month periods ended March 31, 2007 and 2006
(in United States dollars)

	2007	2006

Cash flows from operating activities
Net income	$1,599,845	$45,963
Adjustments to reconcile net income to cash provided by
(used in) operating activities:
Amortization	33,509	35,918
Amortization of discount on promissory note	119,084	-
Minority interest	(78,057)	(27,859)
Changes in operating assets and liabilities
Accounts receivable	(4,104,385)	1,832,908
Costs and estimated earnings in excess of billings on uncompleted contracts	818,304	813,278
Prepayments, deposits and other receivables	2,337,593	(5,296,002)
Inventory	(21,977)	(3,482,453)
Accounts payable and accrued liabilities	3,099,811	(1,581,317)
Customer deposits	(4,307,885)	10,443,866
Due to (from) related parties	(57,870)	169,688
Income and business taxes payable	978,032	115,328
Billings in excess of costs and estimated earnings on uncompleted contracts	588,930	1,126,387

Net cash provided by (used in) operating activities	1,004,934	4,195,705

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	7,233	3,747,503

Net cash provided by (used in) investing activities	7,233	3,747,503

Cash flows from financing activities
Repayments of notes payable	-	(2,919,061)
Repayments of bank loans	-	(515,280)
Proceeds from related party notes payable	-	1,942,831
Repayments of related party notes payable	(210,382)	-
Payment of dividends	-	(5,152,800)

Net cash flows provided by (used in) financing activities	(210,382)	(6,644,310)

Effect of exchange rate changes	(50,122)	10,469

Net increase in cash and cash equivalents	751,663	1,309,367

Cash and cash equivalents, beginning	8,517,082	299,966

Cash and cash equivalents, ending	$9,268,745	$1,609,333

The accompanying notes are an integral part of these consolidated financial statements.

FII-24

Head Dragon Holdings Limited and Subsidiaries
Unaudited Interim Consolidated Statements of Cash Flows - Continued
for the three month periods ended March 31, 2007 and 2006
(in United States dollars)

	2007	2006

Supplemental disclosure of cash flow information
Interest paid	$15,239	$5,453
Interest received	$24,431	$-

The accompanying notes are an integral part of these consolidated financial statements.

FII-25

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

1.      Nature of Operations and Basis of Presentation

Head Dragon Holdings Limited (the "Company" or "Head Dragon") was incorporated in June 2006 in Hong Kong to hold 100% of Liaoning Gaoke Energy Group Company Limited ("Gaoke"), which holds 51% of Liaoning High-Tech Energy Saving and Thermoelectricity Design Research Institute ("Design") (collectively, the "Subsidiaries"). Prior to the incorporation of the Company, Gaoke was controlled by the sole shareholder of the Company. The sole shareholder of the Company also holds a 36% interest in Design (note 4).

The Subsidiaries, which were incorporated in the Peoples' Republic of China ("PRC") as Foreign Investment Enterprises, are engaged in the design and construction of new energy or renewable energy power-stations and Micro-Power Networks.

2.      Summary of Significant Accounting Policies

Presentation of Interim Information

The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC") and should be read in conjunction with our annual financial statements for the year ended December 31, 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures are adequate to make the information presented not misleading. Further, the condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at March 31, 2007 and the results of our operations and cash flows for the periods presented. The December 31, 2006 condensed balance sheet data was derived from audited condensed consolidated financial statements, but does not necessarily include all disclosures required by accounting principles generally accepted in the United States of America.

Principle of consolidation

These consolidated financial statements include the accounts of the Company its wholly-owned subsidiary, Gaoke, and 51% owned subsidiary, Design. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash is comprised of cash on hand. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Accounts receivable

Trade accounts receivable are stated at original invoice amount less allowance made for doubtful receivables based on a review of all outstanding amounts at the period end. An allowance for doubtful receivables is made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified.

FII-26

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

2.      Summary of Significant Accounting Policies - continued

Inventory

Inventory consists solely of raw materials which are stated at lower of acquisition cost or net realizable value. Obsolete and slow-moving items are written down to values which reflect their realizable values.

Land use rights

Land use rights are recorded at cost and are amortized over 35 years using the straight-line method, which is approximately the remaining term of the land use right set by the Chinese government.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets with a residual value of between 0% to 10%. The estimated useful lives are as follows:

Building and land use rights	-	35 years
Machinery and equipment	-	6 - 14 years
Vehicles	-	6 years
Office equipment	-	8 years
Computer software	-	10 years

Maintenance and repair expenditures, which do not improve or extend an assets' productive life, are expensed when incurred.

Impairment of long-lived assets

Long-lived assets held for use are reviewed for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. When the carrying value is not recoverable from future cash flows on an undiscounted basis and the carrying value exceeds the assets' fair value, an impairment loss is recorded for the excess of carrying value over fair value.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on income tax assets and liabilities is reflected in operations in the period in which the change occurs. Valuation allowances are established when necessary to reduce future tax assets to the amount expected to be realized.

FII-27

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

2.      Summary of Significant Accounting Policies - continued

Foreign currency translation

On July 21, 2005, the People's Bank of China announced an upward adjustment in the Renminbi ("RMB") exchange rate against the U.S. dollar of 2%. The exchange rate of the RMB will be valued against a number of currencies, rather than just exclusively to the United States dollar.

The functional currency of the Company is the Chinese Renminbi, however, the Company reports in U.S. dollars. The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". All asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred. Statements of Operations amounts have been translated using the average exchange rate for the year. At March 31, 2007, the revenues and expenses of the Company maintained in Renminbi translated to U.S. dollars at US$1.00 = RMB 7.75 and the assets and liabilities of the Company maintained in Renminbi translated to U.S. dollars at US$1.00 = RMB 7.72. The foreign currency translation adjustment of $462,576 has been reported as comprehensive income in the consolidated statement of stockholder's equity and comprehensive income.

Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into U.S. dollars at that rate or any other rate.

Substantially all our revenue and expenses are denominated in RMB. Our RMB cash inflows are sufficient to service our RMB expenditures. For financial reporting purposes, we use U.S. dollars. The value of the RMB against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. Any significant revaluation of RMB may materially affect our financial condition in terms of U.S. dollar reporting.

Revenue recognition

The Company derives its revenue primarily from contracts for the design and manufacture of new energy or renewable energy power-stations and Micro-Power Networks which may require several months to complete. Revenue on these contracts is recognized using the percentage of completion method of accounting, provided that sufficient progress has been made on the contracts such that costs to complete the contracts can be reasonably estimated.

The percentage of completion is measured by the percentage of costs incurred to date to the estimated total direct costs. Direct costs include, among other things, direct labor, equipment rent, subcontracting, direct materials and direct overhead incurred only after the receipt of a contract. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. When it is probable that total contract costs will exceed total contract revenue, the resultant loss is recognized in full immediately, without reference to the percentage of completion. Revision contract revenue, contract costs and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

FII-28

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

2.      Summary of Significant Accounting Policies - continued

Revenue recognition - continued

Claims for additional contract revenue are recognized only to the extent that contract costs relating to the claim have been incurred and evidence provides a legal basis for the claim. Total claim amounts reported by the Company are approximate and are subject to revision as final documentation, resolution of issues, settlements progress and/or payments are received.

A common and customary practice in construction contracts is the owner's withholding of a portion of the contract in the form of retention. Retention practices vary from contract to contract, but in general retention at a rate of 5% is withheld from each progress payment by the owner and then paid upon satisfactory completion of the contract. Contract proceeds comprising retention are included in the Company's balance sheet in accounts receivable.

The Company believes that all retention amounts currently being held by the owners on the contracts will be paid in full in accordance with the contract terms. Therefore, no allowance has been made to reduce the receivables due from the retention on the disputed contracts.

The Company typically provides its customers with a limited warranty of approximately one year on the equipment it manufactures. Based on its experience, the warranty claims are in turn satisfied by the Company's subcontractors with no material expenditures required on behalf of the Company. No allowance has been provided for claims under the Company's warranty provisions.

Advertising and marketing

Advertising and marketing costs are expensed in the period incurred. Advertising and marketing costs expensed in the three months end March 31, 2007 amounted to $NIL (2006 - $NIL) and were included in general and administrative expenses.

Research and development costs

Research and development costs are expensed as incurred. Research and development costs expensed in the three months end March 31, 2007 amounted to $937 (2006 - $1,894) and were included in general and administrative expenses.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            New accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

FII-29

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

2.      Summary of Significant Accounting Policies - continued

New accounting pronouncements - continued

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not currently maintain a pension or other postretirement plan, and therefore, does not expect this standard to have any impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. Effective December 31, 2006, the Company adopted SAB108 which did not have a material effect on its consolidated financial statements.

FII-30

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

3.      Prepayments, Deposits and Other Receivables

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Prepayment for raw materials and construction	$17,324,074	19,345,746
Advances to projects and employees for raw materials	1,212,494	1,198,427
Advances to third parties	151,515	149,894
Other deposits and prepayments	238,500	351,362
	$18,926,583	$21,045,429

The Company is required to pay substantial advances to major suppliers and similarly receives substantial deposits from its customers in accordance with common business practices in the PRC. In addition, a significant number of transactions are conducted in cash. Consequently, it is necessary to provide substantial cash sums to employees on job sites, warehouses, and elsewhere to transact business in the local custom.

4.      Related Party Balances and Transactions

Related party balances and transactions consisted of the following at:

	March 31, 2007 (unaudited)	December 31, 2006 (audited)
Amount due from:
Shareholder of the Company	$57,681	$39,099
Liaoning High-Tech Energy Group Electrical Supplies Ltd.
("Electrical")	63,103	26,805
	$120,784	$65,904
Amount due to:
Liaoning High-Tech Furnace Insulation and
Anti-Corrosion Engineering Ltd. ("Furnace")	$4,934	$8,761
Related party note payable	$7,287,837	$7,300,520

Furnace and Electrical are related to the Company by common ownership. All amounts are non-interest bearing with no fixed terms of repayment.

FII-31

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

4.      Related Party Balances and Transactions

During 2006, Head Dragon issued 200,000 common shares valued at $25,713 and issued a note payable with a principal value of $7,660,548 to the owner of Gaoke in exchange for the paid in capital of Gaoke. The related party note payable is unsecured, non-interest bearing with no fixed terms of repayment. The Company discounted the related party note payable by using the discounted present value method at a rate of 6.7% and an expected term of repayment of 1.2 years. The related party note payable was present valued at $7,091,599 and the discount to included in contributed surplus was calculated as $568,949. For the three months period ended March 31, 2007, accretion of the discount of $119,084 (March 31, 2006 - $NIL) was included in finance costs.

During 2006, the sole shareholder of the Company acquired a 36% interest in Design. As a result, a portion of the minority interest is attributable to the shareholder.

5.      Property, Plant and Equipment

Property, plant and equipment consisted of the following at:
	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Building and land use rights	$1,427,355	$1,412,084
Machinery and equipment	306,690	303,408
Vehicles	161,706	465,900
Office equipment	470,940	158,836
Computer software	26,781	26,494
	2,393,472	2,366,722
Less: Accumulated depreciation	363,827	318,335
	$2,029,645	$2,048,387

Depreciation expense for the three months period ended March 31, 2007 was $33,509 (March 31, 2006 - $35,918) of which $2,983 (March 31, 2006 - $NIL) was included in cost of sales and $36,361 (March 31, 2006 - $35,918) in general and administrative expenses.

Private ownership of land is not allowed in Mainland China. Rather, entities acquire the right to use land for a designated term. As of March 31, 2007, the land use right acquired upon acquisition of the building had a remaining life of 35 years expiring on January 1, 2043.

6.      Bank Loans

As at March 31, 2007, the Company had one short-term bank loan outstanding totaling $906,500 (2006 - $896,800) (RMB 7 million) for working capital purposes. The loan bears interest at a fixed rate of 6.732% per annum, is secured by the Company's building and land use rights and matures on December 13, 2007.

FII-32

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

7.     Common Stock

    Authorized
Unlimited Common shares, without par value
Issued
	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
200,000 Common shares	$25,713	$25,713

8.      Retained Earnings

Under the laws of PRC, all wholly-owned foreign investment entities have to set aside a portion of their net income each year as a general reserve fund until the fund has reached 50% of the entity's paid in capital. The Company is also required to set aside a portion of net income as an expansion fund. These funds are allowed to be distributed to shareholders at the time of winding up. The fund accumulated by the Company as at March 31, 2007 was $2,349,181.

9.      Income Taxes

Prior to August, 2006, the Company's subsidiaries, Gaoke and Design, were governed by the Income Tax Laws of the PRC and was subject to income taxes at effective rates of 33% and 27%, respectively, on income as reported in their statutory financial statements without any tax exemption.

The subsidiaries of the Company, maintain a December 31 year end for tax purposes. In August 2006 the subsidiaries became Foreign Investment Enterprises which may entitle them to a full exemption from PRC income tax for two years starting from the year ended December 31, 2007 and a 50% exemption from PRC income tax for three years starting with the year ending December 31, 2009. The Company's status for tax purposes has yet to be confirmed by the Chinese tax authorities. However, the Company believes that they will quality for such exemption.

On March 16, 2007, the National People's Congress of China passed "The Law of the People's Republic of China on Enterprise Income Tax" (the "Enterprise Income Tax Law"). The Enterprise Income Tax Law will become effective on January 1, 2008. This new law eliminated the existing preferential tax treatment that is available to the foreign invested enterprises ("FIEs") but provides grandfathering of the preferential tax treatment currently enjoyed by the FIEs. Under the new law, both domestic companies and FIEs are subject to a unified income tax rate of 25%. The subsidiaries may be able to preserve its tax holiday under the grandfathering provisions in the Enterprise Income Tax Law.

Providing the Company qualifies for and is granted the existing preferential treatment as an FIE prior to January 1, 2008, it will fall under the grandfathering provisions based on the Company's interpretation of the Enterprise Income Tax Law. Consequently, no provision for income taxes have been provided for in these financial statements.

FII-33

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

9.      Income Taxes - continued

The Company, through its subsidiaries, conducts a substantial amount of its business in China. China currently has a number of laws related to various taxes imposed by both federal and regional government authorities. Applicable taxes include value added tax, corporate income tax, payroll (social) taxes and others. Laws related to these taxes have not been in force for a significant period, in contrast to more developed economies. The implementing of regulations is often unclear and/or regulations are non-existent. Different opinions regarding legal interpretation often exist both among government ministries and organizations; thus creating uncertainties and areas of conflict. The tax uncertainties may also expand where the Company has business connections with foreign jurisdictions based on application and interpretation of tax treaties with applicable tax laws of the foreign jurisdictions.

The risk remains that the relevant authorities could take differing positions with regard to interpretive issues and the effect could be significant. The fact that a year has been reviewed does not close that year, or any tax declaration applicable to that year, from further review.

Reconciliations of consolidated corporate income taxes at statutory rates and the Company's effective income tax expense are as follows for the three month periods ended March 31, 2007 and 2006:

	2007	2006
Income before provision for income taxes
and minority interest	$1,568,827	$14,730

Income taxes at statutory rate	$517,713	$4,861

Temporary differences and other	60,187	(4,403)

Effect of tax exemption	(577,900)	-

Provision for income taxes - current	$-	$458

The significant components of future tax liabilities are as follows:

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Creation of temporary differences with respect to revenue
recognition and the timing of the deductibility of
certain expenses	$210,800	$269,600
Effect of tax exemption for periods during which
temporary differences will reverse	(210,800)	(269,600)
Future tax liability	$-	$-

FII-34

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

10.    Commitments and Contingencies

    Commitments

i)	At March 31, 2007, the Company was committed to operating lease payments payable semi-annually for a rental property expiring in June 2008 in the following amounts:

2007	$116,167
2008	14,893
$131,060

ii)
The Company is committed to purchase approximately $16.8 million (RMB 129.8 million) of raw materials from its suppliers during 2007. Included in prepayments, deposits and other receivables are payments of $16.4 million (RMB 126.5 million) to be applied against these commitments.

iii)
The Company entered into various construction contracts which typically range from 12 to 18 months. The total commitment remaining as at March 31, 2007 was approximately $51.4 million (RMB 396.5 million). Included in prepayments, deposits and other receivables are payments of $939,090 (RMB 7.3 million) to be applied against these commitments.

   Contingencies

i)
In the normal course of its business activities, the Company is a party to legal proceedings. The Company believes that the nature of these proceedings (which generally relate to disputes between the Company and its subcontractors, material suppliers or customers regarding payment for work performed or materials supplied) are typical for a construction firm of its size and scope, and no pending proceedings are deemed to be materially detrimental.

The Company is involved in a claim filed against them by one of their suppliers in the amount of $77,053 (RMB 595,000). The Company was unsuccessful in their defense but is planning to appeal the case. The full balance of the amount claimed was accrued at March 31, 2007. A second claim against the Company was subsequently dropped as a result of the outcome of the case.

ii)
Deposits of $51,650 (RMB 400,360) were made to a promoter for consulting services related to having the Company listed on a Canadian stock exchange. However, the Company never achieved the listing and the agreement between the Company and the promoter expired. The amount of the prepayments were expensed in the current period. It is anticipated that further compensation will be paid to the promoter for consulting services performed to the expiration of the agreement including a cash settlement and future share purchase options. The Company has accrued $200,000 Canadian funds as an estimate of the cash settlement. The number and terms of the share purchase options has not been determined and therefore no value can be provided for the option.

FII-35

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

11.    Financial Instruments

Fair value

The carrying amount of accounts receivable, prepayments, deposits, other receivables, accounts payable and accrued liabilities, customer deposits and income taxes payable approximates their fair value because of the short-term maturities of these items. The fair value of the related party note payable approximates fair value as the note has been discounted at a rate approximating the Company's borrowing rate. The carrying amounts of other related party assets and liabilities approximate their fair value because of the short maturities of those instruments.

Credit risk

Under PRC business custom, the Company is required to pay deposits on most of their purchases and demands deposits on most of their sales. Consequently, exposure to credit risk is limited accordingly.

Currency risk

The Company is exposed to currency risk as the Company's business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses United States dollars as its reporting currency. Unfavorable changes in the exchange rate between RMB and United States dollars may result in a material effect on the cumulative translation adjustment recorded as a charge in shareholder's equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. The Company's subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

12.    Economic Dependence

During the three months period ended March 31, 2007, four customers individually comprised 44%, 26%, 18%, and 12% of revenue, respectively; two contractors accounted for 50% and 30% of total cost of sales, respectively; and two suppliers individually accounted for 83% and 17% of total purchases, respectively. At March 31, 2007, two customers individually represented 37% and 14% of total accounts receivable.

FII-36

Head Dragon Holdings Limited and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements
March 31, 2007
(in United States dollars)

13.    Segmented Information

The Company has two operating segments, Construction and Design. The Construction segment is responsible for the construction of new energy or renewable power-stations and Micro-Power Networks. The Design segment provides design services for electric plants. All of Company's assets and operations are located in PRC.

Segmented information (in thousands):
	Construction	Design	Total
March 31, 2007 (Unaudited)
Revenue	$17,470	$12	$17,482
Interest expense, net	$134	$-	$134
Depreciation	$33	$1	$34
Net income (loss)	$1,632	$(63)	$1,569
Total assets	$39,557	$457	$40,014
Property, plant and equipment	$1,851	$179	$2,030
Total capital expenditures	$1	$-	$1

14.    Subsequent Events

On April 14, 2007, Chardan South China Acquisition Corp ("Chardan") entered into a stock purchase agreement to acquire all of the issued and outstanding ordinary shares of the Company and its subsidiaries. However, there remain several conditions to the closing of the transaction to acquire the Company, which require approval by Chardan's stockholders. The transaction is expected to be consummated in the third quarter of 2007.

In May 2007 the sole shareholder of the Company acquired an additional 12,800,000 Common shares of the Company in exchange for $2,300,000.

In May 2007 the Company engaged in a debt and equity financing in which it received gross proceeds of $15,600,000 from 17 private investors in exchange for issuing promissory notes totaling $15,000,000 and 650,000 shares of Series A Convertible Preferred Stock. The notes bear interest at the rate of 10% per annum, payable annually or upon repayment, and they are payable in full no later than August 8, 2008. The debt evidenced by the notes is secured by a pledge of 6,313,000 shares of the Company's common stock by the owner of all of the Company's issued and outstanding common stock. Each share of the Series A Convertible Preferred Stock is convertible into 1 share of the Company's common stock.

FII-37

Annex A

STOCK PURCHASE AGREEMENT

Page

Article I	THE HEAD DRAGON STOCK PURCHASE	2

1.1	Purchase and Sale	2
1.2	Purchase Price	2
1.3	Earn-Out Agreement	2

Article II	THE CLOSING	3

2.1	The Closing	3
2.2	Deliveries	3
2.3	Additional Agreements	3
2.4	Further Assurances	3

Article III	REPRESENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDER AND THE BUSINESS	4

3.1	Stock Ownership; Subsidiaries	4
3.2	Organization of Head Dragon and the Subsidiaries	5
3.3	Authority and Corporate Action; No Conflict	5
3.4	Consents and Approvals	6
3.5	Licenses, Permits, Etc	6
3.6	Taxes, Tax Returns and Audits	6
3.7	Compliance with Law	7
3.8	Litigation	7
3.9	Records	7
3.10	Financial Statements	7
3.11	No Undisclosed Liabilities	8
3.12	Accounts Receivable	8
3.13	Inventory	8
3.14	Real Property	8
3.15	Certain Personal Property	9
3.16	Non-Real Estate Leases	9
3.17	Contracts, Obligations and Commitments	10
3.18	Intellectual Property Rights	11
3.19	Title to and Condition of Assets	12
3.20	Absence of Certain Changes	13
3.21	Employee Plans; Labor Matters	14
3.22	No Illegal or Improper Transactions	15
3.23	Related Transactions	15
3.24	Insurance	15
3.25	Acquisition of CETL Stock	15
3.26	Brokers	16
3.27	Disclosure	16
3.28	Survival of Representations and Warranties	16

i

(continued)

Article IV	REPRESENTATIONS AND WARRANTIES OF CSCAC	17

4.1	Organization	17
4.2	Capitalization	17
4.3	Authority and Corporate Action; No Conflict	18
4.4	Consents and Approvals	18
4.5	Valid Issuance of CETL Stock	19
4.6	Financial Statements	19
4.7	SEC Reports	19
4.8	Trust Fund	19
4.9	No Undisclosed Liabilities	19
4.10	Absence of Certain Changes	20
4.11	Compliance with Law	20
4.12	Litigation	21
4.13	Brokers	21
4.14	Records	21
4.15	Disclosure	21
4.16	Survival of Representations and Warranties	21

Article V	COVENANTS REGARDING HEAD DRAGON AND THE STOCKHOLDER	21

5.1	Conduct of the Business	21
5.2	Access to Information	23
5.3	Insurance	23
5.4	Protection of Confidential Information; Non-Competition	23
5.5	Post-Closing Assurances	25
5.6	No Other Negotiations	25
5.7	No Securities Transactions	25
5.8	Fulfillment of Conditions	25
5.9	Disclosure of Certain Matters	25
5.10	Regulatory and Other Authorizations; Notices and Consents	26
5.11	Use of Intellectual Property	26
5.12	Related Tax	26
5.13	Head Dragon Proxy Information	26
5.14	Interim Financial Information	27

Article VI	COVENANTS OF CSCAC	27

6.1	Conduct of the Business	27
6.2	Stockholder Meeting	28
6.3	Fulfillment of Conditions	29
6.4	Disclosure of Certain Matters	29
6.5	CETL Incorporation	29
6.6	Post-Closing Assurances	29
6.7	Regulatory and Other Authorizations; Notices and Consents	29
6.8	Books and Records	30

(continued)

6.9	Nasdaq Listing	30

Article VII	ADDITIONAL COVENANTS OF THE PARTIES	30

7.1	Other Information	30
7.2	Mail Received After Closing	30
7.3	Further Action	31
7.4	Schedules	31
7.5	Execution of Agreements	31
7.6	Confidentiality	31
7.7	Public Announcements	32
7.8	Board of CETL	32
7.9	Stock Option Pool	32

Article VIII	CONDITIONS TO CLOSING	33

8.1	Conditions to Each Party’s Obligations	33
8.2	Conditions to Obligations of the Stockholder	33
8.3	Conditions to Obligations of CSCAC	35

Article IX	INDEMNIFICATION	36

9.1	Indemnification by the Stockholder	36
9.2	Indemnification by CSCAC	36
9.3	Notice, Etc	37
9.4	Limitations	37
9.5	Adjustment to Purchase Price; Setoff	38
9.6	Claims on behalf or in right of CSCAC and CETL	38
9.7	No Claim Against Trust Fund	38

Article X	TERMINATION AND ABANDONMENT	38

10.1	Methods of Termination	38
10.2	Effect of Termination	40

Article XI	DEFINITIONS	40

11.1	Certain Defined Terms	40

Article XII	GENERAL PROVISIONS	43

12.1	Expenses	43
12.2	Notices	43
12.3	Amendment	44
12.4	Waiver	44
12.5	Headings	44
12.6	Severability	44
12.7	Entire Agreement	45
12.8	Benefit	45

(continued)

12.9	Governing Law	45
12.10	Counterparts	45
12.11	Approval of Contemporaneous Transactions	45
12.12	Regulatory Requirements	45

LIST OF EXHIBITS

Exhibit A - [Form of Employment Agreement]- [if desired]

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is entered into as of April 14, 2007 by and between CHARDAN SOUTH CHINA ACQUISITION CORPORATION, a Delaware corporation (“CSCAC”), CHINA ENERGY TECHNOLOGY LIMITED, a British Virgin Islands company (“CETL”) and a wholly owned subsidiary of CSCAC, and Lu JIN XIANG (the “Stockholder”), with respect to the following facts:

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in Article XI hereof.

WHEREAS, Head Dragon Holdings Limited, a company incorporated in Hong Kong (“Head Dragon”), through Liaoning Hi-Tech Energy Group (“Liaoning”), owns and operates in the Peoples Republic of China (“PRC”) the Business; and

WHEREAS, the Stockholder is the holder of all of the issued and outstanding ordinary shares of Head Dragon (the "Head Dragon Stock"); and

WHEREAS, concurrent with the execution of this Agreement, Head Dragon is entering into a financing transaction pursuant to which it will issue a total of 650,000 shares of preferred stock to the parties providing financing to Head Dragon; and

WHEREAS, CSCAC has formed CETL as a wholly owned subsidiary pursuant to the corporate laws of the British Virgin Islands and simultaneously with the Closing hereunder will consummate a plan of merger (“Plan of Merger”) pursuant to which CSCAC will be merged with and into CETL (the “Chardan Merger”); and

WHEREAS, subject to the terms and conditions of this Agreement, CSCAC at the Closing, shall acquire by the issuance of capital stock of CETL, all of the Head Dragon stock held by the Stockholder; and

WHEREAS, since the Business has grown rapidly in the last few years and in recognition of the various opportunities for significant growth ahead, the parties believe that the payment of the earnout specified in Section 1.3 is a fair means of adjusting the consideration payable to the Stockholder in the event that the future operating results of the Business demonstrate that the value of the business acquired was greater than the payments of CETL capital stock issuable at the Closing; and

WHEREAS, the Board of Directors of CSCAC has determined that it is advisable and in the best interests of the stockholders of CSCAC for CSCAC to enter into this Stock Purchase Agreement and to consummate the transactions contemplated herein; and

WHEREAS, the Stockholder has determined that it is advisable and in his best interests to enter into this Stock Purchase Agreement and to consummate the transactions contemplated herein.

NOW THEREFORE, in consideration of the foregoing and the following covenants, the Parties hereby agree as follows:

ARTICLE I
THE HEAD DRAGON STOCK PURCHASE

1.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the Stockholder shall sell, transfer, assign and convey to CETL, and CETL shall purchase from the Stockholder, all of the right, title and interest of the Stockholder in and to the Head Dragon Stock.

1.2 Purchase Price. Subject to adjustment as hereinafter set forth, the aggregate purchase price (“Purchase Price”) to be paid by CETL to the Stockholder for the Head Dragon Stock shall be the following:

(i) certificates representing 13,000,000 shares of CETL’s ordinary shares, par value $0.0001 per share (“CETL Stock”), to be delivered to the Stockholder; and

(ii) any additional shares issuable by CETL as set forth in Section 1.3 below on the basis of the Net Operating Profit of CETL as provided for therein.

1.3 Earn-Out Agreement. So long as CETL, following the Closing, on a consolidated basis, achieves or exceeds the Net Operating Profit (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2007, 2008, 2009, 2010, 2011 and 2012, the Stockholder shall receive the number of shares of CETL Stock set forth below. (If the Net Operating Profit targets are not achieved or exceeded for any year, then the shares for that year will not be issued, regardless of whether CETL achieved the targets in previous years or achieves the targets in future years.) The payment of these additional shares is in exchange for the shares of Head Dragon Stock and is not contingent upon the continued employment or other relationships of the Stockholder with any entity. If the respective target is achieved or exceeded, such additional shares shall be issued within the later of (i) 90 days after the end of the respective fiscal year, or (ii) 15 days following the issuance of the audit report for CETL for such fiscal year. The value of shares payable under this Section 1.3 shall also be available for indemnification pursuant to Article IX.

Net Operating Profit Targets for 12 Months Ending
December 31 2007	December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
$14,000,000	$19,000,000	$29,000,000	$44,000,000	$63,000,000	$87,000,000

Shares Issuable Upon Achieving or Exceeding the Respective Net Operating Profit Targets
December 31 2007	December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
1,000,000	1,000,000	1,000,000	2,000,000	2,000,000	2,000,000

2

“Net Operating Profit” shall mean gross margin minus selling and administrative expenses of CETL and shall be computed by using the generally accepted accounting principles that were used for purpose of preparing the Head Dragon Financial Statements; provided, however, that the computation shall exclude any Net Operating Profits from any acquisition by CETL or its subsidiaries that involved the issuance of securities that has a dilutive effect on the holders of common stock of CETL. The computation shall be verified by CETL’s independent accountants and approved by CETL’s Audit Committee.

ARTICLE II
THE CLOSING

2.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Head Dragon Stock purchase and the other transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in Article VIII is fulfilled, at the offices of DLA Piper US LLP, 4365 Executive Drive Suite 1100, San Diego, CA 92121, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.2 Deliveries.

(a) Stockholder. At the Closing, the Stockholder will (i) assign and transfer to CETL all of its right, title and interest in and to the Head Dragon Stock by delivering to CETL the certificates representing such Head Dragon Stock, duly endorsed for transfer and free and clear of all liens, and (ii) deliver to CETL the certificates, opinions and other agreements contemplated by Article VIII hereof and the other provisions of this Agreement.

(b) CETL. At the Closing, CETL shall deliver to the Stockholder (i) the shares of CETL Stock representing the Purchase Price to which the Stockholder is entitled pursuant to Section 1.2, and (ii) the certificates, opinions and other agreements and instruments contemplated by Article VIII hereof and the other provisions of this Agreement.

2.3 Additional Agreements. At the Closing, the following agreements will have been executed and delivered (collectively, the “Transaction Documents”), the effectiveness of each of which is subject to the Closing:

(a) a Merger Agreement to become effective immediately after the closing between CSCAC and CETL, pursuant to which (i) CSCAC will merge with and into CETL (ii) all shares of CSCAC will be converted into an equal number of shares of CETL, and (iii) all rights to acquire shares of CSCAC will be converted into rights to acquire an equal number of shares of CETL on the same terms and conditions as were applicable to the rights to acquire shares of CSCAC.

2.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

3

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO THE STOCKHOLDER AND THE BUSINESS

The Stockholder represents and warrants to CSCAC and CETL that the statements contained in this Article III are true and correct, except as disclosed in a document of even date herewith and delivered by Head Dragon to CSCAC on the date hereof referring to the representations and warranties in this Agreement (the “Head Dragon Disclosure Schedule”). The Head Dragon Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any such numbered and lettered paragraph of the Head Dragon Disclosure Schedule shall qualify only the corresponding section in this Article III (except to the extent disclosure in any numbered and lettered paragraph of the Head Dragon Disclosure Schedule is specifically cross-referenced in another numbered and lettered paragraph of the Head Dragon Disclosure Schedule):

3.1 Stock Ownership; Subsidiaries.

(a) Ownership. The persons set forth in paragraph 3.1(a) of the Head Dragon Disclosure Schedule are the registered owners of all of the shares of Head Dragon Capital Stock in the amounts set forth therein. The Stockholder owns all of the Head Dragon Stock free and clear of all Liens. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire shares of Head Dragon Capital Stock from Head Dragon or from the registered owners thereof, whether or not such rights are presently exercisable. There are no disputes, arbitrations or litigation proceedings with respect to the Head Dragon capital stock.

(b) Subsidiaries. Paragraph 3.1(b) of the Head Dragon Disclosure Schedule contains a list of each company, corporation, partnership, joint venture or other entity which either (i) Head Dragon directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity, or (ii) is otherwise consolidated in the Head Dragon Financial Statements (each such entity, a "Subsidiary"). The authorized capital stock of each Subsidiary, and the registered owner of the outstanding equity interests of each Subsidiary, is set forth in paragraph 3.1(b) of the Head Dragon Disclosure Schedule. All of the outstanding shares of any Subsidiary that are held by Head Dragon directly or indirectly are validly issued, fully paid and non-assessable and are held free and clear of all Liens. There are no consignments, contracts and/or equity transfer arrangements, options, warrants or other contractual rights or arrangements outstanding which give any Person the right to acquire or control any capital stock of any Subsidiary whether or not such rights are presently exercisable. Except as indicated in the preceding sentence, there are no contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person (other than Head Dragon) the right to any asset, income, dividend, distribution, property interest or direct or beneficial interest in or from any Subsidiary.

4

(c) Minority Interests. Paragraph 3.1(c) of the Head Dragon Disclosure Schedule contains a list of (i) each company, corporation, partnership, joint venture or other entity in which Head Dragon directly or indirectly owns an equity interest but which is not a Subsidiary, and (ii) the percentage of such entity that is owned directly or indirectly by Head Dragon and the name of the person or entity that controls such entity.

3.2 Organization of Head Dragon and the Subsidiaries. Each of Head Dragon and each Subsidiary is a corporate entity duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation as set forth on paragraph 3.2 of the Head Dragon Disclosure Schedule. Each of Head Dragon and each Subsidiary is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by such entity or the nature of the business which it conducts requires qualification (which jurisdictions are listed in paragraph 3.2 of the Head Dragon Disclosure Schedule), or if not so qualified, such failure or failures, in the aggregate, would not have a material adverse effect on the Business, assets, operations, financial condition, liquidity or prospects of Head Dragon or any Subsidiary, separately and as a whole (a “Head Dragon Material Adverse Effect”). Neither Head Dragon nor any Subsidiary owns, directly or indirectly, any capital stock or any other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest, except as set forth on paragraph 3.2 of the Head Dragon Disclosure Schedule. Each of Head Dragon and each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted and as presently contemplated to be conducted.

3.3 Authority and Corporate Action; No Conflict.

(a) The Stockholder has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which he is a party and to consummate the stock purchase and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by the Board of Directors of Head Dragon to authorize the delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Head Dragon in connection with the stock purchase has been duly and validly taken. This Agreement and the Transaction Documents to which the Stockholder is a party have been duly executed and delivered by the Stockholder and constitute the valid, binding, and enforceable obligations of the Stockholder, enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, BVI and People's Republic of China.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents contemplated hereby by the Stockholder nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of Head Dragon, (B) the charter documents of any Subsidiary, or (C) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which the Stockholder, Head Dragon or any Subsidiary is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of Head Dragon or any Subsidiary; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Head Dragon or any Subsidiary is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to Head Dragon or any Subsidiary.

5

3.4 Consents and Approvals. Other than as set forth in paragraph 3.4 of the Head Dragon Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by the Stockholder does not, and the performance of this Agreement and the Transaction Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents and would not have a Head Dragon Material Adverse Effect.

3.5 Licenses, Permits, Etc. Head Dragon and each Subsidiary possess or will possess prior to the Closing all Permits necessary, in all material respects, for the ownership and operation of the Business , which necessary Permits are described or are as set forth in paragraph 3.5 of the Head Dragon Disclosure Schedule. True, complete and correct copies of Permits issued to Head Dragon or any Subsidiary have previously been delivered to CSCAC. All such Permits are in full force and effect and Head Dragon and each Subsidiary and the officers, directors and employees of Head Dragon and each Subsidiary have complied and Head Dragon and each Subsidiary will comply, and Head Dragon and each Subsidiary shall cause its respective officers, directors and employees to comply, in all material respects with all terms of such Permits and will take any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. Neither Head Dragon nor any Subsidiary is in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by either Head Dragon or any Subsidiary with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Business.

3.6 Taxes, Tax Returns and Audits. Head Dragon and each Subsidiary have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by Head Dragon and each Subsidiary with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects. All Taxes that are due from or may be asserted against Head Dragon or any Subsidiary (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Head Dragon or are being contested in good faith by appropriate proceedings. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to above which might be determined adversely to Head Dragon or any Subsidiary which could have a Head Dragon Material Adverse Effect. Neither Head Dragon nor any Subsidiary has given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes. There are no tax liens affecting Head Dragon, any Subsidiary or their respective assets which have not been satisfied or discharged by payment or concession by the relevant taxing authority. Paragraph 3.6 of the Head Dragon Disclosure Schedule sets forth an accurate and complete list of each taxing authority to which Head Dragon or any Subsidiary is required or may be required to file notices, returns or payments, with a brief description of the tax or exemption applicable to Head Dragon or the Subsidiary.

6

3.7 Compliance with Law. The business of Head Dragon and each Subsidiary has been conducted, and is now being conducted and will be conducted prior to Closing, in compliance in all material respects with all applicable Laws. Head Dragon and each Subsidiary and their respective officers, directors and employees (i) are not, and during the periods of existence of those companies were not, in violation of, or not in compliance with, in any material respect any such applicable Laws with respect to the conduct of the businesses of Head Dragon and each Subsidiary; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of Head Dragon and each Subsidiary, none is threatened, alleging that Head Dragon or any Subsidiary has violated, or not complied with, any applicable Laws.

3.8 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of Head Dragon and each Subsidiary, threatened against Head Dragon or any Subsidiary before any Governmental Authority. Neither Head Dragon, any Subsidiary nor any of their properties is subject to any order, judgment, injunction or decree. Paragraph 3.8 of the Head Dragon Disclosure Schedule sets forth a description of all threatened, withdrawn, settled or litigated claims against Head Dragon or any Subsidiary during the last three years.

3.9 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of each of Head Dragon and each Subsidiary are complete and correct in all material respects, and there have been no material transactions involving Head Dragon or any Subsidiary which are required to be set forth therein and which have not been so set forth.

3.10 Financial Condition. For the year ended December 31, 2006, Head Dragon has earned not less than $6,000,000, as will be reflected on the consolidated statements of income and source and application of funds audited by Head Dragon’s accountants and prepared in accordance with PRC GAAP reconciled to US GAAP or prepared in accordance with US GAAP.

3.11 No Undisclosed Liabilities. Head Dragon does not have any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the Head Dragon Financial Statements, (b) those incurred since December 31, 2006, in the ordinary course of business and consistent with prior practice, or (c) liabilities which individually are less than $100,000. Paragraph 3.11 of the Head Dragon Disclosure Schedule contains an accurate and complete list and description and all liabilities of Head Dragon and the Subsidiaries whether or not reflected or reserved against on the Head Dragon Financial Statements which individually exceeds US $100,000 or, if related liabilities, exceed $100,000 (or the equivalent of US $100,000).

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3.12 Accounts Receivable. The accounts receivable of Head Dragon and the Subsidiaries, both (i) as reflected on the Head Dragon Financial Statements, and (ii) created after December 31, 2006, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the Head Dragon Financial Statements, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

3.13 Inventory. The inventory of Head Dragon and the Subsidiaries consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions and (b) reserves reflected in the respective Head Dragon Financial Statements for spoiled and discontinued items.

3.14 Real Property.

(a) Paragraph 3.14 of the Head Dragon Disclosure Schedule contains an accurate and complete list and description of all real estate owned by Head Dragon or any Subsidiary as well as any other real estate that is in the possession of or leased by Head Dragon or any Subsidiary and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases under which any such Real Property is possessed (the “Real Estate Leases”). Neither Head Dragon nor any Subsidiary is in default under any of the Real Estate Leases, and neither Head Dragon nor any Subsidiary is aware of any default by any of the lessors thereunder. The use and operation of the Real Property is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, Head Dragon and each Subsidiary shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of the Business.

(b) To the best knowledge of the Stockholder, Head Dragon and each Subsidiary, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner which would have a Head Dragon Material Adverse Effect on the condition (financial or otherwise), assets, operations or results of operations of Head Dragon, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

(c) Neither Head Dragon nor any Subsidiary has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property, nor has Head Dragon nor any Subsidiary received written notice of any special assessment proceedings affecting any of the Real Property.

8

(d) To the best knowledge of the Stockholder, Head Dragon and each Subsidiary, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. To the best knowledge of the Stockholder, Head Dragon and each Subsidiary, no fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(e) All Permits, certificates, easements and rights of way, including proof of dedication, required from all governmental entities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(f) Neither Head Dragon nor any Subsidiary has received written notice and has any knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(g) No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

3.15 Certain Personal Property. Paragraph 3.15 of the Head Dragon Disclosure Schedule contains an accurate and complete list and description of the material fixed assets of Head Dragon and the Subsidiaries specifying the location of all material items of tangible personal property of Head Dragon and the Subsidiaries that were included in the Head Dragon Financial Statements.

3.16 Non-Real Estate Leases. The Head Dragon Financial Statements and paragraph 3.16 of the Head Dragon Disclosure Schedule together contain an accurate and complete list and description of all assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the Business and that are possessed by Head Dragon or any Subsidiary under an existing lease. All of such leases are referred to herein as the “Non-Real Estate Leases.” Neither Head Dragon nor any Subsidiary is in default under any of the Non-Real Estate Leases, and neither Head Dragon nor any Subsidiary is aware of any default by any of the lessors hereunder.

3.17 Contracts, Obligations and Commitments. Except as set forth in the Head Dragon Financial Statements and on paragraph 3.17 of the Head Dragon Disclosure Schedule together, other than the Real Estate Leases and the non-Real Estate Leases, neither Head Dragon nor any Subsidiary has any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $250,000 individually), including without limitation the following:

(a) Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

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(b) Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of Head Dragon or any Subsidiary or any agreement or instrument evidencing any guaranty by Head Dragon or any Subsidiary of payment or performance by any other Person;

(c) Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d) Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Head Dragon or any Subsidiary is a party or by which it is bound;

(f) Agreements which limit the freedom of Head Dragon or any Subsidiary to compete in any line of business or in any geographic area or with any Person;

(g) Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in Head Dragon or any Subsidiary;

(h) Any contract, commitment or arrangement not made in the ordinary course of business of Head Dragon or any Subsidiary; or

(i) Agreements with any Governmental Authority.

Except as set forth in paragraph 3.17 of the Head Dragon Disclosure Schedule, each contract, agreement, arrangement, plan, lease, license, or similar instrument (collectively, a “Contract”) to which Head Dragon or any Subsidiary is a party is a valid and binding obligation of such party and, to the best of the knowledge of the Stockholder, Head Dragon and each Subsidiary, is enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that neither Head Dragon nor any Subsidiary will terminate any Contract after the date hereof without the prior written consent of CSCAC, which consent shall not be unreasonably withheld or delayed), and neither Head Dragon nor any Subsidiary has breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts.

3.18 Intellectual Property Rights.

(a) Intellectual Property. Paragraph 3.18 of the Head Dragon Disclosure Schedule contains an accurate and complete list and description of all Intellectual Property used by Head Dragon or any Subsidiary in connection with the Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number.

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(b) Other Intellectual Property Rights. Paragraph 3.18 of the Head Dragon Disclosure Schedule includes an accurate and complete list and description of all material inventions and trade secrets that Head Dragon or any Subsidiary has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, Head Dragon or any Subsidiary that relate to or are necessary to the Business, including as conducted at or prior to Closing or as proposed to be conducted by Head Dragon or any Subsidiary, together with a designation of the ownership thereof.

(c) Software. Paragraph 3.18 of the Head Dragon Disclosure Schedule includes an accurate and complete list and description of all Software used by Head Dragon or any Subsidiary in connection with the Business, including as conducted at or prior to Closing or as proposed to be conducted by Head Dragon or any Subsidiary, together with a designation of ownership.

(d) Out-Bound Licenses. Paragraph 3.18 of the Head Dragon Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Business or (ii) any right of Head Dragon or any Subsidiary in, or such entity’s use of, any Intellectual Property right used in connection with the Business is otherwise materially affected.

(e) In-Bound Licenses. Paragraph 3.18 of the Head Dragon Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which Head Dragon or any Subsidiary is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person (including any rights enjoyed by Head Dragon or any Subsidiary by reason of its relationship with one of its affiliates) in connection with the Business.

(f) Ownership. As of the date hereof, Head Dragon and each Subsidiary owns, and at the Closing Date will own, all right, title and interest in and to all Intellectual Property rights used in connection with the Business, and those Intellectual Property rights were developed and created solely by employees of such entity acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to such entity) and Head Dragon and each Subsidiary is duly and validly licensed to use all other Intellectual Property used in connection with the Business, free and clear of royalties (except as otherwise set forth in paragraph 3.18 of the Head Dragon Disclosure Schedule). Neither Head Dragon nor any Subsidiary has assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Business.

(g) Royalties. Except for licenses listed and accurately and completely described in paragraph 3.18 of the Head Dragon Disclosure Schedule as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by Head Dragon or any Subsidiary to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the Business.

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(h) Infringement. The Intellectual Property used in connection with the Business by Head Dragon and each Subsidiary does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction.

No notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the Business; (B) asserting any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by Head Dragon or any Subsidiary or relating to the Intellectual Property used in connection with the Business; or (C) suggesting or inviting Head Dragon or any Subsidiary to take a license or otherwise obtain the right to use any Intellectual Property in connection with the Business. To the best of the Stockholder's knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Head Dragon or any Subsidiary.

(i) Proceedings. Except as set forth in paragraph 3.18 of the Head Dragon Disclosure Schedule, there are no current or, to the best knowledge of the Stockholder, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Head Dragon or any Subsidiary.

3.19 Title to and Condition of Assets.

(a) Head Dragon and each Subsidiary has good and marketable title to all the properties and assets owned by it. Except as set forth in the Head Dragon Financial Statements and paragraph 3.19 of the Head Dragon Disclosure Schedule together, none of such properties and assets is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

(b) To the best knowledge of the Stockholder, Head Dragon and each Subsidiary, except as set forth in paragraph 3.19 of the Head Dragon Disclosure Schedule, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof. There are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including without limitation any Governmental Authority, except such requests of employees as have been denied in the exercise of prudent business and operational practices. There are no outstanding contracts made by Head Dragon or any Subsidiary for any improvements to the Real Property which have not been fully paid for. No person, other than Head Dragon and the Subsidiaries, owns any equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of the Business, except for leased items disclosed in paragraph 3.19 of the Head Dragon Disclosure Schedule.

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3.20 Absence of Certain Changes. Except as set forth on paragraph 3.20 of the Head Dragon Disclosure Schedule or agreed by CSCAC in advance and incurred in ordinary business in compliance with past practice, neither Head Dragon nor any Subsidiary has, since December 31, 2006:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding $100,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Head Dragon Financial Statements;

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $100,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding $100,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Head Dragon Financial Statements and liabilities incurred since December 31, 2006 in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Head Dragon Material Adverse Effect;

(g) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a Head Dragon Material Adverse Effect;

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(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of Head Dragon or any Subsidiary or any affiliate of any shareholder of Head Dragon or any Subsidiary, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of Head Dragon or any Subsidiary or any affiliate of any shareholder of any Head Dragon or any Subsidiary, whether on account of debt, management fees or otherwise;

(j) suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

3.21 Employee Plans; Labor Matters. The Head Dragon Financial Statements and paragraph 3.21 of the Head Dragon Disclosure Schedule together contain an accurate and complete list and description of all employee benefits, including without limitation pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which Head Dragon or any Subsidiary are obligated to pay, including amounts and recipients of such payments. Except as disclosed in the Interim Financial Statements or paragraph 3.21 of the Head Dragon Disclosure Schedule, Head Dragon and each Subsidiary have complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits. All contributions or payments required to be made by Head Dragon and each Subsidiary with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Head Dragon Financial Statements or paragraph 3.21 of the Head Dragon Disclosure Schedule, all such contributions and payments required to be made by any employees of any Subsidiary with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of Head Dragon or any Subsidiary.

3.22 No Illegal or Improper Transactions. Neither Head Dragon nor any Subsidiary nor any other officer, director, employee, agent or affiliate of Head Dragon or any Subsidiary has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of Head Dragon or any Subsidiary, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for Head Dragon or any Subsidiary, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

3.23 Related Transactions. Except as set forth in the Head Dragon Financial Statements or paragraph 3.23 of the Head Dragon Disclosure Schedule, and except for compensation to employees for services rendered, neither Head Dragon nor any Subsidiary and no other current or former director, officer, employee or shareholder or any associate of Head Dragon or any Subsidiary is presently, or during the last three fiscal years has been, (a) a party to any transaction with any Head Dragon or any Subsidiary (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Head Dragon or any Subsidiary nor does any such Person receive income from any source other than Head Dragon or any Subsidiary which relates to the business of, or should properly accrue to, Head Dragon or any Subsidiary. There are no contracts between any Affiliate and either Head Dragon or any Subsidiary that would require disclosure under Section 3.17 or licenses of Intellectual Property Rights to an Affiliate by either Head Dragon or any Subsidiary that would require disclosure under Section 3.18.

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3.24 Insurance. Paragraph 3.24 of the Head Dragon Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies maintained by Head Dragon and each Subsidiary which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, neither Head Dragon nor any Subsidiary has been refused insurance in connection with the Business, nor has any claim in excess of $100,000 been made in respect of any such agreements or policies, except as set forth in paragraph 3.24 of the Head Dragon Disclosure Schedule hereto. Such insurance is adequate to protect Head Dragon and each Subsidiary and its financial condition against the risks involved in the conduct of the Business.

3.25 Acquisition of CETL Stock.

(a) Acquisition Entirely for Own Account. The CETL Stock to be acquired by the Stockholder will be acquired for investment for such Stockholder’s own account and not with a view to the resale or distribution of any part thereof.

(b) Disclosure of Information. The Stockholder acknowledges that all of the SEC Reports (defined in Section 4.7) were fully available to him, and he has reviewed and understands such reports. The Stockholder acknowledges that he has received all the information that he has requested relating to CSCAC, the acquisition of the CETL Stock and the Chardan Merger. The Stockholder further represents that he has had an opportunity to ask questions and receive answers from CSCAC regarding the terms and conditions of its acquisition of the CETL Stock and the Chardan Merger.

(c) Accredited Investor. The Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d) Restricted Securities. The Stockholder understands that he will acquire constitutes “restricted securities” from CETL under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. The Stockholder understands that the currently available exemption from registration under Rule 144 requires the securities to be held for one year before they can be sold in the United States.

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(e) Legends. It is understood that the certificates evidencing the CETL Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder, Head Dragon or any Subsidiary.

3.27 Disclosure. No representation or warranty by the Stockholder contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to CSCAC pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

3.28 Survival of Representations and Warranties. The representations and warranties of the Stockholder set forth in Article III of this Agreement shall survive the Closing for a period of four years, except that the representations and warranties set forth in Sections 3.1, and 3.25 shall survive without limitation as to time and the representations and warranties set forth in Section 3.6 shall survive until six months after the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CSCAC

CSCAC represents and warrants to the Stockholder as follows:

4.1 Organization. CSCAC is, and CETL will be, a corporation duly organized, validly existing and in good standing under the law of Delaware and BVI, respectively.

4.2 Capitalization.

(a) Capitalization.

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(i) The authorized capital stock of CSCAC includes 20,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 7,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are warrants outstanding to purchase up to 11,500,000 shares of common stock at a current exercise price of $5.00 per share (the number and price subject to adjustment), expiring August 2, 2009 and an option to purchase 250,000 units exercisable at $7.50 per unit, with each unit being comprised of one share of common stock and two warrants, with each such warrant issuable upon exercise of a unit being exercisable for one share at $6.65. Except as set forth in this Section 4.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CSCAC.

(ii) As of the Closing, the authorized capital stock of CETL will include 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 100 shares of common stock will be issued and outstanding held by CSCAC and no shares of preferred stock will be issued and outstanding. As of the Closing, there will be no options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CETL.

(iii) Upon the merger of CSCAC with and into CETL, for the purpose of re-domestication into the BVI, (i) each outstanding share of CSCAC will be converted into one share of CETL, and the existing 100 shares of CETL Stock issued and outstanding will be extinguished as a contribution to capital, and (ii) there will be assumed the obligation to issue shares of common stock upon exercise of the currently outstanding CSCAC warrants and options.

(iv) Upon the acquisition of Head Dragon as contemplated by this Agreement, there will be issued the shares of CSCAC as set forth elsewhere in this Agreement.

(b) Ownership. CSCAC will be the registered and sole beneficial owner of all the currently issued and outstanding shares of CETL Stock, aggregating 100 shares.

(c) Disputes. There are no disputes, arbitrations or litigation proceedings involving CSCAC with respect to the common stock and outstanding warrants, options and other rights relating to the capital stock of CSCAC.

(d) Issuances. Except for the issuance of common stock, warrants and options as set forth in the SEC Reports of CSCAC and the Registration Statement on Form S-1, SEC Registration Statement No. 333-125018, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of CSCAC.

4.3 Authority and Corporate Action; No Conflict.

(a) Subject to obtaining stockholder approval of the contemplated amendment to its Certificate of Incorporation, CSCAC has all necessary corporate power and authority to enter this Agreement and, subject to the requirement to obtain stockholder approval, to consummate the transactions contemplated hereby. Except for the actions required to redomesticate CSCAC in the British Virgin Islands, all board of directors action necessary to be taken by CSCAC to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements delivered in connection with this transaction has been duly and validly taken. This Agreement has been duly executed and delivered by CSCAC and constitutes the valid, binding, and enforceable obligation of CSCAC, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

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(b) Subject to obtaining stockholder approval of the contemplated amendment to its Certificate of Incorporation, neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by CSCAC nor (assuming receipt of stockholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of CSCAC or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which CSCAC is a party or by which CSCAC (or any of the properties or assets of CSCAC) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of CSCAC; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which CSCAC is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to CSCAC.

4.4 Consents and Approvals. Other than the requirement to obtain stockholder approval for both (i) the contemplated amendment to CSCAC's Certificate of Incorporation and (ii) the acquisition of Head Dragon and to satisfy the redomestication and merger requirements of Delaware and the British Virgin Islands, the execution and delivery of this Agreement and the Transaction Documents by CSCAC does not, and the performance of this Agreement and the Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents.

4.5 Valid Issuance of CETL Stock. The shares of CETL Stock to be issued to the Stockholder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of CETL in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

4.6 Financial Statements. The audited consolidated financial statements and the unaudited consolidated financial statements of CSCAC included in CSCAC’s Annual Report on Form 10-KSB for the year ended December 31, 2006 fairly present in conformity with GAAP applied on a consistent basis the financial position and assets and liabilities of CSCAC as of the dates thereof and CSCAC’s results of operations and cash flows for the periods then ended. The balance sheet of CSCAC as of December 31, 2006 that is included in such financial statements is referred to herein as “CSCAC’s Balance Sheet.”

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4.7 SEC Reports.

(a) CSCAC has delivered to the Stockholder or has made available by publicly available filing, (i) CSCAC’s Annual Report on Form 10-KSB for the year ended December 31, 2006 (ii) CSCAC’s prospectus, dated August 2, 2005, relating to its initial public offering of securities, and (iii) all other reports filed by CSCAC under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b) As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to CSCAC for such SEC Report, including the Securities Act and the Exchange Act.

(c) Each SEC Report as of its filing date and the prospectus referred to in clause (iii) of Section 4.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. CSCAC has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

4.8 Trust Fund. As of the date hereof and at the Closing Date, CSCAC has and will have no less than $30,000,000 invested in Government Securities in a trust account with Lehman Brothers, administered by Continental Stock Transfer & Trust Company, less such amounts, if any, as CSCAC is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of CSCAC’s Certificate of Incorporation.

4.9 No Undisclosed Liabilities. CSCAC does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on CSCAC’s Balance Sheet; and (b) those incurred since December 31, 2006 in the ordinary course of business and consistent with prior practice.

4.10 Absence of Certain Changes. Except as contemplated by this Agreement and those incurred in ordinary business consistent with past practice, CSCAC has not, since December 31, 2006:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) been removed from trading on the OTC-BB because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies warning or punishing CSCAC due to a violation of exchange market rules or receive notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations;

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(c) borrowed or agreed to borrow any funds exceeding $200,000, except current bank borrowings not in excess of the amount thereof shown on the Balance Sheet;

(d) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(e) discharged or satisfied any encumbrance exceeding $200,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Balance Sheet and liabilities incurred since September 30, 2005 in the ordinary course of business and consistent with prior practice;

(f) sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(g) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the business or financial condition of CSCAC (“CSCAC Material Adverse Effect”);

(h) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a CSCAC Material Adverse Effect;

(i) suffered any other serious material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(j) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

4.11 Compliance with Law. The business of CSCAC has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. CSCAC and its officers, directors and employees (i) are not, and during the periods of CSCAC’s existence were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of CSCAC; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of CSCAC none is threatened, alleging that CSCAC has violated, or not complied with, any of the above.

4.12 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of CSCAC, threatened against CSCAC at law or in equity before any Governmental Authority. Neither CSCAC nor any of their property is subject to any order, judgment, injunction or decree that would have a material adverse effect on the business or financial condition of CSCAC.

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4.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of CSCAC.

4.14 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of CSCAC are complete and correct in all material respects, and there have been no material transactions involving CSCAC which are required to be set forth therein and which have not been so set forth.

4.15 Disclosure. No representation or warranty by CSCAC contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Stockholder pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.16 Survival of Representations and Warranties. The representations and warranties of CSCAC set forth in this Agreement shall survive the Closing for a period of four years, except that the representations in Section 4.2 shall survive without limitation as to time.

ARTICLE V

COVENANTS REGARDING HEAD DRAGON AND THE STOCKHOLDER

5.1 Conduct of the Business. The Stockholder covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of CSCAC, he shall, and shall use his best efforts to cause Head Dragon and the Subsidiaries to:

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business hereof, to preserve substantially intact the business organization of Head Dragon and the Subsidiaries, to keep available the services of the current employees of Head Dragon and the Subsidiaries, to preserve the current relationships of Head Dragon and the Subsidiaries with customers and other persons with which Head Dragon or the Subsidiaries have significant business relations and to comply with all Laws;

(b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the stock of Head Dragon or the Subsidiaries, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of Head Dragon or the Subsidiaries, other than consistent with past practices and in the ordinary course of business of Head Dragon and the Subsidiaries or enter into any discussions or negotiations with any other party to do so;

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(d) not issue any shares of capital stock of Head Dragon or the Subsidiaries or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of Head Dragon or the Subsidiaries or any options therefor or any securities convertible into or exchangeable for capital stock of Head Dragon or the Subsidiaries or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Head Dragon or the Subsidiaries or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of Head Dragon or the Subsidiaries;

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of Head Dragon or the Subsidiaries or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) not to amend the Memorandum and Articles of Association (or other organizational documents) of Head Dragon or the Subsidiaries;

(h) not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business;

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice; and

(k) not take or agree to take any actions that would cause a breach in representations or warranties contained in this Agreement or prevent him from performing, or causing Head Dragon or the Subsidiaries to perform, his or its covenants hereunder.

5.2 Access to Information. Between the date of this Agreement and the Closing Date, the Stockholder will, and will use his best efforts to cause Head Dragon and the Subsidiaries to, (i) permit CSCAC and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Head Dragon, the Subsidiaries, and the Business; (ii) permit CSCAC and its Representatives to make such inspections thereof as CSCAC may reasonably request; and (iii) furnish CSCAC and its Representatives with such financial and operating data (including without limitation the work papers of Head Dragon’s Accountants) and other information with respect to Head Dragon and the Subsidiaries and the Business as CSCAC may from time to time reasonably request.

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5.3 Insurance. Through the Closing Date, the Stockholder shall use his best efforts to cause Head Dragon and the Subsidiaries to maintain insurance policies providing insurance coverage for the Business and the assets of Head Dragon and the Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered.

5.4 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. The Stockholder acknowledges that:

(i) As a result of his stock ownership of and employment by Head Dragon and/or one or more of the Subsidiaries, he has obtained secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) Head Dragon and the Subsidiaries will suffer substantial damage which will be difficult to compute if the stockholder should divulge Confidential Information or enter a business competitive with that of Head Dragon or the Subsidiaries.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. The Stockholder agrees to not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned as a result of stock ownership of Head Dragon and/or any Subsidiary and employment by Head Dragon and/or any Subsidiary except (i) with the express written consent of CSCAC on or before the Closing Date and of CETL’s Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If the Stockholder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, he will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, Head Dragon and, at the expense of Head Dragon, shall: (i) take all reasonably necessary steps required by Head Dragon to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit Head Dragon and/or the Subsidiaries to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, the Stockholder will promptly deliver to Head Dragon and/or the Subsidiaries all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business and all property associated therewith, which he then possesses or has under his control; provided, however, that he shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with Head Dragon and/or the Subsidiaries; and provided, further, that during the period of his employment by Head Dragon and/or the Subsidiaries, the Stockholder shall be entitled to retain such documents as shall be reasonably necessary to permit the Stockholder to perform his duties as an employee.

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(d) Non-Compete. During the Non-Competition Period, the Stockholder, without the prior written permission of Head Dragon, shall not, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Head Dragon and/or the Subsidiaries in the six-month period prior to the date that all relationships of such person terminates with Head Dragon and/or the Subsidiaries; or (v) solicit, interfere with, or endeavor to entice away from Head Dragon and/or the Subsidiaries, for the benefit of a Competitive Business, any of its customers or other persons with whom Head Dragon and/or the Subsidiaries has a business relationship. However, nothing in this Agreement shall preclude him from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e) Injunctive Relief. If the Stockholder breaches, or threatens to breach, any of the provisions of Sections 5.4(b), (c) or (d), Head Dragon and the Subsidiaries shall have the right and remedy to have the provisions of this Section 5.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by the Stockholder that any such breach or threatened breach will cause irreparable injury to Head Dragon and the Subsidiaries and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Sections 5.4(b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) “Competitive Business” means any business which operates in any current or planned industry segment and current or planned geographic market as the Business; and

(ii) “Non-Competition Period” means the period beginning on the Closing Date and ending on the later of five (5) years from the Closing Date or two (2) years after the date all relationships between the Stockholder and Head Dragon or the Subsidiaries have been terminated, including relationships as a consultant or employee or 5% shareholder.

5.5 Post-Closing Assurances. From time to time after the Closing, at CSCAC’s request, the Stockholder will, and will use his best efforts to cause Head Dragon and the Subsidiaries to, take such other actions and execute and deliver such other documents, certifications and further assurances as CSCAC may reasonably require in order to manage and operate Head Dragon, the Subsidiaries and the Business, including but not limited to executing such certificates as may be reasonably requested by CSCAC’s Accountants in connection with any audit of the financial statements of Head Dragon and the Subsidiaries for any period through the Closing Date.

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5.6 No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, the Stockholder agrees that he will not, and will use his best efforts to cause Head Dragon and the Subsidiaries not to, (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of Head Dragon and the Subsidiaries or of any part of their respective assets or the Business (in whole or in part), nor shall any Stockholder provide, or assist Head Dragon and the Subsidiaries in providing, any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. The Stockholder shall immediately notify CSCAC of any such inquiries or proposals or requests for information for such purpose.

5.7 No Securities Transactions. Neither the Stockholder nor any of his affiliates, directly or indirectly, shall engage in any transactions involving the securities of CSCAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Stockholder shall use his best efforts to require each of the officers, directors, employees, agents and Representatives of Head Dragon and the Subsidiaries to comply with the foregoing requirement.

5.8 Fulfillment of Conditions. The Stockholder shall use his best efforts to fulfill, and to cause Head Dragon and the Subsidiaries to fulfill, the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of the Stockholder contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

5.9 Disclosure of Certain Matters. From the date hereof through the Closing Date, the Stockholder shall give CSCAC prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Stockholder contained herein to be inaccurate or otherwise misleading, (c) gives the Stockholder any reason to believe that any of the conditions set forth in Article VIII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Head Dragon or the Subsidiaries or (e) would require any amendment or supplement to the Proxy Statement.

5.10 Regulatory and Other Authorizations; Notices and Consents.

(a) The Stockholder shall use, and shall use his best efforts to cause Head Dragon and the Subsidiaries to use, their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with CSCAC in promptly seeking to obtain all such authorizations, consents, orders and approvals.

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(b) The Stockholder shall give, and shall use its best efforts to cause Head Dragon and the Subsidiaries to give, promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as CSCAC may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) CSCAC shall cooperate and use all reasonable efforts to assist Head Dragon, the Subsidiaries and the Stockholder in giving such notices and obtaining such consents and estoppel certificates; provided, however, that CSCAC shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which CSCAC in its sole discretion may deem adverse to the interests of CSCAC, Head Dragon, the Subsidiaries or the Business.

5.11 Use of Intellectual Property. The Stockholder acknowledges that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the Business shall be owned by Head Dragon or the Subsidiaries, that neither the Stockholder nor any of his affiliates shall have any rights in the Intellectual Property and that neither the Stockholder nor any of his affiliates will contest the ownership or validity of any rights of CETL, Head Dragon or the Subsidiaries in or to the Intellectual Property.

5.12 Related Tax. The Stockholder covenants and agrees to pay any tax and duties assessed on the part of the Stockholder in connection with, or as a result of the issuance of the CETL Stock and other consideration received pursuant to this Agreement required by any Governmental Authority.

5.13 Head Dragon Proxy Information. As a condition to CSCAC calling and holding the Acquisition Stockholder Meeting (as hereinafter defined), the Stockholder will furnish, and shall use its best efforts to cause Head Dragon and the Subsidiaries to furnish, to CSCAC such information as is reasonably required by CSCAC for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of the Commission (as hereinafter defined), including full and accurate descriptions of the Business, material agreements affecting the Business, Head Dragon, the Subsidiaries, the Stockholder and the audited consolidated financial statements of Head Dragon and the Subsidiaries for each of the three years ended December 31, 2006, which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance with either PRC GAAP reconciled to US GAAP or entirely in US GAAP, together with footnotes and any required interim consolidated quarterly financial statements, as required by the rules and regulations of the Commission for combination proxy statement disclosure (collectively, “HollySys Proxy Information”). The HollySys Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the HollySys Proxy Information not misleading.

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5.14 Interim Financial Information. From the date of this Agreement until the Closing, the Stockholder shall use its best efforts to cause Head Dragon to provide to CSCAC a copy of (i) the monthly internal management report of financial information concerning Head Dragon and the Subsidiaries on an individual and consolidated basis, and (ii) a monthly pro forma balance sheet and income statement on an individual and consolidated basis for Head Dragon and the Subsidiaries. The above interim financial information shall be delivered to CSCAC within twenty-five (25) days after the end of each month following the date of this Agreement. Head Dragon and the Subsidiaries will prepare the above financial information in good faith in accordance with PRC GAAP.

ARTICLE VI
COVENANTS OF CSCAC

6.1 Conduct of the Business. CSCAC covenants and agrees that, from the date hereof through the Closing Date, except (i) in the context of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction, (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of the Stockholder, it shall:

(a) conduct its business only in the ordinary course and in a manner consistent with the current practice of their business, except as required to reorganize for the purpose of redomestication, to preserve substantially intact the business organization of each CSCAC and CETL (when established), to preserve the current relationships of CSCAC and CETL with customers and other persons with which they have significant business relations and to comply with all Laws;

(b) except as required to reorganize for the purpose of redomestication, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of CSCAC or CETL (when established);

(c) except as required to reorganize for the purpose of redomestication, not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of CSCAC and CETL (when established), other than consistent with past practices and in the ordinary course of business of CSCAC and CETL (when established);

(d) except as required to reorganize for the purpose of redomestication, not issue any shares of capital stock of CSCAC and CETL (when established) or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of CSCAC and CETL (when established) or any options therefor or any securities convertible into or exchangeable for capital stock of CSCAC and CETL (when established) or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of CSCAC and CETL (when established) or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of CSCAC and CETL (when established);

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(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of CSCAC and CETL (when established) or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) except as required to reorganize for the purpose of redomestication, and to remove the geographic and time limitations in its Certificate of Incorporation not to amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of CSCAC and CETL (when established);

(h) except as required to reorganize for the purpose of redomestication, not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

6.2 Stockholder Meeting. Promptly following announcement of this Agreement, CSCAC shall file proxy materials with the Securities and Exchange Commission (the "Commission") and, following resolution of any comments raised by the staff of the Commission on such proxy materials, shall hold a meeting of its stockholders to vote on proposals to amend the Certificate of Incorporation of CSCAC to remove the geographic limitations on a business combination and extend the deadline by which a business combination must be consummated. Thereafter, CSCAC shall cause a meeting of its stockholders (the “Acquisition Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement as required by CSCAC’s Certificate of Incorporation. The directors of CSCAC shall recommend to its stockholders that they vote in favor of the adoption of such matter. In connection with such meeting, CSCAC (a) will file with the Commission as promptly as practicable a proxy statement/prospectus meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the Commission, will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the CSCAC stockholders of the Proxy Statement, CSCAC will have received the Head Dragon Proxy Information. The Proxy Statement will also seek stockholder approval for adoption of the option plan contemplated by Section 7.9 and the prospectus included as part of the Proxy Statement will offer the holders of preferred stock of Head Dragon the opportunity to exchange such shares for shares of common stock of CETL.

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6.3 Fulfillment of Conditions. From the date hereof to the Closing Date, CSCAC shall use its best efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of CSCAC in such manner that on the Closing Date the representations and warranties of CSCAC contained herein shall be accurate as though then made).

6.4 Disclosure of Certain Matters. From the date hereof through the Closing Date, CSCAC shall give the Stockholder prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of CSCAC contained herein to be inaccurate or otherwise misleading, (c) gives CSCAC any reason to believe that any of the conditions set forth in Article VIII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of CSCAC, or (e) would require any amendment or supplement to the Proxy Statement.

6.5 CETL Incorporation. CSCAC will cause CETL to be incorporated and duly organized, to adopt the Plan of Merger, to effectuate the Chardan Merger, to issue the CETL Stock and to do all other things as are necessary for it to do as a constituent corporation to the Chardan Merger or as may otherwise be contemplated by this Agreement.

6.6 Post-Closing Assurances. CSCAC and CETL from time to time after the Closing, at the request of Head Dragon or the Stockholder will take such other actions and execute and deliver such other documents, certifications and further assurances as Head Dragon or the Stockholder may reasonably require in order to manage and operate CETL and the Business, including but not limited to executing such certificates as may be reasonably requested by Head Dragon or the Stockholder Accountants in connection with any audit of the financial statements of CSCAC and CETL for any period through the Closing Date.

6.7 Regulatory and Other Authorizations; Notices and Consents.

(a) CSCAC and CETL shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with Head Dragon and the Stockholder in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) CSCAC and CETL shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Stockholder may in his reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

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6.8 Books and Records.

(a) On and after the Closing Date, CSCAC will cause CETL to permit the Stockholder and his Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of Head Dragon and the Subsidiaries which are delivered to CSCAC pursuant to this Agreement and which relate to the Business, Head Dragon or the Subsidiaries or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to the Stockholder in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which the Stockholder is a party to the proceeding or in which they have a reasonable business interest.

(b) CSCAC will cause CETL to preserve and keep all books and records with respect to Head Dragon, the Subsidiaries and the Business for a period of at least seven years from the Closing Date. After such seven year period, before CETL shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by CETL to the Stockholder and the Stockholder shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records as it may select.

6.9 Nasdaq Listing. After making the initial filing of the Proxy Statement with the Commission, CSCAC shall apply to have the shares of CETL listed in the Nasdaq Stock Market following the Closing.

ARTICLE VII
ADDITIONAL COVENANTS OF THE PARTIES

7.1 Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of Head Dragon, it is necessary that either Party be furnished with additional information relating to Head Dragon, the Subsidiaries or the Business, and such information is in the possession of the other Party, such Party agrees to use its best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

7.2 Mail Received After Closing.

(a) If CETL, Head Dragon or the Subsidiaries receive after the Closing any mail or other communications addressed to the Stockholder, such entity may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to Head Dragon or the Subsidiaries. CETL will deliver promptly or cause to be delivered to the Stockholder all other mail addressed to him and the contents thereof which does not relate to Head Dragon or the Subsidiaries.

(b) If the Stockholder receives after the Closing Date mail or other communications addressed to him which relate to Head Dragon or the Subsidiaries, he shall promptly deliver or cause to be delivered all such mail and the contents thereof to CETL and Head Dragon.

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7.3 Further Action.

(a) Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, CSCAC and the Stockholder shall confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of ongoing operations.

(c) No information or knowledge obtained in any discussion pursuant to this Section 7.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the stock purchase.

7.4 Schedules. The Parties shall have the obligation to supplement or amend the schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Article IX, the representations and warranties of the Parties shall be made with reference to the schedules as they exist at the time of execution of this Agreement.

7.5 Execution of Agreements. On or before the Closing Date, CSCAC, CETL, Head Dragon, the Subsidiaries and the Stockholder shall execute and deliver each Transaction Document to which it is a party.

7.6 Confidentiality. Head Dragon, the Subsidiaries and the Stockholder, on the one hand, and CSCAC and CETL, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

7.7 Public Announcements. From the date of this Agreement until Closing or termination, CSCAC, Head Dragon, the Subsidiaries, and the Stockholder shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of CSCAC or the Stockholder, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

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7.8 Board of CETL. The Board of Directors of CETL after the Closing will initially consist of seven persons, with two members designated by Head Dragon, one member designated by the Board of CSCAC, and four directors (two directors nominated by Head Dragon and two by CSCAC respectively) satisfying the independence requirements of NASDAQ. The members appointed by CSCAC will include (i) a person qualifying as an audit committee financial expert, who satisfies the independence criteria at NASDAQ, with substantial experience in working with public companies and U.S. GAAP accounting, who will serve as the chair of the Audit Committee; (ii) a member of CSCAC’s management team with experience as the chair or member of a compensation committee of a company whose stock is publicly traded in the U.S., who will serve as the chair of the Compensation Committee; and (iii) a global industry expert on power grids, energy saving technologies and alternative energy supply, who satisfies the independence criteria of NASDAQ. In addition, the membership of the Board of Directors will comply with the requirements of Article IX hereof for the existence of the Independent Committee.

7.9 Stock Option Pool. CSCAC will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to all qualified persons (including, but not limited to, management, directors and employees). The pool of shares initially available for this plan will equal 10% of the total shares of CETL expected to be outstanding immediately after the Closing.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a) Approval by CSCAC’s Stockholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the common stockholders of CSCAC in accordance with CSCAC’s Certificate of Incorporation and the aggregate number of shares of CSCAC’s Common Stock held by stockholders of CSCAC (other than the Initial Stockholders) who exercise their right to convert the shares of common stock of CSCAC owned by them into cash in accordance with CSCAC’s Certificate of Incorporation shall not constitute 20% or more of the number of shares of CSCAC’s Common Stock outstanding as of the date of this Agreement and owned by Persons other than the Initial Stockholders.

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(b) Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the ownership of Head Dragon or the Subsidiaries, (b) the purchase of the Head Dragon Stock or the sale and issuance of the CETL Stock, (c) the Plan of Merger, (d) the Chardan Merger, (e) the Stockholders Meeting and use of the Proxy Statement by CSCAC, or (f) the conduct in any material respect of the Business as a whole or any material portion of the Business conducted or to be conducted by Head Dragon or the Subsidiaries or the (direct, indirect or beneficial) ownership of Head Dragon by the Stockholder.

(c) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered to each Party.

8.2 Conditions to Obligations of the Stockholder. The obligations of the Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. CETL shall have delivered the CETL Stock and the Stockholder shall have received such other documents, certificates and instruments as may be reasonably requested by the Stockholder.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of CSCAC contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by CSCAC on or before the Closing shall have been materially complied with, and CSCAC shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

(c) Legal Opinion. The Stockholder shall have received from DLA Piper US LLP, counsel to CSCAC, a legal opinion addressed to the Stockholder and dated the Closing Date.

(d) CETL. CETL will be an existing company under the laws of the British Virgin Islands with the name China Energy Technology Limited.

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(e) Consents. CSCAC and CETL shall have obtained and delivered to the Stockholder copies of consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by CSCAC at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(g) No Adverse Changes. At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of CSCAC and CETL from that shown in the CSCAC Balance Sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Stockholder, would have had a material adverse effect on the operations, financial condition or prospects of CSCAC and CETL.

(h) Supplemental Disclosure. If CSCAC or CETL shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 7.4 in any material respect, the Stockholder shall give notice to CSCAC that as a result of information provided to the Stockholder in connection with any or all of such amendments or supplements, the Stockholder have determined to proceed with the consummation of the transactions contemplated hereby.

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by CSCAC and CETL in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by CSCAC and CETL, as appropriate, as of the Closing, shall have been delivered to the Stockholder.

(j) Trustee Notice. CSCAC, simultaneously with the Closing, will deliver to the trustee of the trust account of CSCAC instructions to disburse the funds therein to CSCAC (or CETL).

(k) Resignations. Effective as of the Closing, the directors and officers of CSCAC who are not continuing as directors and officers of CSCAC (or as the case may be, CETL) will have resigned and agreed that they have no claim for employment compensation in any form from CSCAC.

(l) [Employment Agreement. Head Dragon and the Subsidiaries shall have entered into the employment agreements provided for in Section 8.3.]

8.3 Conditions to Obligations of CSCAC. The obligations of CSCAC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. The Stockholder shall have delivered the Head Dragon Stock and CETL shall have received the same and such other documents, certificates and instruments as may be reasonably requested by CSCAC and the CETL, including consolidated balance sheets as at December 31, 2004, 2005 and 2006, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2006 showing profit of not less that $6,800,000 for 2006, audited by Head Dragon’s accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the “Head Dragon Financial Statements”) and an interim consolidated balance sheet as of end of each succeeding fiscal quarter ending more than 45 days prior to the Closing, and related consolidated statements of income and source and application of funds for each such quarter, reviewed by Head Dragon’s accountants (collectively, the “Interim Financial Statements”). The Head Dragon Financial Statements and Interim Financial Statements will have been prepared in accordance with PRC GAAP reconciled to US GAAP or prepared in accordance with US GAAP throughout the periods indicated and fairly present the consolidated financial condition of Head Dragon at their respective dates and the consolidated results of the operations of Head Dragon for the periods covered thereby in accordance with PRC GAAP reconciled to US GAAP or in accordance with US GAAP.

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(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of the Stockholder contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by the Stockholder on or before the Closing shall have been materially complied with, and CSCAC shall have received a certificate of the Stockholder to such effect;

(c) Legal Opinion. CSCAC shall have received from Tianyin Law Firm, counsel for Head Dragon, the Subsidiaries and the Stockholder, a legal opinion addressed to CSCAC, dated the Closing Date;

(d) Consents. Head Dragon, the Subsidiaries and the Stockholder shall have obtained and delivered to CSCAC consents of all third parties required by the Contracts and Permits set forth in Schedule 8.3(d);

(e) Regulatory Approvals. Any Governmental Authority whose approval or consent is required each shall have unconditionally approved of the transactions of Head Dragon Stock Purchase contemplated by this Agreement and CSCAC shall have received written confirmation thereof;

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Head Dragon, the Subsidiaries and the Stockholder at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(g) No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Head Dragon, the Subsidiaries or the Business from that shown or reflected in the Financial Statements and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of CSCAC, would have a Head Dragon Material Adverse Effect;

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(h) Supplemental Disclosure. If the Stockholder shall have supplemented or amended any Schedule pursuant to his obligations set forth in Section 7.4 in any material respect, CSCAC shall provide notice to the Stockholder that, as a result of information provided to CSCAC in connection with any or all of such amendments or supplements, CSCAC has determined to proceed with the consummation of the transactions contemplated hereby;

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by Head Dragon, the Subsidiaries and the Stockholder in connection with the consummation of the transactions of Head Dragon Stock Purchase contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by Head Dragon, the Subsidiaries and the Stockholder, as appropriate, as of the Closing, shall have been delivered to CSCAC;

(j) Head Dragon Proxy Information. The Head Dragon Proxy Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Business, Head Dragon, the Subsidiaries and the Stockholder, and the Head Dragon Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Head Dragon Proxy Information not misleading; and

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by the Stockholder. Subject to the limitations set forth in Section 9.4, the Stockholder shall indemnify and hold harmless CSCAC (or CETL after the Closing) from and against, and shall reimburse CSCAC (or CETL after the Closing) for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of the Stockholder contained in this Agreement. Indemnification pursuant to this Section 9.1 shall be the sole remedy of CSCAC (or CETL after the Closing) with respect to any breach of the representations and warranties or covenants of the Stockholder contained in this Agreement. This indemnity shall survive the Closing for a period of four years after the Closing Date with respect to Claims arising under the foregoing clause (i) other than Claims arising as a result of a breach of the representations and warranties in Sections 3.1 and 3.25, as to which it shall survive without limitation as to time, and (ii) Claims arising as a result of a breach of the representations and warranties in Section 3.6, as to which it shall survive for a period of six months after the expiration of the statute of limitations. The Stockholder shall give prompt written notice to CSCAC (or CETL after the Closing) of any Third Party Claims or other facts and circumstances known to him which may entitle CSCAC (or CETL after the Closing) to indemnification under this Section 9.1.

9.2 Indemnification by CSCAC. Subject to the limitations set forth in Section 9.4, CSCAC (and CETL after the Closing) shall indemnify and hold harmless the Stockholder from and against, and shall reimburse the Stockholder for, any Damages which may be sustained, suffered or incurred by the Stockholder, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of CSCAC’s representations or warranties or covenants contained in this Agreement. The indemnity in the foregoing clause shall survive the Closing for a period of four years after the Closing Date, other than claims arising as a result of a breach of the representations and warranties in Section 4.2, as to which it shall survive without limitation as to time. CSCAC (or CETL after the Closing) shall give the Stockholder prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle it to indemnification under this Section 9.2.

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9.3 Notice, Etc. A Party required to make an indemnification payment pursuant to this Agreement (“Indemnifying Party”) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (“Indemnified Party”) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount (or estimate, if the magnitude of the Claim cannot be precisely determined at that time) of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election. The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

9.4 Limitations.

(a) The Stockholder shall not be required to indemnify CSCAC under Section 9.1 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then the Stockholder will be liable for the full amount of Damages.

(b) CSCAC (or CETL after Closing) shall not be required to indemnify the Stockholder under Section 9.2 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then CSCAC (or CETL after Closing) will be liable for the full amount of Damages.

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9.5 Adjustment to Purchase Price; Setoff. Any indemnification payments made pursuant to Sections 9.1 and 9.2 shall be deemed to be an adjustment to the Purchase Price. To the extent that the Stockholder is obligated to indemnify CSCAC or the CETL after Closing under the provisions of this Article IX for Damages reduced to a monetary amount, CSCAC or CETL shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Stockholder, whether under this Agreement or any other agreement between the Stockholder and any of CSCAC’s or CETL’s affiliates, subsidiaries or controlled persons or entities (including shares issuable pursuant to Section 1.3). To the extent that CSCAC or CETL is obligated to indemnify the Stockholder after Closing under the provisions of this Article IX for Damages reduced to a monetary amount, the Stockholder after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with CSCAC or CETL, whether under this Agreement or any other agreement between the Stockholder and any of CSCAC’s or CETL’s affiliates, subsidiaries or controlled persons or entities.

9.6 Claims on behalf or in right of CSCAC and CETL. Pursuant to the provisions of this Article IX, if any Claim for indemnification is to be brought against the Stockholder on behalf of or by right of CSCAC, (or CETL after Closing) such claims will be determined by the Independent Committee of the Board of Directors. Any settlement of a Claim for indemnification brought on behalf of or by right of CSCAC (or CETL after Closing) shall be determined and approved by the Independent Committee of the Board of Directors. The Independent Committee of the Board of Directors of CSCAC (or CETL after the Closing) will consist of at least two persons mutually agreed by Stockholder and CSCAC, none of which are officers or employees of CSCAC (or CETL after the Closing) or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of CSCAC (or CETL after the Closing). For a period of not less than four years after Closing or until final resolution of Claims under this Article IX brought by or by right of CSCAC (or CETL after Closing) the Board of Directors of CSCAC (or CETL after Closing) will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

9.7 No Claim Against Trust Fund. It is understood by Head Dragon, the Subsidiaries and the Stockholder that in the event of breach of this Agreement or any of the Transactional Documents by CSCAC and CETL, that they have no right to any amount held in the trust fund referred to in Section 4.7 and they will not make any claim against CSCAC and CETL that would adversely affect the business, operations or prospects of CSCAC and CETL or the amount of the funds held in the trust fund referred to in Section 4.7.

ARTICLE X
TERMINATION AND ABANDONMENT

10.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of CSCAC and the Stockholder;

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(b) (i) by CSCAC, if the Stockholder amends or supplements any schedule hereto in accordance with Section 7.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations or prospects of Head Dragon, a Subsidiary or the Business, as a whole or in part, after the date hereof, or (ii) by the Stockholder, if CSCAC amends or supplements any schedule hereto in accordance with Section 7.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of CSCAC.

(c) by either CSCAC or the Stockholder, if the Closing has not occurred by December 31, 2008 (or such later date as may be established by the CSCAC stockholders as the deadline by which CSCAC must complete a transaction or commence dissolution); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

(d) by the Stockholder, (i) if CSCAC shall have breached any of its covenants in Article VI or VII hereof in any material respect or (ii) if the representations and warranties of CSCAC contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, CSCAC has not cured such breach within 10 Business Days of notice from the Stockholder of an intent to terminate;

(e) by CSCAC, (i) if Head Dragon, the Subsidiaries or the Stockholder shall have breached any of the covenants in Articles V or VII hereof in any material respect or (ii) if the representations and warranties of the Stockholder contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the Stockholder have not cured such breach within 10 Business Days of CSCAC’s notice of an intent to terminate;

(f) by CSCAC if the Board of Directors of CSCAC shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

(g) by either CSCAC or the Stockholder, if, at CSCAC’s Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of CSCAC’s common stock required under its Certificate of Incorporation, or 20% or more of the number of shares of CSCAC’s common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders exercise their rights to convert the shares of CSCAC’s common stock held by them into cash in accordance with CSCAC’s Certificate of Incorporation.

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10.2 Effect of Termination.

(a) In the event of termination and abandonment by CSCAC or by the Stockholder, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 10.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party, or in the case of the Stockholder, of Head Dragon and the Subsidiaries, hereto shall be treated in accordance with Section 7.6 hereof, which shall survive such termination or abandonment.

ARTICLE XI
DEFINITIONS

11.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Actions” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

“Affiliate” means a person who controls, is controlled by or is under common control with such person.

“Business” means the combined and several operations and proposed combined and several operations of Head Dragon and the Subsidiaries and their respective affiliates, contract parties and nominees (or beneficial owners) in the design, construction and installation of micro networks and the development of wind energy systems and other energy related technologies.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

“Claim” means any claim, demand, suit, proceeding or action.

“Company’s Accountants” means UHY, LLP.

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“Contracts” mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article IX) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

“Direct Claim” means any claim other than a Third Party Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, consistently applied in the United States.

“Government Securities” means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply fore or register any of the foregoing), (iv) domain names and URL’s of or relating to the Acquired Assets and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

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“Laws” means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Lien” means any lien, claim, contingent interest, security interest, charge, restriction or encumbrance.

“Party” means CSCAC and CETL, on the one hand, and Head Dragon, each Subsidiary and the Stockholder, on the other hand.

“Patents” means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” means all governmental registrations, licenses, permits, authorizations and approvals.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC GAAP” means PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of either Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Technology” means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

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“Third Party Claim” means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

ARTICLE XII
GENERAL PROVISIONS

12.1 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

12.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to the Stockholder:

Lu Jin Xiang
No. 64 Huang Hai Rd.
Yu Hong District
Shenyang, Liaoning, China

with a copy to:
Tianyin Law Firm
Attn: Joyce Zhang
Floor Two, Xi Yuan Restaurant No. 5
San Lihe Road
Beijing, China
Facsimile No: +(010) 88381869

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(b) If to CSCAC or CSCAC Initial Stockholders:

Chardan South China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, California 92101
Attention: Dr. Richard D. Propper
Facsimile No.: (619) 795-9639

with a copy to:

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Douglas J. Rein
Facsimile No.: 858-677-1401

12.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

12.4 Waiver. At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

12.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between Head Dragon, any Subsidiary, the Stockholder and CSCAC with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

12.8 Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

44

12.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

12.11 Approval of Contemporaneous Transactions. By execution of this Agreement, the Stockholder also approves the Chardan Merger and the adoption of the proposed equity compensation plan contemplated by Section 7.9.

12.12 Regulatory Requirements. In the event that the regulatory requirements of any applicable Governmental Authority (including any new laws or regulations or interpretations of existing laws or regulations) prohibit or materially restrict the ability of the Parties to consummate the acquisition of Head Dragon as contemplated, the Parties will revise the transaction as necessary to comply with such regulatory requirements while preserving to the greatest extent possible the intended economic consequences of the transaction.

(Signatures on Next Page)

45

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CHARDAN SOUTH CHINA ACQUISITION CORPORATION	Lu JIN XIANG
By:
Name:
Title:

46

British Virgin Islands

The BVI Business Companies Act

(No. 16 of 2004)

Memorandum and Articles of Association

of

China Energy Technology Limited

Incorporated the 14th day of May, 2007

Maples Finance BVI Limited

P.O. Box 173

Kingston Chambers

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(the "Act")

MEMORANDUM OF ASSOCIATION

OF

CHINA ENERGY TECHNOLOGY LIMITED

NAME

1	The name of the Company is China Energy Technology Limited.

COMPANY LIMITED BY SHARES

2	The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

REGISTERED OFFICE

3
The first registered office of the Company will be situated at the office of the registered agent which is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

REGISTERED AGENT

4
The first registered agent of the Company will be Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

GENERAL OBJECTS AND POWERS

5
Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

LIMITATIONS ON THE COMPANY'S BUSINESS

6	For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

AUTHORISED SHARES

7	(a)	The Company is authorised to issue a maximum of 51,000,000 shares of the following classes with a par value of US$0.0001 each:

(i)	50,000,000 common shares ("Common Shares"); and

(ii)	1,000,000 preferred shares ("Preferred Shares").

(b)	The shares in the Company shall be issued in the currency of the United States of America.

(c)	Each Common Share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

(d)	The directors may, subject to the Act, by amending this Memorandum and/or the Articles, determine the rights that any Preferred Share issued by the Company confers on the holder.

REGISTERED SHARES ONLY

8
Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

AMENDMENTS

9
Subject to the provisions of the Act, the Company shall by resolution of the members (or by resolution of the directors only where such amendment is required to provide for the rights conferred by Preferred Shares on their holders pursuant to Clause 7(d)) have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of May 2007.

Incorporator

________________________________
Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

CHINA ENERGY TECHNOLOGY LIMITED

INTERPRETATION

References in these Articles of Association ("Articles") to the Act shall mean the BVI Business Companies Act, 2004. The following Articles shall constitute the Articles of the Company. In these Articles, words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

SHARES

1
Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment, be entitled to a certificate signed by a director or under the common seal of the Company with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof, provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

2
If a certificate is worn out or lost it may be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

SHARES AND VARIATION OF RIGHTS

3
Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may, subject to authorisation by a resolution of the members in the case of Common Shares, offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine.

4
Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may, subject to authorisation by a resolution of the members in the case of Common Shares, be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

5
Subject to the provisions of the Act in this regard, and to authorisation by a resolution of the members in the case of Common Shares, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

6	The directors may redeem any share issued by the Company at a premium.

7
If at any time the Company is authorised to issue shares of more than one class the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by such variation.

8
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9
Except as required by the Act, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

TRANSFER OF SHARES

10
Shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

11
Subject to the Memorandum of Association, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

TRANSMISSION OF SHARES

12
Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)
a grant of probate of the deceased's will, or grant of letters of administration of the deceased's estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased member's estate; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the appointment as trustee of a bankrupt member; or

(d)	upon production of any other reasonable evidence of the applicant's beneficial ownership of, or entitlement to the shares,

to the Company's registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the share register as the legal and or beneficial owner of the shares.

13	The production to the Company of any document which is reasonable evidence of:

(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased member; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the trustee of a bankrupt member; or

(d)	the applicant's legal and or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

14
Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

15
Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

16	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ACQUISITION OF OWN SHARES

17
Subject to the provisions of the Act in this regard, the directors may, on behalf of the Company, subject to authorisation by a resolution of the members, purchase, redeem or otherwise acquire any of the Company's own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

MEETINGS OF MEMBERS

18
The directors may convene meetings of the members of the Company at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least thirty (30) percent of the voting rights in respect of the matter for which the meeting is requested. Meetings of members shall take place at least annually (the “Annual Meeting”) and may meet at such other times as provided for below (“Special Meetings”).

19
Written notice of meetings of members shall be given to each member entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days prior to the date of the meeting. Notice of the meeting shall specify at least the place, the day and the hour of the meeting and the nature of the business to be conducted. Such persons whose names at the close of business on the date prior to the date that the notice is given appear as members in the share register of the Company are entitled to vote at the meeting, unless a different date for determining the entitlement to vote is set forth in the notice, which date shall be not less than ten (10) nor more than sixty (60) days prior to the date of the meeting nor more than ten (10) days after the date that notice of the meeting is given. To be properly brought before the Annual Meeting, business must be either (i) specified in the notice of Annual Meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the Annual Meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the Annual Meeting by a member. In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a member, the member must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a member's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to members, notice by a member, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. A member’s notice to the Secretary shall set forth (a) as to each matter the member proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (ii) any material interest of the member in such business, and (b) as to the member giving the notice (i) the name and record address of the member and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the member. Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the Annual Meeting except in accordance with the procedures set forth in this Article 19. The officer of the Company presiding at an Annual Meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the Annual Meeting in accordance with the provisions of this Article 19, and if such officer should so determine, such officer shall so declare to the Annual Meeting and any such business not properly brought before the meeting shall not be transacted.

20	Notwithstanding Article 19 a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:

(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting and, for this purpose, the presence of a member at the meeting shall be deemed to constitute waiver on his part.

21	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received the notice, shall not invalidate the meeting.

PROCEEDINGS AT MEETINGS OF MEMBERS

22
No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

23	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting shall be dissolved.

24
At every meeting the members present shall choose someone of their number to be the chairman (the "Chairman"). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman failing which the oldest individual member present at the meeting or failing any member personally attending the meeting, the proxy present at the meeting representing the oldest member of the Company, shall take the chair.

25
The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

26
At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote at the meeting.

27
Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

28
If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

29
In the case of an equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.

VOTES OF MEMBERS

30	At any meeting of members whether on a show of hands or on a poll every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

31
Subject to the Memorandum of Association or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by a resolution of members consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

32	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

33
If two or more persons are jointly entitled to a registered share or shares and if more than one of such persons shall vote in person or by proxy at any meeting of members or in accordance with the terms of Article 31, the vote of that person whose name appears first among such voting joint holders in the share register shall alone be counted.

34	Votes may be given either personally or by proxy.

35	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

36	Subject to Article 37 below, an instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

37
The instrument appointing a proxy shall be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity other than one or more individuals holding as joint owner in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same. The Chairman of any meeting at which a vote is cast by proxy so authorised may call for a notarially certified copy of such authority which shall be produced within seven days of being so requested failing which the vote or votes cast by such proxy shall be disregarded.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

38
Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

39
Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not less than three or more than fifteen. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible.

40
The first director shall be appointed by the registered agent of the Company as a Class C director. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The first directors in Class A shall be elected for a term expiring at the first annual meeting of the members, the first directors in Class B shall be elected for a term expiring at the second annual meeting of the members, and the first directors in Class C shall be elected for a term expiring at the third annual meeting of the members. Commencing at the first annual meeting of the members, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the members after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. Election of directors need not be by ballot.

41
Notwithstanding the provisions of Section 114 of the Act, each director holds office until his successor takes office or until his earlier death, resignation or removal by the members as per Article 40 or a resolution passed by the majority of the remaining directors.

42
Except as the Act may otherwise require, in the interim between annual meetings of members or special meetings of members called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining director.

43
A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

44
A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

45
The directors may, by resolution, fix the emolument of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

46
Any director who, by request, goes or resides abroad for any purposes of the Company, or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

47
The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to, any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

48	The office of director shall be vacated if the director:

(a)	is removed from office by resolution of members; or

(b)	is removed from office by resolution of the directors of the Company; or

(c)	becomes disqualified to act as a director under Section 111 of the Act.

49	(a)
A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall arrange.

(b)
A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

(c)
No director shall be disqualified by his office from contracting with the Company either as a vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided the procedure in Article 49 (d) below is followed.

(d)
A director of the Company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors.

(e)	A director of the Company is not required to comply with Article 49(d) above if:

(i)	the transaction or proposed transaction is between the director and the Company; and

(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company's business and on usual terms and conditions.

(f)
For the purposes of Article 49(d) above, a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.

(g)	Subject to Section 125(1) of the Act, the failure by a director to comply with Article 49(d) does not affect the validity of a transaction entered into by the director or the Company.

OFFICERS

50
The directors of the Company may, by resolution of directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a President, one or more Vice Presidents, a Secretary, and a Treasurer and/or such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President, but otherwise to perform such duties as may be delegated to them by the President, the Secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

51
Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

52	Any officer who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

POWERS OF DIRECTORS

53
The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by these Articles required to be exercised by the members subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by resolution of the members, but no requirement made by resolution of the members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

54
The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of Section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

55
The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

56
Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

57
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be, in such manner as the directors shall from time to time by resolution determine.

58	The directors may:

(a)
exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party; and

(b)
where the Company is a wholly-owned subsidiary, the directors may in exercising their powers or performing their duties, act in a manner which the directors believe is in the best interests of the Company's holding company even though it may not be in the best interests of the Company.

59
The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

PROCEEDINGS OF DIRECTORS

60	The meetings of the board of directors and any committee thereof shall be held at such place or places as the directors shall decide.

61
The directors may elect a chairman (the "Chairman of the Board of Directors") of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board of Directors is elected, or if at any meeting the Chairman of the Board of Directors is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board of Directors for the meeting. If the directors are unable to choose a Chairman of the Board of Directors, for any reason, then the oldest director present at the meeting shall preside as the Chairman of the Board of Directors.

62
The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality in votes the Chairman shall have a second or casting vote. A director may at any time summon a meeting of the directors. If the Company shall have only one director, the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

63	A director shall be given not less than three (3) days notice of a meeting of the directors.

64
Notwithstanding Article 63 a meeting of directors held in contravention of Article 63 is valid if a majority of the directors, entitled to vote at the meeting, have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

65	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice shall not invalidate the meeting.

66
A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person a majority of the total number of directors with a minimum of two (2), or in the case where the Company has only one director, a minimum of one (1).

67
If within half an hour from the time appointed for the meeting a quorum is not present, a majority of those directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

68
Any one or more members of the board of directors or any committee thereof may participate in a meeting of such board of directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting.

69
A resolution approved by all of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telefax or other written or electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

INDEMNITY

70
Subject to the provisions of the Act, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

SEAL

71
The directors shall provide for the safe custody of the common seal of the Company. The common seal when affixed to any instrument except as provided in Article 2, shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors. The directors may provide for a facsimile of the common seal and approve the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the common seal has been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

72
Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in Section 56 of the Act.

73
Subject to the rights of the holders of shares entitled to special rights as to distributions, all distributions shall be declared and paid according to the par value of the shares in issue, excluding those shares which are held by the Company as Treasury Shares at the date of declaration of the distribution.

74
The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

75	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

76
Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

77	No distribution shall bear interest against the Company.

COMPANY RECORDS

78	The Company shall keep records that:

(a)	are sufficient to show and explain the Company's transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

79	The Company shall keep:

(a)	minutes of all meetings of:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(b)	copies of all resolutions consented to by:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(c)	an imprint of the common seal at the registered office of the Company.

80	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and resolutions of members and of classes of members maintained in accordance with Article 79; and

(b)	minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Article 79.

81	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum of Association and Articles of the Company;

(b)	the register of members maintained in accordance with Article 84 or a copy of the register of members;

(c)	the register of directors maintained in accordance with Article 83 or a copy of the register of directors;

(d)	copies of all notices and other documents filed by the Company in the previous ten years; and

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act.

82	(a)	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall

(i)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(ii)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b)
Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

83
The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed.

84
The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

85	The records, documents and registers required by Articles 79 to 84 inclusive shall be open to the inspection of the directors at all times.

86
The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

AUDIT

87	The directors may by resolution call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.

88	The auditor may be a member of the company but no director or officer shall be eligible during his continuance in office.

89
Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

90
The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company's audited Profit and Loss Account and Balance Sheet is to be presented.

NOTICES

91
Any notice, information or written statement required to be given to members shall be served by mail (air-mail service if available) addressed to each member at the address shown in the share register.

92
All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.

93
Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

PENSION AND SUPERANNUATION FUND

94
The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is, or has been at any time, interested, and to the wives, widows, families and dependents of any such persons, and make payments for or towards the insurance of such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

WINDING UP

95
The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with a resolution of members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT TO ARTICLES

96
The Company may alter or modify the conditions contained in these Articles as originally drafted or as amended from time to time by a resolution of the members (or by resolution of the directors only where such amendment is required to provide for the rights conferred by Preferred Shares on their holders pursuant to Clause 7(d) of the Memorandum).

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of May 2007

Incorporator

_____________________________________
Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited

ANNEX D

Chardan South China Acquisition
Corporation

2007 Equity Plan

(continued)

(continued)

(continued)

Chardan South China Acquisition Corporation
2007 Equity Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Chardan South China Acquisition 2007 Equity Plan (the “Plan”) is hereby adopted ______________, 2007 subject to approval by the stockholders of the Company (the date of such approval, the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (i) the total Fair Market Value of the stock of the Company or (ii) the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 2.1(y)(i), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means Chardan South China Acquisition Corporation, a Delaware corporation, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Officer” means any person designated by the Board as an officer of the Company.

(w) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(x) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(y) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(z) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(aa) “Participant” means any eligible person who has been granted one or more Awards.

(bb) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(cc) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(dd) “Performance Award” means an Award of Performance Shares or Performance Units.

(ee) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ff) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(gg) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(hh) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ii) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(jj) “Restricted Stock Award” means an Award of Restricted Stock.

(kk) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(ll) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(mm) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(nn) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(oo) “Section 162(m)” means Section 162(m) of the Code.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(rr) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(ss) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(tt) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(uu) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(vv) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ww) “Vesting Conditions” means those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be [_____________________ (_______)] and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 15.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants”and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed _______________ (__________) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

(b) Aggregate Limit on Full Value Awards. Subject to adjustment as provided in Section 4.2, in no event shall more than [_______________ (____________)] shares in the aggregate be issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”). Except with respect to a maximum of [_______________ (___________)] shares, any Full Value Awards which vest on the basis of the Participant’s continued Service shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.

(c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than [__________ (___________)] shares of Stock reserved for issuance under the Plan.

(ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than [__________ (_________)] shares of Stock reserved for issuance under the Plan.

(iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than [__________ (_________)] shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than [__________] dollars ($_________)] for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6. TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

(b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii)   provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(ii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

No SAR shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or the case of an SAR granted to a Nonemployee Director.

7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.3 Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; or (xxxiv) such other measures as determined by the Committee consistent with this Section 9.4(a).

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash in a lump sum or in installments, shares of Stock (either fully vested or subject to vesting), or a combination thereof, as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. DEFERRED COMPENSATION AWARDS.

11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

11.2 Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.

(b) Terms and Conditions of Stock Units.

(i) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii) Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii) Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12. OTHER STOCK-BASED AWARDS.

In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13. EFFECT OF CHANGE IN CONTROL ON OPTIONS AND SARS.

13.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding such acceleration shall not occur to the extent an Option or SAR is assumed or substituted with a substantially similar Award in connection with a Change in Control.

13.2 Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(y)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

13.3 Effect of Change in Control on Restricted Stock and Other Type of Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock or Other Type of Award that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, Restriction Period or Performance Goal applicable to the shares subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

14. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. TAX WITHHOLDING.

15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16. AMENDMENT OR TERMINATION OF PLAN.

The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17. MISCELLANEOUS PROVISIONS.

17.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

17.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

PLAN HISTORY AND NOTES TO COMPANY

__________, 2007	Board adopts Plan with a reserve of [__________] (__________) shares.
__________, 2007	Stockholders approve Plan.

-i-

ANNEX E

CHINA ENERGY TECHNOLOGY LIMITED

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of China Energy Technology Limited (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•
accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of the Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A. Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

4. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting.

5. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6. Approve as necessary the termination of the engagement of the independent auditor.

7. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

8. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

9. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B. Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any special audit steps adopted in light of material control deficiencies.

C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

8. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

9. Review and reassess the Charter’s adequacy at least annually.

ANNEX F

CHINA ENERGY TECHNOLOGY LIMITED

CHARTER OF
THE NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

I. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of China Energy Technology Limited (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors, each of whom shall satisfy the independence requirements established by the rules of Nasdaq, provided that one director who does not meet the independence criteria of Nasdaq may, subject to the approval of the Board, serve on the Committee pursuant to, and subject to the limitation under, the “exceptional and limited circumstances” exception as provided under the rules of Nasdaq.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III. MEETINGS

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee shall:

A. Nominating Functions

1. Evaluate and select, or recommend to the Board, director nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

2. Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

3. Consider any nominations of director candidates validly made by stockholders.

4. Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

5. Review and make recommendations to the Board concerning Board and committee compensation.

B. Corporate Governance Functions

1. Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles shall include, at a minimum, director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2. In consultation with the Audit Committee, consider and present to the Board for adoption a Code of Conduct applicable to all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct, review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

3. Review, at least annually, the Company’s compliance with the Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

4. Assist the Board in developing criteria for the evaluation of Board and committee performance.

5. Evaluate the Committee’s own performance on an annual basis.

6. If requested by the Board, assist the Board in its evaluation of the performance of the Board and each committee of the Board.

7. Review and recommend to the Board changes to the Company’s bylaws as needed.

8. Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

9. Make regular reports to the Board regarding the foregoing.

10. Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

11. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

ANNEX G
CHINA ENERGY TECHNOLOGY LIMITED

Code of Conduct and Policy
Regarding Reporting of Possible Violations

China Energy Technology Limited (the “Company”) is committed to being a good corporate citizen. The Company’s policy is to conduct its business affairs honestly and in an ethical manner. This Code of Conduct (“Code”) provides a general statement of the expectations of the Company regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Conduct applies to all officers, full and part time employees, contract workers, directors and anyone who conducts business with the Company. Conduct in violation of this policy is unacceptable in the workplace and in any work-related setting outside the workplace. Any employee or contract worker who violates this Code will be subject to disciplinary action, up to and including termination of his/her employment or engagement.

Compliance with Laws

You must comply with all federal, state and local laws applicable to your activities on behalf of the Company and shall perform your duties to the Company in an honest and ethical manner. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor or the General Counsel’s office how to handle the situation.

Conflicts of Interest

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company or compromise its interests. You should handle all actual or apparent conflicts of interest between your personal and professional relationships in an honest and ethical manner. Conflicts are not always clear-cut. Examples of actual or potential conflicts of interest are set forth on Appendix A. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company’s behalf. In addition, employees, officers and directors are prohibited from taking for themselves personally any opportunities that are discovered through the use of corporate property, information or position, except with the consent of the Board of Directors. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you become aware of a conflict or potential conflict of interest, contact your own or any other Company supervisor for further guidance.

Disclosure

It is of paramount importance to the Company that all disclosure in documents filed by the Company with the Securities and Exchange Commission or in other public communications by the Company is full, fair, accurate, timely and understandable. All officers, directors, employees and contract workers must take all steps necessary to assist the Company in fulfilling these responsibilities, consistent with each person’s role in the Company. You should give prompt, accurate answers to all inquiries in connection with the Company’s preparation of public disclosures and reports.

Code of Ethics for Senior Officers

The Company’s Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Officers”) each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information.

Because of this special role, the Senior Officers are bound by the following Senior Officer Code of Ethics, and each agrees that he or she will:

•	Perform his or her duties in an honest and ethical manner.

•	Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

•
Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

•	Company with all applicable laws, rules and regulations of federal, state and local governments.

•	Proactively promote and be an example of ethical behavior in the work environment.

Reporting and Compliance

If you become aware of conduct by an officer, director, employee or contract worker which you believe in good faith is a potential violation of this Code of Conduct, you should notify your own or any other Company supervisor, the Chief Executive Officer, the General Counsel or the Chief Financial Officer as soon as possible. You should also report any complaint or concern regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding questionable accounting or auditing matters. Supervisors are required to refer all reports of possible violations to the Chief Executive Officer, the General Counsel, the Chief Financial Officer or the Chair of the Audit Committee.

Alternatively, if you wish to report such matters anonymously, you may mail a description of the concern or complaint to the attention of either the General Counsel, the Chief Financial Officer or the Chair of the Audit Committee, at the following address:

[COMPANY ADDRESS]

Persons outside the Company may also report complaints or concerns the Company personnel; such matters should be reported promptly on receipt to your own or any other Company supervisor, the Chief Executive Officer, the General Counsel, the Chief Financial Officer, or the Audit Committee Chair. Supervisors are required to report such matters as noted above.

All reports of complaints or concerns shall be recorded in a log, indicating the description of the matter reported, the date of the report and a brief summary of the disposition. The log shall be maintained by the General Counsel and shall be reviewed periodically with the Audit Committee. This log shall be retained for five years.

Allegations of violations of the Code should be made only in good faith and not to embarrass or put someone in a false light. If you become aware of a suspected or potential violation don’t try to investigate or resolve it on your own. Prompt disclosure under this Code is vital to ensuring a timely and thorough investigation and resolution. You are expected to cooperate in internal or external investigations or alleged violations of the Code.

In response to every report made in good faith of conduct potentially in violation of the Code of Conduct, the Company will undertake an effective and thorough investigation, and if improper conduct is found, the Company will take appropriate disciplinary and remedial action. Compliance procedures are set forth in Appendix B to this Code. The Company will attempt to keep its discussions with any person reporting a violation confidential to the extent reasonably possible without compromising the effectiveness of the investigation. If you believe your report is not properly explained or resolved, you may take your concern or complaint to the Audit Committee of the Board of Directors.

Employees and contract workers are protected by law from retaliation for reporting possible violations of this Code of Conduct or for participating in procedures connected with an investigation, proceeding or hearing conducted by the Company or a government agency with respect to such complaints. The Company will take disciplinary action up to and including the immediate termination of any employee or contract worker who retaliates against another employee or contract worker for reporting any of these alleged activities.

Further Information

Please contact the Chief Executive Officer, the General Counsel or the Chief Financial Officer if you have any questions about this Code or require further information.

The most current version of this Code will be posted on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K. Any substantive amendment or waiver of this Code may be made only by the Board of Directors upon a recommendation of the Audit Committee, and will be disclosed, including the reasons for such action, on the Company’s website and by a filing with the Securities and Exchange Commission on Form 8-K within four days of such action. The Company will maintain disclosure about such amendment or waiver on the website for at least twelve months and shall retain the disclosure concerning the action for at least 5 years.

Appendix A

The following are examples of actual or potential conflicts:

•	you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

•	you use Company’s property for your personal benefit;

•	you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

•
you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

•
you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

•
you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	you divulge or use the Company’s confidential information - such as financial data, customer information, or computer programs - for your own personal or business purposes;

•
you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

•	you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Appendix B

Compliance Procedures

•
Compliance Officer. The Corporate Compliance Officer is the General Counsel, or in the absence of such person, the Chief Financial Officer. The Compliance Officer’s responsibility is to ensure communication, training, monitoring, and overall compliance with the Code. The Compliance Officer will, with the assistance and cooperation of the Company’s officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and reporting concerns and possible Code violations.

•
Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. New employees will receive a copy of the Code as part of their new hire information. [From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.]

•
Monitoring. Managers are the “go to” persons for employee questions and concerns relating to the Code. Managers or supervisors will immediately report any violations or allegations of violations to the Compliance Officer. Managers will work with the Compliance Officer in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.

•
Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a stockholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the Compliance Officer, who, in turn, shall notify the Chair of the Audit Committee. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the Compliance Officer and, in every such case, the Chair of the Audit Committee. The Compliance Officer or the Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action, including the conduct of an investigation, as appropriate.

•
Disciplinary Actions. Subject to the following sentence, the Compliance Officer, after consultation with the Vice President of Human Resources, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

•
Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Officer or the Chair of the Audit Committee relating to violations of this Code shall be logged into a record maintained for this purpose by the Compliance Officer and this record of such report shall be retained for five years.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Officer shall be responsible for complying with such reporting requirements.

•
Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

ANNEX H

DELAWARE GENERAL CORPORATION LAW - SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

H-i

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

H-ii

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

H-iii

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

H-iv

[Outside Back Cover of Prospectus]

Until [__________________25 days after effective date] , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act (“BCA”) generally provides for indemnification and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of the GaoKe companies.

The following is a statement of Section 132 of the BCA, as amended by Section 67 of the BCA Amendment Act:

Indemnification.

(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A) For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a) the company's holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case maybe;

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A) Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person's official capacity and as to acting in another capacity while serving as a director of the company; and

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.

The following is a statement of Section 133 of the BCA, as amended by Section 68 of the BCA Amendment Act:

Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Stock Purchase Agreement (Included in Annex A of the proxy statement/prospectus) (1)
2.2	Agreement and Plan of Merger between Chardan South China Acquisition Corporation and Registrant***
3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus)
3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus)
3.3	Certificate of Incorporation of Chardan South China Acquisition Corporation (Incorporated by reference from Registration Statement 333-125018, Exhibit 3.1).
3.3.1	Certificate of Amendment to Certificate of Incorporation of Chardan South China Acquisition Corporation (Incorporated by reference from Registration Statement 333-125018, Exhibit 3.1.1).
3.4	Bylaws of Chardan South China Acquisition Corporation (Incorporated by reference from Registration Statement 333-125018, Exhibit 3.2).
4.1	Form of Unit Purchase Option (Incorporated by reference from Registration Statement 333-125018, Exhibit 4.4)
4.2	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Chardan South China Acquisition Corp. (Incorporated by reference from Registration Statement 333-125018, Exhibit 4.5)
4.3	Warrant Clarification Agreement with Continental Stock Transfer & Trust Company, dated April 16, 2007 (Incorporated by reference from the Form 10KSB filed April 17, 2007, Exhibit 4.6)
4.4	Amendment to Representative Unit Purchase Option (Incorporated by reference from the Form 10KSB filed April 17, 2007, Exhibit 4.7)
5.1	Opinion of BVI counsel*
8.1	Tax Opinion of DLA Piper US LLP
10.1	Chardan South China Acquisition Corporation 2007 Equity Plan (Included in Annex D of the proxy statement/prospectus)
10.2	Registration Rights Agreement (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.11)
10.3	Letter of Transmittal for Exchange Offer
10.4	Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.7)
10.5	F Form of Stock Escrow Agreement with Continental Stock Transfer & Trust Company and the Initial Stockholders (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.8)
10.6	Letter Agreement with Chardan Capital, LLC regarding administrative support (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.9)
10.7	Form of Promissory Note, dated April 11, 2005, issued to Kerry Propper and Chardan Capital Partners (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.10)
10.8	Letter Agreement with Early Bird Capital, Inc., and Dr. Richard D. Propper (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.1).
10.9	Letter Agreement with Early Bird Capital, Inc., and Li Zhang (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.2).
10.10	Letter Agreement with Early Bird Capital, Inc., and Kerry Propper (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.3).
10.11	Letter Agreement with Early Bird Capital, Inc., and Jiangnan Huang (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.4).

10.12	Letter Agreement with Early Bird Capital, Inc., and Chardan Capital Partners (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.5).
10.13	Letter Agreement with Early Bird Capital, Inc., and SUJG, Inc. (Incorporated by reference from Registration Statement 333-125018, Exhibit 10.6).
23.1	Consent of Goldstein Golub Kessler LLP
23.2	Consent of Moore Stephens Cooper Molyneux LLP
23.3	Consent of BVI Counsel (included in Exhibit 5.1)*
23.4	Consent of DLA Piper US LLP (included in Exhibit 8.1)
99.1	Proxy Card***

(1)
As required by paragraph (b)(2) of Item 601 of Regulation S-K, this exhibit does not contain schedules and similar attachments to this exhibit. The registrant will furnish supplementally a copy of any omitted schedules to the Commission upon request.

*	To be filed by amendment.
**	Incorporated by reference from the Chardan South China Acquisition Corporation registration statement on Form S-1 (Reg. No. 333-125018).
***	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on August 13, 2007.

CHINA ENERGY TECHNOLOGY LIMITED

By:	/s/ Kerry S. Propper
Kerry S. Propper Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Propper, Li Zhang and Kerry S. Propper, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Jiangnan Huang Jiangnan Huang	Chairman of the Board	August 13, 2007
/s/ Kerry S. Propper Kerry S. Propper	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2007
/s/ Richard D. Propper Richard D. Propper	Chief Financial Officer, Secretary and Director (Principal Accounting Officer)	August 13, 2007
/s/Li Zhang Li Zhang	Executive Vice President and Director	August 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on August 13, 2007.

CHARDAN SOUTH CHINA ACQUISITION CORPORATION

By:	/s/ Kerry S. Propper
Kerry S. Propper Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Propper, Li Zhang and Kerry S. Propper, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Jiangnan Huang Jiangnan Huang	Chairman of the Board	August 13, 2007
/s/ Kerry S. Propper Kerry S. Propper	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2007
/s/ Richard D. Propper Richard D. Propper	Chief Financial Officer, Secretary and Director (Principal Accounting Officer)	August 13, 2007
/s/Li Zhang Li Zhang	Executive Vice President and Director	August 13, 2007